                                                       REGISTRATION NO. 33-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        TARRAGON REALTY INVESTORS, INC.

        (Exact name of registrant as specified in governing instruments)

                                     Nevada
 .............................................................................
         (State or other jurisdiction of incorporation or organization)

 .............................................................................
            (Primary Standard Industrial Classification Code Number)

                                   94-2432628
 .............................................................................
                       (IRS Employer Identification No.)

                       3100 Monticello Avenue, Suite 200
                              Dallas, Texas 75205
                                 (214) 599-2200
                    (Address of principal executive offices)
                    ----------------------------------------

                           William S. Friedman, Esq.
                   280 Park Avenue, East Building, 20th Floor
                            New York, New York 10017
                                 (212) 949-5000
                    (Name and address of agent for service)

                                With a Copy to:

                            Steven C. Metzger, Esq.
                             Hill & Metzger, L.L.P.
                       3878 Oak Lawn Avenue, Fourth Floor
                              Dallas, Texas 75219
                                 (214) 523-3700
                              (214) 523-3838 (Fax)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box [   ].

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
 Title of Securities to be    Amount to be       Proposed maximum           Proposed maximum           Amount of
         Registered            registered    offering price per unit    aggregate offering price   registration fee
-------------------------------------------------------------------------------------------------------------------
 Tarragon Realty                1,343,119             $10(2)                 $13,431,190(2)           $4,070.06
 Investors, Inc. common
 stock, par value $0.01
 per share(1)
-------------------------------------------------------------------------------------------------------------------

(1) Tarragon Realty Investors, Inc. ("TRII") common stock is being offered in exchange for 1,343,119 shares of Beneficial Interest of Vinland Property Trust (the "Trust") pursuant to the "Incorporation Procedure" which is subject to approval by the Trust's shareholders.
(2) Pursuant to Rule 457(f), the proposed Maximum Offering Price Per Unit and Proposed Maximum Aggregate Offering Price have been calculated upon the basis of the average of the bid and asked price of the Trust shares on April 4, 1997 which was $10.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                             VINLAND PROPERTY TRUST
                             CROSS-REFERENCE SHEET

            FORM S-4 ITEM NO. AND CAPTION                  LOCATION IN PROSPECTUS
 1.    Forepart of the Registration Statement and          Outside Front Cover
       Outside Front Cover Page of Prospectus  . . . .

 2.    Inside Front and Outside Back Cover Pages of        Inside Front and Outside Back Cover Pages
       Prospectus  . . . . . . . . . . . . . . . . . .
 3.    Risk Factors, Ratio of Earnings to Fixed Charges    Prospectus Summary; Certain Risk Factors
       and Other Information . . . . . . . . . . . . .

 4.    Terms of the Transaction  . . . . . . . . . . .     Proposed Incorporation Procedure
 5.    Pro Forma Financial Information . . . . . . . .     *

 6.    Material Contacts with the Company Being            *
       Acquired  . . . . . . . . . . . . . . . . . . .
 7.    Additional Information Required for Re-offering     Proposed Incorporation Procedure; Business Activities After
       by Persons and Parties Deemed to be Underwriters    Incorporation Procedure

 8.    Interests of Named Experts and Counsel  . . . .     *
 9.    Disclosure of Commission Position on                Liability of Certain Persons
       Indemnification for Securities Act Liabilities

 10.   Information with Respect to S-3 Registrants . .     *
 11.   Incorporation of Certain Information by
       Reference . . . . . . . . . . . . . . . . . . .

 12.   Information with Respect to S-2 and S-3             *
       Registrants . . . . . . . . . . . . . . . . . .
 13.   Incorporation of Certain Information by             *
       Reference . . . . . . . . . . . . . . . . . . .

 14.   Information with Respect to Registrants other       Business and Properties of TRII Nevada; Incorporation Procedure;
       Than S-3 and S-2  . . . . . . . . . . . . . . .     Index to Financial Statements
 15.   Registrant's Information with Respect to S-3        *
       Companies . . . . . . . . . . . . . . . . . . .

 16.   Information with Respect to S-2 or S-3 Companies    *
 17.   Information with respect to Companies other than    Business and Properties of the Trust; Market Prices of the Shares;
       S-3 or S-2 Companies  . . . . . . . . . . . . .     Distributions and Related Shareholder Matters; Selected Financial
                                                           Data; Index to Financial Statements; Incorporation of Certain
                                                           Documents by Reference

 18.   Information if Proxies, Consents or                 General Shareholder Information; Solicitation of Proxies;
       Authorizations are to be Solicited  . . . . . .     Interests of Certain Persons in Matters to be Acted Upon;
                                                           Principal Shareholders and Management; Election of Trustees
 19.   Information if Proxies, Consents or                 *
       Authorizations are not to be Solicited or in an
       Exchange Offer  . . . . . . . . . . . . . . . .





__________________________________

   * Not applicable or answered in negative and item omitted from Prospectus.

                             VINLAND PROPERTY TRUST
                                3100 Monticello
                                   Suite 200
                              Dallas, Texas 75205
                                 (214) 599-2200
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Vinland Property Trust:

         PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of Vinland Property Trust (the "Trust") will be held at 2:00 p.m., local New York City time, on Tuesday, June 24, 1997, at 280 Park Avenue, East Building, 20th Floor, New York, New York 10017, to consider and vote on the following matters:

         (1)     election of four Trustees of the Trust;

         (2) approval of the Trust's Current Advisory Agreement with Tarragon Realty Advisors, Inc.;

         (3) a proposal to change the name of, and convert the Trust from a California business trust into a Nevada corporation through the "Incorporation Procedure" described in the accompanying Proxy Statement/Prospectus;

         (4) the transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The principal components of the Incorporation Procedure are:

         (i) the filing of articles of incorporation with the Secretary of State of California, converting the Trust from a California business trust into Vinland Property Corporation, a California corporation (the "California Corporation") on a one-for-one basis;

         (ii) the execution of an Agreement and Plan of Merger between the California Corporation (as successor to the Trust) and its recently organized, wholly-owned Nevada subsidiary Tarragon Realty Investors, Inc. ("TRII Nevada"), that provides, among other things, for (a) the merger of the California Corporation with and into TRII Nevada such that the California Corporation shall cease to exist and TRII Nevada shall be the surviving corporation (the "Merger"), (b) the issuance by TRII Nevada of one share of its common stock in exchange for each share of common stock of the California Corporation and (c) for the cancellation of all shares of TRII Nevada's common stock held by the California Corporation, with the effect that (i) the shareholders of the California Corporation would become the stockholders of TRII Nevada without any change in their percentage ownership, (ii) the California Corporation would cease to exist, and (iii) TRII Nevada would succeed to all the rights and properties, and be subject to all the obligations and liabilities, of the Trust incorporated as the California Corporation; and

         (iii) the filing of articles of merger with the Secretary of State of Nevada and the Secretary of State of California to effect the Merger.

         THE INCORPORATION PROCEDURE IS PRESENTED AS A SINGLE UNIFIED PROPOSAL TO BE APPROVED OR REJECTED BY SHAREHOLDERS IN ITS ENTIRETY. APPROVAL OF THE INCORPORATION PROCEDURE WILL CONSTITUTE APPROVAL OF EACH OF COMPONENTS (I) TO
(III) ABOVE, INCLUDING (1) ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, (2) APPROVAL AND RATIFICATION OF (A) THE FORMATION OF TRII NEVADA AS A WHOLLY-OWNED SUBSIDIARY OF THE TRUST AND (B) EACH OF THE OTHER COMPONENTS OF THE INCORPORATION PROCEDURE AND (3) APPROVAL AND RATIFICATION OF ANY AND ALL FURTHER STEPS NECESSARY OR APPROPRIATE IN THE JUDGMENT OF MANAGEMENT TO EFFECTUATE THE INCORPORATION PROCEDURE.

         If Shareholders approve the proposed Incorporation Procedure, each of the current Trustees of the Trust would continue to serve as a director of TRII Nevada until his initial term expires under TRII Nevada's Articles of Incorporation or until a successor is elected. TRII Nevada would succeed to and assume, by operation of law, all rights and obligations of the Trust.

         Only Shareholders of record at the close of business on Friday, May 9, 1997 will be entitled to vote at the Annual Meeting. Shareholders are cordially invited to attend the Annual Meeting in person.

         Regardless of whether you plan to be present at the Annual Meeting, please promptly date, mark, sign, and mail the enclosed proxy ballot card to American Stock Transfer and Trust Company, in the envelope provided. Any Shareholder who executes and delivers the enclosed proxy may revoke the authority granted thereunder at any time prior to its use by giving written notice of such revocation to American Stock Transfer and Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005, or by executing and delivering a proxy bearing a later date. A SHAREHOLDER MAY ALSO REVOKE A PROXY BY ATTENDING AND VOTING AT THE ANNUAL MEETING. Your vote is important, regardless of the number of shares you own.

         The Annual Report to Shareholders for the year ended November 30, 1995 was previously mailed to Shareholders under separate cover.

Dated:  May 20, 1997


                                        BY ORDER OF THE BOARD OF TRUSTEES OF
                                        VINLAND PROPERTY TRUST




                                        Lawrence Hartman, Vice President
                                        and Secretary


                                   IMPORTANT

         YOU CAN HELP THE TRUST AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ENSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY BALLOT CARD. IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY BALLOT CARD SO THAT THE NECESSARY QUORUM MAY BE REPRESENTED AT THE ANNUAL MEETING. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

            FAILURE TO VOTE MAY SUBJECT THE TRUST TO FURTHER EXPENSE

  If your shares are held in the name of a brokerage firm, nominee or other institution, only it can vote your shares.
  Please contact promptly the person responsible for your account and give instructions for your shares to be voted.

         THIS PROXY STATEMENT/PROSPECTUS IS A PROSPECTUS OFFERING VINLAND PROPERTY INVESTORS, INC.'S COMMON STOCK, PAR VALUE $0.01 PER SHARE AS A RESULT OF THE INCORPORATION PROCEDURE TO BE VOTED UPON BY SHAREHOLDERS OF VINLAND PROPERTY TRUST.

         THE COMMON STOCK OF TRII NEVADA TO BE ISSUED IN CONNECTION WITH THE INCORPORATION PROCEDURE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ____________________________

         The date of this Proxy Statement/Prospectus is May _____, 1997.

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      ----
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         The Trust and TRII Nevada  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Proposed Incorporation Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Principal Components of the Incorporation Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Business Activities after Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Material Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Regulatory Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Selected Historical Consolidated Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
GENERAL SHAREHOLDER INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Shareholders Entitled to Vote  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Voting of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Vote Required for Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Revocation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Future Proposals of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
PRINCIPAL SHAREHOLDERS AND MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Security Ownership of Certain Beneficial Owners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Security Ownership of Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
PROPOSAL ONE-ELECTION OF TRUSTEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Nominees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Litigation and Claims Involving Mr. Friedman Related to Southmark Corporation  . . . . . . . . . . . . . . . . 6
         Board Committees and Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Compliance with Section 16(a) of the Securities Exchange Act of 1934 . . . . . . . . . . . . . . . . . . . . . 9
         The Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Property Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Real Estate Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Performance Graph  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Certain Relationships and Related Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
PROPOSAL TWO-APPROVAL OF THE CURRENT ADVISORY AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         The Current Advisory Agreement with Tarragon . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
PROPOSAL THREE-PROPOSED INCORPORATION PROCEDURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SHAREHOLDERS OF THE TRUST WILL NOT HAVE ANY DISSENTERS' RIGHTS OF
 APPRAISAL WITH RESPECT TO THE INCORPORATION PROCEDURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Certain Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Principal Reasons for the Incorporation Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Greater Legal Certainty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Replacement of the Fixed-Life Trust with a Perpetual-Life Corporation  . . . . . . . . . . . . . . . . . . .  29
         Acquisition Safeguards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Certain Potential Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         The One-for-One Exchange of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Comparison of Principal Differences Between the Trust and TRII Nevada  . . . . . . . . . . . . . . . . . . .  34
         Management after Incorporation Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Liability of Certain Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Business Activities After Incorporation Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Comparison of the Securities of TRII Nevada and the Trust  . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Stockholder Management Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Establishment of Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Amendment Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Material Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Certain Foreign, State and Local Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
MARKET PRICES OF THE SHARES; DISTRIBUTIONS AND RELATED SHAREHOLDER MATTERS  . . . . . . . . . . . . . . . . . . . . .  52
         Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Odd-Lot Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
BUSINESS AND PROPERTIES OF TRII NEVADA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         TRII Nevada's Policy with Respect to Certain Activities  . . . . . . . . . . . . . . . . . . . . . . . . . .  55
BUSINESS AND PROPERTIES OF THE TRUST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Business Description and Investment Objectives . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

         Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Certain Factors Associated with Real Estate and Related Investments  . . . . . . . . . . . . . . . . . . . .  56
         Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Investment Objectives and Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Lending Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Policies with Respect to Other Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . .  63
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Liquidity and Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
                 Operating Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
                 Investing Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
                 Financing Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         Allowance for Estimated Losses and Provisions for Losses . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
SELECTION OF AUDITORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
SOLICITATION OF PROXIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
INDEX OF DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
INDEX TO FINANCIAL STATEMENTS AND SCHEDULES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
ADVISORY AGREEMENT BETWEEN VINLAND PROPERTY TRUST AND
 TARRAGON REALTY ADVISORS, INC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1

AGREEMENT AND PLAN OF MERGER OF VINLAND PROPERTY CORPORATION
 AND TARRAGON REALTY INVESTORS, INC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1

ARTICLES OF INCORPORATION OF TARRAGON REALTY INVESTORS, INC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1

BYLAWS OF VINLAND PROPERTY INVESTORS, INC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . D-1

AMENDED AND RESTATED DECLARATION OF TRUST OF
 CONSOLIDATED CAPITAL REALTY INVESTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . E-1

RESTATED TRUSTEE'S REGULATIONS OF VINLAND PROPERTY TRUST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

                                    SUMMARY

         THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED IN THE BODY OF THE PROXY STATEMENT/PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION CONTAINED THEREIN. THIS BRIEF SUMMARY IS INTENDED MERELY TO HIGHLIGHT CERTAIN INFORMATION TO ASSIST SHAREHOLDERS. A THOROUGH READING OF THE ENTIRE PROXY STATEMENT/PROSPECTUS, AS WELL AS CONSULTATION WITH QUALIFIED ADVISORS, IS RECOMMENDED. THE TRUST AND TRII NEVADA

         The Trust is a California business trust that has invested in mortgage loans and in equity interests in real estate. TRII Nevada is a Nevada corporation and a wholly-owned subsidiary of the Trust formed on April 2, 1997 to facilitate the proposed Incorporation Procedure. The principal executive offices of the Trust and TRII Nevada are located at 3100 Monticello, Suite 200, Dallas, Texas 75205, telephone number (214) 599-2200.

THE ANNUAL MEETING

         TIME, DATE AND PLACE. The Annual Meeting of Shareholders will be held at 2:00 p.m., local New York City time on June 24, 1997 at 280 Park Avenue, East Building, 20th Floor, New York, New York 10017.

         PURPOSES OF ANNUAL MEETING. At the Annual Meeting Shareholders will consider and vote upon:

         (i)     the election of four Trustees
         (ii)    the approval of the current Advisory Agreement
         (iii) The approval of a proposal to change the name of and convert the Trust from a California business trust into TRII Nevada, a Nevada corporation, through the "Incorporation Procedure" described in this Proxy Statement/Prospectus.

         As the Trust's independent auditors, representatives from Arthur Andersen LLP are expected to be present at the Annual Meeting to respond to appropriate questions, and such representatives will have an opportunity to make a statement if they desire to do so.

         RECORD DATE; VOTING INFORMATION. Only holders of record of issued and outstanding shares of beneficial interest of the Trust (the "Shares") at the close of business on the record date, May 9, 1997, are entitled to vote at the Annual Meeting. As of May 9, 1997, there were 1,343,119 Shares outstanding and entitled to one vote each, of which approximately 28% are currently held by trustees, executive officers and their affiliates. The affirmative vote of the then holders of a majority of the outstanding shares (at least 671,560 Shares) is required to approve the proposed Incorporation Procedure. The affirmative vote of a majority of the Shares present at the meeting is required for the election of Trustees and the approval of the current Advisory Agreement.

PROPOSED INCORPORATION PROCEDURE

         The Incorporation Procedure would be accomplished by incorporating the Trust in California into a California corporation named Vinland Property Corporation (the "California Corporation") and merging the Trust, after it is so incorporated, with and into TRII Nevada (the "Merger"). As a result of the Merger, (i) TRII Nevada, by operation of law, would succeed to all the rights and properties, and be subject to all the obligations and liabilities, of the Trust as incorporated as the California Corporation, (ii) each of the current Trustees of the Trust would continue to serve as directors of TRII Nevada, and
(iii) existing Shareholders would automatically become stockholders of TRII Nevada by the deemed exchange of all shares of the California Corporation for newly issued shares of common stock, par value $.01 per share, of TRII Nevada ("Nevada Common Stock") on the basis of a one-to-one exchange. The name of the resulting entity will be the name of TRII Nevada.

         The issuance of shares of Nevada Common Stock and the exchange will not affect the proportionate security holdings of any Shareholder of the Trust. Although Shareholders will be required to surrender their Share certificates in exchange for Nevada Common Stock certificates if the Incorporation Procedure is approved, Shareholders should not return their Share certificates with their proxies at this time. The Board of Trustees recommends the Incorporation Procedure in order to (i) change the current charter of the Trust to eliminate restrictions on investments and provisions regarding liquidation, and (ii) cause the Trust to do business as a corporation rather than a trust.

         The Incorporation Procedure, if approved, will result in a fundamental change to Shareholders in the nature of their investment. The Incorporation Procedure may alter Shareholders' rights: (i) The directors of the Nevada corporation, unlike the Trustees of the Trust, will be entitled to be indemnified for liability arising from gross negligence and reckless disregard of duty, (ii) the Nevada corporation will adopt certain anti-takeover defenses that have not been adopted by the Trust which could have the effect of rendering more difficult or discouraging a future attempt to acquire control of TRII Nevada by a merger, tender offer, proxy contest or removal of incumbent management without the approval of the Board of Directors, and (iii) certain protections available under California law will be eliminated.

         If Shareholders approve the proposed Incorporation Procedure, each of the current Trustees of the Trust would continue to serve as a director of TRII Nevada until his initial term expires under TRII Nevada's Articles of Incorporation or until a successor is elected. Under TRII Nevada's Articles of Incorporation, the initial terms of its directors extend to the first annual meeting of stockholders.

         TRII Nevada would succeed to and assume, by operation of law, all rights and obligations of the Trust, including those under its current Advisory Agreement (the "Advisory Agreement") with Tarragon.

PRINCIPAL COMPONENTS OF THE INCORPORATION PROCEDURE

         The principal components of the Incorporation Procedure are:

                 (i) the filing of articles of incorporation with the Secretary of State of California, converting the Trust from a California business trust into the California Corporation and converting shares of the Trust into shares of the California Corporation on a one-for-one basis.

                 (ii) the execution of an Agreement and Plan of Merger between the California Corporation (as successor to the Trust) and TRII Nevada that provides, among other things, for (a) the merger of the California Corporation with and into TRII Nevada such that the California Corporation shall cease to exist and TRII Nevada shall be the surviving corporation (the "Merger"), (b) the issuance by TRII Nevada of one share of Nevada Common Stock in exchange for each share of common stock outstanding of the California Corporation, and (c) the cancellation of all shares of Nevada Common Stock then held by the California Corporation, with the effect that (x) the shareholders of the California Corporation would become the stockholders of TRII Nevada without any change in their percentage ownership, (y) the California Corporation would cease to exist, and (z) TRII Nevada would succeed to all the rights and properties, and be subject to all the obligations and liabilities of the Trust incorporated as the California Corporation including, without limitation, those under the Advisory Agreement referred to above (as amended to provide for a substantially identical contractual operating expense limitation); and

                 (iii) the filing of articles of merger with the Secretary of State of Nevada and the Secretary of State of California to effect the Merger.

         THE INCORPORATION PROCEDURE IS PRESENTED AS A SINGLE UNIFIED PROPOSAL TO BE APPROVED OR REJECTED BY SHAREHOLDERS IN ITS ENTIRETY. APPROVAL OF THE INCORPORATION PROCEDURE WILL CONSTITUTE APPROVAL OF EACH OF THE COMPONENTS OF THE INCORPORATION PROCEDURE, INCLUDING (1) ADOPTION OF THE AGREEMENT AND PLAN OF MERGER REFERENCED ABOVE IN ALL RESPECTS, INCLUDING AS A SHAREHOLDER OF THE CALIFORNIA CORPORATION, (2) APPROVAL AND RATIFICATION OF (A) THE FORMATION OF TRII NEVADA AS A WHOLLY-OWNED SUBSIDIARY OF THE TRUST AND (B) EACH OF THE OTHER COMPONENTS OF THE INCORPORATION PROCEDURE AND (3) APPROVAL AND RATIFICATION OF ANY AND ALL FURTHER STEPS NECESSARY OR APPROPRIATE IN THE JUDGMENT OF MANAGEMENT TO EFFECTUATE THE INCORPORATION PROCEDURE.

BUSINESS ACTIVITIES AFTER INCORPORATION

         The Incorporation Procedure will not otherwise significantly change the nature or conduct of the Trust's business, assets, operations, location of executive office, liabilities, financial status or, except to the extent TRII Nevada may issue special or preferred stock in the future, voting rights per share. The affairs and the rights of stockholders of TRII Nevada will be governed by Nevada corporate law and articles of incorporation and bylaws rather than by California law and the Declaration of rust and the Trustees' Regulations; the governing documents of TRII Nevada provide for no restrictions on the investments of TRII Nevada, indemnification standards that are somewhat more beneficial to directors and a larger array of anti-takeover mechanisms than is found in the Declaration of Trust. The Incorporation Procedure could have the effect of rendering more difficult or discouraging a future attempt to acquire control of TRII Nevada, either by a merger, tender offer, proxy contest or removal of incumbent management without the approval of the Board of Directors, even though certain stockholders of TRII Nevada might desire such a change in control. No change in the Trust's continued qualification for taxation as a real estate investment trust under the Code is expected to result from the Incorporation Procedure or TRII Nevada's operation of the Trust's business in corporate form following the Merger.

         The Incorporation Procedure would result in certain other changes affecting Shareholders including, among other things, the existence of certain legal and procedural differences caused by the Trust's change from a business trust governed by California law and by the Declaration of rust and the Restated Trustees' Regulations dated as of April 21, 1989 (the "Trustees Regulations") to a corporation governed by Nevada corporate law and by its Articles of Incorporation and Bylaws.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The Trust and TRII Nevada have received an opinion from Counsel to the effect that: (i) the Incorporation Procedure will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) upon consummation of the Incorporation Procedure, TRII Nevada will be treated as the same taxpayer as the Trust for federal income tax purposes; (iii) thus, the conversion of the Trust into TRII Nevada essentially will be irrelevant for federal income tax purposes and the operations of the rust and TRII Nevada will be combined for purposes of determining whether TRII Nevada qualifies as a real estate investment trust for the taxable year in which the Incorporation Procedure is consummated; and (iv) the Incorporation Procedure will not, in and of itself, adversely affect the ability of the Trust or TRII Nevada to qualify as a real estate investment trust for federal income tax purposes. It should be noted that an opinion of counsel is not binding on the Internal Revenue Service or on the courts.

         No gain or loss will be recognized by the Trust as a result of the Incorporation Procedure. Similarly, no gain or loss will be recognized by Shareholders. The federal income tax consequences of the Incorporation Procedure to the Trust and to Shareholders would be materially different from those described herein if a determination were made that the Incorporation Procedure did not constitute a reorganization under the Code. Such a determination could have adverse federal income tax consequences to TRII Nevada and to Shareholders. All Shareholders should consult their own tax advisors as to the effect of the Incorporation Procedure on their individual tax liability under applicable foreign, state or local income tax laws.

REGULATORY REQUIREMENTS

         The Board of Trustees is not aware of any license, regulatory permit or of any approval by any domestic or foreign governmental or administrative agency that would be required to effect the Incorporation Procedure.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

         The following table summarizes selected historical consolidated financial information of the Trust for last five years ended November 30, 1992 through 1996 and the three month periods ended February 28, 1997 and February 29, 1996. TRII Nevada is a newly-created corporation that, by operation of law, would succeed to all the rights and properties, and be subject to all the obligations and liabilities of the Trust as incorporated as the California Corporation upon consummation of the proposed Incorporation Procedure. Thus, for accounting purposes, the assets, liabilities and stockholder's equity of TRII Nevada would be accounted for, on a carry- over basis, as the continuing entity which would be the successor to the Trust. The Incorporation Procedure, if adopted, will have no effect on the book value of the assets, liabilities or Shareholder's equity of the Trust.

         The historical consolidated financial information is not necessarily indicative of TRII Nevada's future results of operations or financial condition. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Trust's Consolidated Financial Statements and Supplementary Data." Results for the interim periods are not necessarily indicative of the results for a full year.

                             VINLAND PROPERTY TRUST
                      SELECTED FINANCIAL DATA (HISTORICAL)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  For the
                                                   Three
                                                   Months
                                                   Ended                         For the Years Ended November 30,
                                         ------------------------   ---------------------------------------------------------------
OPERATING DATA                            Feb. 28,      Feb. 29,
                                            1997          1996          1996         1995          1994         1993        1992
                                         ----------    ----------   -----------   ----------    ----------   ----------  ----------
  Income  . . . . . . . . . . . . . . . .$    2,182    $    2,380   $     9,464   $    8,437    $    6,846   $    6,042  $    4,679
  Expense   . . . . . . . . . . . . . . .     2,224         2,280         9,537        8,410         7,275        6,649       5,174
                                         ----------    ----------   -----------   ----------    ----------   ----------  ----------
  Income <loss> before minority interest,
    net gain on sale of real estate and
    extraordinary item  . . . . . . . . .       (42)          100           (73)          27          (429)        (607)       (495)
  Net gain <loss> on sale of
    real estate   . . . . . . . . . . . .         -          (193)          673            -             -            -       1,875
  Minority interest in income of
    consolidated  Partnership   . . . . .        (9)            -             -            -             -            -           -
                                         ----------    ----------   -----------   ----------    ----------  ----------   ----------
  Income <loss> from continuing
    operations  . . . . . . . . . . . . .       (51)          (93)          600           27          (429)        (607)      1,380
  Extraordinary gain  . . . . . . . . . .         -           253           253            -             -            -           -
                                         ----------    ----------   -----------   ----------    ----------   ----------  ----------
  Net income (loss)   . . . . . . . . . .$      (51)   $      160   $       853   $       27    $     (429)  $     (607) $    1,380
                                         ==========    ==========   ===========   ==========    ==========   ==========  ==========

EARNINGS PER SHARE DATA
  Income (loss) from continuing
    operations  . . . . . . . . . . . .  $     (.04)   $     (.06)  $      0.44   $     0.02    $     (.31)  $     (.51) $     1.16
  Extraordinary Gain  . . . . . . . . .           -          0.18          0.19            -             -            -           -
                                         ----------    ----------   -----------   ----------    ----------   ----------  ----------
  Net income (loss)   . . . . . . . . .  $     (.04)   $     0.12   $      0.63   $     0.02    $     (.31)  $     (.51) $     1.16
                                         ==========    ==========   ===========   ==========    ==========   ==========  ==========
  Distributions  . . . . . . . . . . . . $        -    $        -   $        -    $        -    $        -   $     1.25  $        -

  Weighted average shares    . . . . . .  1,343,867     1,378,161    1,354,415     1,392,006     1,368,527    1,193,572   1,193,157

                                                                                  November 30,
                                              February 28, ---------------------------------------------------------------
BALANCE SHEET DATA                               1997         1996          1995          1994           1993       1992
                                                 ----         ----          ----          ----           ----       ----
  Real estate   . . . . . . . . . . . . .     $  28,578    $  22,489     $  31,927     $  20,362    $  20,438    $  19,931
  Notes and interest receivable   . . . .           128          734           737         2,658        3,486        3,633
  Total assets  . . . . . . . . . . . . .        32,684       28,757        36,978        22,738       23,478       22,556
  Notes, debentures, and interest payable        21,684       17,516        26,491        12,442       13,058       10,006
  Shareholders' equity                            9,807        9,869         9,256         9,229        8,932       10,990
  Book value per share(1)   . . . . . . .     $    7.30    $    7.34     $    6.65     $    6.63    $    7.42    $    9.21

(1) Share and per share data have been restated to give effect to the one-for-five reverse split effected December 1, 1995.

                             VINLAND PROPERTY TRUST
                                3100 Monticello
                                   Suite 200
                              Dallas, Texas 75205
                                 (214) 599-2200


                                PROXY STATEMENT

                     For the Annual Meeting of Shareholders
                          To Be Held on June 24, 1997


                        GENERAL SHAREHOLDER INFORMATION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Trustees of Vinland Property Trust (the "Trust" or "VPT") of proxies to be used at the Annual Meeting of Shareholders for consideration and voting upon (1) the election of four Trustees, (2) the approval of the Trust's Advisory Agreement with Tarragon Realty Advisors, Inc. ("Tarragon" or the "Advisor"), (3) a proposal to convert the Trust from a California business trust into a Nevada corporation through the "Incorporation Procedure" described in the accompanying Proxy Statement/Prospectus; and (4) the transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof. The Annual Meeting will be held at 2:00 p.m., local New York City time, on June 24, 1997 at 280 Park Avenue, East Building, 20th Floor, New York, New York 10017. The Trust's financial statements for the year ended November 30, 1995 and 1996 were audited by Arthur Andersen, LLP. A representative from Arthur Andersen, LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and such representative will have an opportunity to make a statement if such representative desires to do so. The Trust's Annual Report for the fiscal year ended November 30, 1995, which includes financial statements, has preceded this Proxy Statement. This Proxy Statement and the accompanying proxy are first being mailed to Shareholders on or about May 20, 1997.

         Although the Board of Trustees is directly responsible for managing the affairs of the Trust and setting the policies which guide it, the day-to-day operations have historically been performed by a contractual Advisor. Since March 1, 1994, Tarragon has been the Advisor under an Advisory Agreement which delineates the duties and compensation of the Advisor. Consistent with the terms of the Amended and Restated Declaration of Trust dated as of May 27, 1987, as amended (the "Declaration of Trust"), the Advisory Agreement with Tarragon is being submitted to Shareholders for approval (see Proposal Two). The Trustees have unanimously approved the Trust's current Advisory Agreement with Tarragon as in the best interest of the Trust and its Shareholders because the terms of such agreement are, in their view, as favorable to the Trust as those that would be obtained from unaffiliated third parties for the performance of similar services, while at the same time the agreement gives the Advisor an incentive to improve the performance of the Trust's properties and mortgages. See Proposal Two. The Trustees strongly recommend that you vote FOR the advisory agreement and FOR each of the nominees as Trustees.

         The Trustees believe that approval and effectuation of the Incorporation Procedure will be advantageous to the Trust and its Shareholders by alleviating any necessity for piecemeal revision of the Declaration of Trust, granting greater flexibility and certainty to the Trustees and the Trust permitting a wider variety of investments, and eliminating restrictions which impact the ability of the Trustees to obtain the highest returns for Shareholders. For such reasons, among others, the Trustees recommend that the Shareholders vote FOR the approval of the Incorporation Procedure.

SHAREHOLDERS ENTITLED TO VOTE

         Only holders of record of issued and outstanding Shares of Beneficial Interest, no par value, of the Trust (the "Shares") at the close of business on May 9, 1997 (the "Record Date"), are entitled to vote at the Annual Meeting and at any adjournments thereof. At the close of business on May 9, 1997, there were 1,343,119 Shares outstanding. Each holder is entitled to one vote for each Share held on the Record Date.

VOTING OF PROXIES

         When the enclosed proxy is properly executed and returned, the Shares represented thereby will be voted at the Annual Meeting in accordance with the instructions noted thereon. As to the election of the five nominees as Trustees (Proposal One), Shareholders may choose to vote for all of the nominees, withhold authority for voting for all of the nominees or withhold authority for voting for any individual nominee. As to the approval of the Trust's current Advisory Agreement with Tarragon (Proposal Two), and the Incorporation Procedure (Proposal Three), Shareholders may choose to vote for, against or abstain from voting on such proposal in its entirety. In the absence of other instructions, the Shares represented by a properly executed and submitted proxy will be voted in favor of the five nominees for election to the Board of Trustees and in favor of Proposals Two and Three. The Board of Trustees does not know of any other business which may be properly brought before the Annual Meeting. If, however, any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

VOTE REQUIRED FOR APPROVAL

         Pursuant to Section 6.7 of the Declaration of Trust, election of any Trustee requires the affirmative vote of a majority of the votes cast at a meeting of Shareholders by holders of Shares entitled to vote thereon. Such Section also provides that a majority of the issued and outstanding Shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any such meeting. The approval of the Trust's current Advisory Agreement with Tarragon (Proposal Two) also requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

         Section 3.5 of the Declaration of Trust provides that upon a vote of two-thirds of the Trustees and with the approval of the holders of a majority of the Shares, the Trustees shall have the power to cause the conversion of the Trust to a corporation. Section 200.5 of the California General Corporation Law requires an affirmative vote of the holders of a majority of the outstanding Shares to approve the Incorporation Procedure.

         Abstentions will be included in vote totals and, as such, will have the same effect on each proposal as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal.

         As of May 9, 1997, management and affiliates hold 373,603 Shares representing approximately 28% of the Shares outstanding. Management and such affiliates intend to vote all Shares in favor of all of the proposals in accordance with the recommendations of the Board of Trustees.

REVOCATION OF PROXIES

         A proxy is enclosed herewith. Any Shareholder who executes and delivers the proxy may revoke the authority granted thereunder at any time prior to its use by giving written notice of such revocation to American Stock Transfer and Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005, or by executing and delivering a proxy bearing a later date. A SHAREHOLDER MAY ALSO REVOKE A PROXY BY ATTENDING AND VOTING AT THE ANNUAL MEETING.

FUTURE PROPOSALS OF SHAREHOLDERS

         Any proposal intended to be presented by a Shareholder at the next Annual Meeting of Shareholders of the Trust must be received at the principal office of the Trust not later than September 30, 1997, in order to be considered for inclusion in the Trust's proxy statement and form of proxy (as the case may be) for that meeting.

                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         As of May 9, 1997, according to the Share transfer records of the Trust and other information available to the Trust, the following persons were known to be beneficial owners of more than 5% of the Shares of Beneficial Interest of the Trust:

                                                       Amount and Nature
             Name and Address of                         of Beneficial                 Percent of
               Beneficial Owner                            Ownership                   Class (1)
--------------------------------------------       --------------------------         ------------
Lucy N. Friedman                                         365,803  (2)                     27%
280 Park Avenue
East Building, 20th Floor
New York, New York  10017

________________________________

(1) Percentages are based upon 1,343,119 Shares of Beneficial Interest outstanding at May 9, 1997.

(2) Includes 272,007 shares owned by Lucy N. Friedman; also, includes 29,750 shares owned by Tarragon Capital Corporation, of which William
         S. Friedman is an executive officer and Lucy N. Friedman may be deemed to be a beneficial owner by virtue of her position as an executive officer, director and shareholder; also includes 43,046 shares owned by Tarragon Partners, Ltd., a Texas limited partnership of which Tarragon Capital Corporation is the general partner, and Lucy N. Friedman and William S. Friedman are limited partners; also includes 19,000 shares owned by Beachwold Partners, L.P., a Texas limited partnership, of which William S. Friedman and Lucy N. Friedman are the general partners and their four children are the limited partners; also includes 2,000 shares owned by Mr. Friedman's minor sons, Gideon and Samuel. Does not include 7,750 shares owned by Tanya Friedman, or 2,000 shares owned by Ezra Friedman, adult children of Mrs. Friedman; Mrs. Friedman disclaims any beneficial ownership of such Shares.

SECURITY OWNERSHIP OF MANAGEMENT

         As of May 9, 1997, according to the Share transfer records of the Trust and other information available to the Trust, the executive officers, current Trustees and nominees for election as Trustees at the Annual Meeting and all officers and Trustees as a group beneficially owned the following Shares of Beneficial Interest of the Trust:

                                                          Amount and Nature               Approximate
                                                            of Beneficial                 Percent of
            Name of Beneficial Owner                          Ownership                    Class (a)
-------------------------------------------         ----------------------------           ---------
William S. Friedman                                     365,803 (b)(c)(d)(e)(f)                27%
Chester Beck                                              3,200 (h)                             *
Willie K. Davis                                           2,400 (g)                             *
Michael E. Smith                                          2,200 (i)                             *
All Trustees and Executive Officers as a group          373,603 (b)(c)(d)(e)                  27.7%
(7 individuals)                                                 (e)(f)(g)(h)(i)

___________________________________

*        Less than 1%.

(a) Percentages are based upon 1,343,119 Shares of Beneficial Interest outstanding at May 9, 1997.

(b) Includes 272,007 shares owned by William S. Friedman's wife, Lucy N. Friedman. Mrs. Friedman has complete control over the Shares owned by her and Mr. Friedman disclaims beneficial ownership of such shares. 147,000 of such shares have been pledged as collateral for bank loans.

(c) Includes 29,750 shares owned by Tarragon Capital Corporation, of which Lucy N. Friedman and William S. Friedman are executive officers and directors and Lucy N. Friedman is a shareholder. 25,000 of such shares have been pledged as collateral for bank loans.

(d)      Includes 43,046 shares owned by Tarragon Partners, Ltd., of which Lucy
         N. Friedman and William S. Friedman are limited partners and Tarragon Capital Corporation is the general partner.

(e) Includes 19,000 shares owned by Beachwold Partners, L.P., a Texas limited partnership, of which William S. and Lucy N. Friedman are the general partners and their four children are the limited partners.

(f) Does not include 7,750 shares owned by Tanya Friedman, or 2,000 shares owned by Ezra Friedman, Mr. Friedman's adult children, as to which shares Mr. Friedman disclaims any beneficial ownership; does include 2,000 shares owned by Mr. Friedman's minor sons, Gideon and Samuel.

(g) Includes 1,200 shares owned by Mr. Davis personally and 1,200 shares covered by three separate presently exercisable options.

(h) Includes 2,000 shares owned by Mr. Beck personally and 1,200 shares covered by three separate presently exercisable options.

(i) Includes 1,000 shares owned by Mr. Smith personally and 1,200 shares covered by three separate presently exercisable options held by Mr. Smith.


                                  PROPOSAL ONE
                              ELECTION OF TRUSTEES

GENERAL

         The affairs of the Trust are managed and controlled by a Board of Trustees presently consisting of four members who have all been nominated to serve as Trustees until the next Annual Meeting of Shareholders.

Each of the nominees is currently serving as a Trustee and each was elected to such capacity at the Trust's last Annual Meeting of Shareholders held on November 20, 1995. John A. Doyle, who was originally elected in February 1994 to a vacancy created by an increase in the number of members of the Board of Trustees, resigned effective August 30, 1996. The Trustees are elected at the Annual Meeting of Shareholders or appointed by the incumbent Board of Trustees and serve until the next Annual Meeting of Shareholders or until their respective successor has been duly elected.

NOMINEES

         The following persons have been nominated to serve as Trustees of the
Trust: Chester Beck, Willie K. Davis, William S. Friedman and Michael E. Smith. Each of the four nominees is currently a Trustee of the Trust and has been nominated by the Board of Trustees to serve for an additional term until the next Annual Meeting of Shareholders or until his successor shall have been duly elected and qualified. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a Trustee if elected. When a proxy is properly executed and returned, the Shares represented thereby will be voted in favor of the election of each of the nominees, unless authority to vote for any such nominee is specifically withheld. There will be no cumulative voting for the election of Trustees. If any nominee is unable to serve or will not serve (an event which is not anticipated), then the person acting pursuant to the authority granted under the proxy will cast votes for the remaining nominees and, unless the Board of Trustees takes action to reduce the number of Trustees, for such other person(s) as he or she may select in place of such nominee(s).

         The four nominees are listed below, together with their ages, terms of service, all positions and offices with the Trust or the Trust's advisor, Tarragon, other principal occupations, business experience and directorships with other companies during the last five years or more. The designation "Affiliated," when used below with respect to a Trustee, means that the Trustee is an officer, director or employee of the Advisor or an officer of the Trust. The designation "Independent," when used below with respect to a Trustee, means the Trustee is neither an officer or employee of the Trust nor a director, officer or employee of the Advisor, although the Trust may have certain business or professional relationships with such Trustee as discussed below under "Certain Business Relationships and Related Transactions."


                         NAME, PRINCIPAL OCCUPATIONS,
                    BUSINESS EXPERIENCE AND DIRECTORSHIPS                                                            AGE
CHESTER BECK:  Trustee since May 1995 (Independent)                                                                  67

         President (since March 1995) of Highland Funding Corp., a mortgage brokerage firm; National Sales Manager (January 1994 to March 1995) of
         Columbia Equities Limited, a real estate financing entity; Senior Vice
         President (April 1992 to January 1994) of Peregine Mortgage Company,
         Inc., an FHA approved mortgagee specializing in multifamily and healthcare project financing; Senior Vice President (1988 to March
         1992) of Related Mortgage Corporation, an FHA Co-Insurer and Approved
         Mortgagee.

WILLIE K. DAVIS: Trustee since October, 1988 (Independent)                                                           65

         President (1971 to 1985) and Chairman and 50% shareholder (since 1985) of Mid-South Financial Corporation, holding company for Mid-South
         Mortgage Company and Gibbs Mortgage Company; President (1978 to 1995) and Chairman and sole shareholder (since December 1985) of FMS, Inc., a property management and real estate development firm; President
         (1983 to February 1990) of BVT Management Services, Inc., a real estate advisory and tax service firm; Director (since 1987) of Southtrust Bank of Middle Tennessee; Trustee and Treasurer (since
         1986) of Baptist Hospital, Inc., a Tennessee general welfare not-for-profit corporation; and Trustee or Director (October 1988 to March 7, 1995) of Continental Mortgage and Equity Trust ("CMET");
         Income Opportunity Trust ("IORT"); Transcontinental Realty Investors,
         Inc. ("TCI"); and Trustee (October 1988 to March 31, 1995) of National
         Income Realty Trust ("NIRT").


WILLIAM S. FRIEDMAN: Trustee since March 1988 (Affiliated)                                                           53

         Trustee (since March 1988), Chief Executive Officer (since December
         1993), President (since December 1988), Acting Chief Financial Officer
         (May 1990 to February 1991), Treasurer (August to September 1989) and
         Acting Principal Financial and Accounting Officer (December 1988 to
         August 1989) of the Trust and NIRT; Trustee or Director (March 1988 to
         February 1994), Chief Executive Officer (December 1993 to February
         1994), President (December 1988 to February 1994), Acting Chief
         Financial Officer (May 1990 to February 1991), Treasurer (August to
         September 1989) and Acting Principal Accounting Officer (December 1988 to August 1989) of CMET, IORT and TCI; Director and Chief Executive
         Officer (since December 1990) of Tarragon, the Advisor to the Trust effective April 1, 1994; President (February 1989 to March 1993) and
         Director (February to December 1989) of Basic Capital Management, Inc.
         ("BCM"), the Advisor to the Trust (March 1989 to March 1994); General
         Partner (1987 to March 1994) of Syntek Asset Management, L.P.
         ("SAMLP"), which is the General Partner of National Realty, L.P.
         ("NRLP") and National Operating, L.P.  ("NOLP"); Director and
         President (March 1989 to February 1994) and Secretary (March 1989 to
         December 1990) of Syntek Asset Management, Inc.  ("SAMI"), the
         Managing General Partner of SAMLP and a corporation owned by BCM;
         President (1982 to October 1990) of Syntek Investment Properties, Inc.
         ("SIPI"), which has invested in, developed and syndicated real estate through its subsidiaries and other related entities since 1973;
         Director and President (1982 to October 1990) of Syntek West, Inc.
         ("SWI"); Vice President (1984 to October 1990) of Syntek Finance
         Corporation; Director (1981 to December 1992), President (July 1991 to
         December 1992), Vice President and Treasurer (January 1987 to July
         1991) and Acting Chief Financial Officer (May 1990 to February 1991) of American Realty Trust, Inc. ("ART"); practicing Attorney (since
         1971) with the Law Offices of William S. Friedman; Director and
         Treasurer (November 1989 to February 1991) of Carmel Realty Services,
         Inc. ("CRSI"); Limited Partner (January 1991 to December 1992) of
         Carmel Realty Services, Ltd. ("Carmel, Ltd."). Also see "Litigation and Claims Involving Mr. Friedman Related to Southmark Corporation" below.

MICHAEL E. SMITH: Trustee (from October 1988 to August 1991 and since May 1995                                       54
         (Independent)

         Lawyer and Assistant Professor of Law (effective August 1995),
         University of Wisconsin, Madison, Wisconsin; President (1988 to
         December, 1994) and Director (1978 to 1995) of the Vera Institute of
         Justice, a New York not-for-profit corporation concerned with the administration of justice; Trustee of Prosecuting Attorney's Research
         Council, Inc. (since 1987), New York Lawyers for the Public Interest
         (since 1986), Housing and Services, Inc. (since 1986), Manhattan
         Bowery Corporation, Inc. (since 1978), Center for Alternative
         Sentencing and Employment Services, Inc., formerly the Court
         Employment Project, Inc. (since 1978), and New York City Criminal
         Justice Agency, Inc. (since 1978); Trustee or Director (October 1988 to March 1992) of IORT, CMET and TCI; and Attorney at Law (since
         1971).


         THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

LITIGATION AND CLAIMS INVOLVING MR. FRIEDMAN RELATED TO SOUTHMARK CORPORATION

         Until January 1989, William S. Friedman, the President, Chief Executive Officer and a Trustee of the Trust, was an executive officer and director of Southmark Corporation ("Southmark"), serving as Vice Chairman of the Board (since 1982), Director (since 1980) and Secretary (since 1984) of Southmark. As a result of a deadlock on Southmark's Board of Directors, Mr. Friedman and Gene E. Phillips (who served as Trustee of the Trust until December 31, 1992), reached a series of related agreements (later modified) with Southmark on January 17, 1989 (collectively, the "Separation Agreement"), whereby Messrs. Friedman and Phillips resigned their position with Southmark and certain of Southmark's subsidiaries and affiliates. Southmark filed a voluntary petition in bankruptcy under Chapter 11 of the United States Bankruptcy Code on July 14, 1989. Subsequent to the filing of the Southmark bankruptcy, several lawsuits were filed against Southmark, its former officers and directors (including Mr. Friedman) and others, alleging, among other things, that such persons and entities misrepresented the financial condition of Southmark. Mr. Friedman denies all of such allegations. Those lawsuits in which Mr. Friedman was also a defendant are summarized below. THE TRUST WAS NOT A DEFENDANT IN ANY OF THESE LAWSUITS, ALL OF WHICH HAVE NOW BEEN DISMISSED OR SETTLED.

         In Burt v. Grant Thornton, Gene E. Phillips and William S. Friedman, the plaintiff, a purchaser of Southmark preferred stock, alleged that the defendants disseminated false and misleading corporate reports, financial analyses and news releases in order to induce the public to continue investing in Southmark. Grant Thornton served as independent certified public accountants to Southmark and, for 1988 and 1989, to the Trust. The plaintiff sought actual damages of less than $10,000, treble damages and punitive damages in an unspecified amount plus attorneys' fees and costs. This case was settled in October 1993 for a nominal payment.

         Consolidated actions entitled Salsitz v. Phillips et al., purportedly brought as class actions on behalf of purchasers of Southmark securities during specified periods, were pending before the United States District court for the Northern District of Texas. Mr. Friedman entered into a settlement agreement with the plaintiffs, which was approved by the court in October 1993.

         Mr. Friedman also served as a director of Pacific Standard Life Insurance Company ("PSL"), a wholly-owned subsidiary of Southmark, from October 1984 to January 1989. In a proceeding brought by the California Insurance Commissioner, a California Superior Court appointed a conservator for PSL on December 11, 1989. On October 12, 1990, the California Insurance Commissioner filed suit against the former directors of PSL (including Mr. Friedman) seeking damages of $12 million and additional punitive damages. Such lawsuit alleged, among other things, that the defendants knowingly and willfully conspired among themselves to breach their duties as directors of PSL to benefit Southmark. Such suit further alleged that PSL's board of directors failed to convene meetings and delegated to Mr. Phillips authority to make decisions regarding loans, investments and other transfers and exchanges of PSL assets. In August 1993, five former directors of PSL, including Mr. Friedman, settled this lawsuit without admitting any liability (the "PSL Settlement"). At that time, a judgment was entered securing certain payments agreed to be made by Mr. Friedman and other individuals. After making two of the scheduled payments, the payment due in November 1994 was not made. After discussions and additional litigation, effective December 13, 1995, the Commissioner and Messrs. Phillips and Friedman entered into a modification of the PSL Settlement (the "PSL Modification") pursuant to which the $4,450,000 balance of the original payments is to be paid over a ten-year period. Mr. Friedman's liability terminates when the Commissioner has received an aggregate of $1.2 million under the PSL Modification. Tarragon has guaranteed 80% of each of Mr. Friedman's scheduled payments under the PSL Modification. Tarragon and Mr. Friedman have entered into an agreement that Tarragon may offset any amounts paid under such guaranty against salary and other compensation due Mr. Friedman.

         One of Southmark's principal businesses was real estate syndication and from 1981 to 1987 Southmark raised over $500 million in investments from limited partners of several hundred limited partnerships. Seven lawsuits were filed by investors alleging breach of fiduciary duties on the part of Mr. Friedman and others. Two cases were settled in July and October, 1993 for nominal payments. In one case, all claims were dismissed by the Court and the defendants (including Mr. Friedman) were awarded sanctions against plaintiffs' counsel. The other four cases were voluntarily dismissed by the plaintiffs without payment of any kind by the defendants.

         San Jacinto Savings Association. On November 30, 1990, San Jacinto Savings Association ("SJSA"), a savings institution that had been owned by Southmark since 1983, was placed under conservatorship of the Resolution Trust Corporation ("RTC") by federal banking authorities. The Office of Thrift Supervision ("OTS") also conducted a formal investigation of SJSA and its affiliates. During late November 1994, Mr. Friedman entered into certain agreements with the RTC and OTS settling all claims relating to (i) his involvement with SJSA and (ii) any guarantor arrangement of Mr. Friedman as to other financial institutions taken over by the RTC. Pursuant to such arrangements, Mr. Friedman and certain other respondents (including Mr. Phillips) agreed to pay restitution over a 10-year period in the amount of $20,000,000. Mr. Friedman's liability terminated in September 1996 at which time the respondents as a group had paid a total of $4,000,000 out of the total requirement. Mr. Friedman also consented to an order prohibiting him from participating in the conduct of the affairs of an insured depository institution without the prior written approval of the Director of OTS, and agreed to submit certain information to the OTS on a periodic basis. Such arrangements constitute an order limiting Mr. Friedman from engaging in a type of business practice.

BOARD COMMITTEES AND MEETINGS

         The Trust's Board of Trustees held two meetings and acted by written consent four times during the fiscal year ended November 30, 1995. For such year, no incumbent Trustee attended fewer than 75% of the aggregate of (iii) the total number of meetings held by the Board of Trustees during the period for which he had been a Trustee and (iv) the total number of meetings held by all committees of the Board of Trustees on which he served during the periods that he served.

         The Trust's Board of Trustees has an Audit Committee, the function of which is to review the Trust's operating and accounting procedures. The current members of the Audit Committee are Chester Beck and Willie K. Davis (Chairman). The Audit Committee met one time during fiscal 1995 and one time during fiscal 1996.

         The Board of Trustees also has an Option Committee which is comprised of Messrs. Friedman and Smith. The Option Committee determines grants under the Share Option and Incentive Plan.

         The Trust's Board of Trustees does not have Nominating or Compensation or any other Committees.

EXECUTIVE OFFICERS

         The only person currently serving as an executive officer of the Trust is William S. Friedman, President and Chief Executive Officer. Mr. Friedman's positions with the Trust are not subject to a vote of Shareholders. The age, terms of service, all positions and offices with the Trust or Tarragon, other principal occupations, business experience and directorships with other companies during the last five years or more of Mr. Friedman is set forth above.

OFFICERS

         Although not executive officers of the Trust, the following persons currently serve as officers of the Trust: Bruce A. Schnitz, Chief Operating Officer; Robert C. Irvine, Chief Financial Officer; Chris W. Clinton, Senior Vice President - Asset Management; R.W. Lockhart, Senior Vice President - Asset Management; Erin D. Davis, Vice President and Chief Accounting Officer; Lawrence Hartman, Vice President and Secretary; and Todd C. Minor, Treasurer. Their positions with the Trust are not subject to a vote of shareholders.
Their ages, terms of service, all positions and offices with the Trust or Tarragon, other principal occupations, business experience and directorships with other companies during the last five years or more are set forth below.

BRUCE A. SCHNITZ;   Age 47, Chief Operating Officer (since January 1996)

         Chief Operating Officer (since January 1996) of the Trust, NIRT, and Tarragon; President and Chief Executive Officer (1993-1994) of McNeil Acquisition Corporation; President, Chief Operating Officer, and Director (1991-1993), McNeil Real Estate Management, Inc.


ROBERT C. IRVINE:  Age 47, Executive Vice President and Chief Financial Officer
         (since September 1996)

         Executive Vice President and Chief Financial Officer (since September
         1996) of the Trust, NIRT and Tarragon; Executive Vice President and Chief Financial Officer of FYI, Inc. (February 1996 to July 1996); Executive Vice President, Secretary, Treasurer, Chief Financial Officer and a director of McNeil Real Estate Management, Inc. and a Vice President of McNeil Investors, an affiliated entity (1991- 1995). Certified Public Accountant (since 1997).

CHRIS W. CLINTON:  Age 50, Senior Vice President - Asset Management (since May
         1995) and Senior Vice President - Commercial Asset Management (March 1994 to April 1995).

         Senior Vice President - Asset Management (since May 1995) and Senior Vice President - Commercial Asset Management (March 1994 to April
         1995) of the Trust and NIRT; Senior Vice President (since March 1994) of Tarragon; Vice President (October 1988 to March 1994) of ART, CMET, IORT, NIRT, TCI, VPT and BCM.

R.W. LOCKHART:  Age 51, Senior Vice President - Asset Management (since May
         1995); Senior Vice President - Residential Asset Management (March 1994 to April 1995).

         Senior Vice President - Asset Management (since May 1995); Senior Vice President - Residential Asset Management (since May 1995) of the Trust and NIRT; Senior Vice President (since March 1994) of Tarragon; Independent Consultant (March 1992 to February 1994); Senior Vice President (July 1989 to March 1992) of BCM and CRSI.

ERIN D. DAVIS:  Age 35, Vice President and Chief Accounting Officer (since
         September 1996)

         Vice President and Chief Accounting Officer (since September 1996) of the Trust, NIRT and Tarragon; Accounting Manager of the Trust, NIRT and Tarragon (June 1995 to August 1996); Senior Associate, BDO Seidman (January 1993 to June 1995); Senior Accountant and other positions with E&Y Kenneth Leventhal Real Estate Group (formerly Kenneth Leventhal & Company) (January 1988 to December 1992); and Certified Public Accountant (since 1990).

LAWRENCE S. HARTMAN:  Age 31, Vice President and Secretary (since June 1996)

         Vice President and Secretary of the Trust and NIRT (since June 1996); Vice President of Tarragon (since May 1996); Associate (March 1994 through May 1996), Coudert Brothers; Partner (September 1990 through March 1994), Anderson, Kill, Olick & Oshinsky; Student (September 1987 through May 1990).

TODD C. MINOR:  Age 38, Treasurer (since December 1996); Senior Vice President
         - Mortgage Servicing and Financing (May 1995 to December 1996) and Senior Vice President - Finance (March 1994 to April 1995 and from July 1993 to January 1994).

         Senior Vice President - Mortgage Servicing and Financing (since May
         1995) and Senior Vice President - Finance (March 1994 to April 1995 and from July 1993 to January 1994) of the Trust and NIRT; Senior Vice President (since March 1994) of Tarragon; Senior Vice President -Finance (from July 1993 to March 1994) of BCM, ART, CMET, IORT and TCI; Vice President (from January 1989 to July 1993) of BCM and (from April 1991 to July 1993) of ART, CMET, IORT, NIRT, TCI and VPT.

         In addition to the foregoing officers, the Trust has other officers who are not listed herein.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Under the securities laws of the United States, the Trust's Trustees, executive officers, and any persons holding more than ten percent of the Trust's shares of beneficial interest are required to report their ownership of the Trust's shares and any changes in that ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established and the Trust is required to report any failure to file by these dates. All of these filing requirements (except as noted below) were satisfied by its Trustees and executive officers and ten percent holders. In making these statements, the Trust has relied on the written representations of its incumbent Trustees and executive officers and its ten percent holders and copies of the reports that they have filed with the Commission. The following reports filed under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") during or with respect to the fiscal year ended November 30, 1995, were not filed on a timely basis. Initial Forms 3 of Chester Beck and Michael E. Smith upon election as Trustees of the Trust in May 1995 (these forms were subsequently filed in August 1995) and Forms 4 for Chester Beck, Willie K. Davis and Michael E. Smith for the automatic options granted to each of them by the Trust on November 20, 1995. The following reports filed under the Exchange Act during or with respect to the fiscal year ended November 30, 1996, were not filed on a timely basis: Forms 4 of Messrs. Beck, Davis and Smith for the options received by each on December 1, 1995 and Form 4 for Michael E. Smith for shares purchased in July 1996.

THE ADVISOR

         Although the Trust's Board of Trustees is directly responsible for managing the affairs of the Trust and for setting the policies which guide it, the day-to-day operations of the Trust are performed by a contractual advisory firm under the supervision of the Trust's Board of Trustees. The stated duties of the Advisor include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities, as well as financing and refinancing sources for the Trust. The Advisor also serves as a consultant in connection with the business plan and investment policy decisions made by the Trust's Board of Trustees.

         Consolidated Capital Equities Corporation ("CCEC") was the sponsor of and original advisor to the Trust. CCEC was replaced as advisor on August 1, 1988, by Consolidated Advisors, Inc. ("CAI"), the parent of CCEC. On December 2, 1988, CCEC filed a petition seeking reorganization under Chapter 11 of the United States Bankruptcy Code in the United States District Court for the Northern District of Texas. Mr. Friedman was director of CCEC and CAI from March 1988 through January 1989. Southmark was a controlling shareholder of The Consolidated Companies, the parent of CAI, from March 1988 through February 1989.

         BCM served as the Trust's advisor from March 1989 to February 28, 1994. Mr. Friedman served as President of BCM until May 1, 1993. BCM is beneficially owned by a trust for the benefit of the children of Mr. Phillips, who served as a Trustee of the Trust until December 7, 1992. At the Trust's annual meeting of shareholders held on April 26, 1993, the Trust's shareholders approved the renewal of the Trust's Advisory Agreement with BCM. BCM resigned as advisor to the Trust effective February 28, 1994. BCM also serves as advisor to CMET, Income Opportunity Realty Investors, Inc, ("IORI"), the successor to IORT, and TCI. One Trustee of the Trust, Willie K. Davis, was also a trustee of CMET and IORT (the predecessor of IORI) and a director of TCI until March 7, 1995. BCM served as advisor to NIRT until March 31, 1994. Mr. Friedman, President of the Trust, also serves as President of NIRT. Messrs. Friedman and Phillips served as executive officers and directors of ART until November 6, 1992 and December 31, 1992, respectively. Mr. Friedman resigned from his positions with CMET, IORT and TCI in February 1994 and from his position with NRLP in March 1994 to concentrate his attention on the Trust, NIRT and Tarragon.

         On February 10, 1994, the Trust's Board of Trustees selected Tarragon to replace BCM as the Trust's advisor. Since March 1, 1994, Tarragon has provided advisory services to the Trust under an advisory agreement. Mr. Friedman serves as a director and Chief Executive Officer of Tarragon.
Tarragon is owned by William S. and Lucy N. Friedman. The Friedman family owns approximately 27% of the outstanding shares of the Trust.

         The provisions of the Trust's initial Advisory Agreement dated February 15, 1994 (the "Initial Advisory Agreement") with Tarragon were substantially the same as those of the prior BCM advisory agreement. The
BCM advisory agreement provided for BCM to receive an annual base advisory fee of $300,000. The Tarragon Initial Advisory Agreement called for an annual base advisory fee of $50,000 (which was paid upon execution on March 1, 1994) plus an incentive advisory fee equal to 16% of the Trust's adjusted funds from operations before deduction of the advisory fee. Adjusted funds from operations is defined as net income (loss) before gains or losses from the sales of properties and debt restructurings plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures plus any loss due to the writedown or sale of any real property or mortgage loan acquired prior to January 1, 1989. The incentive fee was cumulative within any fiscal year to maintain the 16% per annum rate.

         The following provisions were included in both the BCM advisory agreement and the Tarragon Initial Advisory Agreement:

         (1) The Advisor or an Affiliate of the Advisor was to receive an acquisition commission for supervising the acquisition, purchase or long-term lease of real estate for the Trust equal to the lessor of (i) up to 1% of the cost of acquisition, inclusive of commissions, if any, paid to non-affiliated brokers or (ii) the compensation customarily charged in arm's-length transactions by others rendering similar property acquisition services as an ongoing public activity in the same geographical location and for comparable property; provided that the purchase price of each property (including acquisition commissions and all real estate brokerage fees) could not exceed such property's appraised value at acquisition.

         (2) The Advisor or an Affiliate of the Advisor was to receive a mortgage or loan acquisition fee with respect to the acquisition or purchase from an unaffiliated party of an existing mortgage or loan by the Trust equal to the lesser of
                 (i) 1% of the amount of the mortgage or loan purchased or (ii) a brokerage or refinancing fee which is reasonable and fair under the circumstances. Such fee was not to be paid in connection with the origination or funding by the Trust of any mortgage loan.

         (3) The Advisor or an Affiliate of the Advisor was also to receive a mortgage brokerage and equity refinancing fee for obtaining loans to the Trust or refinancing on Trust properties equal to the lesser of (i) 1% of the amount of the loan or the amount refinanced or (ii) a brokerage or refinancing fee which is reasonable and fair under the circumstances; provided, however, that no such fee was to be paid on loans from the Advisor or an Affiliate of the Advisor without the approval of the Trust's Board of Trustees. No fee was to be paid on loan extensions.

         (4) The Advisor or any Affiliate of the Advisor must pay to the Trust one-half of any compensation received from third parties with respect to the origination, placement or brokerage of any loan made by the Trust, provided, however, that the compensation retained by the Advisor or any Affiliate of the Advisor shall not exceed the lesser of (i) 2% of the amount of the loan committed by the Trust or (ii) a loan brokerage commitment fee which is reasonable and fair under the circumstances.

         The Initial Advisory Agreement was replaced effective April 1, 1995 with the revised Advisory Agreement. By unanimous consent, the Board of Trustees approved certain revisions to the Initial Advisory Agreement with Tarragon effective April 1, 1995 which were submitted to the Shareholders for approval and approved at the Annual Meeting of Shareholders held on November 20, 1995. The revised Advisory Agreement is very similar to the Initial Advisory Agreement, but eliminated the $50,000 base annual fee and made various technical changes designed to further clarify the responsibilities of Tarragon. In addition, the revised Advisory Agreement provided that real estate commissions shall be payable to Tarragon and its affiliates only following specific approval by the Board of Trustees for each transaction rather than pursuant to a general agreement. See "Proposal Two - Approval of the Current Advisory Agreement" for a description of the compensation under the current Advisory Agreement.

         Under the Tarragon Advisory Agreement, the Advisor is required to formulate and submit annually for approval by the Trust's Board of Trustees a budget and business plan for the Trust containing a twelve-month forecast of operations and cash flow, a general plan for asset sales or acquisitions, lending, foreclosure and borrowing activity, and other investments, and the Advisor is required to report quarterly to the Trust's Board of Trustees on the Trust's performance against the business plan. In addition, all transactions or investments by the Trust shall require prior approval by the Trust's Board of Trustees unless they are explicitly provided for in the approved business plan or are made pursuant to authority expressly delegated to the Advisor by the Trust's Board of Trustees.

         The Tarragon Advisory Agreement also requires prior approval of the Trust's Board of Trustees for retention of all consultants and third party professionals, other than legal counsel. The Advisory Agreement provides that the Advisor shall be deemed to be in a fiduciary relationship to the Trust's shareholders; contains guidelines for the Advisor's allocation of investment opportunities as among itself, the Trust and other entities it advises; and contains a broad standard governing the Advisor's liability for losses by the Trust. Under the Advisory Agreement, none of the Advisors nor any of its shareholders, directors, officers or employees shall be liable to the Trust, the Trustees or the holders of securities of the Trust for any losses from the operations of the Trust if the Advisor had determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Trust and the loss or liability was not the result of negligence or misconduct by the Advisor. In no event will the directors, officers or employees of the Advisor be personally liable for any action or inaction unless it was the result of willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

         Also, if the Trust were to request that the Advisor render services to the Trust other than those required by the advisory agreement, the Advisor or an affiliate of the Advisor would be separately compensated for such additional services on terms to be agreed upon from time to time. In the past, the Trust had hired Carmel, Ltd., an affiliate of BCM, to provide property management services for the Trust's properties. Since April 1, 1994, Tarragon has provided property management services for the Trust's properties. Beginning April 1, 1996, Tarragon Management, Inc. ("TMI"), a wholly-owned subsidiary of Tarragon, assumed the property-level management of the Trust's multifamily properties. The Trust also engaged, on a non-exclusive basis, Carmel Realty, Inc. ("Carmel Realty"), also an affiliate of BCM, to perform brokerage services for the Trust until March 31, 1994.

         Approval, and any renewal, of the Tarragon Advisory Agreement is required by the Trust's shareholders.

         The Advisory Agreement may only be assigned with the prior consent of the Trust.

         The directors and principal officers of Tarragon are set forth below:

WILLIAM S. FRIEDMAN:                  Director and Chief Executive Officer

BRUCE A. SCHNITZ:                     Chief Operating Officer

ROBERT C. IRVINE:                     Executive Vice President and Chief Financial Officer

CHRIS W. CLINTON:                     Senior Vice President - Commercial Portfolio

ROBERT W. LOCKHART:                   Senior Vice President - Residential Portfolio

ERIN D. DAVIS:                        Vice President and Chief Accounting Officer

LAWRENCE HARTMAN:                     Vice President and Secretary

TODD C. MINOR:                        Treasurer

PROPERTY MANAGEMENT

             From February 1, 1990 until February 28, 1994, affiliates of BCM provided property management services to the Trust. Carmel, Ltd. provided property management services for a fee of 5% or less of the monthly gross rents collected on the properties under management. In many cases, Carmel, Ltd. subcontracted with other entities for the provision of the property-level management services to the Trust at various rates. The general partner of Carmel, Ltd. is BCM. The limited partners of Carmel, Ltd. are (iii) SWI, of which Mr. Phillips is the sole shareholder, (iv) Mr. Phillips and (v) a trust for the benefit of the children of Mr. Phillips. Carmel, Ltd. subcontracts the property-level management and leasing of eleven of the Trust's commercial properties and the commercial properties owned by two of the real estate partnerships in which the Trust is a partner to Carmel Realty, which is owned by SWI. Carmel, Ltd. resigned as property manager for the Trust's properties effective February 28, 1994.

             Commencing March 1, 1994, Tarragon has provided property management services to the Trust for a fee of 4.5% of the monthly gross rents collected on apartment properties and not in excess of 5% of the monthly gross rents collected on commercial properties. Until April 1996, Tarragon subcontracted with other entities for the provision of the property-level management services to the Trust. TMI, a wholly-owned subsidiary of Tarragon, currently provides property-level management services to the Trust's multifamily properties for a fee of 4.5% of the monthly gross rents collected, while the property-level management services are provided by subcontractors for the Trust's commercial properties.

REAL ESTATE BROKERAGE

             Prior to December 1, 1992, affiliates of BCM provided brokerage services to the Trust and received brokerage commissions in accordance with the advisory agreement. Effective December 1, 1992, the Trust's Board of Trustees approved the non-exclusive engagement by the Trust of Carmel Realty to provide brokerage services for the Trust. Such agreement terminated March 31, 1994. Carmel Realty was entitled to receive a real estate acquisition commission for locating and negotiating the lease or purchase by the Trust of any property equal to the lesser of (vi) up to 3% of the purchase price, inclusive of commissions, if any, paid by the Trust to other brokers or (vii) the compensation customarily charged in arm's-length transactions by others rendering similar property acquisition services in the same geographical location and for comparable property. Any commission paid to Carmel Realty by the seller was to be credited against the commission to be paid by the Trust. Carmel Realty was also entitled to receive a real estate sales commission for the sale of each Trust property equal to the lesser of (viii) 3% (inclusive of fees, if any, paid by the Trust to other brokers) of the sales price of each property or (ix) the compensation customarily charged in arm's-length transactions paid by others rendering similar services in the same geographic location for comparable property.

             Since March 1, 1994, the Trust has also engaged Tarragon to perform acquisition services for the Trust. Tarragon is available to and may act as a broker in both purchases and sales of Trust property with commissions payable in amounts customarily charged in arms-length transactions by others rendering similar property acquisition services in the same geographical location and for comparable property.

EXECUTIVE COMPENSATION

             The Trust has no employees, payroll or benefit plans and pays no compensation to the executive officers of the Trust. The Trustees and executive officers of the Trust who are also officers or employees of Tarragon are compensated by Tarragon. Such affiliated Trustees and executive officers of the Trust perform a variety of services for the Advisor and the amount of their compensation is determined solely by Tarragon. Compensation for certain officers of the Trust who are responsible for legal and accounting services are allocated among the various entities for which Tarragon serves as advisor.

             The only direct remuneration paid by the Trust is to the Trustees who are not officers or directors of Tarragon or their affiliated companies. The Independent Trustees (x) review the business plan of the Trust to determine that it is in the best interest of the Trust's shareholders, (xi) review the Trust's contract with the advisor, (xii) supervise the performance of the Trust's advisor and review the reasonableness of the compensation which the Trust pays to its advisor in terms of the nature and quality of services performed, (xiii) review the reasonableness of the total fees and expenses of the Trust and (xiv) select, when necessary, a qualified independent real estate appraiser to appraise properties acquired by the Trust. From and after June 1, 1993, the Independent Trustees receive compensation in the amount of $6,000 per year, plus reimbursement for expenses. In addition, each Independent Trustee receives (xv) $3,000 per year for each committee of the Board of Trustees on which he serves, (xvi) $2,500 per year for each committee chairmanship and
(xvii) $1,000 per day for any special services rendered by him to the Trust outside of his ordinary duties as Trustee, plus reimbursement for expenses, provided such services are specifically requested by the Board.

             Pursuant to the approval of the Independent Trustee Share Option Plan (the "Trustee Plan") at the November 1995 Shareholder meeting, the Trust issued to each of the three Independent Trustees on November 20, 1995 options to purchase 600 Post-Split Shares (a total of 1,800 shares). The exercise price of the options is equal to the market price on the grant date. The options expire on the earlier of the first anniversary of the date on which a Trustee ceases to be a Trustee of the Trust or November 20, 2005 (the "Termination Date"), and are exercisable at any time between the date of grant and the Termination Date. These options have been adjusted to give effect to the one-for-five reverse share split effective December 1, 1995. In addition, for each year such Trustee continues to serve as a Trustee, he will automatically be awarded an option covering 300 Post-Split Shares on December 1 of each year. Accordingly, on each of December 1, 1995 and December 1, 1996, the Trust issued additional options covering 900 Post- Split Shares (300 shares each) with an exercise price equal to the market price on the date of grant and the same Termination Date as the options granted in November 1995. The Trustee Plan provides for a total of 60,000 Post-Split Shares.

             During fiscal 1994, $38,000 was paid to the Independent Trustees in total Trustees' fees for all services, including the annual fee for service during the period, and 1994 special service fees: Willie K. Davis, $9,000; Dan
L. Johnston (a Trustee from December 1992 to May 1995), $6,000; Raymond V.J. Schrag (a Trustee from October 1988 to May 1995), $11,500; Carl Weisbrod (a Trustee from February 1994 to May 1995), $5,500; and Bennett B. Sims (a Trustee from December 1992 to August 1994), $6,000. Messrs. Davis and Schrag have served on the Fairness Committee of NRLP (for which they each received $4,000 in 1993) whose function is to review certain transactions between NRLP and its general partner and affiliates of such general partner. Mr. Schrag has also served as a lawyer to Mr. Friedman's family for several years.

             During fiscal 1995, fees paid to the Independent Trustees totaled $28,250 for all services, including the annual stipend, as follows: Willie K. Davis, $7,500; Dan L. Johnston, $3,000; Raymond V. J. Schrag, $5,750; Carl Weisbrod, $3,000; Bennett B. Sims, $3,000; Michael E. Smith, $3,000; and Chester Beck $3,000. Additionally, Tarragon paid Mr. Johnston $34,000 during 1995 for Tarragon legal services.

             During fiscal 1996, fees paid to Independent Trustees totaled $26,250 for all services, including the annual stipend, as follows: Willie K. Davis, $14,250; Michael E. Smith, $6,000; and Chester Beck, $6,000.

PERFORMANCE GRAPH

           Securities and Exchange Commission rules require that a line graph performance presentation be provided comparing cumulative total stockholder return with a performance indicator of a broad market index and either a nationally recognized industry index or a registrant constructed peer group index over a minimum period of five years. The following performance graph compares the cumulative total shareholder return on the Trust's shares of beneficial interest with the Standard & Poor's 500 Stock Index ("S&P 500 Index") and the National Association of Real Estate Investment Trusts, Inc. Equity REIT Total Return Index ("REIT Index"). The comparison assumes that $100 was invested on November 30, 1991 in the Trust's shares of beneficial interest and in each of the indices and further assumes the reinvestment of all dividends. Past performance is not necessarily an indicator of future performance.

                COMPARISON OF FIVE YEARS ENDED NOVEMBER 30, 1996
                            CUMULATIVE TOTAL RETURN
         VINLAND PROPERTY TRUST, S&P 500 INDEX, AND NAREIT EQUITY REIT
                               TOTAL RETURN INDEX





=======================================================================================================
                        11/30/91      11/30/92       11/30/93      11/30/94      11/30/95      11/30/96
-------------------------------------------------------------------------------------------------------
 THE TRUST                 100          89.19         243.73        278.55        313.37        313.37
-------------------------------------------------------------------------------------------------------
 S&P 500 STOCK INDEX       100         118.43         130.36        131.76        180.39        230.48
-------------------------------------------------------------------------------------------------------
 NAREIT EQUITY REIT        100         120.61         147.17        141.27        165.68        214.09
 INDEX
-------------------------------------------------------------------------------------------------------


The data set forth above in the graph and related table was obtained from the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). All of the data is based upon the last closing price of the month for all tax-qualified REITs listed on the New York Stock Exchange ("NYSE"), American Stock Exchange ("AMEX") and the NASDAQ National Market System. The data is market weighted. The total return calculation is based upon the weighting at the beginning of the period. Dividends are included in the month based upon their payment date. The total return index includes dividends reinvested on a monthly basis. At the end of November 1996, there were 169 tax-qualified REITs in the NAREIT Equity REIT Total Return Index with a total market capitalization of $70.1 billion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           CERTAIN BUSINESS RELATIONSHIPS. On February 10, 1994, the Trust's Board of Trustees selected Tarragon to replace BCM as the Trust's advisor effective March 1, 1994 under an advisory agreement. Mr. Friedman serves as director and Chief Executive Officer of Tarragon. Tarragon is owned by William
S. and Lucy N. Friedman. The Friedman family owns approximately 27% of the outstanding shares of the Trust.

           Also on February 10, 1994, NIRT's Board of Trustees selected Tarragon to replace BCM as NIRT's advisor commencing April 1, 1994. William S. Friedman, a Trustee and President and Chief Executive Officer of the Trust also serves as a trustee and officer of NIRT. NIRT has the same relationship with Tarragon as the Trust. Mr. Friedman owes fiduciary duties to such other entities as well as the Trust under applicable law.

           Tarragon occupied office space at the Trust's One Turtle Creek Office/Retail Complex until October 11, 1996, which also served as the Trust's executive offices until October 11, 1996. During the period of occupancy of such space by Tarragon, Tarragon and its affiliates paid the Trust annual rental of $12 per square foot which was at least equal to the rent paid to the Trust by unaffiliated tenants for similar service.

           From February 1, 1990 until February 28, 1994, affiliates of BCM provided property management services to the Trust. Carmel, Ltd. provided property management services for a fee of 5% or less of the monthly gross rents collected on the properties under management. In many cases, Carmel, Ltd. subcontracted with other entities for the property- level management services to the Trust at various rates. The general partner of Carmel, Ltd. is BCM.
The limited partners of Carmel, Ltd. are (xviii) SWI, of which Mr. Phillips is the sole shareholder, (xix) Mr. Phillips and (xx) a trust for the benefit of the children of Mr. Phillips. Carmel, Ltd. subcontracted the property-level management and leasing of eleven of the Trust's commercial properties and the commercial properties owned by two of the real estate partnerships in which the Trust is a partner to Carmel Realty, which is owned by SWI. Carmel, Ltd. resigned as property manager for the Trust's properties effective March 31, 1994. Since March 1, 1994, Tarragon has provided property management services to the Trust.

           Effective December 1, 1992, the Trust engaged Carmel Realty, on a non-exclusive basis, to provide brokerage services for the Trust. Carmel Realty is owned by SWI. Such agreement terminated February 28, 1994.

           RELATED PARTY TRANSACTIONS. Historically, the Trust has engaged in and may continue to engage in business transactions, including real estate partnerships, with related parties. All related party transactions entered into by the Trust must be approved by a majority of the Trust's Board of Trustees, including a majority of the Independent Trustees. The Trust's management believes that all of the related party transactions were at least as advantageous to the Trust as could have been obtained from unrelated third parties.

           In May 1995, the Trust purchased three apartment complexes (Collegewood, Florida Towers, and Jefferson Towers) located in Tallahassee, Florida, for $2.5 million, subject to an existing nonrecourse wrap mortgage of $2.4 million. The Trust assumed the existing mortgage loan and paid the remaining purchase price, along with closing costs, of $118,000 in cash from the general working capital of the Trust. Concurrently with the execution of the loan assumption, on June 5, 1995, the Trust paid the lender $300,000 in cash reducing the principal balance by the same amount. The mortgage loan calls for monthly interest payments calculated at 10% per annum and matures June 1997. The Trust purchased such properties from Investors Florida Capitol Fund II, Ltd., a Florida limited partnership (the "Seller"). Investors General, Inc. ("IGI"), which owns a 1% general partnership interest in the Seller, is owned by Investors General Acquisition Corporation ("IGAC"). John
A. Doyle, (a Trustee and officer of the Trust from January 1994 to August
1996), is a 62.5% stockholder of IGAC. Tarragon is owned by Lucy N. Friedman and William S. Friedman. Mr. Friedman serves as President, Chief Executive Officer, and Trustee of the Trust and Director and Chief Executive Officer of Tarragon. The Friedman family owns approximately 27% of the outstanding shares of the Trust. The purchase price of the properties was based on their fair market values, and the entire transaction was approved by a majority of the limited partners of the Seller as well as the Independent Trustees of the Trust. IGI and Messrs. Friedman and Doyle abstained in the voting.

           On June 30, 1989, the Trust purchased from First City, Texas - Houston ("First City"), a $1.2 million first lien mortgage note (the "Cochonour Note") with respect to which an individual is the borrower, secured in part by a lien on a thoroughbred horse breeding farm located in Carroll County, Missouri, and a personal guarantee from a third party who, at the time, was an officer of First City. Until November 30, 1992, F.C. MacArthur, Inc., a wholly-owned subsidiary of Collecting Bank, N.A., owned approximately 16% of the outstanding shares of beneficial interest of IORT and 4% of the outstanding shares of common stock of TCI. First City performed substantial management and investment functions for Collecting Bank, N.A. At the time, the Trustees of the Trust also served as trustees or directors to IORT and TCI and at that time IORT and TCI were deemed to be "related parties." At present, none of the current Trustees also serve as a trustee of IORT and a director of TCI. The note matured on December 7, 1990. In September 1991, the guarantor provided additional collateral in the form of first lien mortgages and assignments of mortgages on condominium units located in Cook County, Illinois. In return, the Trust extended the maturity date of the note to December 7, 1995 and all accrued but unpaid interest was added to principal and the outstanding principal balance of the note was increased to $1.4 million. During 1993 and 1994, eighteen of the twenty condominium units securing the Cochonour Note receivable were sold, and in accordance with the terms of the note, the proceeds of such sales were applied to reduce the principal balance of the note. In connection with the sale of three units, the Trust accepted five-year notes in the principal amounts of $69,900, $73,000 and $66,400, secured by each respective unit. Terms of the condominium notes provide for monthly payments of principal and interest, based upon a 25-year amortization, with the unpaid principal balance due at the notes' maturity. The notes bear interest from 6% to 7% per annum for the first two years and from 8% to 9% per annum thereafter. In September 1994, the Trust and the borrower agreed to a settlement of the Cochonour Note. Under the agreed-upon terms, a portion of the collateral property, a farm and luxury residence in Carroll County, Missouri, was conveyed to the Trust. In April 1995, the two remaining condominium units securing the note were sold and the net proceeds of sale were remitted to the Trust for application against and payment in full of the principal balance of the Cochonour Note of $110,000. Also in April 1995, one of the condominium notes in the amount of $66,000 was paid in full.

           In fiscal 1994, the Trust incurred fees to BCM and its affiliates of $75,000 in advisory fees and $18,000 in property management fees. In addition, also as provided in the BCM advisory agreement, BCM received cost reimbursements from the Trust of $34,000 in fiscal 1994.

           In fiscal 1994, the Trust paid Tarragon $157,000 in advisory fees, $24,000 in acquisition fees and $51,000 in property management fees. The Trust also incurred cost reimbursements totaling $127,000 to Tarragon in accordance with the terms of the advisory agreement.

           In fiscal 1995, the Trust paid to Tarragon $146,000 in advisory fees, $53,000 in equity refinancing fees, $83,000 in property management fees and cost reimbursements of $165,000.

           In fiscal 1996, the Trust incurred fees and expenses paid to Tarragon and TMI of $181,000 in advisory fees, $43,000 in acquisition fees, $194,000 in brokerage commissions, $235,000 in property management fees, and expense reimbursements of $232,000.

           RESTRICTIONS ON RELATED PARTY TRANSACTIONS. The Trust's Declaration of Trust provides that:

           "The Trust shall not purchase or lease, directly or indirectly, any Real Property from the Advisor or any affiliated Person, or from any partnership in which any of the foregoing may also be a general partner, and the Trust will not sell, directly or indirectly, any of its Real Property to any of the foregoing Persons."

Moreover, the Declaration of Trust further provides that:

           ." . . the Trust shall not, directly or indirectly, engage in any transaction with any Trustee, officer, or employee of the Trust or any director, officer, or employee of the Advisor . . ., or of any company or other organization of which any of the foregoing is an Affiliate, except for . . . transactions with . . . the Advisor or Affiliates thereof involving loans, real estate brokerage services, mortgage brokerage services, real property management services, the servicing of Mortgages, the leasing of personal property or other services, provided such transactions are on terms not less favorable to the Trust than the terms on which unaffiliated parties are then making similar loans or performing similar services for comparable entities in the same area and are not entered into on an exclusive basis with such Person; provided, however, that any [such] transaction . . . may be entered into only after a showing that such transaction is fair and reasonable to the Shareholders and upon approval by affirmative vote of a majority of the Trustees who are not, other than as Trustees, interested in or Affiliates of any Person who is interested in the transaction."

The Declaration of Trust defines "Affiliate" as follows:

           "[A]s to any Person, any other Person who owns beneficially, directly, or indirectly, 1% or more of the outstanding capital stock, shares, or equity interests of such Person or of any other Person which controls, is controlled by, or is under common control with, such Person or is an officer, retired officer, director, employee, partner, or trustee of such Person or of any other Person which controls, is controlled by, or is under common control with, such Person."


                                  PROPOSAL TWO
                   APPROVAL OF THE CURRENT ADVISORY AGREEMENT

           Section 4.2 of the Trust's Declaration of Trust provides that any contract with the Advisor cannot have an initial term of more than two years and must provide for annual renewal or extension thereafter, subject to approval by the Shareholders of the Trust. Such provision also provides that the Trustees shall not enter into such a contract with any person of which a Trustee is an Affiliate unless such contract provides for renewal or extension thereof by the affirmative vote of a majority of the Trustees who are not Affiliates of such person. Such contract with the Advisor may be terminated without penalty by the Advisor upon 120 days' written notice, or by action of holders of a majority of the outstanding shares of the Trust without penalty, or by the Trust without penalty by action of a majority of the Trustees, including a majority of the Trustees not affiliated with the Advisor or any of its Affiliates, upon 60 days' written notice in a manner to be set forth in the contract with the Advisor.

           In considering Proposal Two for the approval of the advisory agreement, Shareholders should be aware that William S. Friedman, Trustee and President of the Trust, is a director and the Chief Executive Officer of Tarragon. Tarragon is owned by Lucy N. Friedman and William S. Friedman. If the current advisory agreement is approved, Tarragon will be entitled to receive payments of certain fees from the Trust for the services it will perform. In addition, Tarragon serves as advisor to other entities engaged in real estate investment activities that are similar to those of the Trust and which may compete with the Trust in purchasing, selling, leasing and financing real estate and related investments.

           At the Trust's 1993 annual meeting, the Trust's Shareholders approved a revised advisory agreement dated July 1, 1993 between the Trust and BCM. William S. Friedman resigned as President of BCM on May 1, 1993. Prior to that time, BCM and its affiliates (other than William S. Friedman) held a substantial ownership interest in the shares of the Trust (approximately 13.9%). During late 1992 and early 1993, BCM and its affiliates divested themselves of such ownership interest and by January 1, 1994, did not own any direct or indirect significant interest in the Trust. At the time of such event, BCM desired to be replaced as the Trust's Advisor. At the same time, the Trustees desired to (xxi) make an advisory compensation arrangement primarily incentive based, (ii) have an advisor which had a substantial ownership interest in the Trust, either directly or indirectly through affiliates of such advisor, and (iii) have an advisor with a presence in the New York City area where a majority of the Trustees were then located. During early February 1994, certain of the then independent Trustees (Carl B. Weisbrod, Dan L. Johnston and Raymond V. J. Schrag) met as a committee and considered these factors and a preliminary advisory service proposal from Tarragon. The members of such committee recommended to the Board of Trustees, on February 10, 1994, the replacement of BCM with Tarragon. No listing of the various factors (or weight given to each) is available. However, such committee (and ultimately the whole Board) considered only BCM and Tarragon because the Trustees felt that due to the complexity of the operations and governance of the Trust, continuity was essential. A number of Tarragon employees were formerly employed by BCM in similar capacities, thus assuring that continuity.

           On February 10, 1994, the Trust's Board of Trustees selected Tarragon to replace BCM as the Trust's Advisor. At such meeting, the Board of Trustees reviewed an advisory service proposal from Tarragon which contained a copy of a proposed advisory agreement. At that time, Mr. Friedman advised the Board of Trustees that such proposal was in line with his belief that the Advisor should have a substantial ownership interest in the Trust which would align it with the interests of the other shareholders of the Trust. Such proposal disclosed the ownership of Tarragon, provided for an arrangement similar to the prior BCM advisory agreement (except for the base fee), and advised that Tarragon and its affiliates would undertake to inform the Board of Trustees of all real estate investments Tarragon makes for its own account or for the account of its principals and that Tarragon would allocate all investment opportunities to those entities which have had uninvested funds for the longest period of time. At that time, the Board of Trustees considered only the continuation of BCM (the then Advisor) and/or the selection of Tarragon; no listing of material factors (or the weight given to each) is available; and the Board of Trustees approved the engagement of Tarragon to replace BCM as the Trust's advisor.

           Since March 1, 1994, Tarragon has provided advisory services to the Trust under an Advisory Agreement dated February 15, 1994 between the Trust and Tarragon (the "Initial Advisory Agreement"). The provisions of the Trust's Initial Advisory Agreement with Tarragon were substantially the same as those of the BCM Advisory Agreement except for the annual base advisory fee and the elimination of the net income fee. The Tarragon Initial Advisory Agreement called for an annual base advisory fee of $50,000 plus an incentive advisory fee equal to 16% of the Trust's Adjusted Funds From Operations before deduction of the advisory fee. Adjusted Funds From Operations is defined as net income
(loss) before gains or losses from the sale of properties and debt restructuring plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures plus any loss due to the write-down or sale of any real property or mortgage loan acquired prior to January 1, 1989.

           By unanimous consent, the Board of Trustees approved certain revisions to the Initial Advisory Agreement with Tarragon effective April 1, 1995. Prior to April 1, 1995, a group consisting of the then independent Trustees (Dan L. Johnston, Raymond V. J. Schrag and Carl B. Weisbrod), who each resigned on May 17, 1995, reviewed the performance of Tarragon and the results of operations of the Trust during the first year under the Initial Advisory Agreement. Based upon such review, such group recommended to the Board of Trustees approval of the Advisory Agreement as amended by the modification made on April 1, 1995; no listing of material factors (or the weight given to each) is available; and the Board of Trustees, by unanimous consent, approved the amendments to the Initial Advisory Agreement to result in a revised Advisory Agreement which was an amendment and full restatement of, and is similar to, the Initial Advisory Agreement but eliminated the $50,000 base annual fee, made certain technical changes designed to further clarify the responsibilities and rights of Tarragon, and provided that real estate commissions shall be payable to Tarragon and its affiliates only following specific approval by the Board of Trustees for each transaction rather than pursuant to a general agreement. At a Shareholders meeting held on November 20, 1995, the Shareholders approved the Advisory Agreement and were deemed to have ratified the entry by the Trust into the Initial Advisory Agreement and the amendments thereto.

           On May 22, 1996, the Board of Trustees met to review and discuss renewing the Advisory Agreement. After careful consideration of the Trust's current needs and goals, the Board of Trustees approved the renewal of the Advisory Agreement with all Trustees voting in favor except Mr. Friedman who abstained.

           The Board of Trustees recommends that Shareholders approve the renewal through the next annual meeting of shareholders of the current advisory agreement described below between the Trust and Tarragon. A copy of the Advisory Agreement appears as Appendix A to this Proxy Statement and is described below. If the Shareholders approve Proposal Two, the current Advisory Agreement will have a term extending through the next Annual Meeting of Shareholders, and any renewal of the Advisory Agreement thereafter will be subject to Shareholder approval in accordance with the provisions of Section
4.2 of the Declaration of Trust.  If the

Shareholders fail to approve Proposal Two, the Board of Trustees may choose to engage a different party to serve as Advisor under a different contract or may operate the Trust without an advisor. The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the renewal of the Advisory Agreement.

           The Advisory Agreement may be terminated without cause or penalty upon 60 days' written notice by the Trust to Tarragon or 120 days' written notice by Tarragon to the Trust. Termination requires a majority vote of the Trustees who are not affiliated with Tarragon or a majority vote of the Shareholders. The Board of Trustees may enter into an advisory contract with a new advisor without Shareholder approval. Such contract could not have an initial term of more than two years and must provide for annual renewal or extension thereafter, subject to Shareholder approval.

THE CURRENT ADVISORY AGREEMENT WITH TARRAGON

           The current Advisory Agreement with Tarragon provides that Tarragon is to be responsible for the day-to-day operations of the Trust and to receive an advisory compensation from the Trust based on the following:

                     (1) no base or fixed advisory fee is payable, but the Advisor is to receive an incentive advisory fee equal to 16% per annum of the Trust's "Adjusted Funds From Operations" (funds from operations plus any loss on a property or mortgage acquired prior to January 1, 1989 and the amount of advisory fees payable to the extent such fees are considered as current expenses in determining profit or loss) for each Fiscal Year or portion thereof for which the Advisor provides services, beginning March 31, 1994; the incentive fee is payable monthly in advance based on the most recent month for which a monthly financial statement has been prepared and is cumulative within any fiscal year to maintain the 16% per annum rate.

                     (2) the Advisor or an Affiliate of the Advisor is to receive an acquisition commission for supervising the acquisition, purchase or long-term lease of real estate for the Trust equal to 1% of the cost of acquisition, inclusive of commissions, if any, paid to non-affiliated brokers except that no fee is due for the acquisition through or from an affiliate of the Trust or the Advisor; provided that the purchase price of each property (including acquisition commissions and all real estate brokerage fees) may not exceed such property's appraised value at acquisition.

                     (3) the Advisor or an Affiliate of the Advisor is also to receive a mortgage brokerage and refinancing fee for obtaining loans to the Trust or refinancing on Trust properties equal to the lesser of (i) 1% of the amount of the loan or the amount refinanced or (ii) a brokerage or refinancing fee which is reasonable and fair under the circumstances; provided, however, that no such fee shall be paid on loans from the Advisor or an Affiliate of the Advisor without the approval of the Trust's Board of Trustees. No fee shall be paid on loan extensions.

                     (4) subject to the approval by the Board of Trustees, the Trust may pay the Advisor or an Affiliate of the Advisor a real estate brokerage commission for (i) the purchase of real property by the Trust, or (ii) the sale of real property owned by the Trust when the Advisor acts as the broker in such transaction in amounts which are not to exceed customary fees charged by nationally recognized real estate brokers for normal, similar transactions on a non-exclusive basis.

             The Advisor or any Affiliate of the Advisor must pay to the Trust the full amount of any compensation received from third parties with respect to the origination, placement or brokerage of any loan made by the Trust.

             Also under the Advisory Agreement, Tarragon is to receive reimbursement of certain expenses incurred by it in the performance of the Advisory services to the Trust. Under the Advisory Agreement (as required by the Trust's Declaration of Trust), all or a portion of the annual Advisory fee must be refunded by the Advisor to the Trustee if the Operating Expenses of the Trust (as defined in the Trust's Declaration of Trust) exceed certain limits specified in the Declaration of Trust based on the book value, net asset value and net income of the Trust during such fiscal year.

             Additionally, if the Trust were to request Tarragon render services to the Trust other than those required by the Advisory Agreement, the Advisory Agreement provides that Tarragon or an Affiliate of Tarragon will be separately compensated for such additional services on terms to be agreed upon from time to time.

             Tarragon may only assign the Advisory Agreement with the prior consent of the Trust.

             The following table sets forth the changes or alterations in compensation payable to the Advisor under the BCM Advisory Agreement and the Tarragon Advisory Agreement during the periods indicated:

                                        BCM ADVISORY                    TARRAGON INITIAL
                                      AGREEMENT DATED                  ADVISORY AGREEMENT                TARRAGON ADVISORY
                                        JULY 1, 1993                   DATED FEB. 15, 1994             AGREEMENT AS AMENDED
                                      (JULY 1, 1993 TO                  (MARCH 1, 1994 TO               DATED APRIL 1, 1995
                                       FEB. 28, 1994)                    MARCH 31, 1995)              (APRIL 1, 1995 FORWARD)
Base fixed annual fee            $300,000                          $50,000                          None

Incentive advisory fee           None                              16% per annum of Trust           16% per annum of Trust
for successful investment                                          "Adjusted Funds from             "Adjusted Funds from
and management of Trust's                                          Operations" (as defined)         Operations" (as defined)
assets

For supervision of the           the lesser of (i) 4% of           1% of the cost, but no fee       1% of the cost, but no fee
acquisition, purchase or         the cost paid to non-             on acquisitions from             on acquisitions from
long-term lease of real          affiliated brokers or (ii)        affiliates                       affiliates
property of the Trust            compensation customarily
                                 charged in arm's-length
                                 transactions by others in
                                 the same area

Mortgage brokerage and           the lesser of (i) 1% of           the lesser of (i) 1% of          the lesser of (i) 1% of the
refinancing fees                 the amount of loan or             the amount of loan or            amount of loan or amount
                                 amount refinanced or (ii)         amount refinanced or (ii)        refinanced or (ii) a fee
                                 a fee which is reasonable         a fee which is reasonable        which is reasonable and
                                 and fair under the                and fair under the               fair under the
                                 circumstances                     circumstances                    circumstances

Mortgage or loan                 the lesser of (i) 1% of           the lesser of (i) 1% of          None
acquisition fees                 the amount of the mortgage        the amount of the mortgage
                                 or loan purchased by the          or loan purchased by the
                                 Trust or (ii) a fee which         Trust or (ii) a fee which
                                 is reasonable and fair            is reasonable and fair
                                 under the circumstances           under the circumstances

                                        BCM ADVISORY                    TARRAGON INITIAL
                                      AGREEMENT DATED                  ADVISORY AGREEMENT                TARRAGON ADVISORY
                                        JULY 1, 1993                   DATED FEB. 15, 1994             AGREEMENT AS AMENDED
                                      (JULY 1, 1993 TO                  (MARCH 1, 1994 TO               DATED APRIL 1, 1995
                                       FEB. 28, 1994)                    MARCH 31, 1995)              (APRIL 1, 1995 FORWARD)
Real estate brokerage            the lesser of (i) 5%              None--included in                Subject to approval by
commissions                      (inclusive of fees paid to        "Incentive Sales                 Board of Trustees, may pay
                                                                                                                       ---
                                 non-affiliated brokers) of        Compensation" below              if the Advisor or affiliate
                                 sales price or (ii)                                                acts as the broker in such
                                 compensation customarily                                           amounts not to exceed
                                 charged in arm's-length                                            customary fees charged by
                                 transactions by others                                             nationally recognized real
                                 rendering similar services                                         estate brokers for normal,
                                 in the same geographic                                             similar transactions on a
                                 location                                                           non-exclusive basis

Incentive sales                  None                              fee equal to 10% of the          None
compensation                                                       amount of sales
                                                                   consideration for all real
                                                                   property sold by the Trust
                                                                   exceeds the results of a
                                                                   formula consisting of four
                                                                   separate parts
Third-party mortgage             Advisor to pay Trust  1/2         Advisor to pay Trust  1/2        Advisor shall pay to Trust
placement fees                   of any compensation               of any compensation              all compensation received
                                 received from third               received from third              from third parties for
                                 parties for origination,          parties for origination,         origination, placement or
                                 placement or brokerage of         placement or brokerage of        brokerage of any loan made
                                 loan made by Trust but            loan made by Trust but           by the Trust
                                 Advisor compensation              Advisor compensation
                                 retained may not exceed           retained may not exceed
                                 lesser of (i) 2% of amount        lesser of (i) 2% of amount
                                 of loan committed or (ii)         of loan committed or (ii)
                                 a fee which is reasonable         a fee which is reasonable
                                 and fair under the                and fair under the
                                 circumstances                     circumstances

Additional services              If and to the extent              If and to the extent             If and to the extent
                                 requested by the Trust,           requested by the Trust,          requested by the Trust,
                                 separately on terms to be         separately on terms to be        separately on terms to be
                                 agreed upon between the           agreed upon between the          agreed upon between the
                                 Trust and such party              Trust and such party             Trust and such party

             In 1994, when BCM was replaced as the Trust's Advisor on March 1, 1994, the Trust paid BCM and its affiliates $75,000 in advisory fees and $18,000 in property management fees; BCM also received cost reimbursements from the Trust of $34,000 during such period. Assuming BCM had continued as the Trust's Advisor for the full fiscal year 1994, and assuming the occurrence of the same events for the Trust on the same basis, it is estimated that BCM would have received $182,000 in advisory fees, at least $24,000 in real estate and mortgage brokerage commissions, and at least $75,000 in property management fees, and $161,000 in cost reimbursements.

             In 1994, the Trust paid Tarragon $157,000 in advisory fees, $24,000 in real estate acquisition fees, and $51,000 in property management fees. In addition, as provided in the Advisory Agreement, Tarragon received cost reimbursements from the Trust of $127,000.

             In 1995, the Trust paid Tarragon $146,000 in advisory fees, $53,000 in mortgage brokerage commissions and $83,000 in property management fees. In addition, as provided in the Advisory Agreement, Tarragon received cost reimbursements from the Trust of $165,000.

             In 1996, the Trust paid Tarragon and TMI $181,000 in advisory fees, $43,000 in acquisition fees, $194,000 in brokerage commissions, and $235,000 in property management fees. Also, as provided in the Advisory Agreement, Tarragon received cost reimbursements from the Trust of $232,000.

             THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE ADVISORY AGREEMENT because the terms of such agreement are, in its' view, as favorable to the Trust as those that would be obtained from unaffiliated third parties for the performance of similar services, while at the same time the advisory agreement gives Tarragon adequate incentive to improve the performance of the Trust's properties and mortgages.

                                 PROPOSAL THREE
                        PROPOSED INCORPORATION PROCEDURE

GENERAL

             To provide the Trust with an enhanced opportunity for long-term planning, flexibility and long-term growth, the Board of Trustees has approved, and recommends adoption by the Shareholders of, the proposal that the Trust be transformed from a California business trust into a Nevada corporation that would have perpetual duration. The alternatives considered by the Board of Trustees included (i) continuing as a finite life business trust, holding its properties until the Trust's termination; (ii) liquidating the assets of the Trust; and (iii) the Incorporation Procedure. Based on discussions with management and on the Trustees' knowledge of the general economic and financial conditions to which the Trust and its assets are subject, the Board of Trustees adopted the Incorporation Procedure as the option most likely to maximize returns to Shareholders.

             Shareholders should recognize that the Incorporation Procedure will result in some fundamental changes in the nature of their investment. The Incorporation Procedure could be viewed as limiting Shareholders' rights by the following effects: (i) affiliates of the Trust may realize an increase in fees and commissions over time, (ii) the directors of TRII Nevada will be entitled to indemnification for gross negligence and reckless disregard of duty, (iii) TRII Nevada will adopt certain anti-takeover defenses, (iv) certain protections available under California law will be eliminated. See "-- Acquisition Safeguards -- Possible Negative Considerations." "-- Certain Potential Conflicts of Interest" and "-- Comparison of Principal Difference Between the Trust and TRII Nevada."

             Because no explicit statutory authority permits a California business trust to become a Nevada corporation directly or to merge directly with and into a Nevada corporation, the Incorporation Procedure would be accomplished by incorporating the Trust in California (the "California Corporation"), and merging the California Corporation (as successor to the Trust) with and into its wholly-owned Nevada subsidiary corporation (the "Merger"). The Board of trustees has caused TRII Nevada to be organized in Nevada to facilitate the Incorporation Procedure. Prior to the Merger, TRII Nevada will have no significant business assets or liabilities of any consequence and no operating history. The audited balance sheet of TRII Nevada as of April 21, 1997 is included under "Index to Financial Statements and Supplementary Data."

             The Merger will be accomplished pursuant to the terms of the proposed agreement and plan of merger, the form of which is attached as Appendix B to this Proxy Statement/Prospectus (the "Agreement and Plan of Merger"), is incorporated herein by reference, and made a part of this Proxy Statement/Prospectus. As a result of the Merger, (i) the California Corporation would cease to exist as a separate entity, (ii) VPI Nevada, by operation of law, would succeed to all the rights and properties, and be subject to all the obligations and liabilities of the Trust incorporated as the California Corporation including those under the current Advisory Agreement, (iii) each of the current Trustees of the Trust would continue to serve as a director of TRII Nevada until his initial term expires under TRII Nevada's Articles of Incorporation or until a successor is elected and (iv) existing Shareholders would automatically become stockholders of TRII Nevada by the exchange of all shares of the California Corporation for newly issued Nevada Common Stock on a basis of a one-for-one exchange (the "One-for-One Exchange"). The issuance of Nevada Common Stock via the One-for-One Exchange will not affect the proportionate security holdings of any Shareholder of the trust, either individually or in a group.

             Shareholders will be required to surrender their Share certificates in exchange for Nevada Common Stock certificates, but should not do so at this time. Shareholders who do not surrender their Share certificates will accrue dividends, if declared, but will have their distribution checks, if any, held by American Stock Transfer and Trust Company (the transfer agent for the Trust and TRII Nevada) until they surrender their old certificates. No interest will be paid on amounts so held.

            SHAREHOLDERS OF THE TRUST WILL NOT HAVE ANY DISSENTERS' RIGHTS OF APPRAISAL WITH RESPECT TO THE INCORPORATION PROCEDURE

             The discussion of the principal terms of the Merger contained in this Proxy Statement/Prospectus is qualified in its entirety by reference to the Agreement and Plan of Merger. THE PROPOSED INCORPORATION PROCEDURE IS A SINGLE UNIFIED PROPOSAL TO BE APPROVED OR REJECTED BY SHAREHOLDERS IN ITS ENTIRETY. If Shareholders do not approve the Incorporation Procedure, the Trust would not incorporate in California, the formation of TRII Nevada as a wholly-owned subsidiary of the Trust will be reversed and the Merger with TRII Nevada and the attendant One-for-One Exchange will not occur. Rather, the Trust would continue to operate as an unincorporated California business trust, subject to the provisions set forth in the Declaration of Trust.

             As discussed under "-- Principal Reasons for the Incorporation Procedure," the members of the Board of Trustees believe it would afford TRII Nevada (i) the opportunity for enhanced long-range planning, flexibility and long- term growth as a perpetual-life corporation as opposed to the more limited alternatives of a business trust, (ii) certain acquisition safeguards not available to the Trust, which safeguards are designed to (a) discourage unsolicited, non-negotiated takeover attempts that can be unfair to stockholders, pressure management and disrupt the operational continuity, long-range planning and long-term growth of the business of TRII Nevada as successor to the Trust and (b) encourage persons who may wish to make a bona fide offer to acquire TRII Nevada to negotiate with the Board of Directors in good faith and to submit a proposal that is fair and equitable to TRII Nevada and all its stockholders and (iii) greater legal certainty in matters of corporate governance and indemnification as a corporation as opposed to a business trust and hence greater predictability in the conduct of its business as a corporation under Nevada law. Because no substantial body of law has developed concerning the legal status, rights, obligations and liabilities of business trusts and their trustees and shareholders, there is a degree of uncertainty as to the legal principles applicable to business trusts under the laws of the various states, including California, the jurisdiction of organization of the Trust. By contrast, the status, rights, obligations and liabilities of the stockholders, officers and directors of a corporation are governed not only by a corporation's charter documents, but also by comprehensive statutes and a body of case law interpreting those statutes and their application to a corporation and its charter documents. The Board of Trustees believes that the Articles of Incorporation of TRII Nevada, coupled with the existence of a growing body of Nevada corporate law, would allow TRII Nevada to plan the legal aspects of its future activities with more certainty and predictability than currently exists with respect to the Declaration of Trust and the less well- defined provisions of law currently applicable to the operations of a business trust. See "-- Greater Legal Certainty" and "--Comparison of Principal Differences Between the Trust and TRII Nevada." No change in the Trust's continued qualification for taxation as a real estate investment trust ("REIT") under the Code is expected to result from the Incorporation Procedure or TRII Nevada's operation of the Trust's business in corporate form following the Merger. See "-- Certain Federal Income Tax Consequences."

             Consummation of the Incorporation Procedure is contingent upon Shareholder approval of the Incorporation Procedure. Pursuant to the California General Corporation Law, the affirmative vote of the holders of a majority of the outstanding Shares will be required to approve the Incorporation Procedure. In addition, Section 3.5 of the Declaration of Trust requires a vote of two-thirds of the Trustees to approve the Incorporation Procedure, which exceeds the voting requirement for aspects of the Incorporation Procedure by applicable state law. The Trustees have unanimously approved the Incorporation Procedure.

             The Board of Trustees may, in its discretion and without further approval by Shareholders, abandon the proposed Incorporation Procedure, in whole or in part, at any time before the Merger is effective if any event occurs that, in the Board's opinion, makes consummation of any part of the Incorporation Procedure inadvisable. The Trustees anticipate consummating the Incorporation Procedure as promptly as practicable after approval by the Shareholders.

CERTAIN RISK FACTORS

             In evaluating the proposed Incorporation Procedure, Shareholders should consider, among other things, the risk factors set forth below and in particular with respect to the Incorporation Procedure, the risk factors discussed under "Certain Risk Factors" -- "Interests of Certain Persons in the Incorporation Procedure, " " -- Authorization to Issue Preferred Stock" and "-- Certain Anti-takeover Effects."

             POTENTIAL REDUCTIONS IN DISTRIBUTIONS TO SHAREHOLDERS. The effect on distributions to Shareholders of the Incorporation Procedure will depend upon whether TRII Nevada is ultimately able to sell its properties and the general or local economic conditions of the real estate markets in which the Trust owns properties. If the Incorporation Procedure achieves the desired results, Shareholders could, over time, receive a greater return on their investment than under the present Trust. However, the success of the Incorporation Procedure is dependent, in part, on factors beyond management's control and there can be no assurance that the Incorporation Procedure will achieve the desired result. Shareholders should recognize that a combination of the expected increased costs to renovate and improve Trust properties, additional operating expenses (including advisory fees) for operating the Trust for a potentially longer period of time and the potentially slower rate of sales of the Trust's assets may reduce the amount of cash available in the short term for distribution to Shareholders. The minimum amount of distributions will be determined by the amount required to quality for taxation as a real estate investment trust under the Code, which requires distribution of at least 95% of the Trust's taxable income (excluding any net capital gain).

             FEES TO AFFILIATES. The current Advisory Agreement provides for fees based in part on successful investment and management of the Trust's assets and if the Incorporation Procedure is approved such fees paid to Tarragon are likely to be higher over time.

             EFFECT OF CERTAIN SUPER-MAJORITY VOTING PROVISIONS OF TRII NEVADA. Shareholders should note that affiliates of Tarragon effectively will have veto power over a limited number of corporate actions requiring the vote of stockholders under super-majority provisions (i.e., provisions requiring more than a simple majority vote) included in the Articles of Incorporation of TRII Nevada. See "Proposed Incorporation Procedure -- Acquisition Safeguards -- Possible Negative Consideration" and "Proposed Incorporation Procedure -- Management after Incorporation Procedure -- The Director Removal Provision" below.

             INTERESTS OF CERTAIN PERSONS IN THE INCORPORATION PROCEDURE. In considering the proposed Incorporation Procedure, Shareholders should be aware that certain of the Trust's executive officers have interests that may present them with conflicts of interest in connection with the Incorporation Procedure. To the extent that Tarragon continues to serve as advisor, the Incorporation Procedure is also likely to result in Tarragon earning greater fees for a longer period of time than would be the case under the Trust's current provisions. Additionally, in the future, Tarragon may benefit from the elimination of certain limitations on investments currently applicable to the Trust. The Articles of Incorporation of TRII Nevada would permit it to engage in a larger class of transactions with related parties than is permitted by the existing Declaration of Trust. The proposed Incorporation Procedure contains certain safeguards regarding acquisition of TRII Nevada which may, among other things, have the effect of making it more difficult for Shareholders to remove incumbent management. See "Proposed Incorporation Procedure -- Acquisition Safeguard -- Possible Negative Considerations" below. The Articles of Incorporation of TRII Nevada would also limit the liability of directors to a greater degree than the Declaration of Trust as discussed more fully below under "Proposed Incorporation Procedure -- Liability of Certain Persons -- The Management Liability Provision." Certain other conflicts of interest that are not expected to be affected by the Incorporation Procedure are described below under "Other Conflicts of Interest."

             ELIMINATION OF CHARTER LIMITATION ON OPERATING EXPENSES. Under certain provisions of the Declaration of Trust, Operating Expenses of the Trust (as defined in the Declaration of Trust and discussed specifically under "Proposed Incorporation Procedure -- Business Activities after Incorporation Procedure") for any fiscal year must not exceed the lesser of (a) 1.5% of the average of the Book Values of Invested Assets (as defined in the Declaration of Trust) of the Trust at the end of each calendar month of such fiscal year or
(b) the greater of 1.5% of the average of the Net Asset Value (as defined in the Declaration of Trust) of the Trust at the end of each calendar month of such fiscal year or 25% of the Trust's Taxable Income (as defined in the Declaration of Trust). The Declaration of Trust also provides that any advisory agreement must specifically provide for a refund to the Trust of the amount, if any, by which the operating expenses exceed the applicable amount, provided that the maximum amount of such refund shall not exceed the amount of the advisory fees paid to the advisor with respect to such fiscal year. In accordance with such provisions, the current Advisory Agreement with Tarragon specifically provides for a refund to the Trust of the amount by which the Operating Expenses of the Trust for any fiscal year exceed the limitation set forth in the aforementioned provisions of the Declaration of Trust, "or any similar limitation (if contained) in a successor Declaration of Trust or
Articles of Incorporation. . . ."  Although the Articles of Incorporation place no limits on TRII Nevada's operating expenses, the aforementioned limitation on operating expenses, assuming Shareholders approve the Incorporation Procedure, will be included contractually in an amended Advisory Agreement. See "Proposed Incorporation Procedure -- Business Activities after Incorporation Procedure." The Trust's Declaration of Trust provides that any contract with an advisor must provide for annual renewal or extension after an initial term of no more than two years, subject to approval by Shareholders of the Trust. The Articles of Incorporation of TRII Nevada contain no such requirement. Although the current directors of TRII Nevada intend to continue to submit the Advisory Agreement annually to stockholders following consummation of the Incorporation Procedure, such practice may be discontinued at some time in the future. The various fees payable to Tarragon under the current Advisory Agreement and the means by which such fees are calculated are discussed in detail under Proposal Two.

             CERTAIN ANTI-TAKEOVER EFFECTS. Shareholders should recognize that the acquisition safeguards discussed more fully below under "Proposed Incorporation Procedure -- Acquisition Safeguards" could have the effect of rendering more difficult or discouraging a future attempt to acquire control of TRII Nevada by a merger, tender offer, proxy contest or removal of incumbent management without the approval of the Board of Directors, even if certain stockholders of TRII Nevada might desire such a change in control and even if such a change in control would be beneficial to the stockholders generally. As a result, stockholders might be deprived of an opportunity to receive a premium for their shares over prevailing market prices and the Incorporation Procedure, therefore, might be viewed as limiting stockholders' rights. See "Proposed Incorporation Procedure -- Acquisition Safeguards -- Possible Negative Considerations." These safeguards against acquisition of TRII Nevada include
(i) the requirement of an 80% vote to make, adopt, alter, amend, change or repeal (a) TRII Nevada's Bylaws or (b) certain key provisions of TRII Nevada's Articles of Incorporation that embody, among other things, the aforementioned acquisition-related safeguards, (ii) the requirement of a two-thirds super-majority vote for (a) the removal of a director from the Board of Directors and (b) certain extraordinary corporate transactions and (iii) the inability generally of stockholders to call meetings of stockholders. See "Proposed Incorporation Procedure -- Comparison of the Principal Differences Between the Trust and TRII Nevada." These acquisition-related safeguards and the collective beneficial ownership of approximately 28% of the Trust's Shares (as of May 9, 1997) by the Trustees and the Trust's executive officers and entities with which they are affiliated, could help entrench the Board of Directors and may effectively give TRII Nevada's management the power to block certain extraordinary corporate transactions, as discussed more fully below under "Proposed Incorporation Procedure -- Acquisition Safeguards -- Possible Negative Consideration."

             AUTHORIZATION TO ISSUE SPECIAL STOCK. The Articles of Incorporation of TRII Nevada authorize the issuance of up to 10,000,000 shares of special stock by action of the Board of Directors without stockholder approval, which special stock may be issued in one or more series with such preferences, limitations and rights as shall be determined by the Board of Directors of TRII Nevada. See "Proposed Incorporation Procedure -- Comparison of the Securities of TRII Nevada and the Trust -- Preferred Stock." Although no special stock has been issued or is being issued as part of the Incorporation Procedure, and the Board of Directors has no present intention of issuing any special stock, such stock could be issued as a safeguard against acquisition of TRII Nevada to dilute the stock ownership and voting power of a person or entity seeking to acquire control of TRII Nevada by (i) privately placing such special stock with purchasers not hostile to the TRII Nevada Board of Directors to oppose an unsolicited takeover bid or (ii) authorizing holders of a series of special stock to vote as a class, either separately or with the holders of the Nevada Common Stock, on any merger, sale or exchange of assets or any other extraordinary corporate transaction involving TRII Nevada.

             OTHER POTENTIAL CONFLICTS OF INTEREST. The real estate business is highly competitive, and the Trust competes, and TRII Nevada will compete, with numerous entities engaged in real estate activities. As described below under "Business and Properties of the Trust -- Certain Business Relationships," the officers and trustees of the Trust also serve as officers, directors or trustees of NIRT which is also advised by Tarragon, and which has business objectives similar to those of the Trust. Such Trustees and officers and Tarragon each owe a fiduciary duty to such other entities as well as to the Trust under applicable law. Additionally, the Trust also competes with other entities that may have investment objectives similar to those of the Trust and that may compete with the Trust in leasing, selling and financing real estate and mortgage notes. In resolving any potential conflicts of interest which may arise, Tarragon has informed the Trust that it intends to continue to exercise its best judgment as to what is fair and reasonable under the circumstances in accordance with applicable law.

             TRANSACTIONS WITH RELATED PARTIES. The Trust has engaged, and TRII Nevada may continue to engage, in transactions with certain related parties, as discussed more fully below under "Business and Properties of the Trust -- Certain Business Relationships and Related Party Transactions." TRII Nevada's Articles of Incorporation generally permit related party transactions if approved by a majority of the independent directors, whereas the existing Declaration of Trust absolutely prohibits certain transactions between the Trust and certain related parties, regardless of the fairness of the terms of such transactions and whether such transactions are authorized by a majority of unaffiliated Trustees or approved by the Shareholders. Such specific prohibitions as well as the general restrictions on transactions between the trust and certain related parties are described under "Proposed Incorporation Procedure -- Business Activities After Incorporation Procedure -- The Restrictions on Related Party Transactions Provision." Because TRII Nevada's Articles of Incorporation contain no analogous prohibitions, the Incorporation Procedure could potentially permit TRII Nevada greater flexibility to engage in a larger class of transactions with related parties than the Declaration of Trust currently permits between the Trust and certain related parties, with respect to renewal and modification from time to time of the Advisory Agreement with Tarragon, the Declaration of Trust mandates the affirmative vote of a majority of the votes cast at an annual meeting of Shareholders prior to any such renewal or modification; however, if the Incorporation Procedure is approved, TRII Nevada's Articles of Incorporation will not mandate such stockholder approval. Instead, TRII Nevada's Board of Directors will be able to renew and modify the Advisory Agreement with Tarragon upon the affirmative vote of a majority of the Board of Directors. However, the Board of Directors intends to continue to submit future renewals and modifications of the Advisory Agreement with Tarragon to stockholders of TRII Nevada at their annual meetings. The Board of Trustees believes that the restrictions in TRII Nevada's Articles of Incorporation and those under Chapter 78 of the Nevada Revised Statutes will offer adequate protection to ensure the fairness and propriety of transactions between TRII Nevada and related parties.

             CERTAIN RISK FACTORS ASSOCIATED WITH REAL ESTATE. The Trust is, and TRII Nevada will be, subject to all the risks incident to ownership and financing of real estate and interests therein, many of which relate to the general illiquidity of real estate investments. These risks include, but are not limited to: (1) changes in general or local economic conditions; (ii) changes in interest rates and availability of permanent mortgage financing that may render the sale or refinancing (and, in the event the Incorporation Procedure is adopted, the acquisition) of a property difficult or unattractive and that may make debt service more burdensome; (iii) changes in real estate and zoning laws; (iv) increases in real estate taxes; (v) federal or local economic or rent controls, and (vi) floods, earthquakes and other similar acts. See "Business and Properties of the Trust --

Certain Factors Associated with Real Estate and Related Investments." The illiquidity of real estate investments generally may impair the ability of the Trust to respond promptly to changing circumstances. The Trust's management believes that such risks are partially mitigated by the diversification by geographical region and property type of the Trust's real estate portfolio.
The Trust has acquired properties subject to or assumed existing debt and has mortgaged, pledged or otherwise obtained financing for its properties. Such borrowings increase the Trust's risk of loss because they represent a prior claim on the trust's assets and require fixed payments regardless of profitability. If the Trust (or TRII Nevada) defaults on secured indebtedness, the lender may foreclose and the Trust (or TRII Nevada) could lose its investment in the property. With regard to the Trust's mortgage loan portfolio, if a borrower becomes unable to meet principal or interest payments on a loan from the Trust or a loan cross-collateralized by property that is security for a Trust loan, the Trust (or TRII Nevada) might be forced to foreclose on a mortgaged property. The Trust (or TRII Nevada) might not succeed in selling the foreclosed property for the total principal and accrued interest owed to the Trust on the debt, or the ability of the Trust (or TRII Nevada) to liquidate its collateral through foreclosure on a property could be delayed because of the bankruptcy of the borrower or an injunctive proceeding brought by the borrower. If the borrower defaults in payment of a loan held by a prior lienholder, the trust (or TRII Nevada) to protect its own interest may be required to make payments directly to the holder of the prior lien to maintain the current status of such loan or to discharge it entirely. In the opinion of the Trust's management the real property owned by the trust is adequately covered by insurance; however, certain types of losses (generally of a catastrophic nature) may be uninsurable or not economically insurable. Such excluded risks generally include war, earthquakes, floods, environmental liabilities and punitive damage judgments. If such losses occur and are not covered by insurance, the Trust (or TRII Nevada) might suffer a loss of capital invested in, and any profits that might be anticipated from, the property.

PRINCIPAL REASONS FOR THE INCORPORATION PROCEDURE

             The Board of Trustees have approved the Incorporation Procedure as in the best interest of the Trust and its Shareholders because the Board of Trustees believes it would afford TRII Nevada (i) the opportunity for enhanced long-range planning, flexibility and long-term growth as a perpetual-life corporation as opposed to the more limited alternatives of a business trust,
(ii) certain acquisition safeguards not available to the Trust, which safeguards are designed to (a) discourage unsolicited, non-negotiated takeover attempts that can be unfair to stockholders, pressure management and disrupt the operational continuity, long-range planning and long-term growth of the business TRII Nevada as successor to the Trust and (b) encourage persons who may wish to make a bona fide offer to acquire TRII Nevada to negotiate with the Board of Directors in good faith and to submit a proposal that is fair and equitable to TRII Nevada and all its stockholders and (iii) greater legal certainty in matters of corporate governance and indemnification as a corporation as opposed to a business trust and hence greater predictability in the conduct of its business as a corporation under Nevada law.

GREATER LEGAL CERTAINTY

             The Trustees urge Shareholders to adopt the Incorporation Procedure because it will convert the Trust from a California business trust to the more legally certain and predictable form of a Nevada corporation. For the purpose of carrying on a business enterprise, the business trust is an adaptation of the traditional common law trust. Business trusts are entities created by agreement or under a governing document, such as the Declaration of Trust, for which there is no prescribed form. Accordingly, the powers, rights and obligations of the Trustees and Shareholders of the Trust are determined to a large extent by contractual interpretation, rather than by reference to powers or privileges under any statute.

             Unlike a corporation, many basic legal issues affecting a business trust are not determined by a body of statutory law, but must be spelled out in the declaration of trust. Subject to overriding principles of common law, the declaration of trust serves as a substitute for a corporate statute. Thus, management and shareholders of business trusts must look to the trust instrument or common law to determine questions which would usually be answered by a corporation statute if that form were selected. On the other hand, state corporation statutes generally provide detailed and comprehensive rules concerning corporate organization, the composition, election, and duties of boards of directors and corporate officers, the form and issuance of equity shares (including voting,





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
dividend, and merger rights), rules of meetings, mergers, reorganizations, dissolutions, and derivative actions. Moreover, many matters not detailed in the statutes are usually covered by a well developed body of case law.

             Although the business trust form is regarded as legal and valid in California, the jurisdiction of organization of the Trust, no substantial body of law has developed concerning the legal status, rights, obligations and liabilities of business trusts and their trustees and shareholders, and there is a degree of uncertainty as to the legal principles applicable to business trusts under the laws of California. For example, although the trustees of a business trust are clearly fiduciaries owing a duty as such to the trust and its shareholders, it might be asserted that their fiduciary duties are governed by principles of law and equity applicable to traditional common law trusts, rather than by the standards of care, loyalty and business judgment applied to the directors of a corporation and by the standards defined in the governing trust documents.

             By contrast, the status, rights, obligations and liabilities of the stockholders, officers and directors of a corporation are governing not only by a corporation's charter documents, but also by comprehensive statutes and a body of case law interpreting those statutes and their application to a corporation and its charter documents. The existence of a more well-defined body of law allows a corporation to plan the legal aspects of its future activities with more certainty and predictability than currently exists with respect to the Declaration of Trust and the less well-defined provisions of law currently applicable to the operations of a business trust. Additionally, state law governing qualification of an out-of-state business entity to transact business is generally clearer for corporations than for business trusts. Furthermore, corporations are far more numerous than business trusts and are more familiar to investors or persons doing or proposing to do business with a company.

             Nevada has been selected as the proposed new governing jurisdiction because, among other reasons, the Trustees believe that the Nevada Revised Statutes ("NRS") set forth modern statutes that will meet the business needs of the Trust once the Incorporation Procedure is effected. The NRS is regarded as an extensive and modern corporate statute. In adopting the NRS, the legislature in Nevada has demonstrated an ability and willingness to act quickly and effectively to meet businesses' changing needs. For many years, Nevada has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern, flexible corporate statutes (very similar to those in effect in Delaware) that are periodically updated and reviewed to meet changing business needs. The Trust's Board of Trustees believes that the Incorporation Procedure will allow TRII Nevada to plan the continuing legal aspects of its future activities with more certainty and predictability than presently exists with respect to the Declaration of Trust and the less-well defined provisions of law currently applicable to the operations of a business trust. This certainty and predictability could be beneficial in attracting and retaining qualified management for TRII Nevada, in part because Nevada corporate law provides, among other things, for a greater degree (and greater clarity) in indemnification of directors and officers than is found with respect to California business trusts. Incorporating in Nevada will also enable the Trust to avoid significant annual franchise taxes assessed in certain other states of incorporation. Further, TRII Nevada, as a corporation incorporated in Nevada, will not be required to pay annual franchise or income taxes. The only annual corporate fee in Nevada which TRII Nevada will be required to pay is an $85 filing fee.

REPLACEMENT OF THE FIXED-LIFE TRUST WITH A PERPETUAL-LIFE CORPORATION

             The Trustees urge Shareholders to adopt the Incorporation Procedure because, among other things, it will replace the limited duration Trust with a perpetual-life corporation that the Board of Trustees believes will have more flexibility in holding and liquidating investments to enhance long-range planning and long-term growth. Corporations may provide for perpetual existence, while even non-liquidating business trusts generally have only limited duration.

             Section 8.1 of the Declaration of Trust provides that the Trust shall continue until the expiration of twenty years after the death of the last survivor among five named individuals born between February 11, 1962 and March 15, 1966. Such individuals now range in age from 30 to 34 and, assuming regular mortality, could live up to another fifty years or more, but no assurance can be made that such assumption is correct. While it can conceivably be argued that the Trust's finite term may be another 50 to 70 years (which might be viewed by some as equivalent to perpetual existence), that termination may occur sooner. The Trust may also be terminated by the vote or consent of holders of a majority of all outstanding Shares. In contrast, TRII Nevada has provided for perpetual duration, unless it is terminated by its Board of Directors acting with stockholder consent. See "Proposed Incorporation Procedure -- Stockholder-Management Relations."

             The Board of Trustees has determined it to be in the best interests of the Trust and its Shareholders to modify the Trust's initial intended course of operations to allow the Trust to acquire additional assets in addition to permitting the holding and disposition of assets with the certainty of no required termination. The Incorporation Procedure is designed to achieve such end.

             The finite life provisions make it more difficult for the Trust to obtain bank credit by potentially impairing a lender's position. Consequently, the Trust might be required in the future to maintain much greater cash reserves if the finite life provision is continued. The Trust will have to expend funds to maintain its properties regardless of whether the Incorporation Procedure is adopted. Although the amount of such expenditures might be less in the short term and is expected to be greater over the long term if the Incorporation Procedure is adopted, it is anticipated that the Trust may, in time, have greater access to bank credit to the extent that its assets are not encumbered to finance future renovations and improvements. A combination of the expected increased costs of maintaining and improving the Trust's properties, the additional operating expenses (including advisory fees) of operating the Trust for a potentially longer period of time and the potentially slower rate of sales of the Trust's portfolio may reduce the amount of cash available for distribution to Shareholders. This effect may be partially offset by the Trust's reduced need for cash reserves.

             The effect of eliminating the finite life provision through the Incorporation Procedure on distributions to Shareholders over the long term, including the amount available for distribution at a future liquidation, will depend upon TRII Nevada's success in improving its operating results, the prices at which TRII Nevada is ultimately able to sell its properties and the stability of the real estate markets in which the Trust owns real property.
To the extent that Tarragon continues to serve as the advisor under an advisory agreement providing for similar fees as the current Advisory Agreement, which fees are based in part on successful investment and management of the Trust's assets (discussed in more detail above under "The "Advisor" and under "Proposal Two -- Approval of the Current Advisory Agreement"), such fees (and acquisition commissions) are likely to be higher over time. The Board of Directors of TRII Nevada currently intends to continue to make any renewal of the Advisory Agreement subject to approval by the stockholders of TRII Nevada if Shareholders approve the Incorporation Procedure, although (i) advisory fees would not be subject to a charter limitation on operating expenses, as they are under the Declaration of Trust, and (ii) such stockholder approval is not required by the Articles of Incorporation of TRII Nevada as it is under the Declaration of Trust.

             In any event, the Board of Trustees, based upon discussions with management and the Trustees' knowledge of the general economic and financial conditions to which the Trust and its assets are subject believes that the potential long-term benefits of eliminating the finite life provisions through the Incorporation Procedure justify affording the Trust an opportunity to improve the Trust's operations and to seek higher prices for the Trust's properties over time. With respect to future investments, if Shareholders approve the proposed Incorporation Procedure, TRII Nevada plans to continue to focus on investment in real estate (although it has not yet identified any potential acquisitions). The Trust's investment strategy has been to maximize each property's operating income through aggressive property management by closely monitoring expenses while at the same time renovating properties where appropriate. While such renovations require greater expenditures and therefore increase the amount of revenue required to be generated by such property to cover operating expenses, the Trust believes that such renovations are necessary to maintain and possibly enhance the value of the Trust's properties. With respect to properties acquired through foreclosure, management intends to enhance the value of such properties through renovations. However, no assurance can be given that eliminating the finite life provision through the Incorporation Procedure will result in improvement in the Trust's operations or higher prices for the Trust's properties, and, further, there can be no assurance that attractive acquisition opportunities will be available after consummation of the Incorporation Procedure.

             The Board of Trustees believes that the current market price for the Shares (see "Market Prices of the Shares; Dividends") does not represent the long-term value of the Trust's assets. Nevertheless, no assurance can be given that eliminating the finite life provision through the Incorporation Procedure will result in the Trust's receiving a higher return on its assets upon sale or in increased stock prices (after giving effect to the one-for-one exchange).

ACQUISITION SAFEGUARDS

             Taking into account the negative considerations set forth below under "Possible Negative Considerations," the Board of Trustees also endorses the Incorporation Procedure because it will afford TRII Nevada certain safeguards against acquisition of TRII Nevada that, together with certain provisions of Nevada law, are designed to (a) discourage unsolicited, non-negotiated takeover attempts that can be unfair to stockholders, pressure management and disrupt the operational continuity, long-range planning and long-term growth of the business and (b) encourage persons who may wish to make a bona fide offer to acquire TRII Nevada to negotiate in good faith and to submit a proposal that is fair and equitable to TRII Nevada and all its stockholders. See "-- The Director Removal Provision," "-- The Business Combination Provision," "-- Evaluation Provision," "-- Amendment Provisions" and "-- Acquisition Safeguards -- Possible Negative Considerations."

             It has become common for third parties to accumulate substantial stock positions in public companies as a prelude to proposing a takeover, restructuring, sale of all or a substantial part of the target company or other similar extraordinary corporate action, or simply as a means to put the target company "in play." Such actions are often undertaken by the third party without advance notice to or consultation with management of the target company. In many cases, the purchaser seeks representation on the target company's board of directors or trustees in order to increase the likelihood that its proposal will be implemented by the company. If the target company resists the efforts of the purchaser to obtain representation on the company's board, the purchaser may commence a proxy contest to have its nominees elected to the board in place of certain directors or the entire board. The purchaser may not be truly interested in taking over and running the target company, but rather in using the threat of a proxy fight or a bid to take over the company as a means of forcing it to repurchase the purchaser's equity position at a substantial premium over market price. This predatory practice has come to be known as "greenmail."

             The Board of Trustees believes that the imminent threat of removal of management in such situations would severely curtail management's ability to negotiate effectively with such purchasers and with any other third party interested in acquiring the Trust. Management would be deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained. Furthermore, management could be faced with the dilemma to either pay greenmail or allow the Trust's business and management to be disrupted, perhaps irreparably.

             In addition to pressuring the management of the target company, unsolicited tender offers and other non- negotiated acquisition proposals may involve terms and be structured in ways that may be less favorable to all the stockholders than those of a transaction negotiated and approved by the board of directors. Although such proposals may be made at a price substantially above prevailing market prices, they are sometimes made for less than all of the outstanding shares of a company. As a result, stockholders may be forced either to partially liquidate their investment under circumstances that may be disadvantageous to them or to retain their investment as minority stockholders in an enterprise that is controlled by persons whose objectives may be at odds with those of the remaining minority stockholders and former management. Unsolicited tender offers or other purchases of substantial blocks of outstanding shares may also be followed by non-negotiated mergers or similar transactions that involve elimination of the remaining public stockholders of the target company. Such transactions may not assure fair treatment of the public stockholders remaining after the first step of the acquisition, because the controlling stockholder's influence dominates the negotiations. Such tender offers or purchase programs may also take the form of a two-tiered offer in which cash is offered for a portion of a company's outstanding shares, and, thereafter, securities that are or may be worth less than the cash portion are offered for the remaining shares. Thus, stockholders are pressured into selling as many of their shares as possible either to the purchaser or in the open market without having the opportunity to make a considered investment choice between remaining a stockholder of the company or disposing of their shares. Two-tiered pricing tactics, as well as certain other unsolicited proposals, may also be timed and designed to foreclose or minimize the possibility of more favorable competing bids, which in turn may result in stockholders losing the opportunity to consider alternative and possibly more attractive proposals. In addition, persons who accumulate large blocks of stock without negotiating with management through private or open market transactions may achieve a position of substantial influence and control without paying stockholders a fair control premium.

             The Trustees recognize that acquisition proposals that have not been negotiated with and approved by a company's board of directors do not always have the unfavorable consequences or effects described above. See "Acquisition Safeguards - Possible Negative Considerations." However, it is the view of the Board of Trustees that the potential disadvantages of non-negotiated acquisition proposals are sufficiently great that it would be in the best interest of TRII Nevada and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of TRII Nevada and to submit proposals that are fair and equitable to TRII Nevada and all of its stockholders. In the judgment of the Board of Trustees, the proposed acquisition safeguards will help ensure that the Board of Directors of TRII Nevada, if confronted by a proposal from a third party that has acquired a significant block of TRII Nevada stock, will have sufficient opportunity to review and analyze the proposal and appropriate alternatives and to act as it believes the best interest of all stockholders dictates. The Trustees also believe that the changes resulting from the Incorporation Procedure should not discourage acquisition proposals at a price reflective of the true value of TRII Nevada that are fair and equitable to all stockholders. None of the proposed acquisition safeguards would prevent any person from making a tender offer to TRII Nevada's stockholders or prevent any stockholder from accepting such an offer.

             The Incorporation Procedure does not reflect any present knowledge on the part of the Trustees of any pending, proposed or threatened takeover, tender offer, leveraged buyout, proxy contest, sale of assets or other similar transaction involving a change in control of the Trust. In addition to the reasons discussed above, the Board of Trustees believes that the acquisition safeguards are nonetheless necessary at this time because the effectiveness of the acquisition safeguards depends on their being implemented before an acquisition proposal is made. Otherwise, one of the purposes of the acquisition safeguards -- to encourage potential acquiror negotiate directly with the Board of Directors of TRII Nevada -- might be thwarted. In any event, it is unlikely that the Trust or TRII Nevada would be able to implement the full range of acquisition safeguards once a takeover attempt is already in progress. For these reasons, the Board of Trustees believes that it would be beneficial to adopt the acquisition safeguards as part of the Incorporation Procedure.

             The Board of Trustees does not currently have under consideration, and does not have any current intention to propose or adopt, any other measures that may have the effect of discouraging acquisitions apart from those proposed in this Proxy Statement/Prospectus. Circumstances may change and it is, of course, possible that the Board of Directors of TRII Nevada may adopt further measures in the future, which measures may or may not require stockholder approval. See "- Comparison of Principal Differences Between the Trust and TRII Nevada."

             POSSIBLE NEGATIVE CONSIDERATIONS. In addition to and amplification of the risk factors discussed under "Certain Risk Factors" and the possible negative effects of eliminating the Trust's finite life provision discussed under "- Replacement of the Fixed Life Trust with a Perpetual- Life Corporation," Shareholders should take into account the following possible negative considerations concerning the acquisition safeguards described above in evaluating the proposed Incorporation Procedure as a whole. Notwithstanding the benefits of the Incorporation Procedure anticipated by the Board of Trustees, Shareholders should recognize that the acquisition safeguards could discourage a future attempt to acquire control of TRII Nevada that is not presented to and approved by the Board of Directors, but which some of TRII Nevada's stockholders might believe to be in their best interest or which might offer stockholders a premium for their shares over prevailing market prices.
As a result, stockholders who might desire to participate in a transaction may not have an opportunity to do so and the Incorporation Procedure might therefore be viewed as limiting stockholders' rights. Furthermore, unsolicited proposals are not necessarily less advantageous transactions negotiated with management.

             Consummation of the Incorporation Procedure could have the effect of making it more difficult for holders of even a majority of the outstanding shares of TRII Nevada (i) to obtain control either directly by making a tender offer for the outstanding stock of TRII Nevada (see "-- The Business Combination Provision") or by soliciting proxies or consents (see "--Stockholder/Management Relations The Consent Provision") for use at a special or regular meeting of TRII Nevada's stockholders (see "- Stockholders Management Relations

- The Stockholder Meeting Provision") or (ii) to change the composition of the Board of Trustees to remove incumbent management (see "-- Management after Incorporation Procedure -- The Director Removal Provision"). Accordingly, the Incorporation Procedure, together with the protection afforded by the collective beneficial ownership of approximately 28% of the Trust's Shares (as of May 9, 1997) by the Trustees and the Trust's executive officers and entities with which they are affiliated, could entrench the Board of Directors, even in circumstances where a majority of the stockholders may be dissatisfied with the performance of the incumbent directors or otherwise desire to make changes.

             With respect to (i) certain mergers and other related transactions and (ii) certain amendments to TRII Nevada's Articles of Incorporation, the acquisition safeguards will also effectively give veto power to holders of more than one-third and one-fifth, respectively, of the outstanding voting shares of TRII Nevada, even if such mergers or amendments were desired by a majority of the stockholders.

             The cumulative effect of the various changes resulting from the Incorporation Procedure might also discourage some persons from investing in or acquiring a large block of TRII Nevada stock by making it more difficult for a substantial stockholder to exercise control, to complete an acquisition of TRII Nevada or to negotiate a repurchase of its shares by TRII Nevada. Stockholders may also have less opportunity to take advantage of temporary increases in the market price of TRII Nevada's shares that might be caused by takeover speculation.

             The Trustees have considered these potential disadvantages and differences and have concluded that the acquisition safeguards included in the Incorporation Procedure outweigh these possible disadvantages.

CERTAIN POTENTIAL CONFLICTS OF INTEREST

             The Incorporation Procedure is also likely to result in Tarragon, as advisor, earning greater fees for a longer period of time than could be the case under the Trust's current provisions. In addition, such advisory fees would not be subject to the operating expense limitation currently contained in the Declaration of Trust, although a substantially similar provision would be included in an amendment to the current Advisory Agreement. While the Board of Trustees believes that the Incorporation Procedure is in the best interest of the Trust and its Shareholders, certain members of management could benefit from the Incorporation Procedure and, therefore. may be viewed as having a conflict of interest.

             Shareholders should be aware that certain of the Trust's executive officers have interests that may present them with conflicts of interest in connection with the Incorporation Procedure. To the extent that Tarragon continues to serve as advisor, the Incorporation Procedure is also likely to result in Tarragon earning greater fees for a longer period of time. Additionally, in the future, Tarragon may benefit from the elimination of certain limitations on investments currently applicable to the Trust. The Articles of Incorporation of TRII Nevada would permit it to engage in a larger class of transactions with related parties than is permitted by the existing Declaration of Trust. Furthermore, the proposed Incorporation Procedure contains certain safeguards regarding acquisition of TRII Nevada which may, among other things, have the effect of making it more difficult for Shareholders to remove incumbent management. The Articles of Incorporation of TRII Nevada would also limit the liability of directors to a greater degree than the Declaration of Trust, as discussed more fully below under "Proposed Incorporation Procedure -- Liability of Certain Persons -- The Management Liability Provision''.

THE ONE-FOR-ONE EXCHANGE OF SHARES

             As part of the Merger, existing Shareholders of the Trust would automatically become stockholders of TRII Nevada by the exchange of all shares of the California corporation for newly issued Nevada Common Stock on the basis of the One-for-One Exchange. For reasons discussed under "Proposed Incorporation Procedure - Comparison of the Securities of TRII Nevada and the Trust - Common Equity," each share of Nevada Common Stock would have $0.01 par value, unlike each existing Share, which has no par value.

             The One-for-One Exchange would result in issuance by TRII Nevada of a number of shares of Nevada Common Stock equal to the number of Shares of the Trust outstanding immediately before commencement of the Incorporation Procedure. Based upon the 1,343,119 Shares outstanding on May 9, 1997, the One-for-One Exchange would result in issuance of 1,343,119 shares of Nevada Common Stock.

             The One-for-One Exchange will not affect any Shareholder's proportionate equity interest in the Trust. Upon consummation of the Incorporation Procedure, each outstanding share of Nevada Common Stock shall be entitled to one vote at each meeting of stockholders, as is the case with each currently outstanding Share of the Trust.

             THERE CAN BE NO ASSURANCE THAT THE MARKET PRICE PER SHARE OF NEVADA COMMON STOCK AFTER THE ONE-FOR-ONE EXCHANGE WILL BE EQUAL TO THE MARKET PRICE PER SHARE OF THE SHARES BEFORE THE ONE-FOR-ONE EXCHANGE OR THAT MARKETABILITY OF NEVADA COMMON STOCK WILL REMAIN CONSISTENT WITH THE MARKETABILITY OF THE SHARES. Prices for TRII Nevada Common Stock will be determined in the marketplace and may be influenced by many factors, including investor perception of the changes effected through the Incorporation Procedure.

             Assuming that the proposed Incorporation Procedure is approved, Shareholders will be furnished with necessary materials and instructions to exchange their certificates representing the existing Shares for certificates representing Nevada Common Stock.

             ADOPTION AND APPROVAL OF THE INCORPORATION PROCEDURE WILL SIGNIFICANTLY AFFECT CERTAIN RIGHTS OF SHAREHOLDERS. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ CAREFULLY THIS ENTIRE PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO AND TO CONSIDER CAREFULLY THE DIFFERENCES BETWEEN THEIR RIGHTS AS SHAREHOLDERS OF THE TRUST AND AS STOCKHOLDERS OF TRII NEVADA BEFORE VOTING.

COMPARISON OF PRINCIPAL DIFFERENCES BETWEEN THE TRUST AND TRII NEVADA

             If the proposed Incorporation Procedure is approved and consummated, the business of the Trust will be conducted by a Nevada corporation rather than by a business trust organized under the laws of the State of California. The rights and powers of the Trust and its Shareholders and Trustees currently are governed primarily by the Declaration of Trust and the Trustees' Regulations and, to a lesser extent, by California business trust law, while those of TRII Nevada and its stockholders and directors would be governed by Articles of Incorporation and Bylaws and by Nevada corporate law. Set forth below is a comparison of principal differences between those respective rights and powers. Although the Trustees believe that the following discussion sets forth the material differences between the rights of Shareholders of the Trust and stockholders of TRII Nevada, the comparison does not purport to be a complete statement of all differences and is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of TRII Nevada and the Declaration of Trust and the Trustees' Regulations.
Shareholders should refer to the full text of TRII Nevada's Articles of incorporation and Bylaws attached hereto as Appendices C and D, respectively, and compare them with the Declaration of Trust and the Trustees' Regulations, attached hereto as Appendices E and F, respectively.

             For convenience and ease of reference, comparisons between the Trust and TRII Nevada are set forth as follows: "Management After Incorporation Procedure" discusses the role of TRII Nevada's advisor and how the Trust's Board of Trustees would be reconstituted as TRII Nevada's Board of Directors; "Liability of Certain Persons" addresses exculpation of trustees and directors, indemnification of trustees, directors and officers and shareholder liability; "Business Activities After Incorporation Procedure" compares business objectives and restrictions on certain activities and related party transactions; "Comparison of the Securities of TRII Nevada and the Trust," in addition to comparing the Shares with the Nevada Common Stock, outlines dissenters' rights, preferred stock, listing on the NASDAQ National Stock Market and certain restrictions on ownership and transfer of shares; "Stockholder-Management Relations" describes the mechanics of stockholder voting and meetings; "The Business Combination Provision" discusses certain provisions of TRII Nevada's Articles of

Incorporation relating to acquisition transactions with interested stockholders; "The Evaluation Provision" describes certain new provisions; and "Amendment Provisions" sketches the requirements for amending the governing documents of the Trust and TRII Nevada.

MANAGEMENT AFTER INCORPORATION PROCEDURE

             CONSTITUENCY OF THE BOARD. The current Board of Trustees consists of four members. The Articles of Incorporation of TRII Nevada sets the number of initial directors at four. The exact number of directors may be fixed or changed by the affirmative vote of a majority of the entire Board of Directors, from time to time, within the limits set by the Articles of Incorporation. By comparison, the Declaration of Trust provides that the number of Trustees shall be no less than three nor more than fifteen as determined by the vote of the Shareholders of the Trust or the Trustees. The Declaration of Trust provides a maximum age limitation for Trustees of seventy (70) by providing that no person shall be eligible for election, reelection or appointment as a Trustee after having reached the age of seventy years. The Articles of Incorporation of TRII Nevada do not place any age limitation on directors.

             Notwithstanding any limitation on the maximum number of directors in the Articles of Incorporation, whenever TRII Nevada issues preferred stock and gives its holders the right to elect a director at an annual or special meeting of stockholders, then the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Articles of Incorporation or the resolution(s) adopted by the Board of Directors applicable thereto. See "Proposed Incorporation Procedure -- Comparison of the Securities of TRII Nevada and the Trust - Preferred Stock."

             Any vacancy on the Board of Directors of TRII Nevada will be filled by a vote of the majority of the directors then in office or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. The Declaration of Trust provides for filling Board of Trustees vacancies by the remaining Trustees or by the vote or consent of a majority of the outstanding shares entitled to vote thereon.

             The Declaration of Trust requires that a majority of Trustees be persons who are not affiliates of the original sponsor of the Trust and one of the Trust's former advisors, or any of the original sponsor's affiliates or successor entities. Under the Declaration of Trust, "Affiliate" is defined "as to any person, any other person who owns beneficially, directly, or indirectly, 1% or more of the outstanding capital stock, shares or equity interests of such person or of any other person which controls, is controlled by, or is under common control with, such person or is an officer, retired officer, director, employee. partner, or trustee of such person or of any other person which controls, is controlled by, or is under common control with, such person." Under the Declaration of Trust, "Person" is defined to include "individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof."

             By contrast, Article SIXTH of the Articles of Incorporation does not require that any of TRII Nevada's directors be independent of the advisor or any other person. It should be noted. however, that all of the Trustees, who would serve as directors of TRII Nevada, except William S. Friedman are unaffiliated with Tarragon.

             THE DIRECTOR REMOVAL PROVISION. Under Article ELEVENTH of the Articles of Incorporation (the "Director Removal Provision"), each director of the Board may be removed only by the affirmative vote of the holders of not less than two-thirds of the outstanding stock of TRII Nevada then entitled to vote for the election of such director. By contrast, under the Declaration of Trust, Trustees may be removed by vote or consent of the holders of a majority of the outstanding Shares entitled to vote thereon, or by a majority of the remaining Trustees. The Director Removal Provision makes removal of a director of TRII Nevada more difficult by requiring a super-majority vote.

             Shareholders should note that affiliates of Tarragon effectively will have power over the removal of directors of TRII Nevada pursuant to the Director Removal Provision.

             The Director Removal Provision tends to ensure managerial continuity and to deter certain kinds of unsolicited takeovers while making changes in control somewhat more difficult. See "Proposed Incorporation Procedure -- Acquisition Safeguards -- Possible Negative Considerations."

             TRII NEVADA'S ADVISOR. It is anticipated that the day-to-day operations of TRII Nevada will be performed by Tarragon from the effective time of the Merger under the modified Advisory Agreement described under "Business and Properties of the Trust -- The Advisory Agreement," subject to shareholder approval the Incorporation Procedure.

             Article THIRTEENTH of the Articles of Incorporation provides that the Board of Directors may authorize advisory agreements. There is no requirement that the Board of Directors obtain stockholder approval prior to any renewal or modification of such advisory agreements (although the Board of Directors intends to continue this practice). In contrast, the Declaration of Trust currently requires that all advisory agreements have an initial term of no more than two years and provide for annual renewal extension thereafter, subject to shareholder approval.

             The Declaration of Trust also provides for termination of advisory agreements without penalty (i) by the advisor upon 120 days' written notice or
(ii) by the Shareholders (by a vote of the majority of the outstanding Shares) or (iii) by the Board of Trustees (by majority vote including a majority of unaffiliated Trustees) upon 60 days' written notices. The TRII Nevada Articles of Incorporation leave termination provisions regarding advisory agreements to
the negotiation of the parties.   Neither TRII Nevada's Articles of
Incorporation nor the Declaration of Trust requires Shareholder approval for the selection of the advisor per se.

             The Declaration of Trust requires that any advisory agreement entered into with a Trustee or an affiliate (see "Proposed Incorporation Procedure -- Management after Incorporation Procedure -- The Classified Board Provision") of a Trustee must be made, approved or ratified by a majority of the Trustees who are not so affiliated. Transactions of TRII Nevada with any advisor or affiliate thereof would be governed by the NRS and the unified related-party provisions contained in Article FOURTEENTH of the Articles of Incorporation. Prior to entering certain related party transactions, except certain specified contracts including the Advisory Agreement, the Board of Directors would be required to agree that the transaction is in the best interest of the corporation and that no other opportunity exists that is as good as the opportunity presented by such transaction. Direct contractual agreements for services, such as the Advisory Agreement between TRII Nevada and Tarragon or one of its affiliates, would require the prior approval of a majority of the directors.

             Section 4.3 of the Declaration of Trust requires the Trust's advisor to use its best efforts to present to the Trust a continuing and suitable investment program, consistent with the Trust's investment policies and objectives. However, consistent with the Declaration of Trust, neither the advisor nor any affiliate of the advisor is obligated to present any particular investment opportunity to the Trust. The advisor is, in fact, expressly authorized to take for its own account or recommend to others any particular investment opportunity. There is no comparable provision to such Section 4.3 in the Articles of Incorporation.

             The Articles of Incorporation impose fewer explicit restrictions on compensation of TRII Nevada's advisor than does the Declaration of Trust. Article THIRTEENTH of the Articles of Incorporation provides that the compensation payable under the Advisory Agreement must be approved as "fair and equitable" by the Board of Directors, and the Restrictions on Related-Party Transactions Provision also applies to compensation of the advisor. See, however, the discussion of contractual limits on operating expenses below under "Proposed Incorporation Procedure -- Business Activities after Incorporation Procedure."

LIABILITY OF CERTAIN PERSONS

             THE MANAGEMENT LIABILITY PROVISION. The Incorporation Procedure will enable TRII Nevada to define the liability of corporate officers and directors with greater precision. The Board of Trustees believes that limited liability will help retain and attract the best possible officers and directors. Currently, each of the Trustees has been offered contractual indemnification to the fullest extent permitted by the Declaration of Trust or to the fullest extent not prohibited under applicable law. Under the Management Liability Provision (Article NINTH of the Articles of Incorporation), the directors will not have personal liability to TRII Nevada or its stockholders for monetary damages for any breach of their fiduciary duties as directors (including, without limitation, any liability for gross negligence in the performance of their duties), except (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of dividends in violation of NRS 78.300. By precluding personal liability for certain breaches of fiduciary duty, including grossly negligent business decisions in evaluating takeover proposals to acquire TRII Nevada, the Management Liability Provision supplements indemnification rights afforded under TRII Nevada's Articles of Incorporation and Bylaws which provide, in substance. that TRII Nevada shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the NRS and other applicable laws.

             The Articles of Incorporation provide that TRII Nevada "shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) . . . to any person made or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person is or was a director, officer, employee or agent of TRII Nevada . . ." Further, the Bylaws provide that "[e]ach officer, director or employee . . . shall be indemnified . . .
to the full extent permitted under Chapter 78 of the Nevada Revised Statutes .
 . . and other applicable law." Pursuant to the NRS, a corporation may indemnify persons for expenses related to an action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. The expenses indemnified against in this provision include attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred connection with the action, suit or proceeding. The NRS further provides that a corporation may indemnify persons for attorneys' fees related to an action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. The corporation may also indemnify directors for amounts paid for judgments and settlements in such a suit, but only if ordered by a court after determining that the person is "fairly and reasonably" entitled to indemnity.

             The Management Liability Provision contained in the Articles of Incorporation is analogous to Article VII of the Declaration of Trust. Article VII, however, explicitly exculpates Trustees, officers, employees and agents of the Trust while the Management Liability Provision explicitly exculpates only directors. Further, under the Declaration of Trust, a Trustee would not be indemnified for liability arising from gross negligence or reckless disregard of duty, whereas a director of TRII Nevada may be indemnified for such liability under the Articles of Incorporation.

             Current Trustees and the directors of TRII Nevada could personally benefit from expanding limitation on their personal liability.

             The NRS and Nevada common law provide that a corporation's board of directors owes certain fiduciary duties to the corporation and its stockholders, including a duty of loyalty and a duty of care. The duty of care generally considered to require directors to be sufficiently diligent and careful in informing themselves regarding, and in deciding whether to take or not to take, corporate action. The duty of care to which directors are bound is that which ordinarily prudent and diligent men would exercise under similar circumstances. The duty of loyalty is generally considered to require directors to act in what they determine is good faith, at appropriate consideration, to be in the best interest of the corporation and not to engage in self-dealing. With respect to limitations on the personal liability of directors to TRII Nevada or its stockholders, the Management Liability Provision is more expansive than the provision in the Declaration of Trust that addresses the limitations on the personal liability of Trustees to the Trust or its shareholders. Consequently, the Management Liability Provision expands the current limitation on personal liability of members of management to cover, in addition, certain violations of their fiduciary duty of care rising to the level of gross negligence or reckless disregard of duty. The Management Liability Provision would not, however, insulate directors of TRII Nevada from liability to TRII Nevada or its stockholders for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of distributions in violation of NRS 78.300. The limitation of liability applies only to claims by TRII Nevada or its stockholders and does not preclude or limit recovery of damages by others, such as creditors. Furthermore, the limitation of liability applies prospectively only and would therefore not affect a Trustee's potential liability for acts or omissions in his capacity as a Trustee prior to the effective time of the Merger.

             The Management Liability Provision further provides that any repeal or modification of Article NINTH would not increase the personal liability of any director of TRII Nevada for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of TRII Nevada existing at the time of such repeal or modification. Moreover, the Management Liability Provision provides that if Nevada law is, in the future, amended to further eliminate or limit the liability of directors, the liability of a director shall be eliminated or limited to the fullest extent permitted by Nevada law, as so amended.

             By protecting directors from assessments of monetary damages for breaches of the duty of care, Management Liability Provision limits the remedies available to a stockholder seeking to challenge a Board of Directors decision protected by the Management Liability Provision, including, for example, decisions relating to acquisition proposals or similar transactions. However, it does not eliminate or change the duty of care. Accordingly, the Management Liability Provision does not limit the availability of equitable remedies, such as an injunction or rescission based on a director's breach of the duty of care, although, as a practical matter, particular equitable remedies may not be available (e.g., after a transaction has already been effected). Additionally, the Bylaws of TRII Nevada provide indemnification to each officer, director and employee of TRII Nevada to the fullest extent permitted by Chapter 78 of the NRS and other applicable law.

             The Management Liability Provision also provides that TRII Nevada shall indemnify to the fullest extent permitted by law any person who is a party or is made or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person is or was a director, officer, employee or agent of TRII Nevada, or is or was serving at the request of TRII Nevada, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity. The Management Liability Provision also provides that TRII Nevada shall advance expenses to the fullest extent permitted by law to such indemnitee. The Management Liability Provision further states that any amendment to or repeal of Article NINTH would not diminish such indemnification with respect to any acts or omissions occurring prior to such amendment or repeal. The Declaration of Trust provides that the Trust shall indemnify and reimburse any person made a party to any action, suit or proceeding or against whom any claim or liability is asserted because he was or is a Trustee, officer, employee or agent of the Trust for any judgments, fines, amounts paid on account thereof (whether in settlement or otherwise) and reasonable expenses, including attorneys' fees, actually and reasonably incurred by him in defending against such claim, action, suit or proceeding, or alleged liability or in connection with any appeal therein, except where the claim, obligation or liability arose out of such person's willful misfeasance, bad faith, gross negligence or reckless disregard of duty. The indemnity provisions of the Management Liability Provision and Section 78.751 of the NRS are comparable except that Section 78.751 of the NRS provides that a corporation shall make no indemnification in respect of any claim as to which a final adjudication establishes that the director is liable to TRII Nevada or for amounts paid in settlement to TRII Nevada unless and only to the extent that the court in which the action was brought determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses.

             As herein described, directors and officers of TRII Nevada are indemnified against certain liabilities under provisions of the Articles of Incorporation and Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

             In addition, the Management Liability Provision provides, as permitted by the NRS, that TRII Nevada may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of TRII Nevada or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against such expense, liability or loss, whether or not TRII Nevada would have the power to indemnify such person against any such expense, liability or loss under the NRS. Section 7.4 of the Trust's Declaration of Trust is analogous to this portion of the Management Liability Provision. Although the Trust has had the power to purchase such insurance, to date the Trust has not done so.

             The Trustees and officers of the Trust are indemnified under the Declaration of Trust against judgments, fines, amounts paid on account of and reasonable expenses (including attorneys' fees) incurred in connection with the defense of suits or proceedings in which a claim or liability against a person is asserted by reason of the fact that he is a Trustee or officer of the Trust, as the case may be. Currently, each of the Trustees of the Trust has been offered contractual indemnification to the fullest extent permitted by the Declaration of Trust or to the fullest extent not prohibited under applicable law.

             SHAREHOLDER LIABILITY. Limitations on the potential personal liability of stockholders for the acts and obligations applicable to TRII Nevada under Nevada law are comparable to the limitations under California law and the Declaration of Trust applicable to Shareholders of the Trust with respect to the Trust's acts and obligations. Though the Articles of Incorporation do not expressly limit stockholder liability, pursuant to Article 8, Section 3, of the Nevada constitution and Section 78.225 of the NRS, stockholders are not personally liable for the payment of a corporation's debts, except to the extent a stockholder has not paid the consideration for which that stockholder's shares were authorized to be issued or which was specified in a written subscription agreement between the corporation and the stockholder. Similarly, the Declaration of Trust provides that Shareholders shall not be subject to any personal liability for the acts or obligations of the Trust and that every written undertaking made by the Trust shall contain a provision that such undertaking is not binding on any Shareholder personally. Under Section 23001 of the California Corporations Code, no shareholder of a real estate investment trust like the Trust shall be personally liable for any liabilities, debts or obligations of, or claims against, such real estate investment trust. Section 23002 of the Corporations Code further provides that
Section 23001 applies to any real estate investment trust under the laws of California with respect to liabilities, debts, obligations and claims wherever arising. Under Section 23000 of the California Corporations Code, the Trust is classified as a "real estate investment trust" for purposes of the foregoing provisions of California law. Thus, it appears that the Incorporation Procedure will not materially alter Shareholder liability in California. It should be noted that the law regarding other states where the Trust does business might treat Shareholders' liability in a different manner (i.e., impose liability) if a court in such state were not to apply California law to such issue.

BUSINESS ACTIVITIES AFTER INCORPORATION PROCEDURE

             No significant change in the nature of the Trust's business is anticipated as a result of the Incorporation Procedure, though TRII Nevada will be empowered under the Articles of Incorporation to engage in a wider range of business activities than those currently permitted under the Declaration of Trust. It should be noted that the Articles of Incorporation place no limitations on TRII Nevada's operating expenses, as discussed below.

             Article THIRD of the Articles of Incorporation states that TRII Nevada may engage in any lawful activity, subject to the restrictions set forth above under "Proposed Incorporation Procedure -- Management after Incorporation Procedure -- TRII Nevada Advisor" and below under "Proposed Incorporation Procedure -- Business Activities after Incorporation Procedure -- The Restrictions on Related-Party Transactions Provision." While, unlike the Declaration of Trust, the Articles of Incorporation neither dictate specific investment policies nor formally restrict particular activities of TRII Nevada, it is currently expected that the investment policies and activities of TRII Nevada will be substantially similar to the existing investment policies and activities of the Trust. Notwithstanding such expectation, TRII Nevada may avail itself of the greater flexibility permitted by the Articles of Incorporation to make certain investments that the Trust is not authorized to make. No assurance can be given that TRII Nevada's investment policies will not change if, in the opinion of the Board of Directors, circumstances so require, and certain investment policies may be changed without stockholder approval.

             To continue to qualify for taxation as a REIT under the Code, TRII Nevada will, among other things, be required (i) to hold at least 75% of the value of its total assets in real estate assets, government securities, cash and cash items at the close of each quarter of each taxable year, (ii) to distribute 95% of its taxable income each year (excluding any net capital gain) as dividends, (iii) to ensure that no more than 50% in value of its outstanding stock is held by five or fewer individuals or certain organizations at any time during the last half of each taxable year and (iv) to ensure that no fewer than 100 persons are beneficial owners of stock of TRII Nevada during at least 335 days of each taxable year. Section 5.3 of the Declaration of Trust contains substantial limits on the business activities in which the Trust may engage, some of which facilitate compliance with the aforementioned Code requirements.

             Section 5.3 of the Declaration of Trust prohibits or restricts the Trustees from investing (i) in any foreign currency, bullion or commodities,
(ii) in contracts of sale for real estate in excess of a value of 1% of the total assets of the Trust Estate, except in conjunction with the acquisition or sale of real property or when such investments are held as security for mortgages made or acquired by the Trust, (iii) in any short role, (iv) in any equity security, including the shares of other REITs, and (v) in single-family homes. Furthermore, Section 5.3 prohibits the Trustees from investing more than 10% of the assets of the Trust estate (a) in equity ownership of, or mortgage loans on, unimproved real property that does not produce income or in participation in the ownership of, or mortgage loans on, unimproved real property that does not produce income, except pursuant to an agreement for the development of the land within a reasonable time or (b) in junior mortgage loans, excluding wraparound loans, and from issuing certain equities and debt securities as more fully described in "Proposed Incorporation Procedure -- Comparison of the Securities of TRII Nevada and the Trust -- Preferred Stock."

             Subject to the foregoing restrictions and the restrictions on related-party transactions discussed below, the Trustees may change the investment policy of the Trust without Shareholder approval if they determine that such change would be in the best interest of the Trust. As mentioned above, certain of the restrictions contained in Section 5.3 were designed to facilitate the Trust's continuing qualification as a REIT under the Code. Provided TRII Nevada operates as a REIT, and it is not expected that TRII Nevada will conduct its future business activities in such a manner as to terminate its anticipated REIT status, its investment policies would be limited by applicable Code provisions. Nevertheless, TRII Nevada would have substantially greater flexibility and fewer restrictions on its investment policy than the Trust presently has.

             Additionally, Section 4.4 of the Declaration of Trust places specific limits on the Trust's "operating expenses" (defined in Section 1.4[s] of the Declaration of Trust). For purposes of those limits, operating expenses include (i) aggregate annual expenses constituting operating expenses under generally accepted accounting principles, (ii) the advisory fee payable to the Trust's advisor and (iii) the fees and expenses paid to the Trustees who are not employees or affiliates of the advisor. However, such operating expenses specifically exclude (a) the cost of money borrowed by the Trust, (b) income taxes, taxes and assessments on real property and all other taxes applicable to the Trust, (c) expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Trust's securities, (d) fees and expenses paid to independent mortgage servicers, contractors, consultants, managers and other agents retained by or on behalf of the Trust, (e) expenses directly connected with the purchase origination, ownership and disposition of real properties or mortgage loans, other than expenses with respect thereto of employees of the Trust's advisor, except legal, internal auditing, mortgage servicing, foreclosure and computer costs and transfer agent services performed by employees of the Trust's advisor, (f) the expenses of maintaining and managing real estate equity interests and processing and servicing mortgage and other loans, (g) expenses connected with payments of dividends, interest or distributions by the Trust to Shareholders,
(h) expenses connected with communicating to Shareholders and maintaining Shareholder relations, (i) transfer agent's, registrar's and indenture trustee's fees and charges, (j) the cost of any accounting, statistical, bookkeeping or computer equipment necessary for maintaining the Trust's books and records and (k) reserves for depletion, depreciation and amortization and losses and provisions for losses. The following direct expenses of the advisor shall be excluded from the Trust's operating expenses and shall be borne by the advisor:
(1) employment expenses of the advisor's personnel (including Trustees, officers and employees of the Trust who also serve as directors, officers, or employees of the Trust's advisor or affiliates of the advisor), (2) rent, telephone, utilities, office furnishings and other office expenses of the Trust's advisor (except those relating to a separate office, if any, maintained solely for the Trust), and (3) overhead of the Trust's advisor directly related to performance of its functions under the Advisory Agreement.

             Under Section 4.4 of the Declaration of Trust, operating expenses of the Trust for any fiscal year must not exceed the lesser of (a) 1.5% of the average of the "Book Values of Invested Assets" (as defined in the Declaration of Trust) of the Trust at the end of each calendar month of such fiscal year, or (b) the greater of 1.5% of the average of the "Net Asset Value" (as defined in the Declaration of Trust) of the Trust at the end of each calendar month of such fiscal year and 25% of the Trust's "Taxable Income" (as defined in the Declaration of Trust). Section 4.4 of the Declaration of Trust further provides that any advisory agreement shall specifically provide for a refund to the Trust of the amount, if any, by which the operating expenses exceed the applicable amount, provided that the amount of such refund shall not exceed the aggregate advisory fees paid to the advisor under such contract with respect to such fiscal year.

             In accordance with this section, the Advisory Agreement described under Proposal Two specifically provides for a refund to the Trust of the amount by which the operating expenses of the Trust for any fiscal year exceed the limitation set forth in Section 4.4 of the Declaration of Trust, "or in any similar limitation (if contained) in a successor Declaration of Trust or
Certificate or [Articles] of Incorporation...."  Although the Articles of
Incorporation place no limitations on TRII Nevada's operating expenses, the limitation on operating expenses under the current Advisory Agreement, assuming Shareholders approve the Incorporation Procedure, will be included contractually in the Advisory Agreement through an amendment thereto. See "Certain Risk Factors -- Elimination of Charter Limitation on Operating Expenses."

             THE RESTRICTIONS ON RELATED-PARTY TRANSACTIONS PROVISION. Article FOURTEENTH of the Articles of Incorporation provides that TRII Nevada shall not, directly or indirectly, contract or engage in any transaction with (i) any director, officer or employee of TRII Nevada, (ii) any director, officer or employee of the advisor, (iii) the advisor or (iv) any affiliate or associate (as such terms are defined in Rule 12b-2 under the Exchange Act, as amended) of TRII Nevada or any person identified in the foregoing clauses (i) through (iii) unless (a) the material facts as to the relationship among or financial interest of the relevant individuals or persons and as to the contract or transaction are disclosed to or are known by the Board of Directors or the appropriate committee thereof and (b) the Board of Directors or committee thereof determines that such contract or transaction is fair to TRII Nevada and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of the independent directors of TRII Nevada entitled to vote thereon. Article FOURTEENTH defines an "independent director" as one who is neither an officer or employee of TRII Nevada nor a director, officer or employee of TRII Nevada's advisor.

             Stockholders should note that Article FOURTEENTH does not supplant Nevada law regarding related-party transactions; rather, Article FOURTEENTH provides additional protection against the possibility of related-party transactions unfavorable to TRII Nevada. Under the NRS, a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any corporation, firm or association in which one or more of its directors or officers are directors or officers or are financially interested, is not void or voidable solely for this reason, or solely because the director or officer is present at the meeting of the board of directors or a committee thereof which authorizes or approves the contract or transaction, because the vote or votes of common or interested directors are counted for that purpose, provided that one of the four requirements below is met:

                     (i) The fact of the common directorship, office or
             financial interest is disclosed or known to the board of directors or committee and noted in the minutes, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote or votes of the common or interested director or directors.

                     (ii) The fact of the common directorship, office or
             financial interest is disclosed or known to the stockholders, and they approve or ratify the contract or transaction in good faith by a majority vote of stockholders holding a majority of voting power. The votes of the common or interested directors or officers must be counted in any such vote of stockholders.

                     (iii) The fact of the common directorship, office or
             financial interest is not disclosed or known to the director or officer at the time the transaction is brought before the board of directors of the corporation for action.

                     (iv) The contract or transaction is fair as to the
             corporation at the time it is authorized or approved.

             The basic restriction on transactions between the Trust and related parties contained in the Declaration of Trust is similar to restrictions contained in TRII Nevada's Articles of Incorporation and the NRS.
Section 7.6 of the Declaration of Trust provides that, absent fraud and except as otherwise prohibited by the Declaration of Trust, a contract, act or other transaction between the Trust and any other person, or in which the Trust is interested, shall be valid even though one or more of the Trustees or officers of the Trust (i) are directly or indirectly interested in, or connected with, or are trustees, partners, directors, officers or related officers of such other person or (ii) individually or jointly with others, are parties to or directly or indirectly interested in, or connected with, such contract, act or transaction. Further, no Trustee or officer shall be under any disability from or have any liability as a result of entering into any such contract, act or transaction provided that (a) such interest or connection is disclosed or known to the Trustees and thereafter the non-interested Trustee vote to authorize such contract, act or other transaction: (b) such interest or connection is disclosed or known to the Shareholders and thereafter such contract, act or transaction is approved by the Shareholders; and (c) such contract, act or transaction is fair and reasonable to the Trust at the time it is authorized by the Trustees or by the Shareholders.

             The Declaration of Trust also contains specific restrictions on certain transactions between the Trust and certain other persons. Although the standards and procedures by which such transactions are permissible under TRII Nevada's Articles of Incorporation and Nevada law, on the one hand, and the Declaration of Trust, on the other, are not dissimilar in the opinion of the Board of Trustees, the Declaration of Trust absolutely prohibits certain transactions between the Trust and certain related parties, as discussed below, regardless of the fairness of the terms of such transactions and whether such transactions are authorized by a majority of unaffiliated Trustees or approved by the Shareholders. Because TRII Nevada's Articles of Incorporation contains no analogous prohibition, the Incorporation Procedure could potentially permit TRII Nevada greater flexibility to engage in a larger class of transactions with related parties than the more limited class of transactions between the Trust and certain related parties than is currently permitted by the Declaration of Trust. Nevertheless, the Board of Trustees believes that the restrictions in TRII Nevada's Articles of Incorporation and the restrictions mandated by the NRS will offer adequate protection to ensure the fairness and propriety of transactions between TRII Nevada and related parties.

             Section 7.6 of the Declaration of Trust states that the Trust "shall not purchase or lease, directly or indirectly, any real property from the [a]dvisor or any affiliated person or from any partnership in which any of the foregoing may also be a general partner." Further, the Trust shall not "sell or lease, directly or indirectly, any of its real property to any of the foregoing persons." The original sponsor or the Trust's advisor may make mortgage loans, purchase real property and assume loans in connection therewith in its own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such real property or mortgage loans or the borrowing of money or obtaining of financing for the Trust, or for any other purpose related to the Trust's business, as long as the price for which the Trust purchases such asset is no greater than the cost to the original sponsor or the Trust's advisor and there is no difference in the interest rates of the loans related thereto at the time acquired by the original sponsor or the Trust's advisor and the time acquired by the Trust, nor any other benefit to the original sponsor or the Trust's advisor arising out of such transaction apart from compensation otherwise permitted by the prospectus pursuant to which the Trust offered its Shares to the public.





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
             The Declaration of Trust further provides in Section 7.6 that:

             "the Trust shall not, directly or indirectly, engage in any transaction with any Trustee, officer, or employee of the Trust or any director, officer, or employee of the [a]dvisor, or of any company or other organization of which any of the foregoing is an affiliate, except for... (iii) transactions with the [a]dvisor or Affiliates thereof involving loans, real estate brokerage services, mortgage brokerage services, real property management services, the servicing of mortgages, the leasing of personal property, or other services, provided such transactions are on terms not less favorable to the Trust than the terms on which unaffiliated parties are then making similar loans or performing similar services for comparable entities in the same area and are not entered into on an exclusive basis with such person; provided, however, that any transaction referred to in clause (iv) may be entered into only upon approval by affirmative vote or consent of a majority of the Trustees who are not interested in or affiliates of any person who is interested in the transaction."

             The Declaration of Trust defines "Affiliate" as follows:

             "[A]s to any person, any other person who owns beneficially, directly or indirectly, 1% or more of the outstanding capital stock, shares, or equity interests of such person or of any other person which controls, is controlled by, or is under common control with, such person or is an officer, retired officer, director, employee, partner, or trustee of such person or of any other person which controls, is controlled by, or is under common control with such person."

COMPARISON OF THE SECURITIES OF TRII NEVADA AND THE TRUST

             COMMON EQUITY. TRII Nevada is authorized by its Articles of Incorporation to issue up to 20,000,000 shares of Nevada Common Stock. By contrast, the Trust may issue an unlimited number of Shares, and such Shares have no par value per share. The directors of TRII Nevada decided to fix the par value of the common stock at $0.01 per share because the filing fees associated with organizing TRII Nevada in Nevada are considerably less expensive than if TRII Nevada had common stock with no par value.

             With respect to conversion, preemptive, dividend and, except to the extent TRII Nevada may issue "special" or preferred stock in the future, voting rights, the Nevada Common Stock is comparable to the Shares. For a discussion of liquidation preferences, voting rights and other features of the Nevada "special" or preferred stock, see the discussion on special stock below. As with the Shares, each holder of Nevada Common Stock will be entitled to one vote for each share on all matters submitted to the stockholders. Similarly, there is no cumulative voting, redemption right, sinking fund provision or right of conversion with respect to either the Nevada Common Stock or the Shares. The holders of the Nevada Common Stock will not have preemptive rights to acquire additional shares of Nevada Common Stock when issued, as Trust Shareholders currently have no such preemptive rights. All outstanding shares of TRII Nevada issued in the One-for-One Exchange will be fully paid and nonassessable.

             DISTRIBUTIONS. All shares of the common stock of TRII Nevada will be entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors of TRII Nevada, and upon liquidation or dissolution of TRII Nevada, whether voluntary or involuntary, to share equally in the assets of TRII Nevada available for distribution to stockholders, subject to any rights of holders of special stock, as discussed below. Similarly, the Declaration of Trust provides that Shareholders have no right to any dividend or distribution unless and until the Trustees declare such dividend or distribution. The Declaration of Trust imposes an additional requirement not contained in TRII Nevada's Articles of Incorporation; the Trustees must furnish the Shareholders with a statement in writing not later than 60 days after the close of each fiscal year in which a distribution is made identifying the source of the funds distributed. The Trustees currently intend to continue this practice after the Incorporation Procedure. In prior years, the Trust's distribution policy provided for an annual determination of distributions after the Trust's year end until such time as property operations stabilized at a level producing cash flow from property operations in excess of anticipated needs. The minimum amount of distributions will be determined by the amount required to continue to qualify as a REIT under the Code which is presently 95% of taxable income (excluding any net capital gain).

             The Declaration of Trust provides that cash distributions may be paid from any source, in the discretion of the Trustees. In contrast, under Nevada law, TRII Nevada may pay dividends from any source, but only if (i) TRII Nevada would continue to be able to pay its debts as they become due in the usual course of business and (ii) TRII Nevada's total assets would continue to equal or exceed the sum of its total liabilities plus the amount that would be needed, if TRII Nevada were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

             SPECIAL STOCK. Unlike the Declaration of Trust, the Articles of Incorporation of TRII Nevada authorize the issuance of up to 10,000,000 shares of special stock by action of the Board of Directors without stockholder approval, which may be issued in one or more series with such preferences, qualifications, limitations and rights as shall be determined by the Board of Directors of TRII Nevada. The Board of Direct may fix and determine, among other things, (i) the distinctive designation and number of shares comprising such series; (ii) the dividend rates payable with respect to such shares of preferred stock (including whether and in what manner such dividends shall be accumulated); (iii) the extent of the voting rights, if any, of such shares;
(iv) whether such shares shall be redeemable and, if so, the prices, terms and conditions of such redemption; (v) the rights and preferences given such shares in the event of voluntary or involuntary liquidation, dissolution or distribution of assets; (vi) the nature of any purchase, retirement or sinking fund provisions with respect to such shares; (vii) the nature of any conversion rights with respect to such shares; (viii) whether the issuance of additional shares of preferred stock shall be subject to restrictions as to issuance, or as to the powers, preferences or other rights of any other series; (ix) the right of the shares of such series to the benefits of conditions and restrictions upon the creation of indebtedness of TRII Nevada or any subsidiary thereof; and (x) any other preferences, privileges and powers in relative participating, optional or other special rights, and qualifications, limitations or restrictions of such shares, as the Board of Directors may deem advisable.

             Although no special stock has been issued or is being issued as part of the Incorporation Procedure, and the Board of Directors has no present intention of issuing any special stock deemed advisable to have such shares available for issuance (i) for possible use to raise additional equity capital or to make acquisitions, (ii) as an acquisition safeguard to dilute the stock ownership and voting power of a person or entity seeking to obtain control of TRII Nevada by (a) privately placing such special stock with purchasers not hostile to TRII Nevada's Board of Directors to oppose an unsolicited takeover bid or (b) authorizing holders of a series of special stock to vote as a class, either separately or with the holders of TRII Nevada Common Stock, on any merger, sale or exchange of assets or any other extraordinary corporate transaction involving TRII Nevada or (c) for such other uses as the Board of Directors of TRII Nevada may deem appropriate from time to time.

             In contrast, the Trust is not authorized to issue special or preferred shares. In addition, Section 5.3 of the Declaration of Trust prohibits the Trustees from issuing (a) equity securities of more than one class (other than convertible obligations, warrants, rights, options) or residual interests in REMICs; or (b) "redeemable securities," as defined in
Section 2(a) (32) of the Investment Company Act of 1940, as amended. The Articles of Incorporation impose no such explicit prohibitions on TRII Nevada's power to issue securities.

             DISSENTERS' RIGHTS TO DISSENT AND OBTAIN PAYMENT. Under Nevada law, TRII Nevada's stockholders will not have the right to dissent and obtain payment with respect to any plan of merger or exchange upon which the stockholders may be entitled to vote for so long as TRII Nevada's Common Stock [is listed on the NASDAQ National List] or is held of record by in excess of 2,000 persons. As discussed below under "Listing," TRII Nevada will file a listing application with the NASDAQ and expects its shares of TRII Nevada Common Stock to be listed at the time of the effectiveness of the Merger. Similarly, the Declaration of Trust provides that Shareholders have no dissenters' rights. Dissenting Shareholders will, therefore, not have any right of appraisal in connection with the Incorporation Procedure.

             WARRANTS. The Trust has no outstanding warrants for the purchase of Shares. TRII Nevada has no outstanding warrants and does not currently anticipate issuing any warrants for the purchase of its capital stock.

             LISTING. The Shares have been listed and traded on the NASDAQ SmallCap Market. TRII Nevada intends to file a listing application with the NASDAQ for the listing of the common stock of TRII Nevada on the NASDAQ National Market as a successor to the Shares if Shareholders approve the proposed Incorporation Procedure.

             NO RESTRICTIONS ON OWNERSHIP AND TRANSFER OF COMMON STOCK. Neither TRII Nevada's Articles of Incorporation nor its Bylaws contain any restriction on the transfer or percentage ownership of shares of the TRII Nevada Common Stock. The governing documents of the Trust do not specifically contain such restrictions, and ownership of the Shares by corporate Shareholders in most cases will not affect the continued qualification for taxation as a REIT under the Code.

             The Code requires that no more than 50% of the value of a REIT's outstanding stock be held by five or fewer individuals or certain organizations at any time during the last half of each taxable year. Other provisions of the Trust's governing documents empower the Trustees to prevent Share transfers, redeem Shares or obtain information from Shareholders or proposed transferees if necessary to protect the Trust's continued qualification for taxation as a REIT under the Code. It should be noted that these provisions potentially have anti-takeover effects.

             In the Trustees' view, concentration of ownership of TRII Nevada stock is unlikely to threaten TRII Nevada's continued qualification for taxation as a REIT under the Code. In the opinion of the Trustees, carefully designed acquisition safeguards built into the Articles of Incorporation and Bylaws of TRII Nevada are sufficient to meet the needs of TRII Nevada. Accordingly, TRII Nevada's Articles of Incorporation and Bylaws do not contain restrictions on transfer or percentage ownership of the TRII Nevada Common Stock nor do they grant the directors the related discretionary powers, and certificates representing the TRII Nevada Common Stock will contain no legend to that effect.

STOCKHOLDER MANAGEMENT RELATIONS

             THE CONSENT PROVISION. The Consent Provision (Article EIGHTH of the Articles of Incorporation) provides that stockholders of TRII Nevada may act without a duly called annual or special meeting by written consent setting forth the action to be taken and signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present and voting. Under the NRS, unless otherwise provided in a corporation's articles of incorporation, any action which is required or permitted to be taken at an annual or special meeting of stockholders may instead be taken without a meeting if a written consent setting forth the action to be taken is signed by stockholders holding at least a majority of the voting power, or of such greater proportion as is required for such action. Like the TRII Nevada Articles of Incorporation, the Declaration of Trust permits Shareholders of the Trust to approve certain acts by written consent without a meeting if such consent sets forth the action so taken and is signed by holders of the majority of the Trust's outstanding Shares.

             THE STOCKHOLDER MEETING PROVISION. The Stockholder Meeting Provision (also set forth in Article EIGHTH of the Articles of Incorporation) provides that subject to the rights of the holders of any series of preferred stock, special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board or the President of TRII Nevada. Stockholders of TRII Nevada may not by themselves call a special meeting of stockholders. In contrast to the Stockholder Meeting Provision, the Declaration of Trust permits Shareholders to call special meetings upon the written request of Shareholders holding not less than 20% of the outstanding Shares of the Trust entitled to vote in the manner provided in the Trustees' Regulations. The Trustees' Regulations further provide that special meetings of Shareholders may be called at any time by the President or the Trustees or by any two or more Trustees, or by one or more Shareholders holding not less than two-thirds of the outstanding Shares of the Trust.

             The Stockholder Meeting Provision could have the effect of inhibiting stockholder actions that require a meeting of stockholders unless the Board of Directors, the Chairman thereof or the President of TRII Nevada calls such a meeting. Such meetings can impose considerable expenses upon TRII Nevada. The Trustees believe that the Board of Directors will be in the best position to determine those issues which are properly the subject of a special meeting of stockholders. In the view of the Board of Trustees, stockholders would have a full opportunity to make proper proposals at duly convened stockholder meetings and to request that any such proposal be presented for consideration to other stockholders in TRII Nevada's annual proxy statement.

             OTHER PROVISIONS REGARDING STOCKHOLDER-MANAGEMENT RELATIONS. TRII Nevada's Bylaws provide, among other things, that any stockholder entitled to vote in the election of directors of TRII Nevada's Board of Directors generally may nominate one or more persons for election as directors at a meeting only if such stockholder gives not fewer than 35, nor more than 60, days' prior written notice of intent to make such nomination or nominations to the Secretary of TRII Nevada (or, if fewer than 45 days' notice or prior public disclosure of the meeting date is given or made to stockholders, not later than 10 days following such notice or disclosure). Each such notice must set forth (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting and as of the date of such notice; (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission; and (vi) the consent of each nominee to serve as a director of TRII Nevada if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure, which is referred to herein as the "Nomination Provision." Neither the Declaration of Trust nor the Trustees' Regulations contains any provisions analogous to the Nomination Provision.

             Although the Nomination Provision will not give TRII Nevada's Board of Directors any power to approve or disapprove of stockholder nominations for the election of directors, the Nomination Procedure may have the effect of precluding a nomination for the election of directors at a particular annual meeting if the proper procedures are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of TRII Nevada, even if such attempt might be deemed by some stockholders to be beneficial to TRII Nevada and its stockholders. The Board of Trustees is currently unaware of any controlling judicial precedent addressing the validity of the Nomination Provision and, therefore, the matter is not entirely free from doubt. The Board of Trustees nevertheless believes that this provision is appropriate because it requires stockholders to give adequate notice to allow orderly and considered evaluation of nominees and fair elections.

             TRII Nevada's Bylaws also provide that, in addition to any other applicable requirements, for business not specified in the notice of meeting or brought by or at the direction of the Board of Directors of TRII Nevada to be properly introduced by a stockholder, the stockholder must give not fewer than 35, nor more 60, days' prior notice to the Secretary of TRII Nevada (or if fewer than 45 days' notice or prior public disclosure of the meeting date is given or made to stockholders, not later than 10 days following such event). This provision (the "Stockholder Proposal Provision") does not preclude discussion by any stockholder of business properly brought before any meeting. Each such notice must set forth (i) a description of each item of business proposed to be brought before the meeting; (ii) the name and address of the stockholder proposing to bring such item of business before the meeting; (iii) the class and number of shares of stock held of record or owned beneficially and represented by proxy by such stockholder as of the record date for the meeting and as of the date of such stockholder meeting notice; and (iv) all other information that would be required to be included in a proxy statement filed with the Commission. Neither the Declaration of Trust nor the Trustees' Regulations contains any provisions analogous to the Stockholder Proposal Provision.

             Although the Stockholder Proposal Provision does not give TRII Nevada's Board of Directors or the Chairman of the meeting any powers to approve or disapprove such matters, the Stockholder Proposal Provision may have the effect of precluding the consideration of matters at a particular meeting if the proper procedures are not followed, even if approval of such matters may be deemed by some stockholders to be beneficial to TRII Nevada and its stockholders. TRII Nevada is presently unaware of any controlling judicial precedent addressing the validity of the Stockholder Proposal Provision and, therefore, the matter is not entirely free from doubt. As with the Nomination Provision, the Trustees believe that the Stockholder Proposal Provision is appropriate because it requires stockholders to give both management and other stockholders adequate notice of such proposals and time to consider and respond to such proposals.

             TRII Nevada's Bylaws also provide that annual meetings of stockholders shall be held within the first eight months of the calendar year, or as soon as practicable thereafter, beginning in 1997. Written or printed notice of annual and special meetings of stockholders shall be given to stockholders entitled to vote not than 10, nor more than 60, days before the date of such meeting, unless stockholders are to vote upon a proposed merger, consolidation or disposition of substantially all of TRII Nevada's assets, in which case notice shall be given no later than 20, nor more than 60, days before the date of such meeting. The Declaration of Trust contains similar provisions except that pursuant to the Declaration of Trust annual meetings of stockholders are to be held within the first six months after the end of the preceding fixed year.

             A full and correct statement of the affairs of TRII Nevada is to be prepared annually and submitted at the annual meeting. Such annual reports will include a balance sheet and a financial statement of operations for the preceding fiscal year. TRII Nevada will be subject to the information requirements of the Exchange Act, as amended, and the balance sheet and financial statement will be required by such Act to be certified by independent certified public accountants, although the Bylaws do not impose such a requirement. The Declaration of Trust provides that the Trustees must mail an annual report not later than 120 days after the close of each fiscal year. The annual report must include a statement of assets and liabilities and a statement of income and expenses of the Trust, accompanied by the report of an independent certified public accountant. The Trustees are also required to send shareholders interim reports at least quarterly.

             THE BUSINESS COMBINATION PROVISION. The Business Combination Provision (Article TENTH of the Articles of Incorporation) is designed to encourage companies interested in acquiring TRII Nevada to negotiate with the Board of Directors and to give greater assurance to the stockholders of TRII Nevada that they will receive fair and equitable treatment in the event of a "Business Combination (as defined below) involving TRII Nevada or a subsidiary thereof with, or proposed by or on behalf of "Interested Stockholder" (as defined below) or certain related parties.

             Under Article TENTH of the Articles of Incorporation, a Business Combination with, or proposed by or on behalf of, any Interested Stockholder or any affiliate or associate (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act, as amended) of any Interested Stockholder or any Person who thereafter would be an affiliate or associate of any Interested Stockholder would require approval by the affirmative vote of not less than 66 2/3% of the votes entitled to be cast on such transaction by the holders of all shares of voting stock of TRII Nevada then outstanding (the "Voting Stock"), voting together as a single class, excluding shares Beneficially Owned by such Interested Stockholders. However, the two-thirds affirmative vote of stockholders is not required if a majority of the members of the Board of Directors or, in the case of such Business Combination involving any affiliate of TRII Nevada, a majority of the Board of Directors including a majority of the members of the Board of Directors who at the time are neither officers or employees of TRII Nevada nor directors, officers or employees of TRII Nevada's advisor, approves the Business Combination prior to the date on which the Interested Stockholder became the beneficial owner of 20% or more of TRII Nevada's shares (the "Acquisition Date"). If such prior Board of Directors' approval is obtained, the Business Combination will be subject to the applicable voting requirement under the NRS. Presently, for most types of Business Combination transactions on which a stockholder vote would be required, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter (including shares beneficially owned by the Interested Stockholder) is required. If the two-thirds vote required by the Business Combination Provision is obtained in connection with a particular proposed Business Combination, approval of a majority of TRII Nevada's Board of Directors will not be necessary. Under certain circumstances a Business Combination will be presumed to be proposed by or on behalf of an Interested Stockholder unless a majority of the members of the Board of Directors determines otherwise.

             If, as expected, the TRII Nevada Common Stock is listed on the NASDAQ National Market at the time of effectiveness of the Merger, then, in addition, certain rules of the NASDAQ National Market would apply to TRII Nevada. These rules require prior stockholder approval as a prerequisite to the NASDAQ National Market approval of applications to list additional shares where such shares are to be issued in any transaction or series of related transactions (i) as sole or partial consideration for an acquisition of the stock or assets of another company (a) if any individual director, officer or substantial stockholder of the listed company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction and the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 5% of more; or (b) where the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more; (ii) in connection with (a) the sale or issuance of common stock (or securities convertible into common stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal stockholders of the company equal 20% or more of presently outstanding common stock or (b) the sale or issuance by the company of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock; or (iii) the net effect of which is that a listed company is acquired by an unlisted company even though the listed company is the nominal survivor.

             An "Interested Stockholder" is defined in the Business Combination Provision to include any Person who (i) is or has announced or publicly disclosed a plan or intention to become the Beneficial Owner of 20% or more of the Voting Stock or (ii) is an affiliate or associate of TRII Nevada and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner of 20% or more of the Voting Stock. A person is the "Beneficial Owner" of Voting Stock that such person and certain related parties, directly or indirectly, own or have the right to acquire, hold, vote or dispose of. TRII Nevada, any of its subsidiaries and certain profit-sharing and employee-benefit plans are among the entities specifically excepted from the definition of "Interested Stockholder." Currently TRII Nevada is not aware of any Shareholder or group of Shareholders that would be an "Interested Stockholder" subsequent to the Merger, except Lucy N. Friedman (see "Principal Shareholders and Management").

             A "Business Combination" includes the following transactions with, or proposed by or on behalf of, any Interested Stockholder or certain related parties: (i) a merger or consolidation of TRII Nevada or any subsidiary with an Interested Stockholder or certain related parties; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition by TRII Nevada or a subsidiary of any assets or securities to an Interested Stockholder or certain related parties, or any other arrangement with or for the benefit of an Interested Stockholder or any such related party (including investments, loans, advances, guarantees, extensions of credit, security interests and joint venture participation) that (except in certain circumstances), together with all other such arrangements (including all contemplated future events), involve assets or securities having a value (or involving aggregate commitments) of $5 million or more or constitute more than 5% of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or 5% of the stockholders' equity (in the case of transactions in capital stock) of the entity in question, as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of TRII Nevada would be required to approve or authorize such transaction; (iii) the adoption of any plan or proposal for the liquidation or dissolution of TRII Nevada; (iv) any reclassification of securities recapitalization, merger with a subsidiary or other transaction which has the effect, directly or indirectly, of increasing an Interested Stockholder's proportionate share of the outstanding capital stock of TRII Nevada or a subsidiary; or (v) any agreement or arrangement providing for any one or more of the actions specified in the foregoing clauses (i) through (iv).

             By providing that the two-thirds vote requirement would not be invoked if a majority of TRII Nevada's Board of Directors approves a Business Combination prior to the Acquisition Date, the Business Combination Provision is intended to encourage companies interested in acquiring TRII Nevada to negotiate in advance with TRII Nevada's Board of Directors. The Business Combination Provision may discourage attempts to take over TRII Nevada by a principal stockholder. By requiring a two-thirds vote of stockholders other than the relevant Interested Stockholder to approve a Business Combination not approved by TRII Nevada's Board of Directors, the Business Combination Provision may enable a minority of TRII Nevada's stockholders to prevent consummation of a Business Combination. To the extent that the Business Combination Provision discourages tender offers or the accumulation of TRII Nevada Common Stock by a third party, stockholders may be deprived of higher market prices for their stock which may result from such events.

             Article TENTH effectively allows the Board of Directors to waive the requirement that any Business Combination with, or proposed by or on behalf of, any Interested Stockholder requires the approval of not less than two-thirds of the votes cast by the holders of all shares of Voting Stock (excluding Voting Stock owned by such Interested Stockholder). If a majority of the members of the Board of Directors or, in the case of Business Combination involving any affiliate or TRII Nevada, a majority of the Board of Directors including a majority of the members of the Board of Directors who at the time are neither officers or employees of TRII Nevada nor directors, officers or employees of TRII Nevada's advisor, approves such Business Combination prior to the Acquisition date, such Business Combination requires only such affirmative vote, if any, as is required by applicable law or by any other provision of the Articles of Incorporation or Bylaws or by any agreement with any national securities exchange.

             The NRS imposes generally similar restrictions upon certain business combinations with interested stockholders of a Nevada corporation, but, among other differences, the NRS defines the terms "business combination" and "interested stockholder" differently and, unlike Article TENTH of the Articles of Incorporation, Nevada law subjects certain business combinations with interested stockholders to a three-year moratorium unless specified conditions are met. The NRS prohibits a Nevada corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an "interested stockholder." With certain exceptions, an "interested stockholder" is a person or group that owns 10% or more (compared to more than 20% under Article TENTH of the Articles of Incorporation) of such corporation's outstanding voting stock, or is an affiliate or associate of the corporation and was the beneficial owner of 10% or more of such voting stock at any time within the previous three years.

             However, a Nevada corporation may elect not to be governed by the Business Combination provisions of Nevada law by expressly electing not to be governed by such statutes in the original Articles of Incorporation or an amendment thereto. Because TRII Nevada's Board of Directors believes that the Business Combination Provision offers sufficient protection, Article TENTH of the Articles of Incorporation contains a provision expressly electing not to be governed by NRS statutes governing business combinations with interested stockholders (NRS Sections 78.411 through 78.444, inclusive) and acquisitions of a controlling interest (NRS Sections 78.378 through 78.3793, inclusive).

             California has adopted legislation that has certain anti-takeover implications. Although the California Corporations Code does not specifically apply to business trusts, certain of its provisions could be applied to business trusts by analogy. If the proposed Incorporation Procedure is adopted, such legislation will not apply to TRII Nevada.

             Sections 1101 and 407 of the California General Corporation Law require that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless either (i) all of the holders of such common stock consent to the transaction or (ii) the terms and conditions of the transaction and the fairness of such terms and conditions have been approved by the appropriate state regulatory agency. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. Nevada law has no comparable provision. California law also requires that shareholders be provided with a fairness opinion under certain circumstances when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party. Again, Nevada law has no provision comparable to such provision.

             THE EVALUATION PROVISION. Article TWELFTH of the Articles of Incorporation (the "Evaluation Provision") permits the Board of Directors to take into account all factors it deems relevant in evaluating, among other things, tender offers, proposals of business sales or combinations and proposals for corporate liquidation or reorganizations involving TRII Nevada, including the potential impact of any such transaction on TRII Nevada's creditors, partners, joint venturers, other constituents or TRII Nevada and the communities in which its' offices, other establishments or investments are located (collectively, "Non-Stockholder Constituencies") and on TRII Nevada's continuing status as a qualified REIT under the Code.

             The Evaluation Provision does not specify the relative weight that the Board of Directors should give to the various factors. Under the Evaluation Provision, the Board of Directors might, for example, take into account whether a potential acquiror proposed to use TRII Nevada's assets to finance an acquisition of TRII Nevada and the effect that such use of TRII Nevada's assets might have on its Non-Stockholder Constituencies, if any, and its REIT status. The Trustees believe that consideration of the effect of a business combination proposal on TRII Nevada's Non- Stockholder Constituencies and REIT status may help to maintain or improve the financial condition of TRII Nevada and, as a result, confer related benefits upon its stockholders. However, because the Evaluation Provision allows the Board of Directors to consider numerous judgmental or subjective factors affecting such a proposal, including certain non- financial matters, their consideration may lead the Board of Directors to oppose a transaction that, as an exclusively financial matter, may be attractive to stockholders.

             The Declaration of Trust does not contain any provision similar to the Evaluation Provision. Courts construing California law have held that the decisions of California corporate directors in evaluating takeover bids generally are protected by the "business judgment rule," under which a court will not question the directors' business judgment so long as they act in accordance with their fiduciary duties to the corporation and to all of the stockholders. The Trustees are currently unaware of any judicial precedent construing California law that addresses the question of whether corporate directors (and, by analogy, trustees of unincorporated business trusts) may consider the interests of Non-Stockholder Constituencies or whether such consideration of such interests would be protected by the "business judgment rule."

             The NRS expressly provides that directors in evaluating acquisition proposals may consider certain interests of Non-Stockholder Constituencies including (i) the interests of the corporation's employees, suppliers, creditors and customers; (ii) the economy of the state and nation;
(iii) the interests of the community and of society; and (iv) the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation.

ESTABLISHMENT OF SUBSIDIARIES

             Under Section 3.5 of the Declaration of Trust, a vote of two-thirds of the Trustees and holders of a majority of the Shares voting at a meeting called for such purpose is required for the formation of a subsidiary to hold all or part of the Trust's assets. Shareholders, by approving the Incorporation Procedure, will be ratifying the actions of the Trustees in forming the California Corporation and TRII Nevada. There exists no comparable provision in the Articles of Incorporation.

AMENDMENT PROVISIONS

             The Bylaw Amendment Provision and the Articles of Incorporation Amendment Provision (each as defined below) generally require a super-majority vote for changes in the governing documents of TRII Nevada submitted to stockholders. Although those provisions may by themselves have a deterrent effect on some potential acquisitions of TRII Nevada, they are designed primarily to ensure that an acquiror cannot circumvent the acquisition safeguards contained in the governing documents. The Trustees recognize that the amendment provisions may serve to entrench current management; however, for the same reasons the Trustees deem acquisition safeguards to be in the best interest of TRII Nevada and its stockholders, the amendment provisions are required to buttress those safeguards.

             THE BYLAW AMENDMENT PROVISION. Article SEVENTEENTH of the Articles of Incorporation (the "Bylaw Amendment Provision") expressly authorizes TRII Nevada's Board of Directors to make, adopt, alter, amend, change or repeal TRII Nevada's Bylaws. The Bylaw Amendment Provision further states that the stockholders of TRII Nevada may not make, adopt, alter, amend, change or repeal TRII Nevada's Bylaws except upon the affirmative vote of holders of not less than 75% of the outstanding stock of TRII Nevada entitled to vote thereon. The Trustees are currently unaware of any controlling judicial precedent under the NRS addressing the validity of this aspect of the Bylaw Amendment Provision and, therefore, the matter is not entirely free from doubt. This super-majority voting provision could enable holders of only 26% of the Nevada Common Stock to prevent holders of a substantial majority of the TRII Nevada Common Stock who do not approve of certain provisions of the Bylaws from amending or repealing such provisions. In this regard, it should be noted that certain Trustees, executive officers of the Trust and persons and entities with which they are affiliated have collective beneficial ownership of 27% of the Shares (as of January, 1997). Nevertheless, TRII Nevada's Board of Directors believes that the Bylaw Amendment Provision will help to ensure continuity with respect to the management of the day-to-day operations of TRII Nevada. In addition, the provision will prevent a purchaser who acquires a majority of the shares of the TRII Nevada Common Stock from adopting Bylaws that are not in the best interest of the minority stockholders or repealing Bylaws that are in such stockholders' interest.

             Section 3.3 of the Declaration of Trust vests the power to make, adopt, amend or repeal Trustees' Regulations in the Trustees. Nevertheless, the Trustees' Regulations (at Article VII thereof) provide that they may be amended or repealed either by the majority vote of Shareholders or by the Board of Trustees.

             THE ARTICLES OF INCORPORATION AMENDMENT PROVISION. Article SEVENTEENTH of the Articles of Incorporation (the "Articles of Incorporation Amendment Provision") requires the affirmative vote of at least 75% of all of the Voting Stock to alter, amend or repeal the Bylaw Amendment Provision, Consent Provision, Stockholder Meeting Provision, Business Combination Provision, Director Removal Provision, Evaluation Provision and Articles of Incorporation Amendment Provision, unless a majority of TRII Nevada's Board of Directors approves such alteration, amendment or repeal.

             In contrast, the Declaration of Trust generally may be amended (i) by Shareholders holding a majority of the outstanding Shares entitled to vote thereon or (ii) by the Trustees without the vote or consent of Shareholders to the extent they deem it necessary to cure any ambiguity or inconsistency therein or to conform the Declaration of Trust to REIT requirements or other applicable law, unless, in either case, the proposed amendment would change certain rights with respect to any outstanding securities of the Trust, in which case the Declaration of Trust requires the vote or consent of the holders of two-thirds of the outstanding Shares entitled to vote thereon.

             Although the Declaration of Trust already requires a super-majority vote for certain proposed amendments, the Articles of Incorporation Amendment Provision will make it more difficult for stockholders to make changes in the Articles of Incorporation, including changes designed to enable holders of a majority of the TRII Nevada Common Stock to obtain control over TRII Nevada. However, the Articles of Incorporation Amendment Provision may help protect minority stockholders from disadvantageous changes supported by less than a substantial majority of other stockholders.

             THE FOREGOING IS ONLY A SUMMARY OF THE SIMILARITIES AND DIFFERENCES BETWEEN TRII NEVADA'S ARTICLES OF INCORPORATION AND BYLAWS, ON THE ONE HAND, AND THE TRUST'S DECLARATION OF TRUST AND TRUSTEES' REGULATIONS, ON THE OTHER, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXTS OF THOSE DOCUMENTS, WHICH ARE ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDICES C THROUGH F, RESPECTIVELY.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

             GENERAL. The following is a general discussion of the anticipated material federal income tax consequences to the Trust and Shareholders of the Incorporation Procedure. The discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or possibly differing interpretations.

             TRII Nevada has received an opinion from Hill & Metzger, L.L.P., securities and tax counsel to the Trust, to the effect that (i) the Incorporation Procedure will constitute a reorganization within the meaning of
Section 368(a)(1)(F) of the Code; (ii) upon consummation of the Incorporation Procedure, TRII Nevada will be treated as the same taxpayer as the Trust for federal income tax purposes; (iii) thus, the conversion of the Trust into TRII Nevada essentially will be irrelevant for federal income tax purposes and the operations of the Trust and TRII Nevada will be combined for purposes of determining whether TRII Nevada qualifies as a real estate investment trust for the taxable year in which the Incorporation Procedure is consummated; (iv) the Incorporation Procedure will not, in and of itself, adversely affect the ability of the Trust or TRII Nevada to qualify as a real estate investment trust for federal income tax purposes; and (v) the information in this Proxy Statement/Prospectus under the caption "Material Federal Income Tax Consequences," to the extent it constitutes matters of law or legal conclusions, is correct in all material respects. It should be noted that an opinion of counsel is not binding on the Internal Revenue Service or on the courts.

             CONSEQUENCES TO SHAREHOLDERS. Pursuant to the Incorporation Procedure, (i) each Shareholder will receive one share of TRII Nevada Common Stock for each share of beneficial interest in the Trust that it owns, and (ii) the Shares will be canceled. No gain or loss will be recognized by Shareholders in respect of these transactions and the tax basis to a Shareholder of the shares of the TRII Nevada Common Stock it receives will equal the tax basis to the Shareholder of its Shares. In addition, the holding period of the TRII Nevada Common Stock received by a Shareholder will include the period during which the Shareholder held its Shares, provided that the Shares were held by the Shareholder as a capital asset at the time the Incorporation Procedure was effected.

             CONSEQUENCES TO THE TRUST AND TRII NEVADA. Pursuant to the Incorporation Procedure, the Trust will be incorporated in California and the California Corporation will be merged with and into TRII Nevada. No gain or loss will be recognized by the Trust as a result of these transactions. The tax basis of the assets received by TRII Nevada in the Merger will equal the tax basis of those assets to the Trust immediately prior to the time the Incorporation Procedure is effected. The holding period of the assets received by TRII Nevada in the Merger will include the period during which such assets were held by the Trust.

             The Trust has not applied to the Internal Revenue Service for a ruling confirming that the Incorporation Procedure will qualify as a reorganization under the Code. The federal income tax consequences of the Incorporation Procedure to the Trust and to Shareholders would be materially different from those described herein if a determination were made that the Incorporation Procedure did not constitute a reorganization under the code. Such a determination could have adverse federal income tax consequences to the Trust and to Shareholders.

CERTAIN FOREIGN, STATE AND LOCAL TAXES

             If the Incorporation Procedure is consummated, TRII Nevada may become subject to state franchise income taxes in addition to those which the Trust is already obligated to pay. See the discussion of filing fees associated with organizing TRII Nevada under "Proposed Incorporation Procedure Comparison of the Securities of TRII Nevada and the Trust -- Common Equity" above. Management of the Trust believes that the net effect on TRII Nevada of any additional state franchise or income taxes will not be material.

             No determination has been made as to how the proposed Incorporation Procedure would be treated under the various foreign, state or local tax laws that might apply to Shareholders, and Shareholders should consult their own tax advisors as to the effect of the Incorporation Procedure on their individual tax liability under applicable foreign, state or local income tax laws.

                   MARKET PRICES OF THE SHARES; DISTRIBUTIONS
                        AND RELATED SHAREHOLDER MATTERS

             The Board of Trustees approved a one-for-five reverse share split of all of the Trust's shares of beneficial interest which was effective at the close of business on December 1, 1995, on the basis of one new share (a "Post-Split Share" or a "Share") for each five shares then outstanding (each an "Old Share"). Each Post-Split Share, like an Old Share, continued to have no par value, and it was not intended that any material differences exist between an Old Share and Post-Split Share except that fewer Post-Split Shares were outstanding. No future share splits are currently contemplated by the Board of Trustees. The Trust's Old Shares were traded in the over-the-counter market of the NASDAQ System under the symbol "VIPTS." The Post-Split Shares continue to be traded in the over-the-counter market, and high and low bid quotations are reported by the NASDAQ InterDealer Quotation system. The Post-Split Shares are also listed on the NASDAQ SmallCap Market under the symbol "VIPTS."

             The following table sets forth the high and low bid quotations of the Shares as reported by the NASDAQ System for the periods indicated which consist of the last three fiscal years and the quarter ending prior to the date of this Proxy Statement/Prospectus, all after giving retroactive effect to the December 1995 reverse share split (over- the-counter market quotations reflect InterDealer prices, without retail mark up, mark down, or commissions, and may not necessarily represent actual transactions):

         Quarter Ended                                                         High            Low
         -------------                                                         ----            ---
         February 28, 1993  . . . . . . . . . . . . . . . . . . . . . .     $  6  1/4      $  1  9/16
         May 31, 1993       . . . . . . . . . . . . . . . . . . . . . .        6  1/4         3  3/4
         August 31, 1993    . . . . . . . . . . . . . . . . . . . . . .        4  3/8         3  3/4
         November 30, 1993  . . . . . . . . . . . . . . . . . . . . . .        3  3/4         2  13/16

         February 28, 1994  . . . . . . . . . . . . . . . . . . . . . .     $  3  7/16     $  3  1/8
         May 31, 1994       . . . . . . . . . . . . . . . . . . . . . .        3  7/16        3  7/16
         August 31, 1994    . . . . . . . . . . . . . . . . . . . . . .        5  5/16        3  7/16
         November 30, 1994  . . . . . . . . . . . . . . . . . . . . . .        5  5/8         5

         February 28, 1995  . . . . . . . . . . . . . . . . . . . . . .     $  5           $  4  3/8
         May 31, 1995       . . . . . . . . . . . . . . . . . . . . . .        5  5/8         5
         August 31, 1995    . . . . . . . . . . . . . . . . . . . . . .        5  5/8         5
         November 30, 1995  . . . . . . . . . . . . . . . . . . . . . .        5  5/8         5

         February 29, 1996  . . . . . . . . . . . . . . . . . . . . . .     $  6  1/2      $  5
         May 31, 1996       . . . . . . . . . . . . . . . . . . . . . .        6  1/2         5
         August 31, 1996    . . . . . . . . . . . . . . . . . . . . . .        7  7/8         5
         November 30, 1996  . . . . . . . . . . . . . . . . . . . . . .        7  1/2         7

         February 28, 1997  . . . . . . . . . . . . . . . . . . . . . .        8           7
         May 31, 1997 (through May 9, 1997) . . . . . . . . . . . . . .        9              8

         As of May 9, 1997, the closing bid price of the Shares on the NASDAQ SmallCap Market was $9 per Share and such Shares were held by approximately 3,000 holders of record.

DISTRIBUTIONS

         No cash distributions were paid on the Old Shares in 1994 or 1995. In 1993, the Trust paid a taxable distribution of $1.25 per Post-Split Share, totaling $1.5 million and equal to the Trust's 1992 taxable income, in the form of either the Trust's 9% Series A Convertible Subordinated Debentures (the "Debentures") or Uncertificated Convertible Subordinated Obligations (the "Obligations"). The Debentures and Obligations were convertible until January 13, 1994, at a price of $0.80 per share. The Trust received $470,000 in new equity from the conversion of the Debentures and the Obligations, which resulted in issuance of 589,361 Old Shares (117,872 Post-Split Shares). For non- converted Debentures and Obligations, interest is payable on June 30 and December 31 each year. The Debentures and Obligations are scheduled to mature on June 30, 2003, and are redeemable by the Trust at any time at 100% of the principal amount together with accrued but unpaid interest. In December 1994, the Trust redeemed all outstanding Obligations. The principal balance of the Debentures at May 9, 1997, totaled $928,000.

         At the same time as the Trust's 1993 distribution to shareholders, the Trust also issued share purchase rights to shareholders of record on September 15, 1993. One share purchase right was issued for each Trust Old Share held by owners of 400 or more Old Shares. Four share purchase rights entitled the holder to purchase one additional Old Share at a purchase price of $0.73 until January 13, 1994. Holders of fewer than 400 Old Shares received $0.01 per share cash payment in lieu of the share purchase rights. The Trust received $296,100 in cash and new equity from exercise of share purchase rights which resulted in issuance of 404,885 additional Old Shares (80,977 Post-Split Shares).

         Future distributions to shareholders will be dependent upon the Trust's realized income, financial condition, capital requirements, and other factors deemed relevant by the Board of Trustees. In general, the Board of Trustees intends to make cash distributions to shareholders only to the minimum extent required to maintain the Trust's qualification as a REIT.

RIGHTS AGREEMENT

         On March 24, 1989, the Trust distributed one share purchase right for each outstanding Old Share pursuant to a Rights Agreement dated March 10, 1989, as amended (the "Rights Agreement"). Under such Rights Agreement, each share certificate also represents one "Share Purchase Right" which, under the circumstances described therein, entitled the holder to purchase one Old Share for $12. With effectuation of the one-for-five reverse share split, the Share Purchase Rights have been proportionately adjusted so that each new Post-Split Share certificate also represents one Share Purchase Right (a "Right") which permits the holder to purchase one Post-Split Share for $60. After the Rights become exercisable, the holders have the right to buy, for the exercise price, Post-Split Shares with a market value of twice the exercise price. The Board of Trustees may redeem the Rights in whole, but not in part, at a Post-Split Share adjusted redemption price equal to $0.05 per Right. The Rights are exercisable only after a person or group acquires (other than from the Trust or by exercise of rights) or commences a tender or exchange offer for 30% of the outstanding Post-Split Shares or if the Trustees declare any holder of 10% or more of such outstanding Post-Split Shares to be an "Adverse Person" (as defined in the Rights Agreement). The Rights expire on March 24, 1999. In any merger or consolidation after the Rights become exercisable, each Right will be converted into the right to purchase, for the $60 exercise price, shares or equity interests of the surviving entity with a market value of twice the exercise price. If Proposal Three (the Incorporation Procedure) is approved by the Shareholders, the Board of Trustees intends to cause the Trust to redeem the Rights and terminate the Rights Agreement.

ODD-LOT OFFER

         Following the one-for-five reverse share split, on December 1, 1995, the Trust offered to purchase all shares of its beneficial interest, no par value, of each shareholder holding 99 or fewer Post-Split Shares (or less than 500 Old Shares) of the Trust either of record or beneficially on December 1, 1995. Under such offer, as extended on January 22, 1996, the Trust purchased all Post-Split Shares duly tendered prior to 5:00 P.M., New York City time, on February 29, 1996 (the "Extended Expiration Date"), at a price equal to the next closing price of the Trust's Post-Split Shares as reported by the NASDAQ InterDealer Quotation System on the day the Trust, through its Transfer Agent and Registrar, received the Letter of Transmittal properly completed, signed, and validly tendered, with certificates for Old Shares attached, at the address listed in the Letter of Transmittal. The Trust paid all expenses in connection with the sales pursuant to such offer, and a tendering shareholder was not required to pay any brokerage commissions or similar charges. A total of 43,696 Post-Split Shares were validly tendered to and purchased by the Trust through such offer.

                     BUSINESS AND PROPERTIES OF TRII NEVADA

         TRII Nevada was formed as a Nevada corporation on April 2, 1997. It is wholly-owned by the Trust. Prior to the Merger, TRII Nevada will have no business, assets or liabilities of any consequence and no operating history. The audited balance sheet of TRII Nevada is included under "Index to Financial Statements." As a result of the Merger, TRII Nevada, by operation of law, would succeed to all the rights and properties, and be subject to all the obligations and liabilities, of the Trust incorporated as the California Corporation, including, without limitation, those under the modified Advisory Agreement described under "Business and Properties of the Trust -- The Advisory Agreement" (if approved). The principal assets of the Trust to which TRII Nevada would succeed as a result of the Merger are described below under "Business and Properties of the Trust." As described more fully under "Proposed Incorporation Procedure -- Business Activities after Incorporation Procedure," no significant change in the nature of the Trust's business or investment policies is currently expected as a result of the Incorporation Procedure, though TRII Nevada would be empowered under the Articles of Incorporation to engage in a wider range of business activities than those currently permitted under the Declaration of Trust (including the acquisition of properties), and TRII Nevada would be able to alter its investment policies without obtaining stockholder approval.

TRII NEVADA'S POLICY WITH RESPECT TO CERTAIN ACTIVITIES

         The Articles of Incorporation impose no limitations on TRII Nevada's ability to invest in equity securities of, or acquire interests in, other persons engaged in real estate activities. Although TRII Nevada has no present intention of purchasing securities of other issuers for the purpose of exercising control, it reserves the right to purchase securities of other issuers in the future. TRII Nevada does not propose to engage in underwriting the securities of other issuers. Furthermore, to continue to qualify for taxation as a REIT under the Code, TRII Nevada will, among other things, be required to hold at least 75% of the value of its total assets in real estate assets, government securities, cash and cash items at the close of each quarter of each taxable year.

         TRII Nevada has the authority to issue shares of Nevada Common Stock (up to a total of 20,000,000) and special stock (in one or more series up to a total of 10,000,000) on terms which the TRII Nevada's Board of Directors believe to be in the best interests of TRII Nevada. However, the directors currently do not intend to issue any special stock.

         Subject to available financing, TRII Nevada may borrow money for its day-to-day operations and to acquire additional assets or refinance existing assets. Market financing terms available at the time of any borrowings and the objective of paying dividends on the TRII Nevada Common Stock will place a practical limit on the nature and extent of those borrowings. Borrowing may come from banks, other institutional lenders and private lenders, including Tarragon and other REITs of which the directors of TRII Nevada may serve as directors, officers or trustees, subject to the limitations set forth in the "Proposed Incorporation Procedure -- Business Activities after Incorporation Procedure -- The Restrictions on Related-Party Transactions Provision." TRII Nevada may also take properties subject to, or assume, existing debt and may mortgage, pledge or otherwise obtain financing for its real properties. TRII Nevada may also establish lines of credit with banks or other lenders. The Declaration of Trust prohibits the aggregate secured and unsecured indebtedness of the Trust to exceed 300% of the Trust's net asset value (defined as the book value, in the Declaration of Trust, of all assets of the Trust minus all of its liabilities). Although the Articles of Incorporation impose no such limitation, the Board of Directors currently intends to continue this policy. However, the directors of TRII Nevada may alter such policy without a vote of the stockholders. No assurance can be given as to the availability of credit for TRII Nevada, the amount or terms thereof or of the restrictions that may be imposed upon TRII Nevada by lenders. TRII Nevada also has the authority to issue notes, debentures, convertible notes and other debt securities. TRII Nevada has the authority to repurchase or otherwise reacquire its shares of capital stock without the consent of its stockholders, except as and unless restricted by Nevada law. Nevada law does not presently restrict the repurchase of capital stock by a corporation.

                      BUSINESS AND PROPERTIES OF THE TRUST

GENERAL

         The Trust is a California business trust organized in 1973 pursuant to a declaration of trust that has subsequently been amended. On July 29, 1987, the Trust filed its Amended and Restated Declaration of Trust dated as of May 27, 1987 (the "Declaration of Trust"), which incorporated certain amendments adopted by the Trust's shareholders at the May 27, 1987 annual meeting. The Trust has elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The Trust has, in the opinion of the Trust's management, qualified for federal taxation as a REIT for each fiscal year subsequent to November 30, 1974. The Trust's primary business and only industry segment is investing in equity interests in real estate and financing real estate and real estate related activities through mortgage loans, including first, wrap-around and junior mortgage loans. The Trust's real estate investments are located primarily in Texas, Oklahoma and Florida.

         In the Trust's Annual Report for the fiscal year ended November 30, 1985, the Trust's former management had announced their intention to liquidate the Trust's assets. Consequently, the Trust's plan of operation for a number of years had been to liquidate its assets in an orderly manner. However, neither the Trust's Board of Trustees nor shareholders ever adopted a formal plan of liquidation. With the receipt of a net $4.5 million in cash from the collection in December 1991 of the Swiss Village mortgage note receivable, the

Trust substantially improved its financial flexibility. After review of the Trust's portfolio of real estate and mortgage notes receivable and existing market conditions, the Trust's Board of Trustees concluded that the continued liquidation of the Trust's assets would not maximize long-term return to shareholders. On January 10, 1992 the Board of Trustees authorized the Trust to acquire additional properties. During fiscal 1992, the Trust purchased two properties. On March 30, 1992, the Trust acquired One Turtle Creek, a combination office building and shopping center complex, in Dallas, Texas for $2.6 million and on April 30, 1992, the Trust acquired the Villas at Central Park Apartments, a 288- unit apartment complex located in Orlando, Florida for $6.2 million. The Trust may acquire additional properties and the Trust may also continue to make selective dispositions of certain of its assets.

BUSINESS DESCRIPTION AND INVESTMENT OBJECTIVES

         The Trust's principal objectives are to increase funds from operations and maximize the value of its existing real estate portfolio through aggressive management and a policy of consistent capital improvements. The Trust intends to use proceeds from property sales and mortgage refinancings to expand its portfolio through opportunistic purchases of income producing properties, predominantly in markets where the Trust presently operates. Future investments will be focused on older, mismanaged, or under-performing properties, both multifamily and commercial, and will be selected based on initial rates of return and the potential for improvement through revenue-enhancing capital improvements and proper management. Investments may take the form of joint ventures, mortgage participations and partnership interests, as well as outright purchases.

EMPLOYEES

         The Trust has no employees. Employees of Tarragon provide executive and administrative services to the Trust. The officers of the Trust are also officers of Tarragon.

COMPETITION

         The Trust's plan of operation is to continue to improve the quality of its properties through consistent capital improvements and, to the extent surplus funds and attractive investments are available, to acquire additional multifamily and commercial properties, primarily in locations where the rust presently operates. Management believes that ownership of the type of properties in which the Trust invests is highly fragmented among individuals, partnerships, public and private corporations, and other real estate investment trusts and that no particularly dominant entities exist in the market for such properties. The Trust competes with numerous entities engaged in real estate activities, many of which may have greater financial resources than the Trust. However, the Trust has not experienced material differences in competition in the various regions of the United States in which it invests.

         Management believes that success in real estate investment is primarily dependent upon general market conditions; geographic location; the performance of asset and property managers in areas such as marketing, collections, capital improvements, and the control of operating expenses; and the maintenance and appearance of the property, rather than the activities of the competitors. Additional competitive factors with respect to commercial properties are the ease of access to the property, the adequacy of related facilities, such as parking, and sensitivity in setting rental rates. With respect to multifamily properties, management believes that there is and will continue to be a strong demand for well maintained, affordable housing in the markets in which it operates. However, since the success of any real estate investment is impacted by other factors outside the control of the Trust, including general demand for apartment housing, interest rates, operating costs, and the ability to attract and retain qualified property managers, there can be no assurances that the trust will be successful.

CERTAIN FACTORS ASSOCIATED WITH REAL ESTATE AND RELATED INVESTMENTS

         The Trust is subject to the risks associated with the ownership, operation, and financing of real estate. These risks include, but are not limited to, liability for environmental hazards; changes in general or local economic conditions; changes in interest rates and availability of permanent mortgage financing which may render the acquisition, sale, or refinancing of a property difficult or unattractive and which may make debt service burdensome; changes in real estate and zoning laws; changes in income taxes or real estate taxes, federal or local economic or rent controls; floods, earthquakes, and other acts of God; and other factors beyond the control of the Trust or Tarragon. The illiquidity of real estate investments generally may impair the ability of the Trust to respond promptly to changing circumstances. The Trust's management believes that some of these risks are compounded by the concentration of the Trust's properties in Texas, Oklahoma, and Florida, and the Trust's intention to acquire older, mismanaged, or under-performing properties.

PROPERTIES

         Details of the Trust's real estate and mortgage notes receivable portfolios at November 30, 1996, are set forth in the Consolidated Financial Statements and the Notes to the Consolidated Financial Statements (see specifically Notes 2 and 3.) The following provides additional summary information regarding these portfolios.

         The Trust acquired two properties in fiscal 1996 and five properties during fiscal 1995. At November 30, 1996, the Trust owned thirteen properties, consisting of ten apartment complexes with 1,189 units, one shopping center, one combination office building and shopping center, and one farm and luxury residence. The carrying values of four of the properties (One Turtle Creek, Aspentree Apartments, Riverside Apartments and Mission Trace Apartments) each exceed 10% of the Trust's total consolidated assets. All Trust properties, except three, are pledged separately to secure mortgage debt totaling $16.5 million at November 30, 1996.

         In January 1996, the Trust closed the sale of the Villas at Central Park, a 288-unit apartment complex located in Orlando, Florida which resulted in the Trust receiving $66,000 net cash proceeds and relief of $5,360,000 in nonrecourse indebtedness secured by the property sold.

         In April 1996, the Trust consummated the acquisition of Holly House Apartments, a 57-unit complex built in the mid-1960s and located in North Miami, Florida, from Alan M. Kornbluh, as Trustee (who has no other relationship to the Trust.) The Trust paid an acquisition fee of $14,500 to Tarragon, the Trust's advisor, for services rendered in connection with the transaction.

         On May 1, 1996, the Trust purchased Mission Trace Apartments for a purchase price of $2.8 million. This property was constructed in 1990 and consists of twelve two-story garden style buildings with a total of 96 units. The property was 91% occupied at the date of purchase and is located in Tallahassee, Florida. A portion of the purchase price was financed through a first mortgage loan in the amount of $2,220,000 and a second mortgage loan in the amount of $290,000, both provided by First Federal Savings and Loan Association of Osceola County, the seller (which has no other relationship to the Trust.) The remainder of the purchase price was paid in cash from general working capital of the Trust. For the first two years, the first and second mortgage loans bear interest at 8.25% and 8.5%, respectively. Thereafter, the rates are adjusted every two years to 225 basis points and 200 basis points, respectively, over the Two Year Constant Maturity Treasury. Both loans mature in May 2006 and are payable in monthly installments of principal and interest. In connection with the acquisition, the Trust paid a $28,900 acquisition fee to Tarragon.

         On October 23, 1996, the Trust sold its interest in Polynesia Village Apartments, a 448-unit complex located in Tacoma, Washington, to Pearl Street 1995, L.L.C., a Washington limited liability company not affiliated with the Trust or any of its officers or trustees, for $9.6 million. The Trust had recorded an in-substance foreclosure of the property on August 31, 1995, pursuant to a settlement with a borrower on a $2.0 million mortgage note receivable. The Trust accepted a note receivable from the purchaser of $325,000 for a portion of the purchase price, and the purchaser agreed to reimburse the Trust for certain capital improvements to the property totaling approximately $99,000. Through prorations at closing, the note balance was reduced to $192,000. The carrying value of the property, which was subject to a $5.7 million first mortgage loan, exceeded 10% of the Trust's assets. The Trust received net cash proceeds of $3 million, including earnest money deposits received prior to closing, after the payoff of the first mortgage loan, closing costs and prorated property taxes, and a selling commission to the purchaser's real estate broker. In connection with this disposition, the Trust paid Tarragon a brokerage commission of 2% of the total sales consideration, or $194,000. In October 1996, the Trust recorded a gain on this sale of $844,000.

         To continue to qualify for federal taxation as a REIT under the Code, the Trust is required, among other things, to hold at least 75% of the value of its assets in real estate assets, government securities, and cash and cash equivalents at the close of each quarter of each taxable year. At November 30, 1996, 77% of the Trust's assets consisted of real estate held for investment, 3% consisted of mortgage notes and interest receivable, 5% consisted of investments in and advances to partnerships which own real estate or mortgage loans secured by real estate and 9%. consisted of cash and cash equivalents. The remaining 6% of the Trust's assets consisted of restricted cash and other assets. The percentage of the Trust's assets invested in any one category at any particular time is subject to change, and no assurance can be given that the composition of the Trust's assets in the future will approximate the percentages stated above. The following tables present certain information relating to the Trust's real estate portfolio at November 30, 1996:

                             VINLAND PROPERTY TRUST
                              REAL ESTATE SUMMARY
                               NOVEMBER 30, 1996
                                  (unaudited)

                                                                        Average Rent Per Sq. Ft. (a)       Economic Occupancy (b)
                                                                      Year Ended November 30 ar ended      Year ended November 30,
                                                  Number      Square  ------------------------------- ------------------------------
  Property                        Location       of Units      Feet      1996        1995      1994      1996       1995      1994
-----------------------------     ----------     --------     ------  ----------  ---------- -------- ---------- ----------- -------
PROPERTIES ACQUIRED PRIOR TO NOVEMBER 30, 1994:

Multifamily:
-----------
Aspentree                         Dallas, TX        296      212,864     $7.39      $7.02      6.69       96%        96%        95%
French Villa                      Tulsa, OK         101      104,720      6.26       5.70      5.51       97%        91%        90%
Phoenix                           Tulsa, OK         254      208,726      4.63       4.03      3.83       91%        90%        93%
Southern Elms                     Tulsa, OK          78       65,159      6.62       6.26      6.76       93%        88%        97%
                                                   ----    ---------     -----      -----     -----       ---        ---        ---
Subtotal or weighted average (f)                    729      591,469      6.13       5.65      5.48       94%        92%        94%
                                                   ----    ---------     -----      -----     -----       ---        ---        ---
Commercial:
----------
Briarwest Shop Ctr                Houston, TX         -       25,323     10.66      10.47      9.57       87%        92%        84%
One Turtle Creek                  Dallas, TX          -      102,811     10.30      10.15      9.66       89%        90%        94%
                                                   ----    ---------     -----      -----     -----       ---        ---        ---
Subtotal or weighted average (f)                      -      128,134     10.37      10.21      9.64       88%        91%        92%
                                                   ----    ---------     -----      -----     -----       ---        ---        ---
Properties Acquired in 1995:
---------------------------
Collegewood                       Tallahassee, FL    60       30,000      6.93       7.36                 89%        93%
Florida Towers                    Tallahassee, FL    54       29,700      8.51       7.99                 92%        90%
Jefferson Towers                  Tallahassee, FL    48       24,000      7.21       7.31                 91%        92%
Riverside                         Austin, TX        145      110,868      8.76       8.20                 92%        94%
                                                   ----    ---------     -----      -----                 ---        ---
Subtotal or weighted average (f)                    307      194.568      8.25       7.93                 91%        93%
                                                   ----    ---------     -----      -----     -----       ---        ---        ---
Properties Acquired in 1996:
---------------------------
Holly House                       North Miami, FL    57       45,417      6.75                            84%
Mission Trace                     Tallahassee, FL    96      104,400      4.58                            71%
                                                   ----    ---------     -----                            ---
Subtotal or weighted average (f)                    153      149,817      5.24                            75%
                                                   ----    ---------     -----      -----     -----       ---        ---        ---
Grand total or weighted average (f)                1189    1,063,988     $6.90      $6.77     $6.22       90%        92%        93%
                                                   ====    =========     =====      =====     =====       ===        ===        ===

                                                                                                    Current
                                                           Physical          Per Sq.                 Market
                                                          Occupancy          Year End               Rent Per
  Property                        Location              Nov. 30, 1996(c)    Nov. 30,               Sq. Foot (e)
---------------------------       ----------            ----------------    ---------              ------------
PROPERTIES ACQUIRED PRIOR TO NOVEMBER 30, 1994:

Multifamily:
-----------
Aspentree                         Dallas, TX                  97%               $7.81                $8.33
French Villa                      Tulsa, OK                   94%                6.55                 6.72
Phoenix                           Tulsa, OK                   93%                5.33                 5.50
Southern Elms                     Tulsa, OK                   92%                7.20                 7.52
                                                              ---              ------               ------
Subtotal or weighted average (f)                              95%                6.64                 6.96
                                                              ---              ------               ------
Commercial:
----------
Briarwest Shop Ctr                Houston, TX                 86%               12.91                15.05
One Turtle Creek                  Dallas, TX                  85%               11.70                15.50
                                                              ---              ------               ------
Subtotal or weighted average (f)                              85%               11.94                15.28
                                                              ---              ------               ------
Properties Acquired in 1995:
---------------------------
Collegewood                       Tallahassee, FL             95%                8.60                 9.00
Florida Towers                    Tallahassee, FL             94%                9.63                10.03
Jefferson Towers                  Tallahassee, FL             98%                8.53                 9.00
Riverside                         Austin, TX                  91%                9.47                 9.77
                                                              ---              ------               ------
Subtotal or weighted average (f)                              93%                9.25                 9.60
                                                              ---              ------               ------
Properties Acquired in 1996:
---------------------------
Holly House                       North Miami, FL             89%                8.25                 8.25
Mission Trace                     Tallahassee, FL             79%                7.00                 7.08
                                                              ---              ------               ------
Subtotal or weighted average (f)                              82%                7.38                 7.43
                                                              ---              ------               ------
Grand total or weighted average (f)                           91%              $ 7.86               $ 8.51
                                                              ===              ======               ======



(a) Amounts represent average rental revenue per square foot on an annual basis. Rental revenue is equal to gross potential rent after giving effect to all rental losses including bad debts, vacancies, and discounts and concessions. Gross potential rent equals average lease rates on leased units and market rates on vacant units.
(b) Computed as follows: [(Annual gross potential rent less annual vacancy losses) divided by annual gross potential rent].
(c) Represents actual physical occupancy as of the end of the last week of the fiscal year ended November 30, 1996.
(d) Represents annualized gross potential rent for all months owned during the period divided by square footage.
(e) Represents annualized market rate per square foot at November 30, 1995, based upon scheduled rents at such time.
(f) The weighted average rent per square foot and economic occupancy percentages are based on the square footage in each property.

The Trust also owns Cochonour Horse Farm, a 188-acre horse farm with a 5,000 square foot luxury residential home in Carrollton, Missouri.

Management believes that its properties are adequately covered by liability and casualty insurance, consistent with industry standards.

                             VINLAND PROPERTY TRUST
                   MORTGAGE LOANS SECURED BY OWNED PROPERTIES
                               NOVEMBER 30, 1996
                             (dollars in thousands)
                                  (unaudited)

                                                               Stated (A)                         Balance
                              Original       Balance           Interest         Maturity          Due at
   Name of Property            Amount      Nov 30, 1996          Rate             Date           Maturity`
----------------------         ------      ------------    -----------------   ----------      -----------
Multifamily
-----------
Aspentree . . . . . .          $ 3,966          $ 3,927            8.33%         11/01/05          $ 3,390
Collegewood . . . . .              733              638           10.00%         06/01/97              638
Florida Towers  . . .            1,040              905           10.00%         06/01/97              905
French Villa  . . . .            1,970            1,922            8.53%         11/01/00            1,836
Jefferson Towers  . .              591              514           10.00%         06/01/97              514
Mission Trace . . . .            2,220            2,147            8.25%         05/01/06               27
Mission Trace . . . .              290              281            8.50%         05/01/06                4
Riverside . . . . . .            2,885            2,826            8.50%         09/01/99            2,673
Southern Elms . . . .            1,370            1,345            9.68%         02/01/02            1,242
                               -------         --------            -----                          --------
                                15,065           14,505           8.74%(B)                          11,229
                               -------         --------           ------                          --------
Commercial
----------
Briarwest . . . . . .              318               55            9.25%         11/01/97                -
One Turtle Creek  . .            2,000            1,890            9.00%         02/01/05            1,504
                              --------         --------            -----                          --------
                                 2,318            1,945            9.01%(B)                          1,504
                              --------         --------            -----                          --------
Total                          $17,383          $16,450            8.77%(B)                        $12,733
-----------------------------  =======          =======            =====                           =======

(A) For loans with variable interest rates, the rate in effect at November 30, 1996 is presented.
(B) Represents weighted average interest rate at November 30, 1996.

INVESTMENT OBJECTIVES AND POLICIES

         The Trust operates as a hybrid REIT which acquires, develops, owns and manages income-producing properties and, to a much lesser extent, invests in mortgage notes receivable. The Trust's investments in income-producing properties are currently located predominantly in Florida, Texas and Oklahoma. The investment objectives are to maximize funds from operations and ultimate distributions to shareholders while providing the opportunity to realize capital growth from appreciation in the value of the Trust's portfolio of properties. The Trust policies with respect to these activities are largely set forth and dictated by Article V of the Declaration of Trust, but may be amended or revised from time to time in certain respects at the discretion of the Board of Trustees without a vote of the Shareholders of the Trust.

         While the Trust emphasizes investments in real estate, it may continue to acquire mortgage notes receivable secured by real estate. At present, less than 3% of the Trust's assets consist of mortgage notes and interest receivable, but revenues from such mortgages account for less than 2% of the Trust's total revenues.

         Subject to the percentage of ownership limitations and gross income tests necessary for continued REIT qualification, the Trust may also invest in securities of concerns engaged in real estate activities or securities of other issuers. The Trust does not intend to invest in the securities of any other issuer for the purpose of exercising control; however, the Trust may in the future acquire all or substantially all of the securities or assets of other entities where such investments would be consistent with the Trust's investment policies. In any event, the Trust does not intend that its investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940 and the Trust would divest securities before any such registration would be required. Further, the Trust does not intend to invest in any securities which would violate the asset holding requirements for REITs. In addition, the Declaration of Trust provides certain restrictions on investing in or the holding of certain securities.

LENDING POLICIES

         REITs may make loans secured by mortgages and real property. The Trust considers from time to time the acquisition of mortgage loans secured by properties owned by other entities. While the Trust may make new loans, the present portfolio of mortgage notes receivable of the Trust consists of only three mortgage notes with an aggregate outstanding balance of $728,000 and no new opportunities are currently under consideration.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

         The Trust does not presently intend to make investments other than as previously described, although it may do so. In addition, the Trust does not intend to underwrite the securities of other issuers. The Trust has the authority to offer its Shares to the public or in exchange for property and to repurchase or otherwise reacquire its Shares or any other securities and may engage in such activities in the future if the Board of Trustees shall determine it to be in the best interests of the Trust.

         At all times, the Trust intends to make investments in such manner as to be consistent with the Code to qualify as a REIT unless, because of circumstances or changes in the Code or in Treasury Regulations, the Board of Trustees determines that it is no longer in the best interests of the Trust to qualify as a REIT. The Trust policies with respect to such activities may be reviewed and modified from time to time by the Trust's Board of Trustees without the vote of the shareholders.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

         The following table summarizes selected historical consolidated financial information of the Trust for the last five years ended November 30, 1996 and the three month periods ended February 28, 1997 and February 29, 1996. TRII Nevada is a newly-created corporation that, by operation of law, would succeed to all the rights and properties, and be subject to all the obligations and liabilities, of the Trust as incorporated as the California Corporation upon consummation of the proposed Incorporation Procedure. Thus, for accounting purposes, the assets, liabilities and stockholder's equity of TRII Nevada would be accounted for, on a carry-over basis, as the continuing entity which would be the successor to the Trust. The Incorporation Procedure, if adopted, will have no effect on the book value of the assets, liabilities or Shareholder's equity of the Trust.

         The historical consolidated financial information is not necessarily indicative of TRII Nevada's future results of operations or financial condition. The information set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Trust's Consolidated Financial Statements and notes thereto appearing under "Index to Financial Statements." Results for the interim periods are not necessarily indicative of the results for a full year.

                             Vinland Property Trust

                      Selected Financial Data (Historical)
                    (Dollars in thousands, except per share)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    For the
                                                     Three
                                                     Months
                                                     Ended
                                           Feb. 28      Feb. 29            For the Years Ended November 30,
                                         -------------------------  -------------------------------------------------------------
OPERATING DATA                              1997          1996         1996         1995       1994          1993         1992
                                            ----          ----         ----         ----       ----          ----         ----
  Income  . . . . . . . . . . . . . . . .$    2,182    $    2,380   $    9,464   $    8,437  $   6,846    $    6,042   $    4,679
  Expense   . . . . . . . . . . . . . . .     2,224         2,280        9,537        8,410      7,275         6,649        5,174
                                         ----------    ----------   ----------   ----------  ---------    ----------   ----------
  Income (loss) before minority
    interest, net gain (loss) on sale
    of real estate, and extraordinary
    gain  . . . . . . . . . . . . . . . .       (42)           100         (73)           27       (429)        (607)        (495)
  Net gain (loss) on sale of
    real estate   . . . . . . . . . . . .         -           (193)        673            -           -            -        1,875
  Minority interest in income of
  consolidated partnership  . . . . . . .       (9)             -            -            -           -            -            -
                                         ----------    ----------   ----------   ----------  ---------    ----------   ----------
  Income (loss) from continuing
     operations . . . . . . . . . . . . .      (51)           (93)         600           27       (429)        (607)        1,380
  Extraordinary Gain  . . . . . . . . . .         -           253          253            -           -            -           -
                                         ----------    ----------   ----------   ----------  ---------    ----------   ----------
  Net income (loss)   . . . . . . . . . .$     (51)    $      160   $      853   $       27  $    (429)   $    (607)   $    1,380
                                         ==========    ==========   ==========   ==========  =========    ==========   ==========
EARNINGS PER SHARE DATA
  Income (loss) from continuing          $    (.04)    $    (.06)   $     0.44   $     0.02  $    (.31)   $    (.51)         1.16
  operations  . . . . . . . . . . . . . .
  Extraordinary Gain  . . . . . . . . . .         -          0.18         0.19            -           -            -           -
                                         ----------    ----------   ----------   ----------  ---------    ----------   ----------
  Net income (loss)   . . . . . . . . . .$    (.04)    $     0.12   $     0.63   $     0.02  $    (.31)   $    (.51)         1.16
                                         ==========    ==========   ==========   ==========  =========    ==========   ==========
  Distributions   . . . . . . . . . . . .$        -    $        -   $        -   $        -  $       -    $     1.25   $        -

  Weighted average shares   . . . . . . . 1,343,867     1,378,161    1,354,415    1,392,006   1,368,527    1,193,572    1,193,157

                                                                                  November 30,
                                                February 28, ------------------------------------------------------------
BALANCE SHEET DATA                                 1997       1996          1995          1994        1993          1992
                                                 -------     -------      -------       -------      -------      -------
  Real estate   . . . . . . . . . . . . .        $28,578     $22,489      $31,927       $20,362      $20,438      $19,931
  Notes and interest receivable   . . . .            128         734          737         2,658        3,486        3,633
  Total assets  . . . . . . . . . . . . .         32,684      28,757       36,978        22,738       23,478       22,556
  Notes, debentures, and interest payable         21,684      17,516       26,491        12,442       13,058       10,006
  Shareholders' equity                             9,807       9,869        9,256         9,229        8,932       10,990
  Book value per share(1)   . . . . . . .        $  7.30     $  7.34      $  6.65       $  6.63      $  7.42      $  9.21

  (1) Share and per share data have been restated to give effect to the one-for-five reverse split effected December 1, 1995.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

         The Trust's real estate at February 28, 1997 consisted of thirteen properties, including nine apartment complexes, one shopping center, one combination office building and shopping center, one combination office/retail/medical building and one farm and luxury residence. All of the Trust's real estate, except for Phoenix Apartments, Holly House Apartments, and the farm and luxury residence, is pledged to secure first mortgage notes payable.

         The Trust's management continues to focus on the capital appreciation of the Trust's existing portfolio and the search for additional investments. Management's first priority is to invest surplus funds in needed improvements to the current real estate portfolio. The Trust intends to use additional funds, generated from property operations, sales, and refinancings, to make selective acquisitions, both residential and commercial, with a preference for properties in the same geographical regions of the United States in which the Trust currently operates. However, because of various real estate industry conditions, including competing entities and the overall volatility of the real estate market, there is no assurance that the Trust will be able to increase the size of its portfolio in the coming fiscal year.

LIQUIDITY AND CAPITAL RESOURCES

         Cash and cash equivalents totaled $1.8 million at February 28, 1997, as compared to $2.7 million at November 30, 1996 and $2.8 million at November 30, 1995. The Trust's principal sources of cash have been property operations, collections of notes receivable, and refinancing proceeds. Management believes that cash on hand along with funds to be provided by property operations and anticipated external sources, such as property sales and refinancings, is sufficient to fund any needed property maintenance and capital improvements as well as meet the Trust's debt service obligations.

         OPERATING ACTIVITIES

         The Trust's net cash flow from property operations (rentals collected less payments for property operations) continues to increase from $2,000,000 in 1994 to $2,800,000 in 1995 to $3,700,000 in 1996. This improvement resulted primarily from the operations of 1995 and 1996 acquisitions. Along with the benefit derived from the operations of these acquired properties, the Trust incurred higher interest payments due to the associated mortgage debt secured by these properties. In October 1996, the Trust sold Polynesia Village Apartments ("Polynesia"), the operations of which accounted for increases in cash flow from property operations in 1995 and 1996 of $171,000 and $530,000, respectively.

         INVESTING ACTIVITIES

         In December 1996, the Trust received $600,000 as payment in full of the Swiss Village note receivable which had matured in November 1996. The Trust expects collections of notes receivable to decline as existing mortgage loans are paid off and does not anticipate funding additional loans in the future except in connection with property sales.

         In December 1996, the Trust acquired Tarzana Towne Plaza, a 42,000 square foot combination office/retail/ medical building located in Tarzana, California, through the acquisition of a controlling interest in 18607 Ventura Associates, Ltd., the partnership which owns the property. The Trust had advanced $572,000 to the partnership during 1996. These advances were converted to a 1% general partner interest and a 59% limited partner interest in the partnership in December 1996.

         In January 1997, the Trust purchased The Brooks Apartments, a 104-unit property located in Addison, Texas, for $2.2 million, the cash portion of which was $873,000.

         The Trust paid $211,000 for capital improvements to its properties during the first fiscal quarter of 1997 compared to $102,000 during the first fiscal quarter of 1996 and anticipates an additional $800,000 will be incurred during the remainder of 1997.


         During the second quarter of fiscal 1996, the Trust purchased two multifamily real estate properties comprising 153 apartment units for an aggregate purchase price of $4,300,000 the cash portion of which was $1,900,000. The remainder of the purchase price was financed through purchase money mortgage debt on one of the properties.

         During 1995, the Trust purchased three multifamily properties, consummated the tax-free exchange for Riverside Apartments in Austin, Texas, and recorded the in-substance foreclosure of Polynesia. Under the terms of these three separate transactions, the portion of the acquisition price paid in cash totaled $258,000. The remainder of the acquisition price was satisfied through the assumption of first mortgage debt totaling $11,100,000 and, in the case of Riverside, the conveyance of the exchange property, Westover Valley Apartments in Fort Worth, Texas.

         During 1996, the Trust sold two multifamily properties for an aggregate gross sale price of $14,900,000. The Trust received net cash proceeds of $3,100,000 in connection with these sales.

         In December 1995, the Trust acquired a 20% general partner interest and an effective 37% limited partner interest in Larchmont Associates Limited Partnership and an effective 25% non-managing member interest in Kearny Wrap LLC, both accounted for using the equity method, for cash investments of $418,000 and $395,000, respectively.

         Collections of notes receivable decreased from $642,000 during fiscal 1994 to $181,000 in fiscal 1995, primarily due to the Cochonour note receivable, which was paid off in 1995. In relation to this note, the Trust collected $386,000 and $110,000 during fiscal 1994 and 1995, respectively. Also, one of the Trust's other mortgage loans in the amount of $200,000 was paid in full in the third quarter of 1994. Collections of notes receivable decreased further during fiscal 1996 to $3,000.

         The Trust expects note receivable collections to continue to decline as existing mortgage loans are paid off and does not anticipate funding additional loans in the future, except in connection with property sales. However, during 1995 and pursuant to the restructured terms of the mortgage loan secured by a second lien on Polynesia, the Trust funded an additional $196,000 to the borrower for renovations the Trust supervised. In August 1995, the Trust and the borrower agreed to a settlement of litigation involving the mortgage loan whereby the Trust gained control of the property and as a result recorded an in-substance foreclosure, as noted above.

         The Trust invested $822,000 in property capital improvements during fiscal 1996. This is compared to $534,000 of improvements during fiscal 1995 and $975,000 of improvements during fiscal 1994, including $500,000 related to the exchange of Westover for Riverside.

         In addition to capital improvements noted above, payments for property operations in 1996, 1995 and 1994 include property replacements of $450,000, $552,000 and $368,000, respectively. Property replacements include, but are not limited to, such items as carpet, appliance, plumbing and heating, ventilation, and air conditioning replacements; exterior painting; and parking lot improvements.

         FINANCING ACTIVITIES

         The Trust made principal payments on notes payable of $142,000 during the first fiscal quarter of 1997. Principal payments of $2.3 million, including balloon payments of $2.1 million, are due during the remainder of fiscal 1997. The Trust intends to either pay off the maturing mortgages or extend the due dates while seeking to obtain long term refinancing. While management is confident of its ability to acquire financing as needed, there is no assurance that the Trust will continue to be successful in its efforts in this regard.

         In December 1995, the Trust's Board of Trustees authorized the Trust to repurchase up to 139,200 of its shares of beneficial interest in open market and negotiated transactions, of which 4,868 had been purchased through February 28, 1997. During the first fiscal quarter of 1997, the Trust repurchased 1,457 shares in open market transactions at a total cost of $11,000.

         During fiscal 1995, the Trust obtained first mortgage financing totaling $5,300,000 on two Trust properties, receiving net cash proceeds of $3,600,000 after the payoff of $1,400,000 in existing debt. The balance of the refinancing proceeds was used to fund escrows and pay the associated loan closing costs. Additionally, the Trust made other mortgage principal payments totaling $901,000 during fiscal 1995. During fiscal 1996, the Trust made mortgage principal payments totaling $371,000.

         The Board of Trustees approved a one-for-five reverse share split of all of the Trust's shares of beneficial interest which was effective at the close of business on December 1, 1995, on the basis of one new share (a "Post-Split Share") for each five shares then outstanding (each an "Old
Share"). Following the one-for-five reverse share split, on December 1, 1995, the Trust offered to purchase all shares of beneficial interest, no par value, of each shareholder holding 99 or fewer Post-Split Share (or less than 500 Old Shares) either of record or beneficially on December 1, 1995. Under such offer (the "Odd-Lot Offer"), the Trust agreed to purchase all Post-Split Shares duly tendered prior to February 29, 1996, at a price equal to the next closing price of the Post-Split Shares on the day the Trust received the tendered shares. Additionally, in December 1995, the Board authorized the Trust to repurchase up to 139,200 Post-Split Shares in open market and negotiated transactions. During fiscal 1996, the Trust repurchased 47,430 shares, including 43,696 shares related to the Odd-Lot Offer, 323 shares representing fractional shares related to the December 1995 reverse share split, and 3,411 shares representing purchases in open market transactions, at a total cost of $240,000 or an average of $5.06 per share.

RESULTS OF OPERATIONS

         For the Three Months Ended February 28, 1997 Compared to Three Months Ended February 29, 1996. The Trust reported a net loss of $51,000 compared to net income of $160,000 for the corresponding period in 1996. The Trust sold Polynesia Village Apartments in October 1996 and realized a gain of $844,000. The loss of the operations of Polynesia caused a reduction in net operating results for the three months ended February 28, 1997, of $70,000 as compared to the corresponding period in 1996. This reduction was partially mitigated by the contribution to net operating results from the properties acquired during 1996 and 1997.

         The Trust's move of its principal offices from One Turtle Creek Office Complex in October 1996 negatively impacted overall physical occupancy of the Trust's properties held in both years. Physical occupancy for One Turtle Creek fell from 93% at February 29, 1996, to 86% at February 28, 1997, resulting in increased vacancy losses. The Trust's move was influenced by its perception that a sale of One Turtle Creek would be opportune. In March 1997, prior to placing the property on the market, the Trust received a credible, unsolicited cash offer to purchase the property for $9.8 million, approximately $5.8 million in excess of the Trust's investment. In view of this interest in acquiring the property, the Trust has initiated a formal marketing program to sell this asset. The Trust intends to structure any sale as a tax free exchange in order to retain the proceeds generated by any sale to fund future acquisitions. There can be no assurance at this point that a sale will take place at a price higher than the unsolicited offer or that the offer in hand will close.

         The Trust's equity in loss of partnerships was $80,000 for the first fiscal quarter of 1997 compared to equity in income of partnerships of $4,000 for the first fiscal quarter of 1996. The Trust's equity in the net loss of Larchmont Associated Limited Partnership, which owns Larchmont West Apartments, accounted for most of this change. Vacancy losses increased for Larchmont, as physical occupancy dropped from 92% as of February 29, 1996, to 84% as of February 28, 1997. Operating expenses also increased related to the Partnership's efforts to improve the property.

         During the first fiscal quarter of 1996, the Trust recorded a loss on the sale of real estate of $193,000 and an extraordinary gain of $253,000 both related to the sale of Villas at Central Park Apartments in January 1996.


         1996 Compared to 1995. The Trust reported net income for fiscal 1996 of $853,000 as compared to a net income of $27,000 for fiscal 1995. The primary reason for this improvement was the $844,000 gain on sale of Polynesia in October 1996. Other underlying components of this improvement in operating results are discussed in the following paragraphs.

         Net rental income (rental revenue less property operating expenses) increased from $2.6 million in fiscal 1995 to $3.3 million in fiscal 1996. An increase of $729,000 is attributable to the operations of the properties added to the Trust's multifamily portfolio during 1995 and 1996, while a decrease of $334,000 resulted from the sale of Villas at Central Park Apartments in 1996. $494,000 of the 1996 increase in net rental income was attributable to Polynesia which was sold in October 1996. Properties held in both 1995 and 1996 reported an overall increase of $275,000. Higher rental rates at certain properties and a reduction in leasing expenses contributed to this improvement. Overall occupancy levels for multifamily properties held in both years increased slightly, while those for commercial properties held in both years fell slightly.

         Interest expense increased from $1.4 million in fiscal 1995 to $1.9 million in fiscal 1996. Of this increase, $498,000 resulted from interest expense associated with loans obtained or assumed in connection with the 1995 and 1996 property acquisitions. Properties held in both years reported an overall increase of $381,000, mainly due to the refinancing of the mortgage debt secured by Southern Elms Apartments and Aspentree Apartments during 1995, which increased mortgage debt by a total of $3.9 million. These increases were partially offset by a decrease of $391,000 due to the sale of the Villas at Central Park Apartments in 1996.

         Advisory fees to Tarragon totaled $146,000 in fiscal 1995 and $181,000 in fiscal 1996. Since March 1, 1994, Tarragon has provided advisory services to the Trust pursuant to an advisory agreement. General and administrative expenses increased from $356,000 in fiscal 1995 to $466,000 in fiscal 1996, primarily due to increases in advisor expense reimbursements and professional fees related to administration of the one-for-five reverse share split in December 1995 and the Odd-Lot Offer in the first quarter of 1996.

         The Trust recorded a provision for loss credit of $190,000 in August 1995 as a result of a reversal of an allowance for estimated losses of $1.0 million recorded in previous years against the Trust's note receivable secured by a second lien mortgage on Polynesia and a $1.4 million provision for loss due to permanent impairment of Villas at Central Park Apartments recorded in August 1995. Also, the Trust determined that the remaining $802,000 balance of the allowance for estimated losses was no longer required against the Trust's mortgage note receivable portfolio, while a $241,000 allowance for estimated losses was necessary against the carrying value of one of its properties held for sale. As such, the Trust recorded a reversal of $561,000 in August 1995.

         During fiscal 1996, the Trust recorded a loss on the sale of real estate of $171,000 and an extraordinary gain of $253,000, both related to the sale of Villas at Central Park Apartments in January 1996 and an $844,000 gain on the sale of Polynesia in October 1996.

         1995 Compared to 1994. The Trust reported net income for fiscal 1995 of $27,000 as compared to a net loss of $429,000 for fiscal 1994. The primary factors contributing to the improvement in the Trust's operating results are discussed in the following paragraphs.

         Net rental income increased from $2.1 million in fiscal 1994 to $2.6 million in fiscal 1995. The operations of the five multifamily properties acquired during 1995 increased net rental income by $539,000, $189,000 of which is attributable to Polynesia which was sold in October 1996. Net rental income for properties held in both years fell by $21,000. With respect to properties held in both years, increased common area maintenance recovery revenue and a reduction in rental concessions, predominantly related to the Trust's commercial proprieties, had a positive impact on net rental income. Additionally, aggregate rental rates increased during 1995. These positive factors were more than offset by higher operating expenses related to the Trust's continue efforts to improve the physical appearance and marketability of its multifamily properties. As a result, physical occupancy levels increased slightly for multifamily properties held in both years.

         Interest income decreased from $319,000 in fiscal 1994 to $131,000 in fiscal 1995. Interest income related to the Trust's note receivable secured by a second lien mortgage on Polynesia decreased $160,000 as a result of the associated borrower's Plan of Reorganization (the "Plan"). In accordance with the terms of the Plan, interest income on the Trust's note receivable ceased August 1994, as any excess flow generated from operations of the property was paid first under the first lien mortgage terms and then toward property repairs and maintenance. On August 31, 1995, the Trust gained control of the property and recorded an in-substance foreclosure of Polynesia. Also, in April 1995, two mortgage notes receivable with principal balances totaling $176,000 were paid in full. Interest income is expected to continue to decline as existing notes receivable are paid off, and the Trust does not anticipate funding new notes except in connection with and to facilitate the sale of real estate.

         Interest expense increased from $1.2 million in fiscal 1994 to $1.4 million in fiscal 1995. This increase resulted from loans assumed in connection with the 1995 property acquisitions and 1995 refinancings which increased total mortgage debt outstanding by $3.9 million.

         Advisory fees to BCM were $75,000 in fiscal 1994. Advisory fees to Tarragon totaled $157,000 in fiscal 1994 and $146,000 in fiscal 1995. Under the advisory agreement with BCM, the Trust paid a base advisory fee of $25,000 per month.

         General and administrative expenses decreased from $567,000 in fiscal 1994 to $356,000 in fiscal 1995 primarily due to decreases in legal and professional fees. In 1994, legal fees included amounts related to the Polynesia note receivable. All related 1995 legal fees were added to the loan balance pursuant to the modification. Additionally, professional fees were higher in 1994 due to registration and exercise or conversion of share purchase rights and debentures issued to shareholders in October 1993.

ALLOWANCE FOR ESTIMATED LOSSES AND PROVISIONS FOR LOSSES

         The Trust's management, on a quarterly basis, reviews the carrying values of the Trust's mortgage loans and properties held for sale. Generally accepted accounting principles require that the carrying value of a mortgage loan or a property held for sale cannot exceed the lower of its cost or its estimated fair value. In those instances in which estimates of fair value of the Trust's mortgage loans or properties held for sale are less than the carrying values thereof at the time of evaluation, an allowance for loss is provided by a charge against operations. The estimates of fair value of the mortgage loans are based on management's review and evaluation of the collateral properties securing the mortgage loans. The review of collateral properties and properties held for sale generally includes selective site inspections, a review of the property's current rents compared to market rents, a review of the property's expenses, a review of maintenance requirements, discussions with the manager of the property, and a review of the surrounding area. Future quarterly reviews could cause the Trust's management to adjust current estimates of fair value.

         The Trust's management also reviews the Trust's properties held for investment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. This review generally consists of a review of the property's cash flow and current and projected market conditions, as well as any changes in general and local economic conditions. If an impairment loss exists based on the results of this review, a loss is recognized by a charge against current earnings and a corresponding reduction in the respective asset's carrying value. The amount of this impairment loss is equal to the amount by which the carrying value of the property exceeds its estimated fair value.

ENVIRONMENTAL MATTERS

         Under various federal, state, and local environmental laws, ordinances, and regulations, the Trust may be potentially liable for removal or remediation costs, as well as certain other potential costs (including governmental fines and injuries to persons and property) relating to hazardous or toxic substances where property-level managers have arranged for the removal, disposal, or treatment of hazardous or toxic substances. In addition, certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from the Trust for personal injury associated with such materials.

         The Trust's management is not aware of any environmental liability relating to the above matters that would have a material adverse effect on the Trust's business, assets, or results of operations.

                                 LEGAL MATTERS

         The validity of the shares of the Nevada Common Stock to be issued by TRII Nevada pursuant to the Incorporation Procedure and the federal income tax consequences of the Incorporation Procedure have been passed by Hill & Metzger, L.L.P., Dallas, Texas. Hill & Metzger, L.L.P. will rely as to all matters of Nevada law on Kummer Kaempfer Bonner & Renshaw, Las Vegas, Nevada.

                                    EXPERTS

         The audited financial statements and schedules included in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

                             AVAILABLE INFORMATION

         The Trust is subject to the informational requirements of the Exchange Act, as amended, and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Trust may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and the following regional offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the EDGAR Database of Corporate Information, at its worldwide web site at: http://www.sec.gov/edgarhp.htm.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed with the Commission by the Trust under the Exchange Act (File No. 1-9525), are incorporated in and made a part of this Proxy Statement/Prospectus by reference:

     The Trust's Annual Report on Form 10-K for the fiscal year ended November 30, 1996, filed with the Commission on February 28, 1997;

     THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM VINLAND PROPERTY TRUST, 3100 MONTICELLO, SUITE 200, DALLAS, TEXAS 75205. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE ANNUAL MEETING, ANY REQUEST SHOULD BE RECEIVED BY JUNE 16, 1997.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement/Prospectus, or in any other subsequently filed document which is also, or is deemed to be, incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

     TRII Nevada has filed a registration statement on Form S-4, No. 33-________ (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended, with respect to the shares of Nevada Common Stock, as hereinafter defined, to be issued in connection with the Merger. This Proxy Statement/Prospectus constitutes the prospectus of TRII Nevada filed as part of the Registration Statement. All information herein with respect to the Trust and TRII Nevada has been furnished by the Trust.

                             SELECTION OF AUDITORS

     The Board of Trustees selected Arthur Andersen, LLP to serve as the Auditors for the Trust for the 1994, 1995 and 1996 fiscal years.
Representatives of Arthur Andersen, LLP have been invited to attend the annual meeting.

                                 OTHER MATTERS

     By the date of this Proxy Statement, the Trustees and officers do not know of any other matters that may properly be, or that are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed Proxy or their substitutes will vote in accordance with their best judgment on such matters.

                          INTEREST OF CERTAIN PERSONS
                          IN MATTERS TO BE ACTED UPON

     As described above under "Certain Business Relationships," Mr. Friedman, a Trustee, President and Chief Executive Officer of the Trust, also serves as the Chief Executive Officer of Tarragon. Tarragon is owned by William S. and Lucy
N. Friedman, and therefore Mr. Friedman could be deemed to benefit financially from Shareholder approval of the Trust Advisory Agreement with Tarragon pursuant to Proposal Two. The amount of any possible financial benefit to Mr. Friedman is not directly quantifiable at this time.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE TRUST OR TRII Nevada. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE TRUST OR TRII Nevada SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            SOLICITATION OF PROXIES

     THIS PROXY STATEMENT IS FURNISHED TO SHAREHOLDERS TO SOLICIT PROXIES ON BEHALF OF THE TRUSTEES AND OFFICERS OF THE TRUST. The cost of soliciting proxies will be borne by the Trust. In addition to the solicitation of proxies by use of the mails, the officers and Trustees may also solicit proxies personally or by mail, telephone, facsimile transmission or telegraph, but they will not receive any compensation for such services.


                    ________________________________________


     COPIES OF THE TRUST'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED NOVEMBER 30, 1996 TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO VINLAND PROPERTY TRUST, 3100 MONTICELLO, SUITE 200, DALLAS, TEXAS 75205, ATTENTION: INVESTOR RELATIONS.

                                        BY ORDER OF THE TRUSTEES




                                        Lawrence Hartman, Vice President
                                        and Secretary

     THE BOARD OF TRUSTEES OF THE TRUST UNANIMOUSLY RECOMMEND YOU VOTE FOR ALL FOUR OF THE NOMINEES, THAT YOU VOTE FOR APPROVAL OF THE ADVISORY AGREEMENT BY VOTING FOR PROPOSAL TWO ON THE ENCLOSED PROXY, AND THAT YOU VOTE FOR APPROVAL OF THE INCORPORATION PROCEDURE BY VOTING FOR PROPOSAL THREE ON THE ENCLOSED PROXY. REGARDLESS OF HOW YOU WISH TO VOTE YOUR SHARES, YOUR BOARD OF TRUSTEES URGES YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY.

                                                  INDEX OF DEFINED TERMS
Acquisition Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Adverse Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
AMEX  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
ART . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
BCM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
CAI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Carmel Realty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Carmel, Ltd.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
CCEC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
CMET  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Commission  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
CRSI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Debentures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
Declaration of Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Evaluation Provision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
First City  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
IGAC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
IGI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Incorporation Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
IORI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
IORT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
NAREIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Nevada Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
NIRT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
NOLP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
NRLP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
NRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
NYSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
Old Share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
OTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Post-Split Share  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
PSL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
PSL Modification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
PSL Settlement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
REIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
REIT Index  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Right . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
RTC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
S&P 500 Index . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
SAMI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
SAMLP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
SIPI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
SJSA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Southmark . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
SWI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Tarragon  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
TCI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Termination Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
TMI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
TRII Nevada . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Trust . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
VIPTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Voting Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
VPT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                  INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

                                                                                                    PAGE
                                                                                                    ----
TARRAGON REALTY INVESTORS INC.:

     Report of Independent Public Accountants . . . . . . . . . . . . . . . . . . . . . . . . . .   FS-1
     Balance Sheet at April 21, 1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   FS-2
     Notes to Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   FS-3

VINLAND PROPERTY TRUST
   ANNUAL FINANCIAL STATEMENTS AND SCHEDULES -- AUDITED

     Report of Independent Public Accountants . . . . . . . . . . . . . . . . . . . . . . . . . .   FS-4
     Consolidated Balance Sheets -- November 30, 1996 and 1995  . . . . . . . . . . . . . . . . .   FS-5
     Consolidated Statements of Operation -- Years Ended November 30, 1996, 1995 and 1994 . . . .   FS-6
     Consolidated  Statements of Shareholders' Equity -- Years Ended November 30, 1996,
        1995 and 1994   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   FS-7
     Consolidated Statements of Cash Flows -- Years Ended November 30, 1996, 1995 and 1994  . . .   FS-8
     Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . .  FS-10
     Schedule III -- Real Estate and Accumulated Depreciation . . . . . . . . . . . . . . . . . .  FS-24
     Schedule IV -- Mortgage Loans on Real Estate . . . . . . . . . . . . . . . . . . . . . . . .  FS-26

INTERIM FINANCIAL STATEMENTS - UNAUDITED

     Consolidated Balance Sheets - February 28, 1997 and November 30, 1996  . . . . . . . . . . .  FS-28
     Consolidated Statements of Operations - three months ended
        February 28, 1997 and February 29, 1996   . . . . . . . . . . . . . . . . . . . . . . . .  FS-29
     Consolidated Statement of Shareholders' Equity - three months ended
        February 28, 1997   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  FS-30
     Consolidated Statements of Cash Flows - three months ended
        February 28, 1997 and February 19, 1996   . . . . . . . . . . . . . . . . . . . . . . . .  FS-31
     Notes to Consolidated Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . .  FS-33

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Tarragon Realty Investors, Inc.:

We have audited the accompanying balance sheet of Tarragon Realty Investors, Inc., (a Nevada corporation) as of April 21, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Tarragon Realty Investors, Inc., as of April 21, 1997, in conformity with generally accepted accounting principles.


                                                Arthur Andersen LLP

Dallas, Texas
April 22, 1997

                        TARRAGON REALTY INVESTORS, INC.
                                 BALANCE SHEET

                                                        April 21,
                                                          1997
                                                        ---------
Assets
------

Cash...................................................   $1,000
                                                          ------
                                                          $1,000
                                                          ======

Stockholder's equity
--------------------
Common stock, $.01 par value; 20,000,000 authorized
 shares, 1,000 shares issued and outstanding...........   $   10
Special stock, $.01 par value; 10,000,000 authorized
 shares, no shares issued..............................       --
Additional paid-in capital.............................      990
                                                          ------
                                                          $1,000
                                                          ======




       The accompanying notes are an integral part of this Balance Sheet.

                        TARRAGON REALTY INVESTORS, INC.
                             NOTES TO BALANCE SHEET

NOTE 1. ORGANIZATION

Tarragon Realty Investors, Inc. (the "Company"), a Nevada corporation, was formed on April 2, 1997, and has had no operations since that date. The corporation is a wholly-owned subsidiary of Vinland Property Trust, a California business trust (the "Trust").

NOTE 2. PURPOSE

The Company was formed to facilitate the incorporation of the Trust in Nevada. It is anticipated that the Trust will be incorporated as a California corporation, which corporation will be merged into the Company to complete this reorganization.


NOTE 3. INCOME TAXES

The Company intends to qualify as a real estate investment trust ("REIT"), as defined in Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and, as such, will not be taxed for federal income tax purposes on that portion of its taxable income which is distributed to the stockholders, provided that at least 95% of its REIT taxable income plus 95% of its net income from foreclosure property is distributed.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Trustees of Vinland Property Trust


We have audited the accompanying consolidated balance sheets of Vinland Property Trust and subsidiaries as of November 30, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended November 30, 1996. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vinland Property Trust and subsidiaries as of November 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1996, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Supplemental Schedules III and IV are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



                                                   Arthur Andersen LLP


Dallas, Texas
February 20, 1997

                             VINLAND PROPERTY TRUST
                          CONSOLIDATED BALANCE SHEETS



                                                                           November 30,    November 30,
                                                                           ------------    ------------
                                                                              1996             1995
                                                                           ------------    ------------
                                                                               (dollars in thousands)
                          Assets

Notes and interest receivable ..........................................   $        734    $        737
Real estate held for sale (net of accumulated depreciation of
          $611 in 1995) ................................................            241          13,683
                                                                           ------------    ------------
              ..........................................................            975          14,420
Less - allowance for estimated losses ..................................           (241)           (241)
                                                                           ------------    ------------
              ..........................................................            734          14,179

Real estate held for investment (net of accumulated depreciation
          of $5,575 in 1996 and $4,661 in 1995) ........................         22,248          18,244
Investments in and advances to partnerships ............................          1,365            --
Cash and cash equivalents ..............................................          2,684           2,847
Restricted cash ........................................................            479             705
Other assets, net ......................................................          1,247           1,003
                                                                           ------------    ------------
              ..........................................................   $     28,757    $     36,978
                                                                           ============    ============

          Liabilities and Shareholders' Equity

Liabilities
Notes, debentures, and interest payable ................................   $     17,516    $     26,491
Other liabilities ......................................................          1,372           1,231
                                                                           ------------    ------------
              ..........................................................         18,888          27,722
Commitments and contingencies
Shareholders' equity
Shares of beneficial interest, no par value; authorized shares, unlimited; shares issued and outstanding, 1,344,576 in 1996 and 1,392,006 in 1995 (after deducting 3,411 shares held in
          treasury in 1996) ............................................          2,239           2,318
Paid-in capital ........................................................         43,715          43,876
Accumulated distributions in excess of accumulated earnings ............        (36,085)        (36,938)
                                                                           ------------    ------------
                                                                                  9,869           9,256
                                                                           ------------    ------------
                                                                           $     28,757    $     36,978
                                                                           ============    ============





       The accompanying notes are an integral part of these Consolidated
                             Financial Statements.

                             VINLAND PROPERTY TRUST
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                               For the Years Ended November 30,
                                                                           -----------------------------------------
                                                                              1996           1995           1994
                                                                           -----------    -----------    -----------
                                                                          (dollars in thousands, except per share data)
Income
          Rentals ......................................................   $     9,357    $     8,306    $     6,527
          Interest .....................................................           127            131            319
          Equity in (loss) of partnerships .............................           (20)          --             --
                                                                           -----------    -----------    -----------
                                                                                 9,464          8,437          6,846

Expense
          Property operations (including $235  in 1996, $83 in
          1995, and $69 in 1994 to affiliates) .........................         6,047          5,666          4,405
          Interest .....................................................         1,929          1,441          1,173
          Depreciation .................................................           914            991            898
          Advisory fee to affiliate ....................................           181            146            157
          Advisory fee to prior advisor ................................          --             --               75
          General and administrative (including $232 in 1996,
          $165 in 1995, and $161 in 1994 to affiliates) ................           466            356            567
          Provision for losses .........................................          --             (190)          --
                                                                           -----------    -----------    -----------
                                                                                 9,537          8,410          7,275
                                                                           -----------    -----------    -----------

Income (loss) before net gain on sale of real estate
          and extraordinary gain .......................................           (73)            27           (429)
Net gain on sale of real estate ........................................           673           --             --
                                                                           -----------    -----------    -----------
Income (loss) from continuing operations ...............................           600             27           (429)
Extraordinary gain .....................................................           253           --             --
                                                                           -----------    -----------    -----------

Net income (loss) ......................................................   $       853    $        27    $      (429)
                                                                           ===========    ===========    ===========


Earnings per share
Income (loss) from continuing operations ...............................   $       .44    $       .02    $      (.31)
Extraordinary gain .....................................................           .19            .--            .--
                                                                           -----------    -----------    -----------
Net income (loss) ......................................................   $       .63    $       .02    $      (.31)
                                                                           ===========    ===========    ===========


Weighted average shares of beneficial
          interest used in computing earnings per share ................     1,354,415      1,392,006      1,368,527
                                                                           ===========    ===========    ===========



       The accompanying notes are an integral part of these Consolidated
                             Financial Statements.

                             VINLAND PROPERTY TRUST
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                     Accumulated
                                                                                    Distributions
                                              Shares of                             in Excess of
                                         Beneficial Interest           Paid-in       Accumulated    Shareholders'
                                       Shares         Amount           Capital        Earnings          Equity
                                    ------------    ------------    ------------    ------------    ------------
Balance, November 30, 1993 ......      1,203,523    $      2,006    $     43,462    $    (36,536)   $      8,932

Conversion of debentures and
 obligations ....................        112,216             185             262            --               447
Exercise of share purchase rights         76,267             127             152            --               279
Net(loss) .......................           --              --              --              (429)           (429)
                                    ------------    ------------    ------------    ------------    ------------

Balance, November 30, 1994 ......      1,392,006           2,318          43,876         (36,965)          9,229

Net income ......................           --              --              --                27              27
                                    ------------    ------------    ------------    ------------    ------------

Balance, November 30, 1995 ......      1,392,006           2,318          43,876         (36,938)          9,256
Share repurchases ...............        (47,430)            (79)           (161)           --              (240)
Net income ......................           --              --              --               853             853
                                    ------------    ------------    ------------    ------------    ------------

Balance, November 30, 1996 ......      1,344,576    $      2,239    $     43,715    $    (36,085)   $      9,869
                                    ============    ============    ============    ============    ============



       The accompanying notes are an integral part of these Consolidated
                             Financial Statements.

                             VINLAND PROPERTY TRUST
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      For the Years Ended November 30,
                                                                 -----------------------------------------
                                                                     1996           1995           1994
                                                                 -----------    -----------    -----------
                                                                           (dollars in thousands)
Cash Flows from Operating Activities
  Rentals collected ..........................................   $     9,377    $     8,320    $     6,448
  Interest collected .........................................           129            128            253
  Interest paid ..............................................        (1,752)        (1,383)        (1,097)
  Payments for property operations (including $235 in 1996,
    $83 in 1995,  and $69 in 1994 to affiliates) .............        (5,723)        (5,532)        (4,447)
  General and administrative expenses paid
    (including $232 in 1996, $165 in 1995, and
    $161 in 1994 to affiliates) ..............................          (421)          (427)          (373)
  Advisory fees paid to affiliate ............................          (238)          (138)          (104)
  Advisory fees received from (paid to) prior advisor ........          --              115            (30)
  Deferred financing costs paid ..............................            (6)          (272)           (75)
                                                                 -----------    -----------    -----------
    Net cash provided by operating activities ................         1,366            811            575
                                                                 -----------    -----------    -----------

Cash Flows from Investing Activities
  Acquisition of real estate .................................        (1,863)          (258)          --
  Proceeds from the sale of real estate ......................         3,088           --             --
  Real estate improvements ...................................          (822)          (534)          (975)
  Collections of notes receivable ............................             3            181            642
  Funding of note receivable .................................          --             (196)          --
  Acquisition of partnership interests .......................          (813)          --             --
  Advances to partnership ....................................          (572)          --             --
                                                                 -----------    -----------    -----------
    Net cash (used in) investing activities ..................          (979)          (807)          (333)
                                                                 -----------    -----------    -----------

Cash Flows from Financing Activities
  Proceeds from borrowings ...................................          --            5,336           --
  Payments of notes payable ..................................          (371)        (2,343)          (454)
  Exercise of share purchase rights ..........................          --             --              279
  Redemption of uncertificated obligations ...................          --              (91)          --
  Replacement escrow (deposits) receipts, net ................            61           (268)             8
  Share repurchases ..........................................          (240)          --             --
                                                                 -----------    -----------    -----------
    Net cash provided by (used in) financing activities ......          (550)         2,634           (167)
                                                                 -----------    -----------    -----------

Net increase (decrease)  in cash and cash equivalents ........          (163)         2,638             75

Cash and cash equivalents, beginning of year .................         2,847            209            134
                                                                 -----------    -----------    -----------

Cash and cash equivalents, end of year .......................   $     2,684    $     2,847    $       209
                                                                 ===========    ===========    ===========


       The accompanying notes are an integral part of these Consolidated
                             Financial Statements.

                             VINLAND PROPERTY TRUST
               CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)


                                                                                For the Years Ended November 30,
                                                                           -----------------------------------------
                                                                               1996           1995           1994
                                                                           -----------    -----------    -----------
                                                                                     (dollars in thousands)
Reconciliation of net income (loss) to net cash provided by operating activities:
  Net income (loss) ....................................................   $       853    $        27    $      (429)
  Extraordinary gain ...................................................          (253)          --             --
  Net gain on sale of real estate ......................................          (673)          --             --
  Depreciation and amortization ........................................         1,033          1,137            958
  Provision for losses .................................................          --             (190)          --
  Equity in loss of partnerships .......................................            20           --             --
  Changes in other assets and liabilities, net of effects
    of  noncash investing and financing activities
    (Increase) in interest receivable ..................................          --             --              (65)
    (Increase) in other assets .........................................          (117)           (65)          (222)
    Increase (decrease) in other liabilities ...........................           396           (104)           287
    Increase in interest payable .......................................           107              6             46
                                                                           -----------    -----------    -----------
  Net cash provided by operating activities ............................   $     1,366    $       811    $       575
                                                                           ===========    ===========    ===========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

Changes in assets and liabilities in connection with the
  purchase, foreclosure, or exchange of real estate
    Real estate ........................................................   $     4,344    $    13,393    $      --
    Notes and interest receivable ......................................          --           (1,935)          --
    Other assets .......................................................            39            194           --
  Notes and interest payable ...........................................        (2,510)       (11,142)          --
    Other liabilities ..................................................           (10)          (252)          --
                                                                           -----------    -----------    -----------
  Cash paid ............................................................   $     1,863    $       258    $      --
                                                                           ===========    ===========    ===========

Assets disposed of and liabilities released in connection with the sale of real estate
    Real estate ........................................................   $    13,732    $      --      $      --
    Other assets .......................................................           (91)          --             --
    Notes and interest payable .........................................       (11,160)          --             --
    Other liabilities ..................................................          (319)          --             --
    Net gain on sale ...................................................           673           --             --
    Extraordinary gain .................................................           253           --             --
                                                                           -----------    -----------    -----------
      Cash received ....................................................   $     3,088    $      --      $      --
                                                                           ===========    ===========    ===========




       The accompanying notes are an integral part of these Consolidated
                             Financial Statements.

                             VINLAND PROPERTY TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying Consolidated Financial Statements of Vinland Property Trust, subsidiaries, and the consolidated partnerships (the "Trust") have been prepared in conformity with generally accepted accounting principles ("GAAP"), the most significant of which are described in NOTE 1. "SIGNIFICANT ACCOUNTING POLICIES." The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These, along with the remainder of the Notes to Consolidated Financial Statements, are an integral part of the Consolidated Financial Statements. The data presented in the Notes to Consolidated Financial Statements are as of November 30 of each year and for the fiscal year then ended, unless otherwise indicated. Dollar amounts in tables are in thousands, except per share amounts.

Certain balances for 1994 and 1995 have been reclassified to conform to the 1996 presentation.

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

Organization and Trust business. Vinland Property Trust ("VPT") is a California business trust organized July 18, 1973. The Trust was formed to invest in real estate, including commercial and multifamily properties, and, to a lesser extent, finance real estate through mortgage loans.

Basis of consolidation. The Consolidated Financial Statements include the accounts of VPT, its subsidiaries, and partnerships which it controls. All significant intercompany transactions and balances have been eliminated.

Real estate and depreciation. Real estate held for sale is carried at the lower of cost or estimated fair value less estimated costs to sell. Real estate held for investment is carried at cost unless an impairment is determined to exist, as discussed below. Impaired properties are written down to their estimated fair values. Foreclosed real estate is initially recorded at new cost, defined as the lower of the Trust's note receivable carrying amount or the fair value of the collateral property less estimated costs of sale. The Trust capitalizes property improvements and major rehabilitation projects which increase the value of the respective property and have useful lives greater than one year, except for individual expenditures less than $10,000 which are not part of a planned renovation project. Under this policy, during 1996, expenditures of $864,000 were capitalized and property replacements of $485,000 were expensed. Property replacements include, but are not limited to, such items as carpet, appliance, plumbing, and heating, ventilation, and air conditioning replacements; exterior painting; and parking lot improvements. Depreciation is provided against real estate held for investment by the straight-line method over the estimated useful lives of the assets, which range from 5 to 40 years.

The Trust's management evaluates the Trust's properties held for investment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. This evaluation generally consists of a review of the properties' cash flow and current and projected market conditions, as well as any changes in general and local economic conditions. If an impairment loss exists based on the results of this review, a loss is recognized by a charge against current earnings and a corresponding reduction in the respective asset's carrying value. The amount of this impairment loss is equal to the amount by which the carrying value of the property exceeds the estimated fair value.

At least annually, all properties held for sale are reviewed by the Trust's management, and a determination is made if the held for sale classification remains appropriate. The following are among the factors considered in determining that a change in classification to held for investment is appropriate: (i) the property has been held for at least one year; (ii) Trust management has no intent to dispose of the property within the next twelve months; (iii) the property is a "qualifying asset" as defined in the Internal Revenue Code of 1986, as amended (the "Code"); (iv) property improvements have been funded; and (v) the Trust's financial resources are such that the property can be held long-term.

                             VINLAND PROPERTY TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (Continued)


The Trust adopted Statement of Financial Accounting Standards ("SFAS") No. 121
- "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" on December 1, 1995. There was no cumulative effect nor any impact on the Trust's financial position as a result of the adoption. Pursuant to the adoption, the Trust ceased depreciation of its properties held for sale.

Allowance for estimated losses. Valuation allowances are provided for estimated losses on mortgage notes receivable and properties held for sale to the extent that the investment in the notes or properties exceeds the Trust's estimate of fair value less estimated selling costs of the collateral securing the notes or the properties. The provisions for losses are based on estimates, and actual losses may vary from current estimates. Such estimates are reviewed periodically. Any additional provision determined to be necessary or the reversal of any existing allowance no longer required is recorded by a charge or credit to current earnings.

Notes receivable and interest income. Effective December 1, 1995, the Trust adopted, as required, SFAS No. 114 - "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 - "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." There was no cumulative effect nor any impact on the Trust's financial position as a result of the adoptions.

Interest recognition on notes receivable. Interest income is recognized on the Trust's notes receivable according to the contractual loan terms. However, accrued but unpaid interest income is recognized only to the extent the fair value of the underlying collateral exceeds the carrying value of the receivable. Notes receivable are considered nonperforming when they become 60 days or more delinquent. Interest income is recognized on these notes only to the extent of cash received. A loan is considered impaired when, based on current information and events, it is probable that the Trust will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Trust's policy with respect to interest income recognition on impaired loans is determined based on whether the loan is performing or nonperforming and the associated Trust policies with respect to these categories.

Cash equivalents. The Trust considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents.

Restricted cash. Restricted cash represents escrow accounts, generally held by the lenders of certain of the Trust's mortgage notes payable, for taxes, insurance, and property repairs.

Other assets. Other assets consist primarily of tenant accounts receivable, prepaid leasing commissions, and deferred borrowing costs. Prepaid leasing commissions are amortized to leasing commission expense, included in property operating expenses, on the straight-line method over the related lease terms. Deferred borrowing costs are amortized on the straight-line method (which approximates the effective interest method) over the related loan terms, and such amortization is included in interest expense.

Revenue recognition on the sale of real estate. Gains on sales of real estate are recognized when and to the extent permitted by SFAS No. 66 - "Accounting for Sales of Real Estate."

                             VINLAND PROPERTY TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)



NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investments in noncontrolled partnerships. The Trust uses the equity method to account for investments in partnerships it does not control. Under the equity method, the Trust's initial investment is increased by the Trust's proportionate share of the partnership's operating income and additional advances and decreased by the Trust's proportionate share of the partnership's operating losses and distributions received.

Earnings per share. Income (loss) per share of beneficial interest is computed based upon the weighted average number of shares outstanding during each fiscal year. Effective December 1, 1995, the Board of Trustees (the "Board") approved a one-for-five reverse share split of all the Trust's shares of beneficial interest on the basis of one new share (a "Post-Split Share") for each five shares then outstanding (each an "Old Share"). All share and per share data have been restated to give effect to the one-for-five reverse share split.

Fair value of financial instruments. The fair values of the Trust's notes payable are estimated by discounting future expected cash flows using current rates for loans with similar terms and maturities. The estimated fair values presented do not purport to present amounts to be ultimately paid by the Trust. The amounts ultimately paid may vary significantly from the estimated fair values presented.

Share option plans. On December 1, 1995, the Trust adopted SFAS No. 123 - "Accounting and Disclosure of Stock-Based Compensation," which requires disclosures based on the fair values of share options at the date of grant. There was no cumulative effect nor any impact on the Trust's financial position as a result of the adoption. The Trust will continue to measure any compensation costs associated with the issue of share options using the guidance provided by the Accounting Principles Board's Opinion No. 25 ("APB No. 25"). Under APB No. 25, compensation costs related to share options issued pursuant to compensatory plans are measured based on the difference between the quoted market price of the shares at the measurement date (ordinarily the date of grant) and the exercise price and should be charged to expense over the periods during which the grantee performs the related services. All share options issued to date by the Trust have exercise prices equal to the market price of the shares at the dates of grant. See NOTE 10. "SHARE OPTIONS."

NOTE 2.  NOTES AND INTEREST RECEIVABLE

Notes and interest receivable consisted of the following at November 30:


                                                                 1996       1995
                                                               --------   --------
Notes receivable ...........................................   $    728   $    731
Interest receivable ........................................          6          6
                                                               --------   --------
Balance November 30 ........................................   $    734   $    737
                                                               ========   ========

Notes receivable at November 30, 1996, all of which are classified as performing and unimpaired, mature from 1996 through 1999, with interest rates ranging from 7% to 10% per annum. All notes receivable are recourse obligations of the respective borrowers and are secured by real estate. Scheduled principal maturities in fiscal 1997 total $603,000, including $600,000 related to a note which matured in November 1996 and was fully collected in December 1996.

                             VINLAND PROPERTY TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 2.  NOTES AND INTEREST RECEIVABLE  (Continued)

For fiscal 1995 and 1994, unrecognized interest income on nonperforming notes receivable totaled $187,000 and $44,000, respectively. Such unrecognized interest income will not be ultimately collected by the Trust as the mortgage notes to which the amounts relate have been satisfied by either full principal payment or foreclosure of the collateral property. Interest income on nonperforming notes receivable recorded to the extent of cash received amounted to $160,000 during fiscal 1994. The Trust did not recognize any interest income on nonperforming notes receivable during fiscal 1995. There were no notes receivable classified as nonperforming during fiscal 1996.

The Trust's mortgage loan secured by the Cochonour farm and residence ("Cochonour") matured in December 1990. In September 1991, the guarantor provided additional collateral in the form of first lien mortgages and assignments of mortgages on condominium units located in Cook County, Illinois. In return, the Trust extended the maturity date of the note to December 7, 1995, and all accrued but unpaid interest was added to principal, increasing the outstanding principal balance of the note to $1.4 million. During 1993 and 1994, eighteen of the twenty condominium units securing Cochonour were sold, and, in accordance with the modified terms of the note, the proceeds of such sales were applied to reduce the principal balance of the note.

In September 1994, the Trust and the borrower agreed to a settlement of Cochonour. Under the agreed-upon terms, a portion of the collateral property, a farm and luxury residence in Carroll County, Missouri, was conveyed to the Trust. In April 1995, the two remaining condominium units securing the note were sold, and the net proceeds of sale were remitted to the Trust for application against and payment in full of the principal balance of the Cochonour Note of $110,000.

In August 1995, the Trust and the borrower agreed to a settlement of the $2.0 million note receivable secured by a second lien mortgage on Polynesia Village Apartments ("Polynesia"), a 448-unit apartment complex located in Tacoma, Washington, which was subject to $5.8 million senior underlying debt. In accordance with the terms of the agreement, the Trust paid the borrower $175,000 and gained control of the property. In August 1995, the Trust recorded an in-substance foreclosure of Polynesia, which was classified with "Real estate held for sale" in the accompanying November 30, 1995, Consolidated Balance Sheet. As the estimated fair value of the property exceeded the Trust's recorded investment in the mortgage note, a $1.0 million previously established allowance for estimated loss was reversed with a corresponding credit to provision for losses in August 1995. In October 1996, the Trust sold Polynesia and recorded a gain of $844,000 on the sale. See NOTE 3. "REAL ESTATE AND DEPRECIATION."

NOTE 3.   REAL ESTATE AND DEPRECIATION

In May 1995, the Trust purchased three apartment complexes: Collegewood, Florida Towers, and Jefferson Towers, located in Tallahassee, Florida, for $2.5 million, subject to an existing nonrecourse wrap mortgage of $2.4 million. The Trust assumed the existing mortgage loan and paid the remaining purchase price, along with closing costs, of $118,000 in cash from its general working capital. Concurrently with the execution of the loan assumption, on June 5, 1995, the Trust paid down the balance of the loan by $300,000.

The Trust purchased the above properties from Investors Florida Capitol Fund II, Ltd., a Florida limited partnership (the "Seller"). Investors General, Inc. ("IGI"), which owns a 1% general partnership interest in the Seller, is owned by Investors General Acquisition Corporation ("IGAC"). John A. Doyle, Trustee and Chief Financial Officer of the Trust until September

                             VINLAND PROPERTY TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 3.   REAL ESTATE AND DEPRECIATION (Continued)

1996, is a 62.5% stockholder of IGAC. Mr. Doyle also served as Director and President and was 50% owner of Tarragon Realty Advisors, Inc. ("Tarragon"), the Trust's advisor since March 1, 1994, until September 1996. Tarragon is currently owned by William S. Friedman and Lucy N. Friedman, his wife. Mr. Friedman serves as President, Chief Executive Officer, and Trustee of the Trust and Director and Chief Executive Officer of Tarragon. The Friedman family owns approximately 27% of the outstanding shares of the Trust. The purchase price of the properties was based on their fair market values, and the entire transaction was approved by a majority of the limited partners of the Seller as well as the unaffiliated Trustees of the Trust. IGI and Messrs. Friedman and Doyle abstained in the votes. Because the properties were acquired from an affiliate, in accordance with the advisory agreement between the Trust and Tarragon, no acquisition fee was paid to Tarragon in connection with this transaction.

In August 1994, the Trust entered into a contract for a tax-free exchange of Westover Valley Apartments in Fort Worth, Texas, for Riverside Apartments ("Riverside") in Austin, Texas. In August 1995, the exchange was completed. In connection with the exchange closing, the Trust assumed the $2.9 million note payable secured by a first lien mortgage on Riverside. The Trust recognized no gain or loss on the exchange and paid Tarragon an acquisition fee of $24,000 in fiscal 1994 related to this transaction. Between August 1994 and August 1995, the Trust leased Riverside under an operating lease for $40,000 per month.

In September 1995, the Trust ceased payments on the mortgage debt secured by the Villas at Central Park Apartments, a 288-unit complex located in Orlando, Florida, as the Trust determined that further investment in the property could not be justified without substantial modification of the debt, consisting of a $2.4 million first lien and a $3.0 million second lien. In January 1996, the property was sold to a third party for $5.3 million. Pursuant to the sale contract, the second lien holder agreed to discount the mortgage debt assumed by the purchaser. In connection with the sale, the Trust recorded an extraordinary gain of $253,000 due to the debt forgiveness and a loss on the sale of $171,000 equal to the amount by which the carrying value plus the costs to sell the property exceeded the sales price.

On April 1, 1996, the Trust purchased Holly House Apartments, a 57-unit complex located in North Miami, Florida, for cash of $1.5 million, including closing costs and an acquisition fee of $14,500 to Tarragon, from its general working capital.

On May 1, 1996, the Trust purchased Mission Trace Apartments, a 96-unit property in Tallahassee, Florida. The $2.8 million purchase price was financed with $2.5 million in mortgage debt provided by the seller, and the remainder was paid in cash from the Trust's general working capital. In connection with this acquisition, the Trust paid an acquisition fee of $28,900 to Tarragon.

In October, 1996, the Trust sold Polynesia for $9.6 million. The Trust accepted a note receivable of $325,000 from the purchaser for a portion of the purchase price, and the purchaser agreed to reimburse the Trust for certain capital improvements to the property totaling approximately $99,000. Through prorations at closing, the note balance was reduced to $192,000. The note bears interest at 12% per annum and matures in October 2000 and is secured by a .001% interest in the partnership which acquired the property. Once the note balance is paid in full, the Trust's interest in the partnership terminates. The note receivable balance is included in "Other assets" in the accompanying November 30, 1996, Consolidated Balance Sheet. The Trust received net cash proceeds of $3.0 million, including earnest money deposits received prior to closing, after the payoff of the first mortgage loan, closing costs and prorated property taxes, and a selling commission to the purchaser's real estate broker. In connection with this disposition, the Trust paid Tarragon a brokerage commission of 2% of the total sales consideration, or $194,000. The Trust recorded a gain on this sale of $844,000.

                             VINLAND PROPERTY TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 3.   REAL ESTATE AND DEPRECIATION (Continued)

At November 30, 1996, all of the Trust's real estate, except the Phoenix Apartments, Holly House Apartments, and Cochonour, was pledged as collateral on notes payable. See NOTE 6. "NOTES, DEBENTURES, AND INTEREST PAYABLE."

NOTE 4.  ALLOWANCE FOR ESTIMATED LOSSES AND PROVISIONS FOR LOSSES

Activity in the allowance for estimated losses was as follows:

                                                                  1996        1995
                                                               ---------   ---------
               Beginning balance ...........................   $     241   $   1,802
               Amounts reverse .............................        --        (1,561)
                                                               ---------   ---------
               Balance November 30 .........................   $     241   $     241
                                                               =========   =========

As discussed in NOTE 2. "NOTES AND INTEREST RECEIVABLE," in August 1995, the Trust reversed a $1.0 million previously established allowance for loss related to Polynesia.

The Trust also concluded at August 31, 1995, that the remaining $802,000 balance in the allowance for estimated losses was no longer required against certain notes receivable. However, the Trust ascertained that a $241,000 allowance against the carrying value of Cochonour, acquired in September 1994 as partial settlement on one of the Trust's mortgage notes receivable, was necessary to reduce its net carrying value to its estimated fair value. As a result, a reversal of $561,000 of the allowance for estimated losses was recorded in August 1995 as a credit to current earnings.

Additionally, the Trust determined a permanent impairment in value existed on the Villas at Central Park, and, in August 1995, recorded a direct write-down of $1.4 million reducing the property carrying value to its then estimated fair value. This property was sold in January 1996. See NOTE 3. "REAL ESTATE AND DEPRECIATION."

NOTE 5.  INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

Investments in partnerships, accounted for under the equity method, include the Trust's investments in a partnership and a limited liability company ("LLC"), as described below.

In December 1995, the Trust acquired a 20% general partner and an effective 37% limited partner interest in Larchmont Associates Limited Partnership for a cash investment of $418,000. The partnership owns Larchmont West Apartments, a 504-unit complex in Toledo, Ohio, which collateralizes nonrecourse mortgage debt of $5.5 million.

In consideration of a $395,000 cash capital contribution, in June 1996, the Trust acquired an effective 25% nonmanaging member interest in Kearny Wrap LLC, which owns a $21.7 million wraparound mortgage loan secured by a 1.0 million square foot distribution facility net leased to the United States Postal Service located in Kearny, New Jersey. The note bears interest at 6% per annum and matures in 2013. The $16.9 million underlying first mortgage loan bears interest at 6% per annum and matures in 1998.

Advances to partnerships represent $572,000 advanced during 1996 to a partnership in which the Trust obtained an interest in December 1996. See NOTE
18. "SUBSEQUENT EVENTS."

                             VINLAND PROPERTY TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)



NOTE 6.  NOTES, DEBENTURES, AND INTEREST PAYABLE

Notes, debentures, and interest payable consisted of the following at November
30:


                                                   1996                     1995
                                           ---------------------   ---------------------
                                           Estimated               Estimated
                                              Fair        Book        Fair       Book
                                             Value       Value       Value       Value
                                           ---------   ---------   ---------   ---------
Notes payable ..........................   $  16,975   $  16,450   $  25,930   $  25,402
Debentures .............................         869         928         869         929
                                           ---------   ---------   ---------   ---------

                                           $  17,844      17,378   $  26,799      26,331
                                           =========               =========
Interest payable .......................                     138                     160
                                                       ---------               ---------


                                                       $  17,516               $  26,491
                                                       =========               =========

At November 30, 1996, notes payable bear interest at rates ranging from 8.25% to 10% per annum and mature between 1997 and 2006. These notes are generally nonrecourse and are primarily collateralized by deeds of trust on real estate with an aggregate net carrying value of $19.1 million. Debentures bear interest at 9% per annum, mature June 30, 2003, and are redeemable by the Trust at any time at 100% of the principal amount together with accrued but unpaid interest. See NOTE 9. "DISTRIBUTIONS TO SHAREHOLDERS."

In January 1995, the Trust completed the refinancing of the mortgage debt secured by a first lien on the Southern Elms Apartments located in Tulsa, Oklahoma. The Trust received net refinancing proceeds of $869,000 after the payoff of the existing $451,000 mortgage loan. The remainder of the refinancing proceeds was used to fund escrows for replacements and repairs and to pay closing costs associated with the refinancing. The Trust paid a refinancing fee of $13,700 to Tarragon based upon the new $1.4 million first mortgage financing.

In October 1995, the Trust obtained a new $4.0 million first lien mortgage loan secured by the Aspentree Apartments located in Dallas, Texas. The Trust received net refinancing proceeds of $2.7 million after the payoff of the $1.0 million existing mortgage loan. The remainder of the refinancing proceeds was used to fund escrows and pay the related closing costs. In connection with the new mortgage financing, the Trust paid Tarragon a refinancing fee of $39,660.

At November 30, 1996, scheduled principal payments on notes and debentures payable are due as follows:


                 1997............................................      $  2,451
                 1998............................................           368
                 1999............................................         3,058
                 2000............................................         2,203
                 2001............................................           375
                 Thereafter......................................         8,923
                                                                       --------
                                                                       $ 17,378

                             VINLAND PROPERTY TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 7.   SHARE PURCHASE RIGHTS

On October 15, 1993, the Trust issued share purchase rights to shareholders of record on September 15, 1993. One share purchase right was issued for each Trust Old Share held by owners of 400 or more Old Shares. Four share purchase rights entitled the holder to purchase one additional Old Share at a price of $0.73 until January 13, 1994. Holders of fewer than 400 Old Shares received a $0.01 per share cash payment in lieu of share purchase rights. During fiscal 1994, the Trust received $279,000 in cash and new equity from the exercise of the share purchase rights, which resulted in the issuance of 76,267 Post-Split Shares.

On March 24, 1989, the Trust distributed one share purchase right for each outstanding Old Share pursuant to a Rights Agreement dated March 10, 1989, as amended (the "Rights Agreement"). Under such Rights Agreement, each share certificate also represents one "Share Purchase Right" which, under the circumstances described therein, entitled the holder to purchase one Old Share for $12. With effectuation of the one-for-five reverse share split, the Share Purchase Rights have been proportionately adjusted so that each new Post-Split Share certificate also represents one Share Purchase Right (a "Right") which permits the holder to purchase one Post-Split Share for $60. After the Rights become exercisable, the holders have the right to buy, for the exercise price, Post-Split Shares with a market value of twice the exercise price. The Board may redeem the Rights in whole, but not in part, at a Post-Split Share adjusted redemption price equal to $0.05 per Right. The Rights are exercisable only after a person or group acquires (other than from the Trust or by exercise of rights) or commences a tender or exchange offer for 30% of the outstanding Post-Split Shares or if the Trustees declare any holder of 10% or more of such outstanding Post-Split Shares to be an "Adverse Person" (as defined in the
Rights Agreement). The Rights expire on March 24,..............................
1999. In any merger or consolidation after the Rights become exercisable, each Right will be converted into the right to purchase, for the $60 exercise price, shares or equity interests of the surviving entity with a market value of twice the exercise price.

NOTE 8.   SHARE REPURCHASES

Following the December 1, 1995, one-for-five reverse share split, the Trust offered to purchase all shares of beneficial interest, no par value, of each shareholder holding 99 or fewer Post-Split Shares (or less than 500 Old Shares) either of record or beneficially on December 1, 1995. Under such offer (the "Odd-Lot Offer"), the Trust agreed to purchase all Post-Split Shares duly tendered prior to February 29, 1996, at a price equal to the next closing price of the Post-Split Shares on the day the Trust received the tendered shares. Additionally, in December 1995, the Board authorized the Trust to repurchase up to 139,200 Post-Split Shares in open market and negotiated transactions.

During fiscal 1996, the Trust repurchased 47,430 Post-Split Shares, which included 43,696 shares related to the Odd-Lot Offer, 323 shares representing fractional shares related to the December 1995 reverse share split, and 3,411 shares in open market transactions, at a total cost of $240,000.







                     [This space intentionally left blank.]

                             VINLAND PROPERTY TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9.  DISTRIBUTIONS TO SHAREHOLDERS

In conjunction with the October 1993 share purchase rights distribution, the Trust also paid to shareholders of record on September 15, 1993, a taxable distribution of $1.25 per Post-Split Share, totaling $1.5 million and equal to the Trust's 1992 taxable income, in the form of either the Trust's 9% Series A Convertible Subordinated Debentures ("Debentures") or Uncertificated Convertible Subordinated Obligations ("Obligations"). The Debentures and Obligations were convertible until January 13, 1994, at a price of $0.80 per Old Share. During fiscal 1994, the Trust received $447,000 in new equity from the conversion of Debentures and Obligations which resulted in the issuance of 112,216 Post-Split Shares. On December 30, 1994, the Trust redeemed all the outstanding Obligations. At November 30, 1996, the outstanding principal balance of the Debentures totaled $928,000. See NOTE 6. "NOTES, DEBENTURES, AND INTEREST PAYABLE."

No distributions were declared or paid in 1994, 1995, or 1996.

NOTE 10.  SHARE OPTIONS

In November 1995, the Trust's shareholders approved two share option plans: the Independent Trustee Share Option Plan (the "Trustee Plan") and the Share Option and Incentive Plan (the "Incentive Plan"). Options granted pursuant to the Trustee Plan are immediately exercisable and expire on the earlier of the first anniversary of the date on which a Trustee ceases to be a Trustee of the Trust or ten years from the date of grant. For each year an Independent Trustee continues to serve as a Trustee, he will be awarded an option to purchase 300 shares on December 1 of each year. The Trustee Plan provides for options covering a total of 60,000 shares.

Under the Incentive Plan options have been granted to certain Trust officers and key employees of Tarragon. The Incentive Plan provides for options covering a total of 100,000 shares, and all grants are determined by a committee presently comprised of two Trustees, Mr. Friedman and Mr. Michael E. Smith. Options granted pursuant to the Incentive Plan are exercisable beginning one year after the date of grant and expire five years from the date of grant.

The following table summarizes share option activity:

                                                   Option Price
                                                    per Share      Outstanding Exercisable
                                                   -------------   ----------- -----------
November 30, 1994, balance                         $        --           --        --
Options granted                                          5 5/8         1,800      1,800
                                                   -------------    --------    -------
November 30, 1995, balance                               5 5/8         1,800      1,800
Options granted                                          5-5 5/8      27,300        900
Options forfeited                                        5            (8,000)        --
                                                   -------------    --------    -------
November 30, 1996, balance                         $     5 - 5/8      21,000      2,700
                                                   =============    ========    =======

                             VINLAND PROPERTY TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10.  SHARE OPTIONS  (Continued)

The Trust applies APB No. 25 and related Interpretations in accounting for share options granted pursuant to its plans. All share options issued to date by the Trust have exercise prices equal to the market price of the shares at the dates of grant. Accordingly, no compensation cost has been recognized for its share option plans. Had compensation cost for the Trust's two share option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Trust's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                               For the Year Ended
                                               November 30, 1996
                                             ----------------------
                                             As Reported  Pro Forma
                                             -----------  ---------
Net income ...............................   $   853       $   807
Earnings per share
Net income ...............................   $   .63       $   .60

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the year ended November 30, 1996: no dividend yield, expected volatility of 77%, risk-free interest rate of 5.4 %, expected lives of three years, and forfeitures of 10%.

At November 30, 1996, the weighted average remaining contractual life of the options then outstanding was 4.3 years, and the weighted average exercise price for options then outstanding was $5.09.

Subsequent to year end, in December 1996 and January 1997, the Trust granted options covering 12,300 shares, 900 of which were immediately exercisable, pursuant to the Trustee Plan and the Incentive Plan. Also, an additional 14,000 of the November 30, 1996, outstanding options became exercisable in January 1997.

NOTE 11.  INCOME TAXES

At November 30, 1993, the Trust recognized an aggregate deferred tax benefit of $600,000 due to tax deductions available to it in future years. However, due to, among other factors, the Trust's inconsistent earnings history, the Trust was unable to conclude that the future realization of the deferred tax benefit, which requires the generation of taxable income, was more likely than not. Accordingly, a valuation allowance for the entire amount of the deferred tax benefit has been recorded.

For 1996, 1995, and 1994, the Trust has elected and, in the opinion of the Trust's management, qualified to be taxed as a Real Estate Investment Trust ("REIT"), as defined in Sections 856 through 860 of the Code and, as such, will not be taxed for federal income tax purposes on that portion of its taxable income which is distributed to shareholders, provided that at least 95% of its REIT taxable income is distributed. See NOTE 9. "DISTRIBUTIONS TO SHAREHOLDERS."

No provision has been made for federal income taxes because the Trust believes it has qualified as a REIT and expects that it will continue to do so.

                           VINLAND PROPERTY TRUST
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 12.  RENTALS UNDER OPERATING LEASES

The Trust's rental operations include the leasing of a shopping center and a combination office building and shopping center. The leases thereon expire at various dates through 2013. The following is a schedule of minimum future rentals on noncancelable operating leases:

             1997..........................................................   $  1,286
             1998..........................................................      1,188
             1999..........................................................      1,001
             2000..........................................................        660
             2001..........................................................        568
             Thereafter....................................................        837
                                                                              --------
                                                                              $  5,540
                                                                              ========

NOTE 13.  ADVISORY AGREEMENT

Although the Board is directly responsible for managing the affairs of the Trust and for setting the policies which guide it, the day-to-day operations of the Trust are performed by an advisory firm which operates under the supervision of the Board pursuant to a written advisory agreement approved by shareholders. The duties of the advisor include, among other things, locating, investigating, evaluating, and recommending real estate and mortgage loan investment and sale opportunities and financing and refinancing sources for the Trust. The advisor also serves as a consultant in connection with the business plan and investment policy decisions made by the Board.

On February 10, 1994, the Board selected Tarragon to replace Basic Capital Management, Inc., ("BCM") as the Trust's advisor. Since March 1, 1994, Tarragon has provided advisory services to the Trust under an advisory agreement approved by the Board and ratified by the shareholders on November 20, 1995. BCM served as the Trust's advisor from March 1989 to February 28, 1994. Mr. Friedman was President of BCM until May 1, 1993. BCM is beneficially owned by a trust for the benefit of the children of Mr. Gene E. Phillips, who served as a Trustee of the Trust until December 7, 1992. BCM resigned as advisor to the Trust effective February 28, 1994.

The provisions of the Trust's Initial Advisory Agreement ("Initial Advisory Agreement") with Tarragon were substantially the same as those of the BCM advisory agreement. Under the Initial Advisory Agreement, the Trust paid Tarragon an annual base advisory fee of $50,000 plus an incentive advisory fee equal to 16% of the Trust's adjusted funds from operations before deduction of the advisory fee. Adjusted funds from operations is defined as funds from operations ("FFO"), as defined by the National Association of Real Estate Investment Trusts, plus any loss due to the write-down or sale of any real property or mortgage loan acquired prior to January 1, 1989. FFO represents net income (loss), computed in accordance with GAAP, excluding gains (or losses) from the sales of properties and debt restructurings, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Additionally, Tarragon could receive commissions of 1% based upon (i) acquisition cost of real estate, (ii) mortgage loans acquired, and (iii) mortgage loans obtained or refinanced and a 10% incentive sales commission based on gains from the sale of real estate.

                             VINLAND PROPERTY TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13.  ADVISORY AGREEMENT  (Continued)

The advisory agreement with BCM allowed for an annual base advisory fee of $300,000. In addition, BCM could receive commissions of up to 4% based upon acquisition cost of real estate; commissions of 1% based upon (i) mortgage loans acquired and (ii) mortgage loans obtained or refinanced; and 5% real estate brokerage commissions on the sale of Trust property.

At the March 1995 Board meeting, the Trustees approved a new revised advisory agreement, effective April 1, 1995, which was approved by the shareholders at the November 20, 1995, shareholder meeting. In addition to technical changes designed to clarify the responsibilities and rights of Tarragon, the new agreement eliminated the $50,000 annual base fee, the incentive sales compensation, and mortgage loan acquisition commissions. Moreover, it provides that real estate brokerage commissions shall be payable to Tarragon and its affiliates only following specific Board approval for each transaction rather than pursuant to a general agreement.

Employees of Tarragon render services to the Trust, as the Trust has no employees. In accordance with the terms of the advisory agreements, certain services provided by the advisor, including, but not limited to, accounting, legal, investor relations, data processing, and the related departmental overhead, are reimbursed directly by the Trust.

Under the advisory agreements, as required by the Declaration of Trust dated July 18, 1973, as amended, all or a portion of the annual advisory fee must be refunded by the advisor to the Trust if the Operating Expenses, as defined, exceed certain limits based on the book value, net asset value, and net income of the Trust during such fiscal year. In 1993, the operating expense limitation required BCM to refund $146,000 of the 1993 advisory fee. In August 1994, the Trust accepted a promissory note from BCM for the outstanding balance of 1993 advisory fees. This unsecured note accrued interest at 12% per annum, called for monthly payments of $10,000, and all outstanding principal and interest was paid in full on October 1, 1995.

For additional information on compensation paid to Tarragon and BCM, see ITEM
10. "TRUSTEES, EXECUTIVE OFFICERS, AND ADVISOR OF THE REGISTRANT - The
Advisor."

NOTE 14.  PROPERTY MANAGEMENT

Since March 1, 1994, Tarragon has provided property management services to the Trust for a fee of 4.5% of the monthly gross rents collected. Until April 1996, Tarragon subcontracted with other entities for the provision of the property-level management services for the Trust. Tarragon Management, Inc. ("TMI"), a wholly-owned subsidiary of Tarragon, currently provides property-level management services to the Trust's multifamily properties for a fee of 4.5% of the monthly gross rents collected, while the property-level management services are provided by subcontractors for the Trust's commercial properties.

From February 1, 1990, through February 28, 1994, affiliates of BCM provided, under contracts approved by the Board, property management services to the Trust for a fee of 5% of the monthly gross rents collected on the properties under management. Carmel Realty Services, Ltd., ("Carmel, Ltd.") provided such property management services. In many cases, Carmel, Ltd., subcontracted with other entities for the provision of some of the property-level management services to the Trust at various rates (generally 4%). The general partner of Carmel, Ltd., is BCM. The limited partners of Carmel, Ltd., are (i) Syntek West, Inc., of which Mr. Phillips is the sole shareholder, (ii) Mr. Phillips, and (iii) a trust for the benefit of the children of Mr. Phillips.

                             VINLAND PROPERTY TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 15.  ADVISORY FEES, PROPERTY MANAGEMENT FEES, ETC.

Fees and expense reimbursements to Tarragon and BCM, including affiliates of each, for fiscal 1996, 1995, and 1994 were as follows:

                                                       Tarragon            BCM
                                               ------------------------   ------
                                                1996     1995     1994     1994
                                               ------   ------   ------   ------
Fees
 Advisory                                      $  181   $  146   $  157   $   75
 Acquisition                                       43     --         24     --
 Real estate brokerage                            194     --       --       --
 Equity refinancing                              --         53     --       --
 Property management*                             235       83       51       18
                                               ------   ------   ------   ------
 Total Fees                                    $  653   $  282   $  232   $   93
                                               ======   ======   ======   ======
 Expense Reimbursement                         $  232   $  165   $  127   $   34
                                               ======   ======   ======   ======

-------------------------

*Net of property management fees paid to third-party subcontractors.

NOTE 16.  COMMITMENTS AND CONTINGENCIES

The Trust is a party to various claims and routine litigation arising in the ordinary course of business. Management of the Trust does not believe that the results of all claims and litigation, individually or in the aggregate, will have a material adverse effect on its business or financial position.

NOTE 17.  PRO FORMA CONDENSED FINANCIAL INFORMATION  (Unaudited)

As more fully described in NOTE 3. "REAL ESTATE AND DEPRECIATION," the Trust purchased five multifamily properties during 1995 and 1996. The acquisitions are summarized as follows:

                                                Number      Date
          Property              Location       of Units   Acquired
-------------------------    ---------------   -------   ----------
Collegewood                  Tallahassee, FL     60       May 1995
Florida Towers               Tallahassee, FL     54       May 1995
Jefferson Towers             Tallahassee, FL     48       May 1995
Holly House                  North Miami, FL     57       April 1996
Mission Trace                Tallahassee, FL     96       May 1996

The following unaudited supplemental pro forma operating data is presented as if each of the above acquisitions had been consummated as of the beginning of the year in which it occurred.

                             VINLAND PROPERTY TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17.  PRO FORMA CONDENSED FINANCIAL INFORMATION  (Unaudited) (Continued)

                                                             For the Years Ended
                                                                November 30,
                                                            --------------------
                                                              1996        1995
                                                            --------    --------
Total revenue ..........................................    $  9,840    $  8,724
Income from continuing operations ......................         680          59
Net income .............................................         933          59

Earnings per share
Net income .............................................    $    .69    $    .04

The pro forma operating results combine the Trust's historical operating results with the historical incremental rental revenue and operating expenses associated with the acquired properties and pro forma adjustments. Pro forma adjustments primarily represent the increase in interest costs assuming the borrowings to finance property acquisitions had occurred at the beginning of the year.

These pro forma amounts are not necessarily indicative of what the actual results of operations of the Trust would have been assuming the above acquisitions had been consummated as of the beginning of the year in which they occurred, nor do they purport to represent the future results of operations of the Trust.

NOTE 18.  SUBSEQUENT EVENTS

In September and October 1996, the Trust advanced $572,000 to 18607 Ventura Associates, Ltd. (the "Partnership"), which purchased Tarzana Towne Plaza (the "Property"), a 42,000 square foot combination office/retail/medical building located in Tarzana, California, in October 1996. This acquisition was financed with a $3.0 million first mortgage loan. The Trust's advances to the Partnership bore interest at 15% per annum. In December 1996, the Trust converted its advances to a 60% interest in the Partnership. As the Trust holds a controlling interest in the Partnership, the Trust will consolidate the operations of the Property. In connection, with the transaction, the Trust paid an acquisition fee of $21,630 to Tarragon.

In January 1997, the Trust purchased The Brooks Apartments, a 104-unit property located in Addison, Texas, for $2.2 million. The Trust assumed an existing first mortgage loan of $1.3 million and paid cash of $868,000 at closing. In connection with this transaction, the Trust paid Tarragon an acquisition fee of $22,000.





                     [This space intentionally left blank.]

                                                                    SCHEDULE III

                             VINLAND PROPERTY TRUST
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               November 30, 1996
                             (Dollars in thousands)

                                                                      Costs Capitalized
                                                                        Subsequent to              Gross Carrying Amounts
                                              Initial Cost to Trust      Acquisition                   at End of Year
                                              --------------------- -----------------------    ---------------------------------
                                                     Buildings and                                     Buildings and
         Description           Encumbrances    Land  Improvements   Improvements     Other     Land    Improvements      Total(1)
       ------------           ------------     ----  -------------  -------------    ------    -----   -------------  ----------
Apartments

Aspentree Apartments
 Dallas, TX                         $3,927      $666         $3,445        $1,019          -      $666         $4,464      $5,130
Collegewood Apartments
 Tallahassee, FL                       638       173            692             -          -       173            692         865
Florida Towers Apartments
 Tallahassee, FL                       905       181            721            49          -       181            770         951
French Villa Apartments
 Tulsa, OK                           1,922       126          1,021            41          -       126          1,062       1,188
Holly House Apartments
 North Miami, FL                         -       295          1,182           214          -       295          1,396       1,691
Jefferson Towers Apartments
 Tallahassee, FL                       514       146            583             -          -       146            583         729
Mission Trace Apartments
 Tallahassee, FL                     2,428       574          2,294            64          -       574          2,358       2,932
19Phoenix Apartments
 Tulsa, OK                               -       464          1,873         1,106     (719)2       464          2,260       2,724
                                                                                                   ---          -----       -----
Riverside Apartments
 Austin, Texas                       2,826       723          2,894            43          -       723          2,937       3,660
Southern Elms Apartments
 Tulsa, OK                           1,345        61            816            35          -        61            851         912

Commercial

One Turtle Creek
Office Complex
 Dallas, TX                          1,890       548          2,261         2,692          -       548          4,953       5,501
Briarwest Shopping Center
 Houston, Texas                         55       269          1.077           194          -       269          1,271       1,540
                                   -------    ------        -------        ------      ----     ------        -------     -------
                                    16,450     4,226         18,859         5,457      (719)     4,226         23,597      27,823
Properties Held For Sale
Cochonour Farm/Residence
  Carroll County, MO                     -       150             91             -          -       150             91         241
                                   -------    ------        -------        ------      ----     ------        -------     -------
                                         -       150             91             -          -       150             91         241
                                   -------    ------        -------        ------      ----     ------        -------     -------
Total                              $16,450    $4,376        $18,950        $5,457      (719)    $4,376        $23,688     $28,064
                                   =======    ======        =======        ======      ====     ======        =======     =======

                                                                                                   Life on
                                                                                                    Which
                                                                                                 Depreciation
                                                                                                  in Latest
                                                                                                  Statement
                                Accumulated            Date of                Date                of Operations
         Description            Depreciation         Construction            Acquired            is Computed
       ------------             ------------         ------------           ----------           -----------
Apartments

Aspentree Apartments
 Dallas, TX                           $1,786             1974               01/01/88             5 - 40 years
Collegewood Apartments
 Tallahassee, FL                          27             1973               05/01/95             40 years
Florida Towers Apartments
 Tallahassee, FL                          35             1968               05/01/95             5 - 40 years
French Villa Apartments
 Tulsa, OK                               332             1971               11/17/88             5 - 40 years
Holly House Apartments
 North Miami, FL                          20             1968               04/01/96             5 - 40 years
Jefferson Towers Apartments
 Tallahassee, FL                          23             1967               05/01/95             40 years
Mission Trace Apartments
 Tallahassee, FL                          36             1989               05/01/96             5 - 40 years
19Phoenix Apartments
 Tulsa, OK                             1,296             1971               01/31/86             5 - 40 years
                                       -----             ----               --------             ------------
Riverside Apartments
 Austin, Texas                            99             1991               08/18/95             5 - 40 years
Southern Elms Apartments
 Tulsa, OK                               266             1968               11/17/88             5 - 40 years

Commercial

One Turtle Creek
Office Complex
 Dallas, TX                            1,389             1969               03/31/92             5 - 40 years
Briarwest Shopping Center
 Houston, Texas                          266             1971               11/30/90             5 - 40 years
                                      ------
                                       5,575
Properties Held For Sale
Cochonour Farm/Residence
  Carroll County, MO                       -             1982               09/30/94             -
                                      ------
                                           -
                                      ------
Total                                 $5,575
                                      ======

----------------

(1) The aggregate cost for federal income tax purposes if $29,004.
(2)  Write-down of property due to permanent impairment.

                                                                   SCHEDULE III
                                                                    (Continued)

VINLAND PROPERTY TRUST
REAL ESTATE AND ACCUMULATED DEPRECIATION


                                                    1996         1995            1994
                                                 ---------    ---------       ---------
                                                         (dollars in thousands)
Reconciliation of real estate
Beginning balance ............................   $  37,199    $  24,375       $  23,821
Additions:
 Acquisitions and improvements ...............       5,208        6,136(3)          787
 Foreclosures ................................        --          8,058             241
Deductions:
 Write-downs .................................        --         (1,370)(1)        (474)(2)
 Sales .......................................     (14,343)        --              --
Balance as November 30 .......................   $  28,064    $  37,199       $  24,375(3)
                                                 =========    =========       =========

Reconciliation of accumulated depreciation
Beginning balance ............................   $   5,272    $   4,281       $   3,383
Additions:
 Depreciation ................................         914          991             898
 Deductions:
 Sales .......................................        (611)        --              --
                                                 ---------    ---------       ---------
Balance at November 30 .......................   $   5,575    $   5,272       $   4,281
                                                 =========    =========       =========

------------------

(1) Write-down of Villas at Central Park due to permanent impairment.
(2) Write-down of Westover Valley Apartments due to reclassification of demolition reserve.
(3) Total 1994 real estate does include amounts expended on the Riverside lease during 1994 as they related to leased, rather than owned, real estate. These costs are included in 1995 additions pursuant to the exchange consummation in August 1995. See NOTE 3. "REAL ESTATE AND DEPRECIATION."

                                                                     SCHEDULE IV

                             VINLAND PROPERTY TRUST
                         MORTGAGE LOANS ON REAL ESTATE
                               NOVEMBER 30, 1996
                             (Dollars in Thousands)




                                           Interest           Maturity
            Description                     Rate               Date         Periodic Payment Terms
            ------------                    -----              -----        -----------------------
FIRST MORTGAGE LOANS

J. W. English et al.                        10.00%             11/96        Monthly payments of
Secured by restaurant and land                                              interest only until
located in Houston, Texas, personal                                         maturity.
guarantees of J. W. English and
three corporations controlled by J.
W. English, and a pledge of
partnership interest by a J. W.
English partner.

N. Barakat                                   (2)               12/98        Monthly payments of
Secured by condominium unit located                                         principal and interest
in Cook Cty., Illinois                                                      based on 25 year
                                                                            amortization.

Brian E. Smith                               (3)               07/99        Monthly payments of
Secured by condominium unit located                                         principal and interest
in Cook Cty., Illinois                                                      based on 25 year
                                                                            amortization.




Interest receivable

                                                                                                    Principal Amount of
                                                                                   Carrying           Loans Subject to
                                             Prior           Face Amount            Amount          Delinquent Principal
            Description                      Liens           of Mortgage        of Mortgage(1)          or Interest
            ------------                    ------           ------------       ---------------         -----------
FIRST MORTGAGE LOANS

J. W. English et al.                           $       -               $  600              $  600          $  600(4)
Secured by restaurant and land
located in Houston, Texas, personal
guarantees of J. W. English and
three corporations controlled by J.
W. English, and a pledge of
partnership interest by a J. W.
English partner.

N. Barakat                                             -                   68                  66               -
Secured by condominium unit located
in Cook Cty., Illinois

Brian E. Smith                                         -                   63                  62               -
Secured by condominium unit located
in Cook Cty., Illinois
                                               $       -               $  731              $  728          $  600
                                               =========               ======                              ======
                                                                                                6
                                                                                           ------
Interest receivable                                                                        $  734
                                                                                           ======


----------------
(1) The aggregate cost for federal income tax purposes is $428.
(2) Interest rate is 6.00% through November 1995 and 8.00% thereafter.
(3) Interest rate is 7.00% through June 1996 and 9.00% thereafter.
(4) This note was fully collected in December 1996.

                                                                     SCHEDULE IV
                                                                     (Continued)

                             VINLAND PROPERTY TRUST
                         MORTGAGE LOANS ON REAL ESTATE



                                     1996         1995            1994
                                  ---------    ---------       ---------
                                         (dollars in thousands)
Beginning balance .............   $     731    $   2,670       $   3,480
Additions:
 New mortgage loans ...........        --            196              66
 Deferred interest ............        --           --                84
Deductions:
  Collection of principal .....          (3)        (181)           (642)
 Other ........................        --         (1,954)(1)        (318)(2)
Balance at November 30 ........   $     728    $     731       $   2,670
                                  =========    =========       =========


----------------------

(1) In-substance foreclosure of Polynesia Village Apartments.

(2) Conveyance of Cochonour farm and luxury residence and financing of Cochonour condominium.

                             VINLAND PROPERTY TRUST
                          CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                                 February 28,  November 30,
                                                                                     1997         1996
                                                                                  ---------    ---------
                              Assets                                             (unaudited)   (audited)
Notes and interest receivable .................................................   $     128    $     734
Real estate held for sale .....................................................         241          241
                                                                                  ---------    ---------

                                                                                        369          975
Less-allowance for estimated losses ...........................................        (241)        (241)
                                                                                        128          734
Real estate held for investment (net of accumulated depreciation
of $5,833 in 1997 and $5,575 in 1996) .........................................      28,337       22,248
Investments in and advances to partnerships ...................................         825        1,365
Cash and cash equivalents .....................................................       1,848        2,684
Restricted cash ...............................................................         401          479
Other assets, net .............................................................       1,145        1,247
                                                                                  ---------    ---------
                                                                                  $  32,684    $  28,757
                                                                                  =========    =========
               Liabilities and Shareholders' Equity
Liabilities
Notes, debentures and interest payable ........................................   $  21,684    $  17,516
Other liabilities .............................................................         776        1,372
                                                                                  ---------    ---------
                                                                                     22,460       18,888
Commitments and contingencies
Minority interest .............................................................         417         --
Shareholders' equity
Shares of beneficial interest, no par value; authorized shares, unlimited;
shares issued and outstanding, 1,343,119 in 1997 and 1,344,576 in 1996 (after deducting 4,868 in 1997 and 3,411 in 1996
held in treasury) .............................................................       2,237        2,239
Paid-in capital ...............................................................      43,706       43,715
Accumulated distributions in excess of accumulated earnings ...................     (36,136)     (36,085)
                                                                                  ---------    ---------
                                                                                      9,807        9,869
                                                                                  ---------    ---------
                                                                                  $  32,684    $  28,757
                                                                                  =========    =========


       The accompanying notes are an integral part of these Consolidated
                             Financial Statements.

                             VINLAND PROPERTY TRUST
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Dollars in thousands, except per share data)
                                  (Unaudited)


                                                                     For the Three Months Ended
                                                                     --------------------------
                                                                     February 28,   February 29,
                                                                     --------------------------
                                                                         1997           1996
                                                                     -----------    -----------
Revenue
 Rentals .........................................................   $     2,187    $     2,329
 Interest ........................................................            75             47
 Equity in income (loss) of partnerships .........................           (80)             4
                                                                     -----------    -----------
                                                                           2,182          2,380
Expenses
 Property operations .............................................         1,277          1,426
 Interest ........................................................           481            461
 Depreciation ....................................................           258            209
 Advisory fee to affiliate .......................................            53             60
 General and administrative ......................................           155            124
                                                                     -----------    -----------
                                                                           2,224          2,280
                                                                     -----------    -----------
Income (loss) before minority interest,
(loss) on sale of real estate, and extraordinary gain ............           (42)           100
Minority interest in income of consolidated partnership ..........            (9)          --
(Loss) on sale of real estate ....................................          --             (193)
                                                                     -----------    -----------
(Loss) from continuing operations ................................           (51)           (93)
Extraordinary gain ...............................................          --              253
                                                                     -----------    -----------
Net income (loss) ................................................   $       (51)   $       160
                                                                     ===========    ===========
Earnings per share
(Loss) from continuing operations ................................   $      (.04)   $      (.06)
Extraordinary gain ...............................................          --              .18
                                                                     ===========    ===========
Net income (loss) ................................................   $      (.04)   $       .12
                                                                     ===========    ===========
Weighted average share of beneficial interest used in computing
earnings per share ...............................................     1,343,867      1,378,161
                                                                     ===========    ===========



       The accompanying notes are an integral part of these Consolidated
                             Financial Statements.

                             VINLAND PROPERTY TRUST
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                             (Dollars in thousands)


                                                          Shares of                       Accumulated
                                                      Beneficial Interest               Distributions
                                                                                         in Excess of
                                                                             Paid-in     Accumulated   Shareholders'
                                                  Shares        Amount       Capital       Earnings       Equity
                                                ----------    ----------    ----------    ----------    ----------
Balance, November 30,
 1996 (audited) .............................    1,344,576    $    2,239    $   43,715    $  (36,085)   $    9,869
Share repurchases ...........................       (1,457)           (2)           (9)         --             (11)
Net (loss) ..................................         --            --            --             (51)          (51)
                                                ----------    ----------    ----------    ----------    ----------
Balance, February 28,
 1997 (unaudited) ...........................    1,343,119    $    2,237    $   43,706    $  (36,136)   $    9,807
                                                                                                        ==========


       The accompanying notes are an integral part of these Consolidated
                             Financial Statements.

                             VINLAND PROPERTY TRUST
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                  (Unaudited)


                                                       For the Three Months Ended
                                                       ---------------------------
                                                        February 28, February 29,
                                                         ---------    ---------
                                                            1997         1996
                                                         ---------    ---------
Cash Flows from Operating Activities
 Rentals collected ..................................... $   2,137    $   2,277
 Interest collected ....................................        81           48
 Interest paid .........................................      (474)        (410)
 Payments for property operations ......................    (1,535)      (1,659)
 General and administrative expenses paid ..............      (207)        (128)
 Advisory fees paid to affiliate .......................        (7)         (33)
 Deferred financing costs paid .........................       (19)        --
                                                         ---------    ---------
  Net cash provided by (used in) operating activities ..       (24)          95
 Cash Flows from Investing Activities
 Collections of notes receivable .......................       601            1
 Acquisition of partnership interest ...................      --           (411)
 Net contributions to partnerships .....................      (111)        --
 Acquisition of real estate ............................      (895)        --
 Earnest money deposit paid ............................      (100)        --
 Contribution from minority partner of consolidated
 partnership ...........................................        25         --
 Proceeds from sale of real estate .....................        85           44
 Real estate improvements ..............................      (211)        (102)
                                                         ---------    ---------
  Net cash (used in) investing activities ..............      (606)        (468)
 Cash Flows from Financing Activities
 Payments of notes payable .............................      (142)         (72)
 Replacement reserve (deposits) receipts, net ..........       (53)          15
 Share repurchases .....................................       (11)        (151)
                                                         ---------    ---------
  Net cash (used in) financing activities ..............      (206)        (208)
                                                         ---------    ---------
 Net (decrease) in cash and cash equivalents ...........      (836)        (581)
 Cash and cash equivalents, beginning of period ........     2,684        2,847
                                                         ---------    ---------
 Cash and cash equivalents, end of period .............. $   1,848    $   2,266
                                                         =========    =========



       The accompanying notes are an integral part of these Consolidated
                             Financial Statements.

                             VINLAND PROPERTY TRUST
               CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                             (Dollars in thousands)
                                  (Unaudited)


                                                                             For the Three Months Ended
                                                                             ---------------------------
                                                                              February 28, February 29,
                                                                               ---------    ---------
                                                                                 1997         1996
                                                                               ---------    ---------
Reconciliation of net income (loss) to net cash
 provided by (used in) operating activities
 Net income (loss) .........................................................   $     (51)   $     160
 Extraordinary gain ........................................................        --           (253)
 Loss on sale of real estate ...............................................        --            193
 Minority interest in income of consolidated
    partnership ............................................................           9         --
 Depreciation and amortization .............................................         288          238
 Equity in (income) loss of partnership ....................................          80           (4)
 Changes in other assets and liabilities net of non-cash
    investing and financing activities
    Decrease in other assets ...............................................         197          145
    (Decrease) in other liabilities ........................................        (541)        (147)
    Decrease in interest receivable.........................................           5           --
    Increase (decrease) in interest payable ................................         (11)          33
                                                                               ---------    ---------
    Net cash provided by (used in) operating
     activities ............................................................   $     (24)   $      95
                                                                               =========    =========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Changes in assets and liabilities in connection with the
 purchase of real estate:
    Real estate .............................................................  $   6,189    $    --
    Advances to partnership .................................................       (572)        --
    Other assets ............................................................        (18)        --
    Notes and interest payable ..............................................     (4,321)        --
    Minority interest .......................................................       (383)        --
                                                                               ---------    ---------
       Cash paid..........................................................     $     895    $    --
                                                                               =========    =========


       The accompanying notes are an integral part of these Consolidated
                             Financial Statements.

                             VINLAND PROPERTY TRUST
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)


NOTE 1.  BASIS OF PRESENTATION

The accompanying Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Operating results for the three-month period ended February 28, 1997, are not necessarily indicative of the results that may be expected for the fiscal year ending November 30, 1997. For further information, refer to the Consolidated Financial Statements and Notes thereto for the fiscal year ended November 30, 1996.

Earnings per share have been computed based on the weighted average number of shares of beneficial interest outstanding for the three-month periods ended February 28, 1997, and February 29, 1996.

NOTE 2.  REAL ESTATE AND DEPRECIATION
                                    ........
In September and October 1996, the Trust advanced $572,000 to 18607 Ventura Associates, Ltd. (the "Partnership"), which purchased Tarzana Towne Plaza (the "Property"), a 42,000 square foot combination office/retail/medical building located in Tarzana, California, in October 1996. This acquisition was financed with a $3.0 million first mortgage loan. In December 1996, the Trust converted its advances to a 1% general partner interest and a 59% limited partner interest in the Partnership. As the Trust holds a controlling interest in the Partnership, the operations of the Property have been consolidated. In connection with the transaction, the Trust paid an acquisition fee of $21,630 to Tarragon Realty Advisors, Inc. ("Tarragon"), the Trust's advisor since March 1, 1994. Minority interest in the accompanying February 28, 1997, consolidated balance sheet represents the minority partner's interest in the underlying net assets of the Partnership.

In January 1997, the Trust purchased The Brooks Apartments, a 104-unit property located in Addison, Texas, for $2.2 million. The Trust assumed an existing mortgage loan of $1.3 million and paid cash of $851,000 at closing. In connection with this transaction, the Trust paid Tarragon an acquisition fee of $22,000.

NOTE 3.  NOTES AND INTEREST RECEIVABLE

In December 1996, the Trust received $600,000 as payment in full of the Swiss Village note receivable which had matured in November 1996.

NOTE 4. INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

Investments in partnerships, accounted for under the equity method, include the Trust's investments in a partnership and a limited liability company ("LLC"), as described below.

In December 1995, the Trust acquired a 20% general partner interest and an effective 37% limited partner interest in Larchmont Associates Limited Partnership for a cash investment of $418,000. The partnership owns Larchmont West Apartments, a 504-unit complex in Toledo, Ohio, which collateralizes nonrecourse mortgage debt of $5.5 million.

In consideration of a $395,000 cash capital contribution, in June 1996, the Trust acquired an effective 25% nonmanaging member interest in Kearny Wrap LLC, which owns a $21.7 million wraparound mortgage loan secured by a 1 million square foot distribution facility net leased to the United States Postal Service located in Kearny, New Jersey. The note bears interest at 6% per annum and matures in 2013. The $16.9 million underlying first mortgage loan bears interest at 6% per annum and matures in 1998.

Advances to partnerships included in the accompanying November 30, 1996, consolidated balance sheet represent $572,000 advanced during 1996 to 18607 Ventura Associates, Ltd., in which the Trust acquired a 60% interest in December 1996. See NOTE 2. "REAL ESTATE AND DEPRECIATION."

                             VINLAND PROPERTY TRUST
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)


NOTE 5.   INCOME TAXES

No provision has been made for federal income taxes because the Trust's management believes the Trust has qualified as a Real Estate Investment Trust, as defined in Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and expects that it will continue to do so.
NOTE 6.  COMMITMENTS AND CONTINGENCIES

The Trust is a party to various claims and routine litigation arising in the ordinary course of business. Management of the Trust does not believe that the results of these claims and litigation, individually or in the aggregate, will have a material adverse effect on its business or financial position.

                                                                      APPENDIX A


                               ADVISORY AGREEMENT
                                    BETWEEN
                             VINLAND PROPERTY TRUST
                                      AND
                         TARRAGON REALTY ADVISORS, INC.


         THIS AGREEMENT dated April 1, 1995, between Vinland Property Trust, a California real estate investment trust (the "Trust"), and Tarragon Realty Advisors, Inc., a New York corporation (the "Advisor").

                              W I T N E S S E T H:

WHEREAS:

         1. The Trust owns a complex, diversified portfolio of real estate, mortgages and other assets, including affordable and middle income housing complexes, shopping centers, warehouses, office buildings and mortgages.

         2. The Trust has funds available for new investment, primarily in the acquisition of income-producing real estate.

         3. The Advisor and its employees have extensive experience in the administration of real estate assets and the origination, structuring and evaluation of real estate and mortgage investments.

         NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties agree as follows:

         1. DUTIES OF THE ADVISOR. Subject to the supervision of the Board of Trustees, the Advisor will be responsible for the day-to-day operations of the Trust and, subject to Section 17 hereof, shall provide such services and activities relating to the assets, operations and business plan of the Trust as may be appropriate, including:

         (a) preparing and submitting an annual budget and business plan for approval by the Board of the Trust (the "Business Plan");

         (b) using its best efforts to present to the Trust a continuing and suitable investment program consistent with the investment policies and objectives of the Trust as set forth in the Business Plan;

         (c) using its best efforts to present to the Trust investment opportunities consistent with the Business Plan and such investment program as the Trustees may adopt from time to time;

         (d) furnishing or obtaining and supervising the performance of the ministerial functions in connection with the administration of the day-to-day operations of the Trust including the investment of reserve funds and surplus cash in short-term money market investments;

         (e) serving as the Trust's investment and financial advisor and providing research, economic, and statistical data in connection with the Trust's investments and investment and financial policies;
         (f) on behalf of the Trust, investigating, selecting and conducting relations with borrowers, lenders, mortgagors, brokers, investors, builders, developers and others;

         (g) consulting with the Trustees and furnishing the Trustees with advice and recommendations with respect to the making, acquiring (by purchase, investment, exchange, or otherwise), holding, and disposition (through sale, exchange, or otherwise) of investments consistent with the Business Plan of the Trust;

         (h) obtaining for the Trustees such services as may be required in acquiring and disposing of investments, disbursing and collecting funds of the Trust, paying the debts and fulfilling the obligations of the Trust, and handling, prosecuting, and settling any claims of the Trust, including foreclosing and otherwise enforcing mortgage and other liens securing investments;

         (i) obtaining for and at the expense of the Trust such services as may be required for property management, loan disbursements, and other activities relating to the investments of the Trust, provided, however, the compensation for such services shall be agreed to by the Trust and the service provider;

         (j) advising the Trust in connection with public or private sales of shares or other securities of the Trust, or loans to the Trust, but in no event in such a way that the Advisor could be deemed to be acting as a broker-dealer or underwriter;

         (k) quarterly, and at any time requested by the Trustees, making reports to the Trustees regarding the Trust's performance to date in relation to the Trust's approved Business Plan and its various components, as well as the Advisor's performance of the foregoing services;

         (l) making or providing appraisal reports, where appropriate, on investments or contemplated investments of the Trust;

         (m) assisting in preparation of reports and other documents necessary to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective communications with shareholders of the Trust; and

         (n) doing all things necessary to ensure its ability to render the services contemplated herein, including providing office space and office furnishings and personnel necessary for the performance of the foregoing services as Advisor, all at its own expense, except as otherwise expressly provided for herein.

         2. NO PARTNERSHIP OR JOINT VENTURE. The Trust and the Advisor are not partners or joint venturers with each other, and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

         3. RECORDS. At all times, the Advisor shall keep proper books of account and records of the Trust's affairs which shall be accessible for inspection by the Trust at any time during ordinary business hours.

         4. ADDITIONAL OBLIGATIONS OF THE ADVISOR. The Advisor shall refrain from any action (including, without limitation, furnishing or rendering services to tenants of property or managing or operating real property) that would (a) adversely affect the status of the Trust as a real estate investment trust, as defined and limited in Sections 856- 860 of the Internal Revenue Code, (b) violate any law, rule, regulation, or statement of policy of any governmental body or agency having jurisdiction over the Trust or over its securities, (c) cause the Trust to be required to register as an investment company under the Investment Company Act of 1940, or (d) otherwise not be permitted by the Declaration of Trust of the Trust.

         5. BANK ACCOUNTS. The Advisor may establish and maintain one or more bank accounts in its own name, and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Trust, under such terms and conditions as the Trustees may approve, provided that no funds in any such account shall be commingled with funds of the Advisor; and the Advisor shall from time to time render appropriate accounting of such collections and payments to the Trustees and to the auditors of the Trust.

         6. Bond. The Advisor shall maintain a fidelity bond with a responsible surety company in such amount as may be required by the Trustees from time to time, covering all directors, officers, employees, and agents of the Advisor handling funds of the Trust and any investment documents or records pertaining to investments of the Trust. Such bond shall inure to the benefit of the Trust in respect to losses of any such property from acts of such directors, officers, employees and agents through theft, embezzlement, fraud, error, or omission or otherwise, the premium for said bond to be at the expense of the Trust.

         7. INFORMATION FURNISHED ADVISOR. The Trustees shall have the right to change the Business Plan at any time, effective upon receipt by the Advisor of notice of such change. The Trust shall furnish the Advisor with a certified copy of all financial statements, a signed copy of each report prepared by independent certified public accountants, and such other information with regard to the Trust's affairs as the Advisor may from time to time reasonably request.

         8. CONSULTATION AND ADVICE. In addition to the services described above, the Advisor shall consult with the Trustees, and shall, at the request of the Trustees or the officers of the Trust, furnish advice and recommendations with respect to any aspect of the business and affairs of the Trust, including any factors that in the Advisor's best judgment should influence the policies of the Trust.

         9. ANNUAL BUSINESS PLAN AND BUDGET. No later than January 15th of each year, the Advisor shall submit to the Trustees a written Business Plan for the current Fiscal Year of the Trust. Such Business Plan shall include a twelve-month forecast of operations and cash flow with explicit assumptions and a general plan for asset sales or acquisitions, lending, foreclosure and borrowing activity, other investments or ventures and proposed securities offerings or repurchases or any proposed restructuring of the Trust. To the extent possible, the Business Plan shall set forth the Advisor's recommendations and the basis therefore with respect to all material investments of the Trust. Upon approval by the Board of Trustees, the Advisor shall be authorized to conduct the business of the Trust in accordance with the explicit provisions of the Business Plan, specifically including the borrowing, leasing, maintenance, capital improvements, renovations and sale of investments set forth in the Business Plan. Any transaction or investment not explicitly provided for in the approved Business Plan shall require the prior approval of the Board of Trustees unless made pursuant to authority expressly delegated to the Advisor. Within sixty (60) days of the end of each calendar quarter, the Advisor shall provide the Board of Trustees with a report comparing the Trust's actual performance for such quarter against the Business Plan.

         10. DEFINITIONS. As used herein, the following terms shall have the meanings set forth below:

         (a) "Adjusted Funds From Operations" shall mean, for any period of time, funds from operations (as defined by the National Association of Real Estate Investment Trusts) for such period of time plus (i) any loss due to the write-down or sale of any real property or mortgage loan acquired prior to January 1, 1989 and (ii) the amount of advisory fees payable to the Advisor under Article 11 hereof but only to the extent such fees are considered as current expenses in determining profit or loss.

         (b) "Affiliate" shall mean, as to any Person, any other Person who owns beneficially, directly, or indirectly, 1% or more of the outstanding capital stock, shares or equity interests of such Person or of any other Person which controls, is controlled by, or is under common control with such Person or is an officer, retired officer, director, employee, partner, or trustee (excluding non-interested trustees not otherwise affiliated with the entity) of such Person or of any other Person which controls, is controlled by, or is under common control with, such Person.

         (c) "Appraised Value" shall mean the value of a Real Property according to an appraisal made by an independent qualified appraiser who is a member in good standing of the American Institute of Real Estate Appraisers and is duly licensed to perform such services in accordance with the applicable state law, or, when pertaining to Mortgage Loans, the value of the underlying property as determined by the Advisor.

         (d) "Book Value" of an asset or assets shall mean the value of such asset or assets on the books of the Trust, before provision for amortization, depreciation, depletion or valuation reserves and before deducting any indebtedness or other liability in respect thereof, except that no asset shall be valued at more than its fair market value as determined by the Trustees.

         (e) "Business Plan" shall mean the Trust's investment policies and objectives and the capital and operating budget based thereon, approved by the Board as thereafter modified or amended.

         (f) "Fiscal Year" shall mean any period for which an income tax return is submitted to the Internal Revenue Service and which is treated by the Internal Revenue Service as a reporting period.

         (g) "Mortgage Loans" shall mean notes, debentures, bonds, and other evidences of indebtedness or obligations, whether negotiable or non-negotiable, and which are secured or collateralized by mortgages, including first, wraparound, construction and development, and junior mortgages.

         (h) "Net Asset Value" shall mean the Book Value of all the assets of the Trust minus all the liabilities of the Trust.

         (i) "Net Income" for any period shall mean the Net Income of the Trust for such period computed in accordance with generally accepted accounting principles after deduction of the Gross Asset Fee, but before deduction of the Net Income Fee, as set forth in Sections 11(a) and 11(b), respectively, herein, and inclusive of gain or loss of the sale of assets.

         (j) "Net Operating Income" shall mean rental income less property operating expenses.

         (k) "Person" shall mean and include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof.

         (l) "Real Property" shall mean and include land, rights in land, leasehold interests (including but not limited to interests of a lessor or lessee therein), and any buildings, structures, improvements, fixtures, and equipment located on or used in connection with land, leasehold interests, and rights in land or interests therein.

         All calculations made pursuant to this Agreement shall be based on statements (which may be unaudited, except as provided herein) prepared on an accrual basis consistent with generally accepted accounting principles, regardless of whether the Trust may also prepare statements on a different basis. All other terms shall have the same meaning as set forth in the Trust's Declaration of Trust and Trustees' Regulations.





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
         11.     ADVISORY COMPENSATION.

         (a) No Base Advisory Fee. The Trust shall not be required to pay to the Advisor any Base Advisory Fee for advisory services for the term hereof.

         (b) Incentive Advisory Fee. As an incentive for successful investment and management of the Trust's assets, the Trust shall pay the Advisor a fee equal to 16% per annum of the Trust's Adjusted Funds from Operation for each Fiscal Year or portion thereof for which the Advisor provides services. The Incentive Advisory Fee shall be payable monthly in advance based on the Adjusted Funds from Operation for the most recent month for which a monthly financial statement for the Trust has been prepared. The Incentive Advisory Fee shall be cumulative within any Fiscal Year, such that if the Trust has negative Adjusted Funds from Operation in any month, each subsequent payment shall be adjusted to maintain the 16% per annum rate.

         (c) Acquisition Commission. For supervising the acquisition, purchase or long-term lease of Real Property for the Trust, the Trust shall pay to the Advisor an Acquisition Commission equal to 1% of the acquisition cost for each real property acquired during the term hereof, except that no such fee shall be due for any acquisition through or from an affiliate of the Trust or the Advisor, inclusive of commissions, if any, paid to nonaffiliated brokers. The aggregate of each purchase price of each property (including the Acquisition Commissions and all real estate brokerage fees) may not exceed such property's Appraised Value at acquisition.

         (d) Mortgage Brokerage and Refinancing Fees. For obtaining loans to the Trust or refinancing on Trust properties, the Advisor or an Affiliate is to receive a Mortgage Brokerage and Refinancing Fee equal to the lesser of a) 1% of the amount of the loan or the amount refinanced or b) a brokerage or refinancing fee which is reasonable and fair under the circumstances; provided, however, that no such fee shall be paid on loans from the Advisor or an Affiliate without the approval of the Board of Trustees. No fee shall be paid on loan extensions.

         (e) Real Estate Brokerage Commission. Subject to approval by the Board of Trustees, the Trust may pay to the Advisor or an Affiliate of the Advisor a Real Estate Brokerage Commission for services rendered upon (i) the purchase of real property by the Trust or (b) the sale of real property owned by the Trust, for which the Advisor or an Affiliate acts as the broker in such transaction in amounts not to exceed customary fees charged by nationally recognized real estate brokers for normal similar transactions on a non-exclusive basis. The provision of real estate brokerage services by the Advisor or an Affiliate shall be on terms not less favorable to the Trust than the terms on which unaffiliated parties are then performing similar services for entities comparable to the Trust not entered into on an exclusive basis. The entry into the applicable real estate brokerage arrangement between the Trust and the Advisor shall be approved as required by the Declaration of Trust.

         12. LIMITATION ON THIRD PARTY MORTGAGE PLACEMENTS FEES. The Advisor or any of its Affiliates shall pay to the Trust, the full amount of any compensation received by the Advisor or any such Affiliate from third parties with respect to the origination, placement or brokerage of any loan made by the Trust.

         13. STATEMENTS. The Advisor shall furnish to the Trust not later than the tenth day of each calendar month, beginning with the second calendar month of the term of this Agreement, a statement showing the computation of the fees, if any, payable in respect to the next preceding calendar month (or, in the case of incentive compensation, for the preceding Fiscal Year, as appropriate) under the Agreement. The final settlement of incentive compensation for each Fiscal Year shall be subject to adjustment in accordance with, and upon completion of, the annual audit of the Trust's financial statements; any payment by the Trust or repayment





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
by the Advisor that shall be indicated to be necessary in accordance therewith shall be made promptly after the completion of such audit and shall be reflected in the audited statements to be published by the Trust.

         14. COMPENSATION FOR ADDITIONAL SERVICES. If and to the extent that the Trust shall request the Advisor or any director, officer, partner, or employee of the Advisor to render services for the Trust other than those required to be rendered by the Advisor hereunder, such additional services, if performed, will be compensated separately on terms to be agreed upon between such party and the Trust from time to time. In particular, but without limitation, if the Trust shall request that the Advisor perform property management, leasing, loan disbursement or similar functions, the Trust and the Advisor shall enter in to a separate agreement specifying the obligations of the parties and providing for reasonable additional compensation to the Advisor for performing such services.

         15. EXPENSES OF THE ADVISOR. Without regard to the amount of compensation or reimbursement received hereunder by the Advisor, the Advisor shall bear the following expenses:

         (a) employment expenses of the executive officers, directors or shareholders of the Advisor (including Trustees, officers, and employees of the Trust who are directors, officers, or employees of the Advisor or of any company that controls, is controlled by, or is under common control with the Advisor), including, but not limited to, fees, salaries, wages, payroll taxes, travel expenses, and the cost of employee benefit plans and temporary help expenses except for those personnel expenses relating to employees of the Advisor principally engaged in accounting, shareholder relations or mortgage servicing;

         (b) advertising and promotional expenses incurred in seeking investments for the Trust;

         (c) rent, telephone, utilities, office furniture and furnishings, and other office expenses of the Advisor, except as any of such expenses relates to employees of the Advisor principally engaged in accounting, shareholder relations or mortgage servicing; and

         (d) miscellaneous administrative expenses relating to performance by the Advisor of its functions hereunder.

         In addition to the Advisory Compensation described in Section 11, the Advisor shall be reimbursed for certain costs and expenses monthly on the basis of an equitable allocation applied on a consistent and timely basis in accordance with the Advisor's regular procedures. Such procedures provide for identification of all material costs and expenses to be accounted for as a cost of particular functions. Only costs and expenses allocable to legal, mortgage servicing, treasury and financial departments are reimbursable as well as certain portions of expenses not specifically identifiable to a particular department.

         16. EXPENSES OF THE TRUST. The Trust shall pay all its expenses not assumed by the Advisor, including without limitation, the following expenses:

         (a)     the cost of money borrowed by the Trust;

         (b) income taxes, taxes and assessments on real property, and all other taxes applicable to the Trust;

         (c) legal, auditing, accounting, underwriting, brokerage, listing, registration and other fees, printing, and engraving and other expenses, and taxes incurred in connection with the issuance, distribution, transfer, registration, and stock exchange listing of the Trust's securities;

         (d) fees, salaries, and expenses paid to officers, and employees of the Trust who are not directors, officers or employees of the Advisor, or of any company that controls, is controlled by, or is under





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
                 common control with the Advisor other than employees of the Advisor principally engaged in accounting, shareholder relations and mortgage servicing;

         (e) expenses directly connected with the origination or purchase of Mortgage Loans and with the acquisition, disposition, and ownership of real estate equity interests or other property (including the costs of foreclosure, insurance, legal, protective, brokerage, maintenance, repair, and property improvement services) and including all compensation, traveling expenses, and other direct costs associated with the Advisor's employees or other personnel engaged in (i) real estate transaction legal services, (ii) internal auditing,
                 (iii) foreclosure and other mortgage finance services, (iv) sale or solicitation for sale of mortgages, (v) engineering and appraisal services, and (vi) transfer agent services;

         (f) expenses of maintaining and managing real estate equity interests;

         (g) insurance, as required by the Trustees (including Trustees' liability insurance);

         (h) the expenses of organizing, revising, amending, converting, modifying, or terminating the Trust;

         (i) expenses connected with payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Trustees to holders of securities of the Trust;

         (j) all expenses connected with communications to holders of securities of the Trust and the other bookkeeping and clerical work necessary to maintaining relations with holders of securities, including the cost of printing and mailing certificates for securities and proxy solicitation materials and reports to holders of the Trust's securities;

         (k) the cost of any accounting, statistical, bookkeeping or computer equipment or computer time necessary for maintaining the books and records of the Trust and for preparing and filing Federal, State and Local tax returns;

         (l) transfer agent's, registrar's, and indenture trustee's fees and charges;

         (m) legal, accounting, investment banking, and auditing fees and expenses charged by independent parties performing these services not otherwise included in clauses (c) and (e) of this
                 Section 16;

         (n) expenses incurred by the Advisor arising from the sales of Trust properties, including those expenses related to carrying out foreclosure proceedings;

         (o) expenses incurred by the Advisor in connection with the sale or disposition of Trust assets, including mortgage servicing;

         (p) costs and expenses connected with computer services, including but not limited to employee or other personnel compensation, hardware and software costs, and related development and installation costs associated therewith;

         (q) costs and expenses associated with risk management (i.e., insurance relating to the Trust's assets);

         (r)     loan refinancing compensation; and

         (s) expenses associated with special services requested by the Trustees pursuant to Section 14 hereof.

         17. OTHER ACTIVITIES OF ADVISOR. The Advisor, its officers, directors, or employees or any of its Affiliates may engage in other business activities related to real estate investments or act as advisor to any other person or entity (including another real estate investment trust), including those with investment policies similar to the Trust, and the Advisor and its officers, directors, or employees and any of its Affiliates shall be free from any obligation to present to the Trust any particular investment opportunity that comes to the Advisor or such persons, regardless of whether such opportunity is in accordance with the Trust's Business Plan. However, to minimize any possible conflict, the Advisor shall consider the respective investment objectives of, and the appropriateness of a particular investment to each such entity in determining to which entity a particular investment opportunity should be presented. If appropriate to more than one entity, the Advisor shall present the investment opportunity to the entity that has had sufficient uninvested funds for the longest period of time. The Advisor shall promptly inform the Trust of each real estate acquisition made by the Advisor or any Affiliate.

         18. LIMITATION ON OPERATING EXPENSES. To the extent that the operating expenses of the Trust for any Fiscal Year exceeds the limitation set forth in the Trust's Declaration of Trust, as amended from time to time, or any similar limitation (if contained) in a successor Declaration of Trust or Certificate of Incorporation, the Advisor shall refund to the Trust such portion of its fees payable hereunder as may be required by such Section.

         19. TERM; TERMINATION OF AGREEMENT. This Agreement shall continue in force for a period of one year, and, thereafter, it may be renewed from year to year, subject to any required approval of the Shareholders of the Trust, and if any Trustee is an Affiliate of the Advisor, the approval of a majority of the Trustees who are not so affiliated. Notice of renewal shall be given in writing by the Trustees to the Advisor not less than 60 days before the expiration of this Agreement or of any extension thereof. This Agreement may be terminated for any reason without penalty upon 60 days' written notice by the Trust to the Advisor or 120 days' written notice by the Advisor to the Trust, in the former case by the vote of a majority of the Trustees who are not Affiliates of the Advisor or by the vote of holders of a majority of the outstanding shares of the Trust. Notwithstanding the foregoing, however, in the event of any material change in the ownership, control or management of the Advisor, the Trust may terminate this Agreement without penalty and without advance notice to the Advisor.

         20. AMENDMENTS. This Agreement shall not be changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by both parties hereto, or their respective successors or assigns, or otherwise as provided herein.

         21. ASSIGNMENT. This Agreement shall not be assigned by the Advisor without the prior consent of the Trust. The Trust may terminate this Agreement in the event of its assignment by the Advisor without the prior consent of the Trust. Such an assignment or any other assignment of this Agreement by the Advisor shall bind the assignee hereunder in the same manner as the Advisor is bound hereunder. This Agreement shall not be assignable by the Trust without the consent of the Advisor, except in the case of assignment by the Trust to a corporation, association, trust, or other organization that is a successor to the Trust. Such successor shall be bound hereunder and by the terms of said assignment in the same manner as the Trust is bound hereunder.

         22. DEFAULT, BANKRUPTCY, ETC. At the option solely of the Trustees, this Agreement shall be and become terminated immediately upon written notice of termination from the Trustees to the Advisor if any of the following events shall occur:

         (a) If the Advisor shall violate any provision of this Agreement, and after notice of such violation shall not cure such default within 30 days; or

         (b) If the Advisor shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of the Advisor or of all or substantially all of its property by reason of the





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
                 foregoing, or approving any petition filed against the Advisor for its reorganization, and such adjudication or order shall remain in force or unstayed for a period of 30 days; or

         (c) If the Advisor shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the Federal bankruptcy laws, or for relief under any law for the relief of debtors, or shall consent to the appointment of a receiver of itself or of all or substantially all its property, or shall made a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally, as they become due.

         The Advisor agrees that if any of the events specified in subsections
(b) and (c) of this Section 22 shall occur, it will give written notice thereof to the Trustees within seven days after the occurrence of such event.

         23. ACTION UPON TERMINATION. From and after the effective date of termination of this Agreement, pursuant to Sections 19, 21 or 22 hereof, the Advisor shall not be entitled to compensation for further services hereunder but shall be paid all compensation accruing to the date of termination. The Advisor shall forthwith upon such termination:

         (a) pay over to the Trust all monies collected and held for the account of the Trust pursuant to this Agreement;

         (b) deliver to the Trustees a full accounting, including a statement showing all payments collected by it and a statement of any monies held by it, covering the period following the date of the last accounting furnished to the Trustees; and

         (c) deliver to the Trustees all property and documents of the Trust then in the custody of the Advisor.

         24. MISCELLANEOUS. The Advisor shall be deemed to be in a fiduciary relationship to the shareholders of the Trust. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith, and shall not be responsible for any action of the Trustees in following or declining to follow any advise or recommendations of the Advisor. Neither the Advisor nor any of its shareholders, directors, officers, or employees shall be liable to the Trust, the Trustees, the holders of securities of the Trust or to any successor or assign of the Trust for any losses arising from the operation of the Trust if the Advisor had determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Trust and the liability or loss was not the result of negligence or misconduct by the Advisor. However, in no event will the directors, officers or employees of the Advisor be personally liable for any act or failure to act unless it was the result of such person's willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

         25. NOTICES. Any notice, report, or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report, or other communication is accepted by the party to whom it is given, and shall be given by being delivered at the following address of the parties hereto:

                The Trustees and/or the Trust:
                     Vinland Property Trust
                     One Turtle Creek Village
                     3878 Oak Lawn Avenue
                     Suite 300
                     Dallas, Texas  75219
                     Attention:  President

                The Advisor:
                     Tarragon Realty Advisors, Inc.
                     280 Park Avenue
                     East Building, 20th Floor
                     New York, New York  10017
                     Attention: Executive Vice President and Chief Financial Officer

         Either party may at any time give notice in writing to the other party of a change of its address for the purpose of this Section 25.

         26. HEADINGS. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction, or effect of this Agreement.

         27. GOVERNING LAW. This Agreement has been prepared, negotiated and executed in the State of New York. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in the State of New York.

         28. EXECUTION. This instrument is executed and made on behalf of the Trust by a Trustee of the Trust, not individually but solely as a Trustee under the Declaration of the Trust, and the obligations under this Agreement are not binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees, or agents of the Trust personally, but bind only the Trust property.

         IN WITNESS WHEREOF, VINLAND PROPERTY TRUST AND TARRAGON REALTY ADVISORS, INC., by their duly authorized officers, have signed these presents all as of the day and year first above written.

                                  VINLAND PROPERTY TRUST


                                  BY: /S/ WILLIAM S. FRIEDMAN
                                     -----------------------------------
                                      William S. Friedman
                                      President and Trustee


                                  TARRAGON REALTY ADVISORS, INC.



                                  BY: /S/ JOHN A. DOYLE
                                     -----------------------------------
                                      John A. Doyle
                                      President

                                   APPENDIX B

                          AGREEMENT AND PLAN OF MERGER
                                       OF

                          VINLAND PROPERTY CORPORATION
                           (a California corporation)

                                      AND

                        TARRAGON REALTY INVESTORS, INC.
                             (a Nevada corporation)

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of____________________, 1997, is by and between Vinland Property Corporation, a California corporation ("VPT California"), and Tarragon Realty Investors, Inc., a Nevada corporation ("TRII Nevada").

         WHEREAS, VPT California is a California corporation with its resident agent therein located at CT Corporation System, 818 West Seventh Street, Los Angeles, California 90017; and

         WHEREAS, the shares of stock that VPT California has authority to issue are 30,000,000 shares, of which 20,000,000 shares, par value $0.01 per share, are designated Common Stock (the "California Common Stock") and 10,000,000 shares, par value $0.01 per share, are designated Special Stock; and

         WHEREAS, TRII Nevada is a Nevada corporation with its registered office therein located at CT Corporation System, One East First Street, Reno, Nevada 89501; and

         WHEREAS, the total number of shares of stock which TRII Nevada has authority to issue is 30,000,000 shares, of which 20,000,000 shares, par value $0.01 per share, are designated Common Stock ("Nevada Common Stock"), and 5,000,000 shares, par value $0.01 per share, are designated Special Stock; and

         WHEREAS, the General Corporation Law of the State of Nevada permits the merger of one or more foreign corporations with one or more domestic corporations into a single corporation; and

         WHEREAS, VPT California and TRII Nevada and the respective Boards of Directors thereof deem it advisable and to the advantage, welfare, and best interests of said corporations and their respective stockholders to merge VPT California with and into TRII Nevada pursuant to the provisions of the Nevada Law upon the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. THE MERGER. Upon the terms and subject to the conditions hereof, the Merger shall be consummated in accordance with the General Corporation Law of Nevada (the "Nevada Law") and the General Corporation Law of California (the "California Law") on _________________, 1997, or as soon thereafter as is reasonably practicable. At the Effective Time (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement, the Nevada Law and the California Law, VPT California shall be merged with and into TRII Nevada (the "Merger"), the separate corporate existence of VPT California shall cease, and TRII Nevada shall continue as the surviving corporation.

         2.      EFFECTIVE TIME.  On _________________, 1997, or as soon
thereafter as is reasonably practicable, the parties hereto shall cause the Merger to be consummated by filing articles of merger with the Secretary of State of Nevada and the documents required by Section 1108 of the California Law with the Secretary of State of California, in such form as required by, and executed in accordance with, the relevant provisions of the Nevada Law and the California Law. The Merger shall become effective upon the filing of such articles of merger with the Secretary of State of Nevada (the "Effective Time").

         3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in Section 78.459 of the Nevada Law.

         4. ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of TRII Nevada, as in effect immediately prior to the Effective Time, shall remain the Articles of Incorporation of TRII Nevada as the surviving corporation until thereafter further amended as provided by law.

         5. BYLAWS. The Bylaws of TRII Nevada, as in effect immediately prior to the Effective Time, shall remain the Bylaws of TRII Nevada as the surviving corporation until thereafter amended as provided by law.

         6. DIRECTORS. The directors of TRII Nevada immediately prior to the Effective Time shall remain the directors of TRII Nevada and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and the Bylaws of TRII Nevada, or as otherwise provided by law.

         7. OFFICERS. The officers of TRII Nevada immediately prior to the Effective Time shall remain the officers of TRII Nevada and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and the Bylaws of TRII Nevada, or as otherwise provided by law.

         8. ADDITIONAL ACTIONS. If, at any time after the Effective Time, TRII Nevada shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in TRII Nevada its right, title or interest in, to or under any of the rights, properties or assets of VPT California acquired or to be acquired by TRII Nevada as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of TRII Nevada shall be authorized to execute and deliver, in the name and on behalf of VPT California, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of VPT California, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in TRII Nevada or otherwise to carry out this Agreement.

         9. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of TRII Nevada, VPT California or the holder of any of the following securities

                 (a) each of the shares of VPT California Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of VPT California Common Stock to be cancelled pursuant to Section 9(b) hereof, shall be converted into one validly issued, fully paid and nonassessable share of TRII Nevada Common stock, upon surrender of the certificate representing such share;

                 (b) each share of VPT California Common Stock held in the treasury of VPT California immediately prior to the Effective Time shall be cancelled and extinguished and no payment or other consideration shall be made with respect thereto;

                 (c) each share of TRII Nevada Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled; and

                 (d) from and after the Effective Time, holders of certificates formerly evidencing shares of VPT California Common Stock shall have rights as stockholders of TRII Nevada (and not VPT California) in accordance with applicable law.

         10. SURRENDER OF SHARES; STOCK TRANSFER BOOKS. Each holder of a certificate or certificates formerly representing any shares of VPT California Common Stock converted in the Merger pursuant to Section 9(a) shall surrender such certificate or certificates to TRII Nevada as promptly as practicable. Upon surrender by such holder to TRII Nevada of a certificate, together with such other instruments and acknowledgments as TRII Nevada may require, the holder of such certificate shall be entitled to receive in exchange therefor an equal number of shares of Nevada Common Stock represented by such certificate, and such former certificate shall forthwith be cancelled. At the Effective Time, the stock transfer books of VPT California shall be closed and there shall be no further registration of transfers of shares of VPT California Common Stock on the records of VPT California. No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of VPT California Common Stock.

         11. CERTAIN CHANGES. The Boards of Directors of TRII Nevada and VPT California may amend this Agreement at any time prior to the filing of the articles of merger with the Secretary of State of Nevada, provided that an amendment made subsequent to the adoption of the Merger by the stockholders of TRII Nevada and VPT California shall not (1) alter or change the amount of consideration to be received in exchange for or on conversion of the shares of any class or series thereof of VPT California, (2) further alter or change any term of the Articles of Incorporation of TRII Nevada, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of the shares of any class or series of TRII Nevada or VPT California.

         12. TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the filing of the articles of merger with the Secretary of State of Nevada, notwithstanding approval hereof by the stockholders of TRII Nevada or VPT California or by the Board of Directors of TRII Nevada or VPT California.

         13. TAX EFFECT. The parties hereby agree to treat the Merger for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(f) of the Internal Revenue Code, with no gain or loss recognized by TRII Nevada or its stockholders or by VPT California or its shareholders.

         14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

         15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, collectively, shall constitute one and the same instrument representing this Agreement among the parties hereto, and it shall not be necessary for the proof of this Agreement that any party produce or account for more than one such counterpart.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Merger to be executed by their respective officers as of the _____ day of ___________________, 1997.

ATTEST:                                    VINLAND PROPERTY CORPORATION



                                           By:
----------------------------------            ---------------------------------
                  Secretary                   Name:
                                                   ----------------------------
                                              Title:
                                                    ---------------------------

ATTEST:                                    TARRAGON REALTY INVESTORS, INC.



                                           By:
----------------------------------            ---------------------------------
                  Secretary                   Name:
                                                   ----------------------------
                                              Title:
                                                    ---------------------------


         The undersigned, being the President of Vinland Property Corporation, does hereby certify that (a) the holders of 100% of the outstanding stock of said corporation were entitled to vote on the foregoing Agreement and Plan of Merger, (b) the principal terms of the agreement in the form attached were approved by ________% of the outstanding shares and (c) such vote exceeded the majority vote required to approve the foregoing Agreement and Plan of Merger.


                                           -------------------------------------
                                           William S. Friedman, President
                                           VINLAND PROPERTY CORPORATION


         The undersigned, being the President of Tarragon Realty Investors, Inc., does hereby certify that the holder of all of the outstanding stock of said corporation dispensed with a meeting and vote of stockholders, and such sole stockholder consented in writing, pursuant to the provisions of Section
78.320 of the General Corporation Law of the State of Nevada, to the adoption of the foregoing Agreement and Plan of Merger.


                                           -------------------------------------
                                           William S. Friedman, President
                                           TARRAGON REALTY INVESTORS, INC.

STATE OF                  )
                          )
COUNTY OF _______________ )

         This instrument was acknowledged before me on the _________________ day of 1997 by William S. Friedman, President of Vinland Property Corporation.


                                  ----------------------------------------------
                                  Notary Public in and for said County and State


STATE OF                  )
                          )
COUNTY OF _______________ )

         This instrument was acknowledged before me on the _________________ day of 1997 by William S. Friedman, President of Tarragon Realty Investors, Inc.


                                  ----------------------------------------------
                                  Notary Public in and for said County and State

           FILED                            ARTICLES OF INCORPORATION
    IN THE OFFICE OF THE
 SECRETARY OF STATE OF THE                             OF
      STATE OF NEVADA
       APRIL 02, 1997                    TARRAGON REALTY INVESTORS, INC.
          C7046-97


         I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of Chapter 78 of the Nevada Revised Statutes (the "NRS"), do hereby certify as follows:

         FIRST: The name of the Corporation is Tarragon Realty Investors, Inc. (hereinafter the "Corporation").

         SECOND: The address of the principal office of the Corporation in the State of Nevada is c/o CT Corporation System, One East First Street, County of Washoe, Reno, Nevada 89501. The name of the registered agent of the Corporation at such address is CT Corporation System.

         THIRD: The Corporation may engage in any lawful activity.

         FOURTH: A.        The total number of shares of all classes which the
Corporation shall have authority to issue is 30,000,000 shares, of which 20,000,000 shares, par value $0.01 per share, shall be of a class designated "Common Stock" and 10,000,000 shares, par value $0.01 per share, shall be of a class designated "Special Stock".

                 B.1. The Board of Directors of the Corporation (the "Board of Directors") is authorized, subject to applicable law and the provisions of this Article FOURTH, to provide for the issuance from time to time in one or more series of any number of shares of Special Stock, and, by filing a certificate pursuant to the NRS, to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                          (a) the distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

                          (b) the dividend rate or rates on the shares of such series and the preferences, if any, over any other series (or of any other series over such series) with respect to dividends, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

                          (c) the voting powers, full or limited, if any, of shares of such series, and under what conditions, if any, the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a class for the election of one or more directors of the Corporation in case of dividend arrearages or other specified events or upon other matters;

                          (d) whether the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions, the time or times when, the price or prices at which and the manner in which such shares shall be redeemable including, but not limited to, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;

                          (e) the rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates;

                          (f) whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series, including, but not limited to, the price or prices at which the shares may be purchased or redeemed, or to other corporate purposes and the terms and provisions relative to the operation thereof;

                          (g) whether the shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, or of any other series of the same class, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

                          (h) whether the issuance of additional shares of Special Stock shall be subject to restrictions as to issuance, or as to the powers, preferences or other rights of any other series;

                          (i) the right of the shares of such series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding stock of the Corporation; and

                          (j) any other preferences, privileges and powers, and relative participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with applicable law or the provisions of these Articles of Incorporation, as amended from time to time.

                 2. Shares of Special Stock which have been issued and reacquired in any manner by the Corporation (excluding until the Corporation elects to retire them, shares which are held as treasury shares, but including shares redeemed, shares purchased and retired and shares which have been converted into shares of Common Stock) shall have the status of authorized but unissued shares of Special Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as a part of another series of Special Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Special Stock.

                 3. Except as otherwise provided by the resolution or resolutions providing for the issuance of any series of Special Stock, after payment shall have been made to the holders of Special Stock of the full amount of dividends to which they shall be entitled pursuant to the resolution or resolutions providing for the issuance of any series of Special Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Special Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

                 4. Except as otherwise provided by the resolution or resolutions providing for the issuance of any series of Special Stock in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of Special Stock of the full amounts to which they shall be entitled pursuant to such resolution or resolutions, the holders of Common Stock shall be entitled, to the exclusion of the holders of Special Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

                 5. The holders of Special Stock shall not have any preemptive rights except to the extent such rights shall be specifically provided for in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors.

         C. Except as otherwise specifically required by law or as specifically provided in any resolution of the Board of Directors providing for the issuance of any particular series of Special Stock, the exclusive voting power of the Corporation shall be vested in the Common Stock of the Corporation. Except as otherwise provided in these Articles of Incorporation, each share of Common Stock shall entitle the holder thereof to one vote at all meetings of the stockholders of the Corporation.

         D. The capital stock of the Corporation, after the amount of the subscription price has been paid in money, property or services as the Board of Directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid up shall ever be assessable or assessed, and these Articles of Incorporation shall not be amended in this particular.

         FIFTH: The name and address of the incorporator is as follows:

                       Name                                 Address
                       ----                                 -------
                 William S. Friedman                280 Park Avenue
                                                    East Building, 20th Floor
                                                    New York, New York 10017

         SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall consist of not fewer than three (3), nor more than fifteen (15), directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. Initially, the number of directors of the Corporation shall be four (4), and their names shall be as follows:

                                  Chester Beck
                                Willie K. Davis
                              William S. Friedman
                                Michael E. Smith

Each of the above directors can be reached c/o the Corporation at 280 Park Avenue, East Building, 20th Floor, New York, New York 10017. Such directors are hereby elected for a term to expire at the first annual meeting of stockholders. At each succeeding annual meeting of stockholders beginning with the first, successors to directors shall be elected. A director shall hold office until the annual meeting for the year in which such director's term expires and until such director's successor shall be elected, subject, however, to prior death, resignation, retirement or removal from office. Except as provided by applicable law, any vacancy in the Board of Directors shall be filled by a majority of the directors then in office or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director's predecessor.

         Whenever the holders of any one or more series of Special Stock issued by the Corporation shall have the right, voting separately or by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article FOURTH applicable thereto.

         SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend, change or repeal the Bylaws of the Corporation. The stockholders of the Corporation may not make, adopt, alter, amend, change or repeal the Bylaws of the Corporation except upon the affirmative vote of not less than seventy-five percent (75%) of the outstanding stock of the Corporation entitled to vote thereon; provided, however, that the power of the stockholders to make, adopt, alter, amend, change or repeal the Bylaws of the Corporation is further subject to the provisions of Article TENTH of these Articles of Incorporation. In addition to the powers and authority expressly conferred upon them herein or by statute, the directors of the Corporation are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to applicable provisions of the statutes of Nevada, these Articles of Incorporation and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders or otherwise shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

         EIGHTH: Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation to the contrary, any action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without such a meeting, without prior notice and without a vote if consents in writing shall have been signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or to take action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that prompt notice of the taking of the action without a meeting shall be given to those stockholders of the Corporation who have not consented in writing. Subject to the rights of the holders of any series of Special Stock, special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board or the President of the Corporation and not by any other person or persons.

         NINTH: A.        A director of the Corporation shall not be personally
liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except that this part A of Article NINTH shall not eliminate or limit a director's liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of NRS 78.300. If the NRS is amended after the date these Articles of Incorporation became effective under the NRS to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

         Any repeal or modification of this part A of Article NINTH shall not increase the personal liability of any director of the Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         The provisions of this part A of Article NINTH shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this part A of Article NINTH.

         B. The Corporation shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) and shall advance expenses, to the fullest extent authorized or permitted by law (as now or hereinafter in effect), to any person made or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or by reason of the fact that such person, at the request of the

Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment to or repeal of this part B of Article NINTH shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

         C. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the NRS. The Board of Directors, without the approval of the stockholders of the Corporation, may also create a trust fund, grant a security interest or use other means (including, but not limited to, letters of credit, surety bonds or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

         TENTH: A.        The Corporation expressly elects not to be governed
by the Nevada "Combinations with Interested Stockholders" statutes contained in NRS 78.411 to 78.444 and the Nevada "Acquisition of Controlling Interest" statutes contained in NRS 78.378 to 78.3793.

         B. In addition to any affirmative vote required by law, these Articles of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in part C of this Article TENTH, a "Business Combination" (as hereinafter defined) with, or proposed by or on behalf of, any "Interested Stockholder" (as hereinafter defined) or any "Affiliate" or "Associate" (as such terms are hereinafter defined) of any Interested Stockholder or any "Person" (as hereinafter defined) who thereafter would be an Affiliate or Associate of an Interested Stockholder shall require the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the votes entitled to be cast by the holders of all the shares of "Voting Stock" (as hereinafter defined) then outstanding, voting together as a single class, excluding Voting Stock "Beneficially Owned" (as hereinafter defined) by such Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by applicable law or in any agreement with any national securities exchange or otherwise.

         C. The provisions of part B of this Article TENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by applicable law or by any other provision of these Articles of Incorporation or the Bylaws of the Corporation, or any agreement with any national securities exchange, if such Business Combination shall have been approved, either specifically or as a transaction which is within an approved category of transactions, by a majority of the Board of Directors or, in the case of such a Business Combination involving any Person that is an Affiliate of the Corporation, by a majority of the Board of Directors including a majority of the members of the Board of Directors who at the time are neither officers or employees of the Corporation nor directors, officers or employees of any Advisor (as defined in Article THIRTEENTH), prior to the "Acquisition Date" (as hereinafter defined) with respect to any Person involved in such Business Combination.

         D. The following definitions shall apply with respect to this Article TENTH and, when noted therein, to Articles TWELFTH, FOURTEENTH and
SEVENTEENTH:

                 1. The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date these Articles of Incorporation became effective under the NRS (the term "registrant" in such Rule meaning in this case the Corporation).

                 2. The term "Acquisition Date," with respect to any Person, shall mean the date on which such Person becomes the Beneficial Owner of Voting Stock representing twenty percent (20%) or more of the votes entitled to be cast by the holders of all the shares of Voting Stock then outstanding.

                 3. A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "Beneficially Own," shares of Capital Stock:

                          (a) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the sole or shared right to vote or dispose of or has beneficial ownership of (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act or pursuant to any successor provision including, but not limited to, pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security under this clause (a) as a result of an agreement, arrangement or understanding to vote such security that both (i) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the rules and regulations under the Exchange Act and (ii) is not reportable by such person on Schedule 13D under the Exchange Act (or any comparable or successor report or schedule) without giving effect to any applicable waiting period: or

                          (b) which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause [a] above) or disposing of any shares of Capital Stock; provided, however, that (i) no director or officer of the Corporation (nor any Affiliate or Associate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed the Beneficial Owner of or to Beneficially Own any shares of Capital Stock that are Beneficially Owned by any other such director or officer; and (ii) no Person shall be deemed the Beneficial Owner of or to Beneficially Own any shares of Voting Stock held in any voting trust, any employee stock ownership plan or any similar plan or trust if such Person does not possess the right to vote, to direct the voting of or to be consulted with respect to the voting of such shares.

                 4.       The term "Business Combination" shall mean:

                          (a)     any merger or consolidation of the
                 Corporation or any Subsidiary (as hereinafter defined) with
                 (i) any Interested Stockholder or (ii) any other company (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder;

                          (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving the Corporation or any Subsidiary and any assets, securities or commitments of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder that (except for any arrangement, whether as employee, consultant or otherwise, other than as a director, pursuant to which any Interested Stockholder or any Affiliate or Associate thereof shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the Corporation, with respect to which arrangements the value tests set forth below shall not apply), together with all other such arrangements (including all contemplated future events), has an aggregate fair market value or involves aggregate commitments of $5,000,000 or more or constitutes more than five percent (5%) of the book value of the total assets (in the case of transactions involving assets or commitments other than shares of Capital Stock) or five percent (5%) of the stockholders' equity (in the case of transactions in shares of Capital Stock) of the entity in question (a "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the Corporation would be required to approve or authorize the Business Combination involving the assets, securities or commitments constituting any Substantial Part;

                          (c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation;

                          (d) any reclassification of securities of the Corporation (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is Beneficially Owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                          (e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) through (d).

                 5. The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article FOURTH of these Articles of Incorporation, and, with respect to any particular Business Combination, the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally or which by its terms may be voted on such Business Combination.

                 6. The term "Interested Stockholder" shall mean any Person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity and other than Vinland Property Trust, a California business trust, or any successor thereof, which remains the record owner of all the outstanding shares of Common Stock) who (a) is or has announced or publicly disclosed a plan or intention to become the Beneficial Owner of Common Stock representing twenty percent (20%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock or
         (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner of Common Stock representing twenty percent (20%) or more of the votes entitled to be cast by the holders of all shares of Common Stock then outstanding.

                 7. The term "Person" shall mean any individual, firm, corporation, partnership or other entity and shall include any group comprised of any Person and any other Person with whom such Person or any Affiliate or Associate of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of shares of Capital Stock.

                 8. The term "Subsidiary" means any entity of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in sub-part 6 of this part D, the term Subsidiary shall mean only a company of which a majority of each class of equity securities is Beneficially Owned by the Corporation.

                 E. 1.    A majority of the Board of Directors shall have the
         power to determine all questions arising under this Article TENTH, including, without limitation, (a) whether a Person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities Beneficially Owned by any Person, (c) whether a Person is an Affiliate or Associate of another, (d) whether a Business Combination is with, or proposed by, or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder,
         (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate fair market value of $5,000,000 or more or constitutes more than five percent (5%) of the book value of the total assets or five percent (5%) of the stockholders' equity of the entity in question, (f) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part, (g) the date on which an Interested Stockholder became an Interested Stockholder, (h) the occurrence and time of any Acquisition Date and (i) any other matter relating to the applicability or effect of this Article TENTH. Any such determination shall be binding and conclusive on all parties.

                 2. The Board of Directors shall have the right to demand that any Person who it believes is or may be an Interested Stockholder (or who holds of record shares of Capital Stock that are Beneficially Owned by any Person that the Board of Directors believes is or may be an Interested Stockholder) supply the Corporation with complete information as to (a) the record holders of all shares of Capital Stock that are Beneficially Owned by such Person, (b) the number of shares of each class or series of Capital Stock that are Beneficially Owned by such Person and held of record by each such record holder and the numbers of the stock certificates evidencing such shares and (c) any other matter relating to the applicability or effect of this Article TENTH as the Board of Directors may reasonably request. Each such Person shall furnish such information within ten (10) days after the receipt of such demand.

         F. Nothing contained in this Article TENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law or to be in derogation of any action, past or future, which has been or may be taken by the Board of Directors or the stockholders with respect to the subject matter contained herein.

         G. For the purposes of this Article TENTH, a Business Combination is presumed to have been proposed by, or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a Person who thereafter would become such if such Interested Stockholder, Affiliate, Associate or Person votes or consents to the adoption of any such Business Combination, unless as to such Interested Stockholder, Affiliate, Associate or Person a majority of the Board of Directors makes a determination that such Business Combination is not proposed by or on behalf of such Interested Stockholder, Affiliate, Associate or Person.

         ELEVENTH: Any director of the Corporation may be removed from office at any time by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power.

         TWELFTH: The Board of Directors, when evaluating any (a) tender offer or invitation for tenders, or proposal to make a tender offer or request or invitation for tenders, by another party, for any equity security of the Corporation or (b) proposal or offer by another party to (i) merge or consolidate the Corporation or any Subsidiary (as defined in part C of Article TENTH) with another corporation, (ii) purchase or otherwise acquire all or a substantial portion of the properties or assets of the Corporation or any Subsidiary, or sell or otherwise dispose of to the Corporation or any Subsidiary all or a substantial portion of the properties or assets of such other party or (iii) liquidate, dissolve, reclassify the securities of, declare an extraordinary dividend of, recapitalize or reorganize the Corporation, shall take into account all factors which the Board of Directors deems relevant including, without limitation, to the extent so deemed relevant, the continuing status of the Corporation as a "real estate investment trust," as defined in
Section 856 of the Internal Revenue Code of 1986, as amended, the





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potential impact on creditors, partners, joint venturers and other constituents of the Corporation and the communities in which the Corporation's offices, other establishments or investments are located.

         THIRTEENTH: Subject to Article FOURTEENTH and applicable law, the Board of Directors may authorize the Corporation to enter into and perform one or more agreements with any person whereby, subject to the supervision and control of the Board of Directors, any such person shall render or make available to the Corporation managerial, investment, advisory or related services, office space and other services and facilities, including, if deemed advisable by the Board of Directors, the management or supervision of the investments or the day-to-day operations of the Corporation (any such person being referred to herein as an "Advisor"), upon such terms and conditions as may be provided in such agreement or agreements including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation.

         FOURTEENTH: The Corporation shall not, directly or indirectly, contract or engage in any transaction with (a) any director, officer or employee of the Corporation, (b) any director, officer or employee of any Advisor, (c) any Advisor or (d) any Affiliate or Associate (as such terms are defined in part D of Article TENTH) of the Corporation or of any person identified in the foregoing clauses (a) through (c) unless the material facts as to the relationship among or financial interest of the relevant individuals or persons and as to the contract or transaction are disclosed or are known to the Board of Directors or committee thereof, as the case may be, and the Board of Directors or committee thereof, as the case may be, determines that such contract or transaction is fair as to the Corporation and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of independent directors (as hereinafter defined) entitled to vote thereon. For purposes of this Article FOURTEENTH, a director of the Corporation shall be deemed "independent" if such director is neither an officer nor employee of the Corporation nor a director, officer or employee of any Advisor.

         FIFTEENTH: Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the NRS) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

         SIXTEENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Nevada may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of NRS 78.635 or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of NRS 78.600 order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         SEVENTEENTH: A. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation, any agreement with any national securities exchange or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock (as defined in part D of Article TENTH) required by any other provision of these Articles of Incorporation, any agreement with any national securities exchange or any provision of law, the affirmative vote of the holders of record of shares of Voting Stock representing at least seventy-five percent (75%) of the votes cast by such holders voting thereon shall be required to alter, amend or repeal Article SIXTH, Article SEVENTH, Article EIGHTH, Article TENTH, Article ELEVENTH, Article TWELFTH or





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this Article SEVENTEENTH or to adopt any provision inconsistent therewith;
provided, however, that this part A shall not apply to, and such seventy-five percent (75%) vote shall not be required for, any alteration, amendment, repeal or adoption recommended by more than fifty percent (50%) of the entire Board of Directors.

         B. Except as provided in part D of Article FOURTH the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or any amendment hereof, in the manner now or hereafter prescribed by the laws of the State of Nevada and these Articles of Incorporation, and all rights and powers conferred herein on stockholders, directors and officers are subject to such reservation.

         If any provision of these Articles of Incorporation is determined to be invalid, void, illegal or unenforceable, the remaining provisions of these Articles of Incorporation shall continue to be valid and enforceable and shall in no way be affected, impaired or invalidated.

         IN WITNESS WHEREOF, I have executed these Articles of Incorporation this 3rd day of March, 1997.


                                          /s/ William S. Friedman
                                          ---------------------------------
                                          William S. Friedman, Incorporator

THE STATE OF NEW YORK     )
                          )
COUNTY OF NEW YORK        )

         The foregoing instrument was acknowledged before me on March 3, 1997 by William S. Friedman as incorporator of Tarragon Realty Investors, Inc.


                                          /s/ Lawrence S. Hartman
                                          Notary Public, State of New York
                                          No. 02HA5062161
                                          Qualified Kings County
                                          Commission expires June 24, 1998

                                   APPENDIX D

                                   BYLAWS OF
                        TARRAGON REALTY INVESTORS, INC.
                           (AS ADOPTED APRIL 3, 1997)

                                   ARTICLE I

                                    OFFICES

         SECTION 1.1 REGISTERED OFFICE IN NEVADA. The registered office of Tarragon Realty Investors, Inc. (the "Corporation") in the State of Nevada shall be in the City of Carson City, or such other place as the Board of Directors may from time to time authorize by resolution.

         SECTION 1.2 PRINCIPAL OFFICE. The principal office for the transaction of the business of the Corporation is located at 3100 Monticello Avenue, Suite 200, Dallas, Texas 75205. The Board of Directors of the Corporation (the "Board of Directors") is hereby granted full power and authority to change the location of the principal office.

         SECTION 1.3 OTHER OFFICES. The Corporation may also have offices at such other places inside or outside the State of Nevada as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

         SECTION 2.1 ANNUAL MEETINGS. Annual meetings of stockholders shall be held within the first eight months of each calendar year, or as soon as practicable thereafter, commencing with the calendar year 1998.

         SECTION 2.2 SPECIAL MEETINGS. Special meetings of the stockholders of the Corporation may be called by resolution of the Board of Directors, or the Chief Executive Officer, or the Chairman of the Board, or the President.

         SECTION 2.3 TIME AND PLACE OF MEETINGS. Each meeting of stockholders shall be held at such place within the United States, and at such hour on such date, as shall be designated by the Board of Directors and stated in the notice of meeting delivered pursuant to Section 2.4.

         SECTION 2.4 NOTICE OF MEETINGS. Except as otherwise provided by law, written or printed notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of such meeting to each stockholder entitled to vote at such meeting or, in the event that the stockholders are to vote upon any proposal to merge or consolidate the Corporation or to sell, lease or exchange all or substantially all of its property and assets, not less than 20 nor more than 60 days before the date of such meeting. Such notice shall be delivered either personally or by mail or at the direction of the Chairman of the Board, the President or the Secretary. Each notice of meeting shall state the place, date and hour of the meeting.

         SECTION 2.5 NATURE OF BUSINESS. At any meeting of stockholders, only such business shall be conducted as shall have been brought before such meeting by or at the direction of the Board of Directors, the Chief Executive Officer, or the Chairman of the Board, or the President, as applicable, or by any stockholder who complies with the procedures set forth in this Section 2.5. Except as otherwise provided by Section 3.6 of these Bylaws or by law, the only business which shall be conducted at any meeting of stockholders shall (i)(a) have been specified in the written notice of meeting (or any supplement thereto) given as provided in Section 2.4, (ii) be brought before the meeting at the direction of the Board of Directors or the chairman of the meeting or
(iii) have been specified in a written notice (a "Stockholder Meeting Notice") given to the Corporation, in accordance with all of the following requirements, by or on behalf of any stockholder who shall have been a stockholder of record on the record date for such meeting and who shall continue to be entitled to vote at such meeting. Each Stockholder Meeting Notice must be delivered personally to, or be mailed to and received by, the Secretary at the principal office of the Corporation not less than 35 days nor more than 60 days prior to such meeting; provided, however, that in the event that less than 45 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Each Stockholder Meeting Notice shall set forth (a) a description of each item of business proposed to be brought before the meeting, (b) the name and address of the stockholder proposing to bring such item of business before the meeting, (c) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such Stockholder Meeting Notice, and (d) all other information which would be required to be included in a proxy statement filed with the Securities and Exchange Commission (the "Commission") if, with respect to any such item of business, such stockholder here a participant in a solicitation subject to Section 14 of the Securities Exchange Act of 1934. No business shall be brought before any meeting of stockholders otherwise than as provided in this Section 2.5 or in Section 3.6. When a meeting is adjourned to another time or place, notice of the adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days, or unless after the adjournment a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. At the adjourned meeting, any business may be transacted that might have been transacted at the original meeting.

         SECTION 2.6 QUORUM. Subject to the provisions of the Articles of Incorporation of the Corporation (the "Articles) and any applicable statute, the presence in person or by proxy of holders of a majority of the outstanding shares of the Corporation's voting stock shall constitute a quorum.

         SECTION 2.7 VOTING. Subject to the provisions of the Articles and any applicable statute, a majority of the votes cast at a meeting of stockholders, duly called and at which a quorum is present, shall be sufficient to take or authorize action upon any matter which may properly come before the meeting, unless more than a majority of the votes cast is required by law or by the Articles. Subject to the Articles and any applicable statute, each stockholder of record shall be entitled to one vote for each share registered in such stockholder's name as of the record date determined pursuant to Section
6.5 below or applicable law. A stockholder entitled to vote may do so either in person or by proxy executed in writing by such stockholder or by such stockholder's duly authorized attorney-in-fact. No proxy shall be valid after eleven months from its date, unless otherwise provided in the proxy. At all meetings of stockholders, unless the voting is conducted by inspectors, all questions relating to the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided by the chairman of the meeting.

         SECTION 2.8 ORGANIZATION AND ORDER OF BUSINESS. At each meeting of stockholders, the Chairman of the Board or, if the Chairman of the Board is absent or unable to act, the Chief Executive Officer or, if the Chief Executive Officer is also absent or unable to act, the President or, in the absence or inability to act of all of the Chairman of the Board, the Chief Executive Officer and the President, the Treasurer shall act as chairman of the meeting. The Secretary or, if the Secretary is absent or unable to act, any other person appointed by the chairman of the meeting shall act as secretary of the meeting and keep the minutes thereof. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.

         SECTION 2.9 INSPECTORS OF ELECTION. The Board of Directors may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If the inspectors shall not be so appointed or if any of them shall fail to appear or act, the chairman of the meeting may, and on the request of any stockholder entitled to vote at such meeting shall, appoint inspectors. The number of inspectors shall be either one or three. The inspectors shall determine the number of shares represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting or any stockholder entitled to vote at such meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as inspector of an election of directors. Inspectors need not be stockholders.

         SECTION 2.10 ACTION WITHOUT MEETING. Except as otherwise provided by statute or the Articles, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth such action, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted, and such consent and waiver shall be delivered to the registered office of the Corporation in the State of Nevada, its principal office or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Every consent or waiver shall bear the date of signature of each stockholder who signs such consent or waiver.

                                  ARTICLE III

                               BOARD OF DIRECTORS

         SECTION 3.1      NUMBER, ELECTION AND TERM OF DIRECTORS.  The
Board of Directors shall consist of not fewer than 3 nor more than 15 directors. Subject to the foregoing limits, the Board of Directors may increase or decrease the number of directors from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors; provided, however, that the tenure of office of an incumbent director shall not be affected by any such increase or decrease. Initially, the names of the directors shall be as specified in the Articles. A director shall hold office until the annual meeting of stockholders for the year in which such director's term expires and until such director's successor shall be elected, subject, however, to prior death, resignation, retirement or removal from office in accordance with the Articles and these Bylaws. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director's predecessor.
Notwithstanding the foregoing, whenever the holder of any one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election and term of office of such directorships shall be governed by the terms of the Articles. Directors need not be stockholders.

         SECTION 3.2      POWERS. The business and affairs of the
Corporation shall be managed in accordance with the Articles by its Board of Directors, which may exercise all of the powers of the Corporation, except such as are by law, the Articles or these Bylaws conferred upon or reserved to the stockholders. As provided in the Articles, the Board of Directors may delegate certain duties, including the duty of management of the Corporation's day-to-day operations or investments, to one or more persons.

         SECTION 3.3 VACANCIES. Except as provided by applicable law, any vacancy in the Board of Directors shall be filled by a majority of the directors then in office or by a sole remaining director.

         SECTION 3.4 RESIGNATION OF DIRECTORS. Any director or member of a committee may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified, at the time of receipt thereof by the Chairman of the Board, the President or the Secretary. The acceptance of a resignation, unless otherwise stated therein, shall not be necessary to make it effective.

         SECTION 3.5 REMOVAL OF DIRECTORS. Any director of the Corporation may be removed from office at any time by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power.

         SECTION 3.6 NOMINATION OF DIRECTORS. Except as otherwise fixed pursuant to Article FOURTH of the Articles relating to the rights of the holders of any one or more classes or series of Preferred Stock, acting separately by class or series, to elect, under specified circumstances, directors at a meeting of stockholders, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been delivered personally to, or been mailed to and received by the Secretary at, the principal office of the Corporation not less than 35 days nor more than 60 days prior to the meeting; provided, however, that, in the event that less than 45 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Each such notice shall set forth (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated,
(ii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder, (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission and (vi) the consent of each nominee to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

         SECTION 3.7      COMMITTEES.  The Board of Directors shall appoint

from among its members an Audit Committee and may appoint other committees, each to be composed of three or more directors. None of the members of the Audit Committee shall be employees of the Corporation or any Advisor (as defined in Article THIRTEENTH of the Articles). Subject to any provisions of the Articles calling for action by the entire Board of Directors, the Board of Directors may delegate to any committee any of the powers of the Board of Directors except the power to determine the number of directors constituting the Board of Directors, to fill vacancies in the Board of Directors, to take any action pursuant to Articles TENTH and SEVENTEENTH of the Articles, to declare dividends or distributions on stock, to recommend to the stockholders any action which requires stockholder approval, to amend the Bylaws, to approve any merger or share exchange which does not require stockholder approval and to issue stock. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. One-third, but not less than two, of the members of any committee shall be present in person or by telephone at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting, and the act of a majority present shall be the act of such committee. The Board of Directors may designate a chairman of any committee and such chairman or any two members of any committee may fix the time and place of its meetings, unless the Board of Directors shall otherwise provide. In the absence or disqualification of any member of any such committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of the absent or disqualified member. The committees shall keep minutes of their proceedings and shall report the same to the Board of Directors at the meeting next succeeding, and any action by the committees shall be subject to revision and alteration by the Board of Directors, provided that no rights of third persons shall be affected by any such revision or alteration. The Board of Directors shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member or to dissolve any such committee.

         SECTION 3.8 MEETINGS. The first meeting of each newly elected Board of Directors shall he held as soon as practicable after each annual meeting of stockholders. The meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver as provided in Section 4.1 except that no notice or waiver shall be necessary if such meeting is held immediately after the adjournment, and at the site, of the annual meeting of stockholders. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be designated by the Board of Directors. Special meetings of the Board of Directors may be called at any time by two or more directors, or in writing by a majority of the members of the Executive Committee, if one is constituted, or by the Chairman of the Board or the President. Special meetings may be held at such place or places inside or outside the State of Nevada as may be designated from time to time by the Board of Directors; in the absence of such designation, such meetings shall be held at such places as may be designated in the notice of meeting. Notice of the place and time of every special meeting of the Board of Directors shall be delivered by the Secretary to each director either personally or by telephone, facsimile, telegram or telegraph, or by leaving the same at his residence or usual place of business at least twenty-four hours before the time at which such meeting is to be held, or by first-class mail, at least four days before the day on which such meeting is to be held. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the director at his post office address as it appears on the records of the Corporation, with postage thereon prepaid.

         SECTION 3.9        QUORUM AND VOTING.  At any meeting of the
Board, a majority of directors shall constitute a quorum for the transaction of business and the action of a majority of the directors present at any meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by law, the Articles or these Bylaws. If a quorum shall not be present at any meeting of directors, the directors present at such meeting may, by a majority vote, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

         SECTION 3.10 ORGANIZATION. At each meeting of the Board of Directors, the Chairman of the Board or, if the Chairman of the Board is absent or unable to act, the President or, in the absence or inability to act of both the Chairman of the board and the President, another director chosen by a majority of the directors present shall act as chairman of and preside at the meeting. The Secretary or, if the Secretary is absent or unable to act, any person appointed by the chairman of the meeting shall act as secretary of the meeting and keep the minutes thereof.

         SECTION 3.11 MEETING BY CONFERENCE TELEPHONE. Members of the Board of Directors may participate in a meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.

         SECTION 3.12 ELECTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if a written consent to such action is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

         SECTION 3.13 COMPENSATION OF DIRECTORS. Directors, as such, shall not receive any stated salary for their services. Directors deemed "independent" pursuant to the terms of Article FOURTEENTH of the Articles shall receive compensation of (i) $6,000 per year plus expenses for serving on the Board of Directors, (ii)$3,000 per year for each committee of the Board of Trustees on which he serves, (iii) $2,500 per year for each committee chairmanship and (iv) up to $1,000 per day for any special services rendered by such director to the Corporation outside of ordinary duties as director, plus reimbursement for expenses. The Chairman of the Board shall receive additional compensation of $1,000 per year. By resolution, the Board of Directors may change or eliminate such compensation or eliminate reimbursement for expenses. Nothing contained herein shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

                                   ARTICLE IV

                               WAIVERS OF NOTICE

         SECTION 4.1 WAIVERS OF NOTICE. Notice of the time, place or purpose of any meeting of stockholders, directors or committee required to be given under law or under the provisions of the Articles or these Bylaws need not be given to a person who shall have signed a written waiver, whether before or after the relevant meeting, or who shall attend such meeting in person (or, in the case of a meeting of stockholders, in person or by proxy). All such waivers shall be filed with the records of the relevant meeting.

                                   ARTICLE V

                                    OFFICERS

         SECTION 5.1 OFFICERS. The executive officers of the Corporation shall be chosen by the Board of Directors and shall consist of a President, one or more Vice Presidents, a Secretary and a Treasurer. The Board of Directors may from time to time choose other officers or agents of the Corporation, including in its discretion a Chairman of the Board and/or one or more Assistant Secretaries or Assistant Treasurers. The directors shall determine whether the Chairman of the Board, the Vice Chairman of the Board or the President shall be the Chief Executive Officer. Two or more offices, except those of (i) President and Vice President, (ii) Secretary and Assistant Secretary and (iii) Treasurer and Assistant Treasurer, may be held by the same person, but no officer shall execute, acknowledge or verify an instrument in more than one capacity if such instrument is required by law, the Articles or these Bylaws to be executed, acknowledged or verified by two or more officers. No officer or agent of the Corporation need be a shareholder, a director or a resident of the State of Nevada.

         SECTION 5.2 COMPENSATION. The salaries of all officers and agents of the Corporation shall be fixed from time to time by the Board of Directors.

         SECTION 5.3 TERM; REMOVAL; RESIGNATION. An officer of the Corporation shall hold office until the first meeting of the Board of Directors to occur after the next succeeding annual meeting of stockholders and until such officer's successor is chosen and qualifies, subject, however, to prior death, resignation, retirement or removal from office in accordance with these Bylaws. Any officer or agent may be removed by the Board of Directors whenever, in its judgment, the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Any officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no such time is specified, at the time of receipt thereof by the Chairman of the Board, the President or the Secretary. The acceptance of a resignation, unless otherwise stated therein, shall not be necessary to make it effective. If any office becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

         SECTION 5.4 CHAIRMAN OF THE BOARD; PRESIDENT; VICE CHAIRMAN OF THE BOARD; CHIEF EXECUTIVE OFFICER. The Chairman of the Board, if any, and Vice Chairman of the Board, if any, shall each have and perform such duties as from time to time may be assigned to him by the Board of Directors. The Chief Executive officer shall, unless otherwise provided by the directors, preside at all meetings of the Board of Directors and of the shareholders. He shall exercise the powers and perform the duties usual to a chief executive officer and, subject to the control of the Board of Directors, shall have general management and control of the affairs, finances and the business of the Corporation; he shall appoint and discharge employees and agents of the Corporation; and he shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall have the general power to execute bonds, deeds, contracts, conveyances and other instruments in the name of the Corporation and to affix the Corporate Seal, to appoint all employees and agents of the Corporation whose appointment is not otherwise provided for and to fix their compensation subject to the provisions of these

Bylaws and subject to the approval of the Board of Directors, to remove or suspend any employee or agent who shall not have been appointed by the Board of Directors and to suspend for cause, pending final action by the Board of Directors, any employee or agent who shall have been appointed by the Board of Directors and he shall exercise and perform such other powers and duties as are specified in these Bylaws and as may from time to time be prescribed by the Board of Directors. In the case where the President is not the Chief Executive Officer, the President, subject to the control of the Chief Executive Officer, shall have and perform such duties as from time to time may be assigned to him by the Board of Directors and shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.

         SECTION 5.5 VICE PRESIDENT. The Vice President, if one shall be elected, or, if there shall he more than one, the Vice Presidents in the order specified by the Board of Directors shall in the absence or disability of the President perform the duties and exercise the powers of the President, and shall exercise and perform such other powers and duties as are specified in these Bylaws and as may from time to time be prescribed by the Board of Directors.

         SECTION 5.6 SECRETARY. The Secretary shall keep a minute book of all meetings of stockholders and of the Board of Directors. The Secretary shall keep in safe custody the Corporate Seal and, when authorized by the Board of Directors, affix the same to any instrument requiring it and shall exercise and perform such other powers and duties as are specified in these Bylaws and as may from time to time be prescribed by the Board of Directors.

         SECTION 5.7 TREASURER. The Treasurer shall have the custody of corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Treasurer. The Treasurer shall disburse the funds of the Corporation as ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors at its regular meetings, or when the Board of Directors so requires, an account of all transactions and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of that office and for the restoration to the Corporation, in case of the death, resignation, retirement or removal of the Treasurer from office, of all books, papers, vouchers, money and other property of whatever kind in the possession or under the control of the Treasurer and belonging to the Corporation. The Treasurer shall exercise and perform such other powers and duties as are specified in these Bylaws and as may from time to time be prescribed by the Board of Directors.

         SECTION 5.8 DELEGATION OF DUTIES. In the case of the absence of any officer of the Corporation, or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may confer for the time being the powers or duties, or any of them, of such officer upon any director.

         SECTION 5.9 INDEMNIFICATION. Each officer, director or employee of the Corporation shall be indemnified by the Corporation to the full extent permitted under Chapter 78 of the Nevada Revised Statutes and other applicable law.

                                   ARTICLE VI

                             CERTIFICATES OF STOCK

         SECTION 6.1 CERTIFICATES. Records shall be kept by or on behalf of the Corporation which shall contain the names and addresses of stockholders, the number and class





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of shares held by them respectively and the number of certificates, if any, representing the shares, and in which there shall be recorded all transfers of shares. Each stockholder shall be entitled to a certificate or certificates which shall certify the number and class of shares owned by such stockholder in the corporation. Each certificate shall be signed by the Chairman of the Board, the President or a Vice President and countersigned by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer and may be sealed with the Corporate Seal; provided, however, that such signatures may be either manual or facsimile signatures and the Corporate Seal may be either a facsimile or any other form of Corporate Seal. In case any officer who has signed any certificate ceases to hold the office in question before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as if the officer had not ceased to hold such office as of the date of its issue. Each stock certificate shall include on its face the name of the Corporation, the name of the stockholder and the class of stock and number of shares represented by the certificate. If the Corporation has authority to issue stock of more than one class, each stock certificate shall contain on its face or back a full statement or summary of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class of which the Corporation is authorized to issue and, if the Corporation is authorized to issue any preferred or special class in series, the differences in the relative rights and preferences between the shares of each series to the extent they have been set and the authority of the Board of Directors to set the relative rights and preferences of subsequent series. In lieu of such full statement or summary, there may be set forth upon the face or back of the certificate a statement that the Corporation will furnish to any stockholder upon request and without charge a full statement of such information. A summary of such information included in a registration statement permitted to become effective under the federal Securities Act of 1933, as now or hereafter amended, shall be an acceptable summary for the purposes of this Section 6.1. Every stock certificate representing shares of stock which are restricted as to transferability by the Corporation shall contain a full statement of the restriction or state that the Corporation will furnish information about the restriction to the stockholder on request and without charge. A stock certificate may not be issued until the stock represented by it is fully paid, except in the case of stock purchased under an option plan as permitted by law.

         SECTION 6.2 LOST CERTIFICATES. In case any certificate for shares of the Corporation shall be lost, stolen, mutilated or destroyed, the Board of Directors, in its discretion, or any transfer agent thereunto duly authorized by the Board, may authorize the issue of a substitute certificate in place of the certificate so lost, stolen, mutilated or destroyed, and may cause such substitute certificate to be countersigned by the appropriate transfer agent (if any); provided, however, that in each such case the applicant for a substitute certificate shall furnish to the Corporation and to such of its transfer agents and registrars as may require the same, evidence to their satisfaction, in their discretion, of the loss, theft, mutilation or destruction of such certificate and of the ownership thereof, and also such security or indemnity as may by them be required. The Board of Directors may adopt such other provisions and restrictions with reference to lost, stolen, mutilated or destroyed certificates, not inconsistent with applicable law, as it shall in its discretion deem appropriate.

         SECTION 6.3 TRANSFER AGENTS AND REGISTRARS. The Board of Directors may in its discretion appoint one or more banks or trust companies in such city or cities as the Board of Directors may deem advisable, from time to time, to act as transfer agents or registrars of the Corporation's shares, and upon such appointments being made, no certificate representing shares shall be valid until countersigned by one of such transfer agents (if any) and registered by one of such registrars (if any).

         SECTION 6.4 TRANSFER OF STOCK. Subject to the restrictions contained in the Articles, upon surrender to the Corporation or its transfer agent of a stock certificate duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

         SECTION 6.5        FIXING OF RECORD DATES; CLOSING OF TRANSFER BOOKS.
The Board of Directors may fix in advance a date as the record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be more than sixty (60) days, and in case of meeting of stockholders not less than ten (10) days, prior to the date on which the particular action requiring such determination of stockholders





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
is to be taken. In lieu of fixing a record date, the Board of Directors may provide that the stock transfer books shall be closed for a stated period not to exceed, in any case, twenty (20) days. If the stock transfer books are closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least ten
(10) days immediately preceding such meeting.

         SECTION 6.6 REGISTERED STOCKHOLDERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and to hold liable for calls and assessments, if any, a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

         SECTION 6.7 REGULATIONS. The Board of Directors may make such additional rules and regulations, not inconsistent with these Bylaws, as it may deem expedient concerning the issue, transfer and registration of certificates for the Corporation's shares.

                                  ARTICLE VII

                               GENERAL PROVISIONS

         SECTION 7.1        DIVIDENDS.  Dividends, if any, upon the
capital stock of the Corporation, subject to the provisions of the Articles, may be declared by the Board of Directors at any regular or special meeting, pursuant to applicable law. Dividends may be paid in cash, property or the Corporation's shares, subject to the provisions of applicable law and of the Articles. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, for equalizing dividends or for repairing or maintaining any property of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

         SECTION 7.2 ANNUAL REPORT. The Chairman of the Board, the President, a Vice President or the Treasurer shall prepare or cause to be prepared annually a full and correct statement of the affairs of the Corporation, including a balance sheet and a financial statement of operations for the preceding fiscal year. Such balance sheet and financial statement may be, but are not required by these Bylaws to be, certified by independent certified public accountants. Such report shall also be submitted at the annual meeting and shall be filed within twenty (20) days thereafter at the principal office of the Corporation.

         SECTION 7.3 CHECKS. All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness issued in the name of the Corporation shall be signed by the President or the Treasurer or by such officer or officers as the Board of Directors may from time to time designate.

         SECTION 7.4 DEPOSITORIES AND CUSTODIANS. The funds of the Corporation shall be deposited with such banks or other depositories as the Treasurer may from time to time designate. All securities and other investments shall be deposited in the safekeeping of such banks or other companies as the Board of Directors may from time to time designate.

         SECTION 7.5 BOOKS OF ACCOUNT AND RECORDS. The Corporation shall maintain at its principal office correct and complete books and records of account of all the business and transactions of the Corporation. Upon request of any stockholder, there shall be made available in accordance with the provisions of Nevada law a record containing the number of shares of stock issued during a specified period not to exceed twelve months and the consideration received by the Corporation for each such share.

         SECTION 7.6 INFORMATION FOR INSPECTION. Any stockholder of the Corporation, or any agent thereof, may inspect and copy during usual business hours these Bylaws, minutes of the proceedings of meetings of stockholders, annual statements of its affairs and voting trust agreements on file at its principal office.





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         SECTION 7.7       FISCAL YEAR.  The fiscal year of the Corporation
shall be the calendar year.

         SECTION 7.8 CORPORATE SEAL. The Corporate Seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Nevada." The Corporate Seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                  ARTICLE VIII

                                   AMENDMENTS

         SECTION 8.1 DIRECTORS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend, change or repeal the Bylaws of the Corporation.

         SECTION 8.2 STOCKHOLDERS. The stockholders of the Corporation may not make, adopt, alter, amend, change or repeal the Bylaws of the Corporation except upon the affirmative vote of not less than seventy-five percent (75%) of the outstanding stock of the Corporation entitled to vote thereon; provided, however, that the power of the stockholders to make, adopt, alter, amend, change or repeal the Bylaws of the Corporation is further subject to the provisions of the Articles of Incorporation.

                                   APPENDIX E
                              AMENDED AND RESTATED
                              DECLARATION OF TRUST
                                       OF
                     CONSOLIDATED CAPITAL REALTY INVESTORS


         This Amended and Restated Declaration of Trust is made and entered into as of May 27, 1987, and will be recorded in Alameda County, California, as soon as reasonably possible after execution. The original Declaration of Trust was entered on July 18, 1973, and was amended on October 19, 1973, and March 27, 1974. This Amended and Restated Declaration of Trust supersedes and overrides all prior Declarations of Trust of Consolidated Capital Realty Investors (the "Trust") and incorporates changes approved by the Shareholders at the Trust's Annual Meeting of Shareholders held May 27, 1987.

Fred H. Field, Albert H. Schaaf, Douglas H. Temple, Thomas J. Fitzmeyers, David
V. John, and Betty Hood-Gibson do hereby agree to hold in trust, as Trustees, any and all property, real, personal, or otherwise, tangible or intangible, of every type and description, which is transferred, conveyed, or paid to them as such Trustees, and all rents, income, profits, and gains therefrom for the benefit of the Shareholders hereunder, subject to the terms and conditions and for the uses and purposes hereinafter set forth.

                                   ARTICLE I

                            The Trust:  Definitions

         1.1. Name. The name of the Trust shall be "Consolidated Capital Realty Investors." As far as practicable and except as otherwise provided in this Declaration, the Trustees shall conduct the Trust's activities, execute all documents, and sue or be sued in the name of Consolidated Capital Realty Investors, or in their names as Trustees of Consolidated Capital Realty Investors. If the Trustees determine that the use of such name is not practicable, legal, or convenient, they may use such other designation or may adopt another name under which the Trust holds property or conducts its activities.

         If Consolidated Capital Equities Corporation, a Colorado corporation, or any parent, subsidiary, affiliate, or successor of such corporation shall cease, for any reason, to render to the Trust the services of Advisor (as defined in Section 1.4 hereof) pursuant to the contract referred to in Article IV hereof and any renewal or extension of such contract, then the Trustees shall, upon request of Consolidated Capital Equities Corporation or its successors, and without any vote or consent of the Shareholders of this Trust being required, promptly amend this Declaration of Trust to change the name of the Trust to one which does not include any reference to "Consolidated Capital" or "Johnstown/Consolidated" or any approximation thereof.

         1.2. Place of Business. The principal office of the Trust shall be 2000 Powell Street in the City of Emeryville, California. However, the Trustees may, from time to time, change such location and maintain other offices or places of business.

         1.3. Nature of Trust. The Trust is a real estate investment trust (also known as a business trust for real estate purposes) organized under the laws of the State of California. It is intended that the Trust shall carry on business as a "real estate investment trust" (hereinafter called "REIT") as described in the REIT Provisions of the Internal Revenue Code. The Trust is not a general partnership, limited partnership, joint venture, corporation, or joint stock company or association (but nothing herein shall preclude the Trust from being taxed as an association under the REIT Provisions of the Internal Revenue Code), nor shall the Trustees or Shareholders or any of them for any purpose be, nor be deemed to be, nor treated in any way whatsoever to be, liable or responsible hereunder as partners or joint venturers. The relationship of the Shareholders to the

Trustees shall be solely that of beneficiaries of the Trust, and their rights shall be limited to those conferred upon them by this Declaration.

         1.4. Definitions. The terms defined in this Section 1.4, whenever used in this declaration, shall, unless the context otherwise requires, have the respective meanings hereinafter specified in this Section 1.4. In this Declaration, words in the singular number include the plural, and words in the plural number include the singular.

                 (a) Advisor. "Advisor" shall mean any Person appointed, employed, or contracted with by the Trustees under the provisions of
         Article IV hereof.

                 (b) Affiliate. "Affiliate" shall mean, as to any Person, any other Person who owns beneficially, directly, or indirectly, 1% or more of the outstanding capital stock, shares, or equity interests of such Person or of any other Person which controls, is controlled by, or is under common control with, such Person or is an officer, retired officer, director, employee, partner, or trustee of such Person or of any other Person which controls, is controlled by, or is under common control with, such Person.

                 (c) Annual Meeting of Shareholders. "Annual Meeting of Shareholders" shall have the meaning set forth in the first sentence of Section 6.7.

                 (d) Annual Report. "Annual Report" shall have the meaning set forth in Section 6.9.

                 (e) Appraisal. "Appraisal" shall mean the value as of the date of the appraisal of Real Property in its existing state or in a state to be created as determined by the Trustees, the Advisor, or by a disinterested person having no economic interest in the Real Property who is a member in good standing of the American Institute of Real Estate Appraisers (M.A.I.) or who in the sole judgment of the Trustees is properly qualified to make such determination. The Trustees may in good faith rely on a previous Appraisal made on behalf of other Persons, provided it meets the aforesaid standards and was made in connection with an investment in which the Trust acquires an entire or participating interest or which was prepared not earlier than two years prior to the acquisition by the Trust of its interest in the Real Property or Mortgage Loan. In appraising such properties, appraisers may take into consideration each of the specific terms and conditions of a purchase, including any leaseback or other guarantee arrangement contained therein. Such appraisal may not necessarily represent the cash value of the property, but may consider the value of the income stream from such property plus the discounted value of the fee interest and other terms of the purchase.

                 (f) Book Value. "Book Value" of an asset or assets shall mean the value of such asset or assets on the books of the Trust, before provision for amortization, depreciation or depletion and before deducting any indebtedness or other liability in respect thereof, except that no asset shall be valued at more than its fair market value as determined by the Trustees.

                 (g) Book Value of Invested Assets. "Book Value of Invested Assets" shall mean the Book Value of the Trust's total assets, but excluding good will and other intangible assets, cash, cash items and obligations of municipal, state and federal governments and governmental agencies (other than obligations secured by a lien on real property owned, or to be acquired, by such governments or governmental agencies, and securities of the Federal Housing Administration, the Federal National Mortgage Association and other governmental agencies issuing securities backed by a pool of mortgages).

                 (h) Construction Loans. "Construction Loans" shall mean Mortgage Loans made to finance all or part of the cost of acquiring land (including leaseholds therein) and the construction of buildings or other improvements thereon.

                 (i) Declaration. "Declaration" shall mean this Declaration of Trust and all amendments, restatements, or modifications thereof. References in this Declaration to "herein," "hereof," and "hereunder" shall be deemed to refer to this Declaration and shall not be limited to the particular text, article, or section in which such words appear.

                 (j) Development Loans. "Development Loans" shall mean Mortgage Loans made to finance all or part of the cost of the acquisition of land (including leaseholds therein) and the development of such land into finished sites, including the installation of utilities, drainage, sewage, road systems and other improvements prior to commencement of construction.

                 (k) First Mortgage. "First Mortgage" shall mean a Mortgage which takes priority or precedence over all other charges or liens upon the same Real Property, other than a lessee's interest therein, and which must be satisfied before such other charges are entitled to participate in the proceeds of any sale. Such mortgage may be upon a lessee's interest in Real Property. Such priority shall not be deemed as abrogated by liens for taxes, assessments which are not delinquent or remain payable without penalty, contracts (other than contracts for repayment of borrowed monies), or leases, mechanic's and materialman's liens for work performed and materials furnished which are not in default or are in good faith being contested and other claims normally deemed in the same local jurisdiction not to abrogate the priority of a First Mortgage.

                 (l) First Mortgage Loans. "First Mortgage Loans" shall mean Mortgage Loans secured or collateralized by First Mortgages.

                 (m) Junior Mortgage. "Junior Mortgage" shall mean a Mortgage which (1) has the same priority or precedence over charges or encumbrances upon Real Property as that required for a First Mortgage except that it is subject to the priority of one or more other Mortgages, and (2) which must be satisfied before such other charges or liens (other than prior Mortgages) are entitled to participate in the proceeds of any sale.

                 (n) Junior Mortgage Loans. "Junior Mortgage Loans" shall mean Mortgage Loans secured or collateralized by Junior Mortgages.

                 (o) Mortgage Loans. "Mortgage Loans" shall mean notes, debentures, bonds and other evidence of indebtedness or obligation which are negotiable or nonnegotiable and which are secured or collateralized by Mortgages.

                 (p) Mortgages. "Mortgages" shall mean mortgages, deeds of trust, or other security deeds on Real Property or rights or interests in Real Property.

                 (q) Net Asset Value. "Net Asset Value" shall mean the Book Value of all the assets of the Trust minus all the liabilities of the Trust.

                 (r) Net Income. "Net Income" for any period shall mean the net income of the Trust for such period computed on the basis of its results of operations for such period, after deduction of all expenses other than the regular and incentive compensation payable to the Advisor and other than extraordinary items, gains, and losses from the disposition of assets of the Trust and amortization, and depreciation or depletion of the assets of the Trust.

                 (s) Operating Expenses. "Operating Expenses" shall mean the aggregate annual expenses of every character regarded as operating expenses in accordance with generally accepted accounting principles, as determined by independent accountants selected by the Trustees, including regular and incentive compensation (other than incentive compensation fees in respect of the Trust's net realized capital gains) payable to the Advisor, excluding, however, the following: the cost of money borrowed by the Trust; taxes on income and taxes and assessments on real property and all other taxes applicable to the Trust; legal, auditing, accounting, underwriting, brokerage listing, registration and other fees, and printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Trust's securities; fees and expenses paid to independent contractors, mortgage servicers, consultants, managers, and other agents retained by or on behalf of the Trust; expenses directly connected with the acquisition, disposition and ownership of real estate interests or mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair, and improvement of property), other than expenses with respect thereto (with the exception of legal services) of employees of the Advisor; expenses of maintaining and managing real estate equity interests and processing and servicing mortgage, development, construction and other loans; expenses connected with payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Trustees to holders of securities of the Trust; all expenses connected with communications to holders of securities of the Trust and the other bookkeeping and clerical work necessary in maintaining relations with holders of securities, including the cost of printing and mailing certificates for securities and proxy solicitation materials and reports to such holders; transfer agent's, registrar's and indenture trustee's fees and charges; and exclusive of reserves for depletion, depreciation and amortization and losses and provisions for losses.

                 (t) Person. "Person" shall mean and include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof.

                 (u) Real Property. "Real Property" shall mean and include land, rights in land, leasehold interests (including, but not limited to, interests of a lessor or lessee therein), and any buildings, structures, improvements, fixtures, and equipment located on or used in connection with land, leasehold interests, and rights in land or interests therein, but does not include Mortgages, Mortgage Loans, or interests therein.

                 (v) REIT Provisions of the Internal Revenue Code. "REIT Provisions of the Internal Revenue Code" shall mean Part II, Subchapter M of Chapter 1, of the Internal Revenue Code of 1954, as now enacted or hereafter amended, or successor statutes, and regulations and rulings promulgated thereunder.

                 (w) Securities. "Securities" shall mean any stock, shares, voting trust certificates, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities," or any certificates of interest, shares or participations in temporary or interim certificates for, receipts for, guarantees of, or warrants, options, or rights to subscribe to, purchase, or acquire any of the foregoing.

                 (x) Shares. "Shares" shall mean the shares of beneficial interest of the Trust as described in Section 6.1.

                 (y) Shareholders. "Shareholders" shall mean, as of any particular time, all holders of record of outstanding Shares at such time.

                 (z) Total Assets of the Trust Estate. "Total Assets of the Trust Estate" shall mean the value of all the assets of the Trust Estate as shown on the books of the Trust.

                 (aa) Trustees. "Trustees" shall mean, as of any particular time, Trustees holding office under this Declaration at such time, whether they be the Trustees named herein or additional or successor Trustees, and shall not include the officers, representatives or agents of the Trust, or the





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         Shareholders, but nothing herein shall be deemed to preclude the
         Trustees from also serving as officers, representatives, or agents of the Trust, or from owning Shares.

                 (bb) Trust Estate. "Trust Estate" shall mean, as of any particular time, any and all property, real, personal, or otherwise, tangible or intangible, which is owned or held by the Trust or the Trustees, including, but not limited to, property which is transferred, conveyed, or paid to the Trust or Trustees, and all rents, income, profits, and gains therefrom.

                 (cc) Trustees' Regulations. "Trustees' Regulations" shall have the meaning set forth in Section 3.3.

                 (dd) Wrap-around Loan. "Wrap-around Loan" shall mean a Junior Mortgage Loan in an amount equal to the balance due under an existing First Mortgage Loan plus an additional amount advanced by the lender holding the Junior Mortgage, where the existing First Mortgage Loan will not be retired.

                                   ARTICLE II

                                    Trustees

         2.1. Number, Term of Office and Qualifications of Trustees. There shall be no less than three (3) nor more than fifteen (15) Trustees. The current Trustees are the six signatories hereto. Within the limits set forth in this Section 2.1, the number of Trustees may be increased or decreased from time to time by the Trustees or by the Shareholders. Subject to the provisions of Section 2.3, each Trustee shall hold office until the expiration of his term and until the election and qualification of his successor. The term of the Trustees executing this Declaration, or of any successor or successors to them, duly elected hereunder prior to the Annual Meeting of the Shareholders to be held following the close of the Trust's fiscal year in 1975, shall expire at such Annual Meeting of the Shareholders. Thereafter, the term of each Trustee shall expire at the Annual Meeting of the Shareholders following the election of such Trustee. Trustees may be reelected. A Trustee shall be an individual at least twenty-one (21) years of age who is not under legal disability. No person shall be eligible for election, reelection or appointment as Trustee after having obtained the age of seventy (70) years. A Trustee shall qualify as such when he has either signed this Declaration or agreed in writing to be bound by it. Unless otherwise required by law or by action of the Trustees, no Trustee shall be required to give bond, surety or security in any jurisdiction for the performance of any duties or obligations hereunder. The Trustees, in their capacity as trustees, shall not be required to devote their entire time to the business and affairs of the Trust. A majority of the Trustees shall at all times be persons who are not Affiliates of Consolidated Capital Equities Corporation; provided, however, that upon a failure to comply with this requirement because of the death, resignation, or removal of a Trustee who is not such an Affiliate, such requirement shall not be applicable for a period of sixty (60) days.

         2.2. Compensation and Other Remuneration. The Trustees shall be entitled to receive such reasonable compensation for their services as Trustees as they may determine from time to time; provided, however, that Trustees and officers of the Trust who are affiliated with the Advisor or any of its Affiliates shall not receive compensation from the Trust for their services as Trustees or officers of the Trust. The Trustees, either directly or indirectly, shall also be entitled to receive remuneration for services rendered to the Trust in any other capacity. Such services may include, without limitation, services as an officer of the Trust, legal, accounting, or other professional services, or services as a broker, transfer agent, or underwriter, whether performed by a Trustee or by any person affiliated with a Trustee.

         2.3. Resignation, Removal and Death of Trustees. The term of office of a Trustee shall terminate and a vacancy shall occur in the event of the death, resignation, bankruptcy, adjudicated incompetence or other incapacity to exercise the duties of the office, or removal of a Trustee. A Trustee may resign at any time by giving written notice in recordable form to the remaining Trustees at the principal office of the Trust. Such resignation shall take effect on the date such notice is given, or at any later time specified in the notice, without need for prior





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or subsequent accounting.  A Trustee may be removed at any time, with or without cause, by vote or consent of holders of a majority of the outstanding Shares entitled to vote thereon, or by a majority of the remaining Trustees. A Trustee judged incompetent or bankrupt or for whom a guardian or conservator has been appointed, shall be deemed to have resigned as of the date of such adjudication or appointment. Upon the resignation or removal of any Trustee, or upon his otherwise ceasing to be a Trustee, he shall execute and deliver such documents as the remaining Trustees shall require for the conveyance of any Trust property held in his name, and shall account to the remaining Trustee or Trustees, as they require, for all property which he holds as Trustee and shall thereupon be discharged as Trustee. Upon the incapacity or death of any Trustee, his legal representative shall perform the acts set forth in the preceding sentence, and the discharge mentioned therein shall run to such legal representative and to the incapacitated Trustee or the estate of the deceased Trustee, as the case may be.

         2.4. Vacancies. If any or all of the Trustees cease to be Trustees hereunder, whether by reason of resignation, removal, incapacity, death, or otherwise, such event shall not terminate the Trust or affect its continuity. Until vacancies are filled, the remaining Trustee or Trustees (even though fewer than three [3]) may exercise the powers of the Trustees hereunder. Vacancies (including vacancies created by increases in number) may be filled by the remaining Trustee or Trustees, or by the vote or consent of holders of a majority of the outstanding shares entitled to vote thereon. If at any time there shall be no Trustees in office, successor Trustees shall be elected by the Shareholders as provided in Section 6.7.

         2.5. Successor and Additional Trustees. The right, title, and interest of the Trustees in and to the Trust Estate shall also vest in successor and additional Trustees upon their qualification, and they shall thereupon have all the rights and obligations of Trustees hereunder. Such right, title, and interest shall vest in the Trustees, whether or not conveyance documents have been executed and delivered pursuant to Section 2.3 or otherwise.

         2.6. Actions by Trustees. A quorum for all meetings of the Trustees shall be a majority of the Trustees. Common, interested, or affiliated Trustees may be counted in determining the presence of a quorum at a meeting of the Trustees. Unless specifically provided otherwise in this Declaration, the Trustees may act by a vote or resolution at a meeting at which a quorum is present, or without a meeting by a written vote, resolution, or other writing consenting to said action, signed by a majority of the Trustees. Every act or decision done or made by a majority of the Trustees present at a meeting duly held at which a quorum is present is the act of the Trustees. Any agreement, deed, mortgage, lease, or other instrument or writing executed by one or more of the Trustees, or by any authorized person, shall be valid and binding upon the Trustees and upon the Trust when ratified by action of the Trustees.

         2.7 Executive Committee. The Trustees may appoint from among their own number an executive committee of three or more persons to whom they may delegate from time to time such of the powers herein given to the Trustees as they may deem advisable. A majority of the Executive Committee shall at all times be Trustees who are not Affiliates of Consolidated Capital Equities Corporation; provided, however, that upon a failure to comply with this requirement because of the death, resignation, or removal of a Trustee who is not such an Affiliate, such requirement shall not be applicable for a period of sixty (60) days.

                                  ARTICLE III

                                Trustees' Powers

         3.1. Power and Authority of Trustees. The Trustees, subject only to the specific limitations contained in this Declaration, shall have, without further or other authorization, and free from any power or control on the part of the Shareholders, full, absolute, and exclusive power, control, and authority over the Trust Estate and over the business and affairs of the Trust to the same extent as if the Trustees were the sole owners thereof in their own right, and may do all such acts and things as in their sole judgment and discretion are necessary for or incidental to or desirable for the carrying out of any of the purposes of the Trust or the conducting of the business of the Trust. Any determination made in good faith by the Trustees of the purposes of the Trust or the existence of any power or authority hereunder shall be conclusive. In construing the provisions of this Declaration,





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presumption shall be in favor of the grant of powers and authority to the
Trustees. The enumeration of any specific power or authority herein shall not be construed as limiting the general powers or authority or any other specified power or authority conferred herein upon the Trustees.

         3.2. Specific Powers and Authorities. Subject only to the express limitations contained in this Declaration and in addition to any powers and authorities conferred by this Declaration or which the Trustees may have by virtue of any present or future statute or rule or law, the Trustees, without any action or consent by the Shareholders, shall have and may exercise at any time and from time to time the following powers and authorities which may or may not be exercised by them in their sole judgment and discretion and in such manner and upon such terms and conditions as they may from time to time deem proper:

                 (a) To retain, invest, and reinvest the capital or other funds of the Trust in real or personal property of any kind, all without regard to whether any such property is authorized by law for the investment of Trust funds or whether any investments may mature before the possible termination of the Trust, and to possess and exercise all the rights, powers, and privileges appertaining to the ownership of the Trust Estate and to increase the capital of the Trust at any time by the issuance of additional Shares for such consideration as they deem appropriate.

                 (b) For such consideration as they deem proper, to invest in, purchase, or otherwise acquire for cash or other property or through the issuance of Shares or through the issuance of notes, debentures, bonds, or other obligations of the Trust and hold for investment real, personal or mixed, tangible or intangible, property of any kind wherever located in the world, including, without limitation, (a) the entire or any participating interest in rents, lease payments, or other income from, or the entire or any participating interest in the profits from or the entire or any participating interest in the equity or ownership of, Real Property;
         (b) the entire or any participating interest in notes, bonds, or other obligations which are secured by Mortgages; (c) in connection with any such investment, purchase, or acquisition, a share of rents, lease payments, or other gross income from or a share of the profits from or a share in the equity or ownership of Real Property, either directly or through joint venture general or limited partnership or other lawful combinations or associations; (d) loans secured by the pledge or transfer of Mortgages; and (e) Securities of every nature, whether or not secured by Mortgage Loans. The Trustees shall also have the power to develop, operate, pool, unitize, grant production payments out of, or lease or otherwise dispose of mineral, oil, and gas properties and rights.

                 (c) To sell, rent, lease, hire, exchange, release, partition, assign, mortgage, pledge, hypothecate, grant security interests in, encumber, negotiate, convey, transfer, or otherwise dispose of any and all of the Trust Estate by deeds, trust deeds, assignments, bills of sale, transfers, leases, mortgages, financing statements, security agreements, and other instruments for any of such purposes executed and delivered for and on behalf of the Trust or the Trustees by one or more of the Trustees or by a duly authorized officer, employee, agent, or any nominee of the Trust.

                 (d) To issue Shares, bonds, debentures, notes or other evidences of indebtedness which may be secured or unsecured and may be subordinated to any indebtedness of the Trust and may be convertible into Shares and which may include options, warrants, and rights to subscribe to, purchase, or acquire any of the foregoing, all without vote of or other action by the Shareholders to such Persons for such cash, property, or other consideration (including Securities issued or created by, or interests in any Person) at such time or times and on such terms as the Trustees may deem advisable and to list any of the foregoing Securities issued by the Trust on any securities exchange and to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any of such Securities.

                 (e) To enter into leases, contracts, obligations, and other agreements for a term extending beyond the term of office of the Trustees and beyond the possible termination of the Trust or for a lesser term.





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                 (f)      To borrow money and give negotiable or non-negotiable
         instruments therefor; to guarantee, indemnify, or act as surety with respect to payment or performance of obligations of third parties; to enter into other obligations on behalf of the Trust; and to assign, convey, transfer, mortgage, subordinate, pledge, grant security interests in, encumber or hypothecate the Trust Estate to secure any of the foregoing; provided that, upon and after giving effect to any proposed borrowing, the amount of outstanding indebtedness of the Trust for money borrowed from or guaranteed to others would not exceed 300% of the Net Asset Value of the Trust. Any excess in borrowing over such 300% level shall be approved by a majority of the Trustees who are not Affiliates of the Advisor or any of its Affiliates, and disclosed to the Shareholders in the next quarterly report of the Trust, along with justification for such excess; provided that such authority can only be exercised to permit the issuance of collateralized mortgage obligations ("CMOs"), regular or residual interests in real estate mortgage investment conduits ("REMICs"), or any other mortgage-backed security.

                 (g)      To lend money, whether secured or unsecured.

                 (h)      To create reserve funds for any purpose.

                 (i) To incur and pay out of the Trust Estate any charges or expenses, and disburse any funds of the Trust, which charges, expenses, or disbursements are, in the opinion of the Trustees, necessary for or incidental to or desirable for the carrying out of any of the purposes of the Trust or the conducting of the business of the Trust, including, without limitation, taxes and other governmental levies, charges and assessments of whatever kind or nature, imposed upon or against the Trustees in connection with the Trust or the Trust Estate or upon or against the Trust Estate or any part thereof, and for any of the purposes herein.

                 (j) To deposit funds or Securities held by the Trust in banks, trust companies, savings and loan associations and other depositories, whether or not such deposits will draw interest, the same to be subject to withdrawal on such terms and in such manner and by such Person or Persons (including any one or more Trustees, officers, agents, or representatives) as the Trustees may determine.

                 (k) To possess and exercise all the rights, powers, and privileges appertaining to the ownership of all or any interests in, or Mortgages or Securities issued or created by, any Person, forming part of the Trust Estate, to the same extent that an individual might and, without limiting the generality of the foregoing, to vote or give any consent, request, or notice, or waive any notice, either in person or by proxy or power of attorney, with or without power of substitution, to one or more Persons, which proxies and powers of attorney may be for meetings or action generally, or for any particular meeting or action, and may include the exercise of discretionary powers.

                 (l) To enter into joint ventures, general or limited partnerships and any other lawful combinations or associations.

                 (m) To elect, appoint, engage, or employ such officers for the Trust as the Trustees may determine, who may be removed or discharged at the discretion of the Trustees, such officers to have such powers and duties, and to serve such terms and at such compensation, as may be prescribed by the Trustees or by the Trustees' Regulations; to engage or employ any Persons (including, subject to the provisions of Sections 7.5 and 7.6, any Trustee or officer and any Person with which any Trustee or officer is directly or indirectly connected) as agents, representatives, employees, or independent contractors (including, without limitation, real estate advisors, investment advisors, transfer agents, registrars, underwriters, accountants, attorneys at law, real estate agents, managers, appraisers, brokers, architects, engineers, construction managers, general contractors or otherwise) in one or more capacities, and to pay compensation from the Trust for services in as many capacities as such Person may be so engaged or employed, and, except as prohibited by law, to delegate any of the powers and duties of the Trustees to any one or more Trustees, agents, representatives, officers, employees, independent contractors, or other Persons.

                 (n) To determine whether monies, securities, or other assets received by the Trust shall be charged or credited to income or capital or allocated between income and capital, including the power to amortize or fail to amortize any part or all of any premium or discount, to treat any part or all of the profit resulting from the maturity or sale of any asset, whether purchased at a premium or at a discount, as income or capital or to apportion the same between income and capital, to apportion the sale price of any asset between income and capital, and to determine in what manner any expenses or disbursements are to be borne as between income and capital, whether or not in the absence of the power and authority conferred by this subsection such monies, Securities, or other assets would be regarded as income or as capital or such expense or disbursement would be charged to income or to capital; to treat any dividend or other distribution on any investment as income or capital or apportion the same between income and capital; to provide or fail to provide reserves for depreciation, amortization, or obsolescence in respect of all or any part of the Trust Estate subject to depreciation, amortization, or obsolescence in such amounts and by such methods as they shall determine; to allocate to the share of beneficial interest account less than all of the consideration received for Shares and to allocate the balance thereof to paid-in capital; and to determine the method or form in which the accounts and records of the Trust shall be kept and to change from time to time such method or form.

                 (o) To determine from time to time the value of all or any part of the Trust Estate and of any services, Securities, assets, or other consideration to be furnished to or acquired by the Trust, and from time to time to revalue all or any part of the Trust Estate in accordance with such appraisals or other information as are, in the Trustees' sole judgment, necessary and/or satisfactory.

                 (p) To collect, sue for, and receive all sums of money or other assets coming due to the Trust, and to engage in, intervene in, prosecute, join, defend, compound, compromise, abandon or adjust, by arbitration or otherwise any actions, suits, proceedings, disputes, claims, controversies, demands or other litigation relating to the Trust, the Trust Estate or the Trust's affairs; to enter into agreements therefor, whether or not any suit is commenced or claim accrued or asserted and, in advance of any controversy, to enter into agreements regarding arbitration, adjudication, or settlement thereof.

                 (q) To renew, modify, release, compromise, extend, consolidate, or cancel, in whole or in part, any obligation to or of the Trust.

                 (r) To purchase and pay for out of the Trust Estate insurance contracts and policies insuring the Trust Estate against any and all risks and insuring the Trust and/or any or all of the Trustees, the Shareholders, officers, employees, agents, investment advisors, or independent contractors of the Trust against any and all claims and liabilities of every nature asserted by any Person arising by reason of any action alleged to have been taken or omitted by the Trust or by any such Person as Trustee, Shareholder, officer, employee, agent, investment advisor or independent contractor, whether or not the Trust would have the power to indemnify such Person against such liability.

                 (s) To cause legal title to any of the Trust Estate to be held by and/or in the name of the Trustees, or except as prohibited by law, by and/or in the name of the Trust or one or more of the Trustees or any other Person, on such terms, in such manner, with such powers in such Person as the Trustees may determine, and with or without disclosure that the Trust or Trustees are interested therein.

                 (t) To adopt a fiscal year for the Trust, and from time to time to change such fiscal year.

                 (u) To adopt and use a seal (but the use of a seal shall not be required for the execution of instruments or obligations of the Trust).





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                 (v)      To make, perform, and carry out, or cancel and
         rescind, contracts of every kind for any lawful purpose without limit as to amount, with any Person, firm, trust, association, corporation, municipality, county, parish, state, territory, government, or other municipal or governmental subdivision. These contracts shall be for such duration and upon such terms as the Trustees in their sole discretion shall determine.

                 (w) To do all other such acts and things as are incidental to the foregoing, and to exercise all powers which are necessary or useful to carry on the business of the Trust, to promote any of the purposes for which the Trust is formed, and to carry out the provisions of this Declaration.

         3.3. Trustees' Regulations. The Trustees may make, adopt, amend, or repeal regulations (the "Trustees' Regulations") containing provisions relating to the business of the Trust, the conduct of its affairs, its rights or powers and the rights or powers of its Shareholders, Trustees, or officers not inconsistent with law or with this Declaration.

         3.4. Additional Powers. The Trustees shall additionally have and exercise all the powers conferred by the laws of California upon business trusts or real estate investment trusts formed under such laws, insofar as such laws are not in conflict with the provisions of this Declaration.

         3.5. Incorporation. Upon a vote of two-thirds (2/3) of the Trustees, and with the approval of the holders of a majority of the Shares, the Trustees shall have the power to cause to be organized or to assist in organizing a corporation or corporations under the laws of any jurisdiction or any other trust, partnership, association, or other organization to take over the Trust Estate or any part or parts thereof or to carry on any business in which the Trust shall directly or indirectly have any interest, and to sell, convey, and transfer the Trust Estate or any part or parts thereof to any such corporation, trust, partnership, association, or organization in exchange for the shares or securities thereof or otherwise, and to lend money to, subscribe for the shares or securities of, and enter into any contracts with any such corporation, trust, association, or organization, or any corporation, trust, partnership, association, or organization in which the Trust holds or is about to acquire shares or any other interest. The Trustees may also cause a merger or consolidation between the Trust or any successor thereto and any such corporation if and to the extent permitted by law, provided that under the law then in effect, the federal income tax benefits available to qualified Real Estate Investment Trusts and their Shareholders, or substantially similar benefits, are also available to such corporation, trust, association, or organization and its stockholders or members, and provided that the resulting investment would be substantially equal in quality and substantially the same in type as an investment in the Shares.

                                   ARTICLE IV

                   Advisor:  Limitation on Operating Expenses

         4.1. Employment of Advisor. The Trustees are responsible for the general policies of the Trust and for such general supervision of the business of the Trust conducted by all officers, agents, employees, advisors, managers, or independent contractors of the Trust as may be necessary to ensure that such business conforms to the provisions of this Declaration. However, the Trustees shall not be required personally to conduct all the business of the Trust, and consistent with their ultimate responsibility as stated above, the Trustees shall have the power to appoint, employ, or contract with any Person (including one or more of themselves or any corporation, partnership, or trust in which one or more of them may be directors, officers, stockholders, partners, or trustees) as the Trustees may deem necessary or proper for the transaction of the business of the Trust. The Trustees may therefore employ or contract with such Person (herein referred to as the "Advisor"), and the Trustees may grant or delegate such authority to the Advisor as the Trustees may In their sole discretion deem necessary or desirable without regard to whether such authority is normally granted or delegated by Trustees.

         The Trustees (subject to the provisions of Sections 4.2 and 4.4) shall have the power to determine the terms and compensation of the Advisor or any other Person whom they may





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employ or with whom they may contract; provided, however, that any determination to employ or contract with any Trustee or any Person of which a Trustee is an Affiliate, shall be valid only if made, approved, or ratified by a majority of the Trustees who are not Affiliates of such Person. The Trustees may exercise broad discretion in allowing the Advisor to administer and regulate the operations of the Trust, to act as agent for the Trust, to execute documents on behalf of the Trustees, and to make executive decisions which conform to general policies and general principles previously established by the Trustees.

         4.2. Term. The Trustees shall not enter into any contract with the Advisor unless such contract has an initial term of no more than two (2) years and provides for annual renewal or extension thereafter, subject to approval by the Shareholders of the Trust. The Trustees shall not enter into such a contract with any Person of which a Trustee is an Affiliate unless such contract provides for renewal or extension thereof by the affirmative vote of a majority of the Trustees who are not Affiliates of such Person. The contract with the Advisor may be terminated without penalty by the Advisor upon 120 days' written notice or by the Trust without penalty by action of a majority of the Trustees who are not Affiliates of the Advisor or by action of a majority of the Shareholders of the Trust upon 60 days' written notice, in a manner to be set forth in the contract with the Advisor.

         4.3. Other Activities of Advisor. The Advisor shall not be required to administer the investment activities of the Trust as its sole and exclusive function and may have other business interests and may engage in other activities similar or in addition to those relating to the Trust, including the rendering of services and advice to other Persons (including other real estate investment trusts) and the management of other investments (including Investments of the Advisor and its Affiliates). The Trustees may request the Advisor to engage in other activities which complement the Trust's investments and to provide services requested by the borrowers or prospective borrowers from the Trust, and the Advisor may receive compensation or commissions therefor from the Trust or other Persons.

         The Advisor shall be required to use its best efforts to present to the Trust a continuing and suitable investment program which is consistent with the investment policies and objectives of the Trust, but neither the Advisor nor any Affiliate of the Advisor (subject to any applicable provisions of Section 7.6) shall be obligated to present any particular investment opportunity to the Trust even if such opportunity is of a character which, if presented to the Trust, could be taken by the Trust, and, subject to the foregoing, shall be protected in taking for its own account or recommending to others any such particular investment opportunity.

         Upon request of any Trustee, the Advisor and any Person who controls, is controlled by, or is under common control with the Advisor, shall from time to time promptly furnish the Trustees with information on a confidential basis as to any investments within the Trust's investment policies made by the Advisor or such other Person for its own account.

         4.4. Limitation on Operating Expenses. The Operating Expenses of the Trust for any fiscal year shall not exceed the lesser of (a) 1-1/2% of the average of the Book Values of Invested Assets of the Trust at the end of each calendar month of such fiscal year, or (b) the greater of 1-1/2% of the average of the Net Asset Value of the Trust at the end of each calendar month of such fiscal year or 25% of the Trust's Net Income, and each contract made with the Advisor shall specifically provide for a refund to the Trust of the amount, if any, by which the Operating Expenses so exceed the applicable amount.

                                   ARTICLE V

                               Investment Policy

         5.1. General Statement of Policy. The Trustees intend initially to invest the Trust Estate in short-term government securities, certificates of deposit and banks deposits. Thereafter, while the Trustees are authorized pursuant to Article II hereof to invest the Trust Estate in a wide variety of investments, the Trustees intend to invest the major portion of the Trust Estate in ownership or other interests in Real Property or in Persons involved in owning, operating, leasing, developing, financing or dealing in Real Property (which investments shall ordinarily





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be made in connection with properties having income-producing capabilities and which may but need not be related to the making of Mortgage Loans by the Trust) and in long-term real estate loans (including, without limitation, conventional Mortgage Loans and Mortgage Loans made in connection with both purchase-leaseback transactions and net lease financings. The Trustees may invest the assets of the Trust in short-term Mortgage Loans (including Construction Loans and Development Loans), intermediate-term Mortgage Loans, warehouse loans, Wrap-around Loans, installment contracts in Junior Mortgage Loans, collateralized mortgage obligations ("CMOs"), regular or residual interests in real estate mortgage investment conduits ("REMICs"), and any other mortgage-backed security, and/or may make commitments to make investments consistent with the foregoing policies. The Trustees may also participate in the investments with other investors, including investors having investment policies similar to those of the Trust, on the same or different terms, and the Advisor may act as advisor to such other investors, including investors who have the same investment policies. To the extent such funds are not fully invested as described above, the Trustees may invest such funds in Government Securities, Securities of Government agencies, bankers' acceptances and other short-term investment securities and certificates of deposit and deposits in commercial banks.

         The Trustees presently intend to invest not more than 15% of the Total Assets of the Trust Estate or $2,000,000, whichever amount is larger, in any one transaction.

         Subject to the investment restrictions in Section 5.3, the Trustees may alter any or all of the above-described investment policies if they should determine such change to be in the best interest of the Trust. Subject to the preceding sentence, the Trustees shall endeavor to invest the Trust's assets in accordance with the investment policies set forth in this Article V, but the failure so to invest its assets shall not affect the validity of any investment made or action taken by the Trustees.

         The general purpose of the Trust is to seek income which qualifies under the REIT Provisions of the Internal Revenue Code. The Trustees intend to make investments in such a manner as to comply with the requirements of the REIT Provisions of the Internal Revenue Code with respect to the composition of the Trust's investments and the derivation of its income; provided, however, that no Trustee, officer, employee, agent, investment advisor, or independent contractor of the Trust shall be liable for any act or omission resulting in the loss of tax benefits under the Internal Revenue Code, except for that arising from his own bad faith, willful misconduct, gross negligence or reckless disregard of his duties; and provided, further, that for a period of time as the portfolio of equity investments and long-term investments is developed, the Trust's assets may be invested in investments with income which does not qualify under the REIT Provisions of the Internal Revenue Code.

         5.2 Uninvested Assets. To the extent that the Trust has assets not otherwise invested in accordance with Section 5.1, the Trustees may invest such assets in:

                 (a) obligations of, or guaranteed by, the United States Government or any agencies or political subdivisions thereof;

                 (b) obligations of, or guaranteed by, any state, territory or possession of the United States of America or any agencies or political subdivisions thereof;

                 (c) evidences of deposits in, or obligations of, banking institutes, state and federal savings and loan associations, and savings institutions which are members of the Federal Deposit Insurance Corporation or of the Federal Home Loan Bank System; and

                 (d) shares of other REITs, to the extent permitted by the REIT Provisions of the Internal Revenue Code, which do not, to the actual knowledge of the Trustees, hold investments or engage in activities prohibited to the Trustees under Section 5.3.

         5.3.    Restrictions.  The Trustees shall not:





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                 (a)      invest in commodities, foreign currencies, bullion or
         chattels, except as required in the day- to-day business of the Trust or in connection with its investments;

                 (b) invest in contracts for the sale of real estate in excess of a value of 1% of the Total Assets of the Trust Estate; provided, however, that nothing in this Section 5.3 shall prevent the holding of contracts of sale as security for loans made by the Trust and the ownership of such contracts of sale upon foreclosure of, or realization upon, such security interests, and contracts of sale so held or owned shall be excluded from the computation required by this
         Section 5.3 (b);

                 (c)      engage in any short sale;

                 (d) issue equity securities of more than one class (other than convertible obligations, warrants, rights, options, and regular or residual interests in REMICs);

                 (e) issue warrants, options or rights to buy Shares, except as part of a ratable issue to Shareholders or as part of a public offering or as part of a financial arrangement with parties other than the Advisor or directors, Trustees, officers or employees of the Trust or the Advisor;

                 (f) issue "redeemable securities," as defined in Section 2(a)(32) of the Investment Company Act of 1940;

                 (g) hold securities in any REIT for a period in excess of 18 months, except for shares of a qualified REIT subsidiary, as defined in Section 856(i) of the Internal Revenue Code, and regular or residual interests in REMICs.

                 (h) engage in trading as compared with investment activities, or engage in the business of underwriting or agency distribution of securities issued by others, but this prohibition shall not prevent the Trust from selling participations in Mortgage Loans or interests in Real Property or from selling or pledging a pool of notes receivable from property sales or selling interests in REMICs or CMOs.

                 (i) hold property primarily for sale to customers in the ordinary course of the trade or business of the Trust, but this prohibition shall not be construed to deprive the Trust of the power to sell any property which it owns at any time;

                 (j) invest more than 10% of the Total Assets of the Trust Estate in the ownership of, or participations in the ownership of, or in First Mortgage Loans on, unimproved non-income-producing Real Property, except for First Mortgage Development Loans; or

                 (k) invest more than 10% of the Total Assets of the Trust Estate in Junior Mortgage Loans, other than Wrap-around Loans.

                                   ARTICLE VI

                          The Shares and Shareholders

         6.1. Shares. The units into which the beneficial interest in the Trust will be divided shall be designated as Shares, which Shares shall be all of one class and shall have equal non-cumulative voting, distribution, liquidation and other rights and shall be without par value. The certificates evidencing the Shares shall be in such form and signed (manually or by facsimile) on behalf of the Trust in such manner as the Trustees may from time to time prescribe or as may be prescribed in the Trustees' Regulations. The certificates shall be negotiable, and title thereto and to the Shares presented thereby shall be transferred by assignment and delivery thereof to the same extent and in all respects as a share certificate of a California corporation. There shall be no limit upon the number of Shares to be issued. The Shares may be issued for such consideration as the Trustees shall determine





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or by way of share dividend or share split in the discretion of the Trustees.
Shares reacquired by the Trust shall no longer be deemed outstanding and shall have no voting or other rights unless and until reissued. Shares reacquired by the Trust may be cancelled and restored to the status of authorized and unissued Shares by action of the Trustees. All Shares shall be fully paid and non-assessable by or on behalf of the Trust upon receipt of full consideration for which they have been issued or without additional consideration if issued by way of share dividend or share split. The Shares shall not entitle the holder to preference, preemptive, appraisal, conversion, or exchange rights of any kind.

         6.2. Legal Ownership of Trust Estate. The legal ownership of the Trust Estate and the right to conduct the business of the Trust are vested exclusively in the Trustees, and the Shareholders shall have no interest therein other than beneficial interest in the Trust conferred by their Shares issued hereunder, and they shall have no right to compel any partition, division, dividend or distribution of the Trust or of the Trust Estate.

         6.3. Shares Deemed Personal Property. The Shares shall be deemed personal property and shall confer upon the holders thereof only the interest and rights specifically set forth in this Declaration. The death, insolvency or incapacity of a Shareholder shall not dissolve or terminate the Trust or affect its continuity nor give his legal representative any rights whatsoever, whether against or in respect of other Shareholders, the Trustees or the Trust Estate or otherwise except the sole right to demand and, subject to the provisions of this Declaration, the Trustees' Regulations and any requirements of law, to receive a new certificate for Shares registered in the name of such legal representative, in exchange for the certificate held by such Shareholder.

         6.4. Share Record; Issuance and Transferability of Shares. Records shall be kept by or on behalf of and under the direction of the Trustees, which records shall contain the names and addresses of the Shareholders, the number of Shares held by them, respectively, and the numbers of the certificates representing the Shares, and in which there shall be recorded all transfers of Shares. Certificates shall be issued, listed and transferred in accordance with the Trustees' Regulations. The Persons in whose names certificates are registered on the records of the Trust shall be deemed the absolute owners of the shares represented thereby for all purposes of this Trust; but nothing herein shall be deemed to preclude the Trustees or officers, or their agents or representatives, from inquiring as to the actual ownership of Shares. Until a transfer is duly effected on the records of the Trust, the Trustees shall not be affected by any notice of such transfer, either actual or constructive. The receipt by the Person in whose name any Shares are registered on the records of the Trust or of the duly authorized agent of such Person, or if such Shares are so registered in the names of more than one Person, the receipt of any one of such Persons, or of the duly authorized agent of such Persons, shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.

         Shares shall be transferable on the records of the Trust only by the record holder thereof or by his agent thereunto duly authorized in writing upon delivery to the Trustees or a transfer agent of the certificate or certificates therefor, properly endorsed or accompanied by duly executed instruments of transfer and accompanied by all necessary documentary stamps together with such evidence of the genuineness of each such endorsement, execution, or authorization and of other matters as may reasonably be required by the Trustees or such transfer agent. Upon such delivery, the transfer shall be recorded in the records of the Trust and a new certificate for the Shares so transferred shall be issued to the transferee, and, in case of a transfer of only a part of the Shares represented by any certificate, a new certificate for the balance shall be issued to the transferor. Any Person becoming entitled to any Shares in consequence of the death of a Shareholder or otherwise by operation of law shall be recorded as the holder of such Shares and shall receive a new certificate therefor, but only upon delivery to the Trustees or a transfer agent of instruments and other evidence required by the Trustees or the transfer agent to demonstrate such entitlement, the existing certificate for such Shares and such necessary releases from applicable governmental authorities. In case of the loss, mutilation, or destruction of any certificates for Shares, the Trustees may issue or cause to be issued a replacement certificate on such terms and subject to such rules and regulations as the Trustees may from time to tine prescribe. Nothing in this Declaration shall impose upon the Trustee or a transfer agent a duty or limit their rights to inquire into adverse claims.





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         6.5.    Dividends or Distributions to Shareholders.  The Trustees may
from time to time declare and pay to Shareholders such dividends or distributions in cash or other form, out of current or accumulated income, capital, capital gains, principal, surplus, proceeds from the increase or refinancing of Trust obligations, or from the sale of portions of the Trust Estate or from any other source as the Trustees in their discretion shall determine. Share- holders shall have no right to any dividend or distribution unless and until declared by the Trustees. The Trustees shall furnish the Shareholders at the time of each such distribution with a statement in writing advising as to the source of the funds so distributed or, if the source thereof has not then been determined, the communication shall so state and in such event the statement as to such source shall be sent to the Shareholders not later than 60 days after the close of the fiscal year in which the distribution was made.

         6.6. Transfer Agent, Dividend Disbursing Agent and Registrar. The Trustees shall have power to employ one or more transfer agents, dividend disbursing agents and registrars and to authorize them on behalf of the Trust to keep records, to hold and disburse any dividends and distributions and to have and perform, in respect to all original issues and transfers of Shares, dividends and distributions and reports and communications to Shareholders, the powers and duties usually had and performed by transfer agents, dividend disbursing agents and registrars of a California corporation.

         6.7. Shareholders' Meetings. There shall be an annual meeting of the Shareholders at such time and place as the Trustees' Regulations shall prescribe, at which the Trustees shall be elected and any other proper business may be conducted. The Annual Meeting of Shareholders shall be held after delivery to the Shareholders of the Annual Report and within six (6) months after the end of each fiscal year commencing with the 1974 fiscal year.
Special meetings of Shareholders may be called upon the written request of Shareholders holding not less than twenty percent (2O%) of the outstanding Shares of the Trust entitled to vote in the manner provided in the Trustees' Regulations. If there shall be no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders for the election of successor Trustees. Notice of any special meeting shall state the purposes of the meeting. A majority of the outstanding Shares entitled to vote at any meeting represented in person or by proxy shall constitute a quorum at any such meeting. Whenever any action is to be taken by the Shareholders, it shall, except as otherwise required by this Declaration or by law, be authorized by a majority of the votes cast at a meeting of Shareholders by holders of Shares entitled to vote thereon, which shares are not entitled to cumulative voting. The affirmative vote at a meeting of Shareholders of the holders of a majority of all outstanding Shares shall be required to approve the principal terms of the transaction and the nature and amount of the consideration involving any sale, lease, exchange or other disposition of 50% or more of the Trust Estate. Whenever Shareholders are required or permitted to take any action, such action may be taken without a meeting on written consent setting forth the action so taken, signed by the holders of a majority of all outstanding Shares entitled to vote thereon, or such larger proportion thereof as would be required for a vote of Shareholders at a meeting. The vote or consent of Shareholders shall not be required for the pledging, hypothecating, granting security interests in, mortgaging, or encumbering of all or any of the Trust Estate, or for the sale, lease, exchange or other disposition of less than 50% of the Trust Estate.

         6.8. Proxies. Whenever the vote or consent of Shareholders is required or permitted under this Declaration, such vote or consent may be given either directly by the Shareholders or to proxies in the form prescribed in the Trustees' Regulations. The Trustees may solicit such proxies from the Shareholders or any of them in any matter requiring or permitting the Shareholders' vote or consent.

         6.9 Reports to Shareholders.

                 (a) Not later than one hundred twenty (120) days after the close of each fiscal year of the Trust, the Trustees shall mail a report of the business and operation of the Trust during such fiscal year to the Shareholders, which report shall constitute the accounting of the Trustees for such fiscal year. The report (hereinafter "Annual Report") shall be in such form and have such content as the Trustees deem proper. The Annual Report shall include a statement of assets and liabilities and a statement of income and expenses of the Trust. Such financial statements shall be accompanied by the report of an





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         independent certified public accountant thereon.  A manually signed copy of the accountant's report shall be filed with the Trustees.

                 (b) At least quarterly the Trustees shall send to the Shareholders interim reports having such form and content as the Trustees deem proper.

      6.10. Fixing Record Date. The Trustees' Regulations may provide for fixing, or, in the absence of such provision, the Trustees may fix, in advance, a date as the record date for determining the Shareholders entitled to notice of or to vote at any meeting of Shareholders or to express consent to any proposal without a meeting, or for the purpose of determining Shareholders entitled to receive payment of any dividend or distribution (whether before or after termination of the Trust) or any Annual Report or other communication from the Trustees, or for any other purpose. The record date so fixed shall be not less than five (5) days nor more than fifty (50) days prior to the date of the meeting or event for purposes for which it is fixed.

      6.11. Notice to Shareholders. Any notice of meeting or other notice, communication or report to any Shareholder shall be deemed duly delivered to such Shareholder when such notice, communication, or report is deposited, with postage thereon prepaid, in the United States mail, addressed to such Shareholder at his address as it appears on the records of the Trust or is delivered in person to such Shareholder.

      6.12. Shareholders' Disclosures; Redemption of Shares. The Shareholders shall, upon demand, disclose to the Trustees in writing such information with respect to direct and indirect ownership of the Shares as the Trustees deem necessary to comply with the provisions of the Internal Revenue Code and the regulations thereunder, as the same shall be from time to time amended, or to comply with the requirements of any other taxing authority. If the Trustees shall at any time and in good faith be of the opinion that direct or indirect ownership of Shares of the Trust has or may become concentrated to an extent which would prevent the Trust from qualifying as a REIT under the REIT Provisions of the Internal Revenue Code, the Trustees shall have the power by lot or other means deemed equitable by them to prevent the transfer of and/or call for redemption a number of such Shares sufficient in the opinion of the Trustees to maintain or bring the direct or indirect ownership of Shares of the Trust into conformity with the requirements for such a REIT. The redemption price shall be (i) the last reported sale price of the Shares on the last business day prior to the redemption date on the principal national securities exchange on which the Shares are listed or admitted to trading; or
(ii) if the Shares are not so listed or admitted to trading, the average of the highest bid and lowest asked prices on such last business day as reported by the National Quotation Bureau Incorporated or a similar organization selected by the Trust for such purpose; or (iii) if not determined as aforesaid, as determined in good faith by the Trustees. From and after the date fixed for redemption by the Trustees, the holder of any Shares so called for redemption shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such Shares, excepting only to the right to payment of the redemption price fixed as aforesaid. For the purpose of this Section 6.12, the term "individual" shall be construed as provided in Section 542 (a) (2) of the Internal Revenue Code or any successor provision, and "ownership" of Shares shall be determined as provided in Section 544 of the Internal Revenue Code or any successor provision.

      6.13. Right to Refuse to Transfer Shares. Whenever it is deemed by them to be reasonably necessary to protect the tax status of the Trust, the Trustees may require a statement or affidavit from each Shareholder or proposed transferee of Shares setting forth the number of Shares already owned by him and any related person specified in the form prescribed by the Trustees for that purpose. If, in the opinion of the Trustees, which shall be conclusive upon any proposed transferor or proposed transferee of Shares, any proposed transfer would jeopardize the status of the Trust as a REIT under the Code, as now enacted or as hereafter amended, the Trustees may refuse to permit such transfer. Any attempted transfer for which the Trustees have refused their permission shall be void and of no effect to transfer any legal or beneficial interest in the Shares. All contracts for the sale or other transfer of Shares shall be subject to this provision.

       6.14 Issuance of Shares. Notwithstanding any other provision of this Declaration, the Trust may issue Shares from time to time. Any Security issued in any such Share shall have the same characteristics and entitle





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the registered holder thereof to the same rights as any identical Securities of the same class or series issued separately by the Trust.

                                  ARTICLE VII

                      Liability of Trustees, Shareholders
                        and Officers, and Other Matters

         7.1. Exculpation of Trustees, Officers, and Others. No Trustee, officer, employee, or agent of the Trust shall be liable for obligations or contracts of the Trust or liable in tort or otherwise in connection with the affairs of this Trust, to the Trust, or to any Shareholder, Trustee, officer, employee, or agent of the Trust or to any other Person for any action or failure to act (including, without limitation, the failure to compel in any way any former or acting Trustee to redress any breach of trust), except only that arising from his own willful misfeasance, bad faith, gross negligence, or reckless disregard of duty.

         7.2. Limitation of Liability of Shareholders, Trustees, and Officers. The Trustees, officers, employees, and agents of the Trust, in incurring any debts, liabilities, or obligations or in taking or omitting any other actions for or in connection with the Trust are, and shall be deemed to be, acting as Trustees, officers, employees or agents of the Trust and not in their own individual capacities. Except to the extent provided in Section 7.1, no Trustee, officer, employee or agent shall, nor shall any Shareholder, be liable for any debt, claim, demand, judgment, decree, liability or obligation of any kind, against or with respect to the Trust, arising out of any action taken or fitted for or on behalf of the Trust, and the Trust shall be solely liable therefor, and resort shall be had solely to the Trust Estate for the payment or performance thereof. Each Shareholder shall be entitled to pro rata indemnity from the Trust Estate if, contrary to the provisions hereof, such Shareholder shall be held to any personal liability.

         7.3. Express Exculpatory Clauses and Instruments. In all agreements, obligations, instruments, and actions in regard to the affairs of this Trust, this Trust and not the Shareholders, officers, employees, or agents shall be the principal and entitled as such to enforce the same, collect damages, and take all other action. All such agreements, obligations, instruments, and actions shall be made, executed, incurred, or taken by or in the name and on behalf of this Trust or by the Trustees as Trustees hereunder, but not personally. All such agreements, obligations, and instruments shall acknowledge notice of this paragraph or shall refer to this Declaration and contain a statement to the effect that the name of this Trust refers to the Trustees as Trustees but not personally, and that no Trustee, Shareholder, officer, employee, or agent shall be held to any personal liability thereunder; and neither the Trustees nor any officer, employee, or agent shall have any power or authority to make, execute, incur, or take any agreement, obligation, instrument, or action unless the requirements of this paragraph are met; however, the omission of such provisions from any such instrument shall not render the Shareholders or any Trustee or any officer, employee, or agent liable, nor shall the Trustees or any officer, employee, or agent of the Trust be liable to anyone for such omission.

         7.4. Indemnification and Reimbursement of Trustees and Officers. Any Person made a party to any action, suit, or proceeding or against whom a claim or liability is asserted by reason of the fact that he, his testator, or intestate was or is a Trustee or officer, employee, or agent or active in such capacity on behalf of the Trust shall be indemnified and held harmless by the Trust against judgments, fines, amounts paid on account thereof (whether in settlement or otherwise) and reasonable expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense of such action, suit, proceeding, claim, or alleged liability or in connection with any appeal therein, whether or not the same proceeds to judgment or is settled or otherwise brought to a conclusion; provided, however, that no such Person shall be so indemnified or reimbursed for any claim, obligation, or liability which arose out of such Person's willful misfeasance, bad faith, gross negligence, or reckless disregard of duty; and provided, further, that such Person gives prompt notice thereof, executes such documents, and takes such action as will permit the Trust to conduct the defense or settlement thereof and cooperates therein. In the event of a settlement approved by the Trustees of any such claim, alleged liability, action, suit, or proceeding, indemnification and reimbursement shall be provided except as to such matters covered by the settlement which





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the Trust is advised by its counsel arose from such Person's willful misfeasance, bad faith, gross negligence, or reckless disregard of duty. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Trust in advance of the final disposition of such action, suit or proceeding as authorized by the Trust in the specific action upon receipt of an undertaking by or on behalf of a Person indemnified to pay over such amount, unless it shall ultimately be determined he is entitled to be indemnified by the Trust as authorized herein. Such rights of indemnification and reimbursement shall be satisfied only out of the Trust Estate. The rights accruing to any Person under these provisions shall not exclude any other right to which he may be lawfully entitled nor shall anything contained herein restrict the right of the Trust to indemnify or reimburse such Person in any proper case even though not specifically provided for herein, nor shall anything contained herein restrict such Person's right to contribution as may be available under applicable law. The Trust shall have power to purchase and maintain insurance on behalf of any Person entitled to indemnity hereunder against any liability asserted against him and incurred by him in a capacity mentioned above, or arising out of his status as such, whether or not the Trust would have the power to indemnify him against such liability under the provisions hereof.

         7.5. Right of Trustees, Officers, and Others to Own Shares or Other Property and to Engage in Other Business. Any Trustee, officer, employee, or agent of the Trust may acquire, own, hold, and dispose of Shares in the Trust, for his individual account, and may exercise all rights of a Shareholder to the same extent and in the same manner as if he were not a Trustee, officer, employee, or agent of the Trust. Any Trustee, officer, employee, or agent of the Trust may have personal business interests and may engage in personal business activities, which interests and activities may include the acquisition, syndication, holding, management, operation, or disposition, for his own account or for the account of others, of interests in Mortgages, interests in Real Property or interests in Persons engaged in real estate business. Subject to the provisions of Article IV, any Trustee, officer, employee, or agent may be interested as trustee, officer, director, stockholder, partner, member, advisor or employee, or otherwise have a direct or indirect interest in any Person who may be engaged to render advice or services to the Trust, and may receive compensation from such Person as well as compensation as Trustee, officer, or otherwise hereunder. None of these activities shall be deemed to conflict with his duties and powers as Trustee or officer.

         7.6. Transactions Between the Trust and Affiliated Persons. Except as prohibited by this Declaration, and in the absence of fraud, a contract, act, or other transaction between the Trust and any other Person, or in which the Trust is interested, shall be valid even though (i) one or more of the Trustees or officers are directly or indirectly interested in, or connected with, or are trustees, partners, directors, officers, or retired officers of such other Person; or (ii) one or more of the Trustees or officers of the Trust, individually or jointly with others, is a party or are parties to or directly or indirectly interested in, or connected with, such contract, act, or transaction. No Trustee or officer shall be under any disability from or have any liability as a result of entering into any such contract, act, or transaction, provided that (a) such interest or connection is disclosed or known to the Trustees and thereafter the Trustees authorize such contract, act, or other transaction by vote sufficient for such purpose by an affirmative vote of the Trustees not so interested; (b) such interest or connection is disclosed or known to the Shareholders, and thereafter such contract, act, or transaction is approved by the Shareholders; or (c) such contract, act, or transaction is fair and reasonable as to the Trust at the time it is authorized by the Trustees or by the Shareholders.

         The Trust shall not purchase or lease, directly or indirectly, any Real Property from the Advisor or any affiliated Person, or from any partnership in which any of the foregoing may also be a general partner, and the Trust will not sell, directly or indirectly, any of its Real Property to any of the foregoing Persons.

         Notwithstanding any other provisions of this Declaration, the Trust shall not, directly or indirectly, engage in any transaction with any Trustee, officer, or employee of the Trust or any director, officer, or employee of the Advisor of Consolidated Capital Equities Corporation, or of any company or other organization of which any of the foregoing is an Affiliate, except for
(i) the execution and performance of the agreements contemplated by Article IV hereof, (ii) transactions involving the purchase of Securities of the Trust on the same terms on which such Securities are then being offered to all holders of any class of Securities of the Trust or to the public, (iii) transactions with Consolidated Capital Equities Corporation or the Advisor or Affiliates thereof involving loans, real estate brokerage services, mortgage brokerage services, real property management services, the servicing of

Mortgages, the leasing of personal property, or other services, provided such transactions are on terms not less favorable to the Trust than the terms on which unaffiliated parties are then making similar loans or performing similar services for comparable entities in the same area and are not entered into on an exclusive basis with such Person; provided, however, that any transaction referred to in clause (iii) may be entered into only after a showing that such transaction is fair and reasonable to the Shareholders and upon approval by affirmative vote of a majority of the Trustees who are not, other than as Trustees, interested in or Affiliates of any Person who is interested in the transaction; and, provided, further, that for providing real estate brokerage services such affiliates of the Advisor may receive a real estate brokerage commission of up to and including 6% of the Expenses of Acquisition of each real property investment acquired by the Trust on sales by third parties which are handled by such affiliate. Such real estate brokerage commissions may be paid by the seller of the property or the Trust, and the aggregate of the purchase price of the investment property and such real estate brokerage commission shall not exceed the appraised value of such property. The simultaneous acquisition by the Trust and the Advisor or any Affiliate of the Advisor of participations in a loan or other investment shall not be deemed to constitute the purchase or sale of property by one of them to the other. This
Section 7.6 shall not prevent the payment to any Person of commissions or fees for the so-called "private placement" of such Securities with investors. The Trustees are not restricted by this Section 7.6 from forming a corporation, partnership, trust, or other business association owned by the Trustees or by their nominees for the purpose of holding title to property of the Trust, provided the Trustees' motive for the formation of such business association is not for their own enrichment.

         7.7 Restriction of Duties and Liabilities. To the extent that the nature of this Trust (that is a business trust) will permit, the duties and liabilities of Shareholders, Trustees, and officers shall in no event be greater than the duties and liabilities of shareholders, directors, and officers of a California corporation. The Shareholders, Trustees, and officers shall in no event have any greater duties or liabilities than those imposed by applicable law as shall be in effect from time to time.

         7.8. Persons Dealing with Trustees or Officers. Any act of the Trustees or officers purporting to be done in their capacity as such shall, as to any Persons dealing in good faith with such Trustees or officers, be conclusively deemed to be within the purposes of this Trust and within the powers of the Trustees and officers.

         The Trustees may authorize any officer or officers or agent or agents to enter into any contract or execute any instrument in the name and on behalf of the Trust and/or Trustees.

         No Person dealing in good faith with the Trustees or any of them or with the authorized officers, employees, agents, or representatives of the Trust shall be bound to see to the application of any funds or property passing into their hands or control. The receipt of the Trustees or any of them, or of authorized officers, employees, agents, or representatives of the Trust for monies or other consideration, shall be binding upon the Trust.

         7.9. Reliance. The Trustees and officers may consult with counsel, and the advice or opinion of such counsel shall be full and complete personal protection to all of the Trustees and officers in respect to any action taken or suffered by them in good faith and in reliance on and in accordance with such advice or opinion. In discharging their duties, Trustees and officers, when acting in good faith, may rely upon financial statements of the Trust represented to them to be correct by the Chairman or the officer of the Trust having charge of its books of account, or stated in a written report by an independent certified public accountant fairly to present the financial position of the Trust. The Trustees may rely, and shall be personally protected in acting, upon any instrument or other document believed by them to be genuine.

      7.10. Income Tax Status. Anything to the contrary herein notwithstanding and without limitation of any rights of indemnification or non-liability of the Trustees herein, said Trustees by this Declaration make no commitment or representation that the Trust will qualify for the dividends paid deduction permitted by the Internal Revenue Code and by the Rules and Regulations thereunder pertaining to Real Estate Investments Trusts in any given year. The failure of the Trust to qualify as a Real Estate Investment Trust under the Internal Revenue Code shall not render the Trustees liable to the Shareholders or to any other person or in any manner operate to annul the Trust.

                                  ARTICLE VIII

                       Duration, Amendment, Termination,
                           and Qualification of Trust

         8.1. Duration of Trust. Unless the Trust is sooner terminated as otherwise provided herein, the Trust shall continue in such manner that the Trustees shall have all the powers and discretions, express and implied, conferred upon them by law or by this Declaration, until the expiration of twenty (20) years after the death of the last survivor of the following persons:

                                           Date of
Name                                        Birth           Parents and Present Residence
----                                       --------         -----------------------------
Anna Louise Carlson                        1/16/66          Mr. & Mrs. Don W. Carlson
                                                            85 Oakmont Avenue
                                                            Piedmont, California

Anthony Chase Swartz                       3/15/66          Mr. & Mrs. Thomas B. Swartz
                                                            6 King Avenue
                                                            Piedmont, California

Claire E. Levin                            4/20/60          Mr. Marvin T. Levin
                                                            228 Filbert Street
                                                            San Francisco, California

                                                            Mrs. Helen T. Levin
                                                            43 Craig Avenue
                                                            Piedmont, California

Ilya Jo Lie-Nielsen                        2/11/62          Mr. & Mrs. John Lie-Nielsen
                                                            5614 Balboa Drive
                                                            Oakland, California

Philip J. Sammet                           10/21/62         Mr. & Mrs. James L. Sammet
                                                            80 Sutherland Drive
                                                            Atherton, California

         8.2.    Termination of Trust.

                 (a) The Trust may be terminated by the affirmative vote of the holders of a majority of all outstanding Shares entitled to vote thereon, at any meeting of Shareholders; provided, however, that if the Commissioner of Corporations of California has suspended for more than thirty (30) days, or revoked a permit issued by him under the California Corporations Code finding that the Trust is a Real Estate Investment Trust, this Trust may be terminated by the holders of ten percent (10%) or more of all outstanding Shares. Upon termination of the Trust:

                        (i) The Trust shall carry on no business except for the purpose of winding up its affairs.

                        (ii) The Trustees shall proceed to wind up the affairs of the Trust, and all of the powers of the Trustees under this Declaration shall continue until the affairs of the Trust shall have been wound up, including the power to fulfill or discharge the contracts of the Trust, collect its assets, sell, convey, assign, exchange, transfer, or otherwise dispose of all or any part of the remaining Trust Estate to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities, or other property of any kind, discharge or pay its liabilities, and do all other acts appropriate to liquidate its business; provided that any sale, conveyance, assignment, exchange, transfer, or other disposition of fifty percent (50%) or more of the Trust Estate shall require approval of the principal terms of the transaction and the nature and amount of the consideration by vote or consent of the holders of a majority of all the outstanding Shares entitled to vote thereon.

                       (iii) After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities, or refunding agreements as they deem necessary for their protection, the Trustees may distribute the remaining Trust Estate, in cash or in kind, or partly in each, among the Shareholders according to their respective rights.

                 (b) After termination of the Trust and distribution to the Shareholders as herein provided, the Trustees shall execute and lodge among the records of the Trust an instrument in writing setting forth the facts of such termination, and the Trustees shall thereupon be discharged from all further liabilities and duties hereunder, and the rights and interests of all Shareholders shall thereupon cease.

         8.3.    Amendment Procedure.

                 (a) This Declaration may be amended by Shareholders holding a majority of the outstanding Shares entitled to vote thereon. The Trustees may also amend this Declaration without the vote or consent of Shareholders to the extent they deem it necessary to conform this Declaration to the requirements of the REIT Provisions of the Internal Revenue Code or to other applicable federal laws, rulings, or regulations, but the Trustees shall not be liable for failing to do so.

                 (b) No amendment may be made, under Section 8.3(a) above, which would change any rights with respect to any outstanding Securities of the Trust by reducing the amount payable thereon upon liquidation of the Trust, or by diminishing or eliminating any voting rights pertaining thereto, except with the vote or consent of the holders of two-thirds (2/3) of the outstanding Shares entitled to vote thereon.

                 (c) A certification, in recordable form, signed by a majority of the Trustees, setting forth an amendment and reciting that it was duly adopted by the Shareholders or by the Trustees as aforesaid, or a copy of the Declaration, as amended, in recordable form, and executed by a majority of the Trustees, shall be conclusive evidence of such amendment when lodged among the records of the Trust.

                 (d) Nothing contained in this Declaration shall permit the amendment of this Declaration to impair the exception from personal liability of the Shareholders, Trustees, officers, employees and agents of this Trust.

         8.4. Qualification Under the REIT Provisions of the Internal Revenue Code. It is intended that the Trust shall qualify as a "real estate investment trust" under the REIT Provisions of the Internal Revenue Code during such period as the Trustees shall deem it advisable so to qualify the Trust.

                                   ARTICLE IX

                                 Miscellaneous

         9.1 Applicable Law. This Declaration is executed and acknowledged by the Trustees in the State of California and with reference to the statutes and laws thereof and the rights of all parties and the construction and effect of every provision hereof shall be subject to and construed according to statutes and laws of said state.

         9.2. Index and Headings for Reference Only. The index and headings preceding the text, articles and sections hereof have been inserted for convenience and reference only and shall not be construed to affect the meaning, construction, or effect of this Declaration.

         9.3. Successors in Interest. This Declaration and the Trustees' Regulations shall be binding upon and inure to the benefit of the undersigned Trustees and their successors, assigns, heirs, distributees, and legal representatives and every Shareholder and his successors, assigns, heirs, distributees, and legal representatives.

         9.4 Inspection of Records. Trust records shall be available for inspection by Shareholders at the same time and in the same manner and to the extent that comparable records of a California corporation would be available for inspection by shareholders under the laws of the State of California. Except as specifically provided for in this Declaration, Shareholders shall have no greater right than shareholders of a California corporation to require financial or other information from the Trust, Trustees, or officers. Any federal or state securities administration or other similar authority shall have the right, at reasonable times during business hours and for proper purposes, to inspect the books and records of the Trust.

         9.5. Counterparts. This Declaration may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

         9.6.    Provisions of the Trust in Conflict With Law or Regulations.

                 (a) The provisions of this Declaration are severable, and if the Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the "Conflicting Provisions") are in conflict with the REIT Provisions of the Internal Revenue Code, or with other applicable laws or regulations, the Conflicting Provisions shall be deemed never to have constituted a part of the Declaration; provided, however, that such determination by the Trustees shall not affect or impair any of the remaining provisions of this Declaration or render invalid or improper any action taken or omitted (including, but not limited to, the election of Trustees) prior to such determination. A certification in recordable form signed by a majority of the Trustees setting forth any such determination and reciting that it was duly adopted by the Trustees, or a copy of this Declaration, with the Conflicting Provisions removed pursuant to such determination, in recordable form, signed by a majority of the Trustees, shall be conclusive evidence of such determination when lodged in the records of the Trust. The Trustees shall not be liable for failure to make any determination under this Section 9.6(a). Nothing in this Section 9.6(a) shall in any way limit or affect the right of the Trustees to amend this declaration as provided in Section 8.3(a).

                 (b) If any provisions of this Declaration shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Declaration, and this Declaration shall be carried out as if any such invalid or unenforceable provision were not contained herein.

         9.7. Certifications. The following certifications shall be final and conclusive as to any persons dealing with the Trust:

                 (a) A certification of a vacancy among the Trustees by reason of resignation, removal, increase in the number of Trustees, incapacity, death or otherwise, when made in writing by a majority of the remaining Trustees;

                 (b) A certification as to the persons holding office as Trustees or officers at any particular time, when made in writing by the Secretary of the Trust or by any Trustee;

                 (c) A certification that a copy of this Declaration or of the Trustees' Regulations is a true and correct copy thereof as then in force when made in writing by the Secretary of the Trust or by any Trustee;

                 (d) The certifications referred to in Sections 8.3(c) and 9.6(a) hereof; and

                 (e) A certification as to any actions by Trustees, other than the above, when made in writing by the Secretary of the Trust, or by any Trustee.

         9.8. Recording and Filing. A copy of this Declaration and any amendments shall be recorded in the office of the County Recorder of the County of Alameda, California, and in the office of the County Recorder or its equivalent in every county where the Trust is or the Trustees are the record owner of Real Property; provided, however, that provision is made in such county for such recording, and further provided that this Declaration is accepted for recording. This Declaration and any amendments may also be filed or recorded in such other places as the Trustees deem appropriate.

         IN WITNESS WHEREOF, the undersigned have executed this Declaration of Trust effective as of the date first hereinabove set forth.




/s/ David V. John                               /s/ Betty L. Hood-Gibson
-------------------------------                 ------------------------------
David V. John                                   Betty L. Hood-Gibson



/s/ Thomas J. Fitzmyers                         /s/ Fred H. Field
-------------------------------                 ------------------------------
Thomas J. Fitzmyers                             Fred H. Field



/s/ Albert H. Schaaf                            /s/ Douglas Temple
-------------------------------                 ------------------------------
Albert H. Schaaf                                Douglas Temple

State of California               )
                                  )        ss.
County of Alameda                 )


         On this 24th day of July, 1987, before me, R. Scott, a Notary Public for the State of California, duly commissioned and sworn, personally appeared David V. John, Betty L. Hood-Gibson, Thomas J. Fitzmyers, Fred H. Field, Albert
H. Schaaf and Douglas Temple, known to me to be the persons whose names are subscribed to the within instrument, and acknowledged to me that they executed the same.

         IN WITNESS WHEREOF, I have hereunto set hand and affixed my official seal in the County of Alameda, State of California, the day and year in this certificate first above written.



                                                           R. Scott
                                           ----------------------------------
                                           Notary Public, State of California

         (Seal)

                                                                        89188236

                             TRUSTEES' CERTIFICATE
         The undersigned, being a majority of the members of the Board of Trustees of Consolidated Capital Realty Investors (the "Trust"), hereby certify that, pursuant to the authorization granted in Section 1.1 of the Trust's Amended and Restated Declaration of Trust (the "Declaration"), the Board of Trustees of the Trust, at a meeting held on April 13, 1989, approved Amendment No. 1 to the Declaration, a copy of which amendment is attached hereto as Exhibit A.

         IN WITNESS WHEREOF, the undersigned have executed this Certificate this 22nd day of June, 1989.

                                             /s/ William S. Friedman
                                             ---------------------------------
                                             William S. Friedman


89-188236                                    /s/ Gene E. Phillips
                                             ---------------------------------
RECORDED IN OFFICIAL RECORDS OF              Gene E. Phillips
ALAMEDA COUNTY, CALIF.
RENE C. DAVIDSON, CO. RECORDER
                                             /s/ Richard N. Lapp
                                             ---------------------------------
'89 JUL 13 PM 4 19                           Richard N. Lapp


                                             /s/ Michael E. Smith
                                             ---------------------------------
                                             Michael E. Smith


                                             /s/ William K. Davis
                                             ---------------------------------
                                             William K. Davis



                                             ---------------------------------
                                             Raymond V. J. Schrag


                                             /s/ Randall K. Gonzalez
                                             ---------------------------------
                                              Randall K. Gonzalez

                                                                        89188236

         On this 22nd day of June, 1989 before me, Rhonda Grimshaw, a Notary Public, for the State of Texas duly commissioned and sworn, personally appeared William S. Friedman, Gene E. Phillips, Richard N. Lapp, Michael E. Smith, Willie K. Davis, Randall K. Gonzalez and James W. Hammond, Jr., known to me to be the persons whose names are subscribed to the within instrument, and acknowledged to me that they executed the same.

         IN WITNESS WHEREOF I have hereunto set by [sic] hand and affixed my official seal in the County of Dallas, State of Texas, the day and year in this certificate first above written.


                                           /s/ Rhonda Grimshaw Notary Public,
                                           -----------------------------------
                                           State of Texas

(Seal)                                     5/12/92

                                                                        89188236

                                   EXHIBIT A

                         AMENDMENT NO. 1 TO THE AMENDED
                       AND RESTATED DECLARATION OF TRUST
                    OF CONSOLIDATED CAPITAL REALTY INVESTORS

         The Amended and Restated Declaration of Trust is hereby amended as follows:

         (a)     Section 1.1 shall be deleted and replaced with the following:

                 1.1 Name. The name of the Trust shall be "Vinland Property Trust." As far as practicable and except as otherwise provided in this Declaration, the Trustees shall conduct the Trust's activities, execute all documents, and sue or be sued in the name of Vinland Property Trust or in their names as Trustees of Vinland Property Trust. If the Trustees determine that the use of such name is not practicable, legal or convenient, they may use such other designation or may adopt another name under which the Trust may hold property or conduct its activities.

         (b) The phrase "Consolidated Capital Realty Investors," wherever it appears on the Amended and Restated Declaration of Trust of Consolidated Capital Realty Investors, shall be deleted and replaced with the phrase "Vinland Property Trust."

RECORDING REQUESTED BY
AND MAIL BACK TO:



                                AMENDMENT NO. 2

                                     TO THE
                   AMENDED AND RESTATED DECLARATION OF TRUST
                                       OF
                             VINLAND PROPERTY TRUST
                (FORMERLY CONSOLIDATED CAPITAL REALTY INVESTORS)

                                ===============



         The Amended and Restated Declaration of Trust dated May 27, 1987 for VINLAND PROPERTY TRUST (formerly Consolidated Capital Realty Investors), recorded on July 29, 1987 as Instrument No. 87212436 in the Alameda County Records, as amended by Amendment No. 1 effective April 13, 1989, recorded on July 13, 1989 as Instrument No. 89188236 in the Alameda County Records (collectively the "Declaration of Trust") is hereby amended as follows, such amendment having been approved by Shareholders holding a majority of the outstanding Shares of Beneficial Interest entitled to vote thereon at a meeting held on November 20, 1995:

         The following language shall be added to Section 6.1 of the Declaration of Trust following the existing language of such Section 6.1:

                 "The Trustees shall also have the power, in their sole discretion, to effect reverse share splits on a pro-rata basis and to redeem for cash any fractional shares outstanding as a result thereof."

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of November 20, 1995.


                                         /s/ William S. Friedman
                                         -------------------------------------
                                         WILLIAM S. FRIEDMAN, Trustee


                                         /s/ John A. Doyle
                                         -------------------------------------
                                         JOHN A. DOYLE, Trustee


                                         -------------------------------------
                                         Michael E. Smith, Trustee


                                         /s/ Willie K. Davis
                                         -------------------------------------
                                         WILLIE K. DAVIS, Trustee


                                         /s/ Chester Beck
                                         -------------------------------------
                                         CHESTER BECK, Trustee

STATE OF NEW YORK         )
                          ) ss.:
COUNTY OF NEW YORK        )

         On this 22nd day of November, 1995, before me, the undersigned Notary Public in and for the County and State of New York, duly commissioned and sworn, personally appeared JOHN A. DOYLE and WILLIAM S. FRIEDMAN, each known to me to be the persons whose names are subscribed to the foregoing written instrument, and acknowledged to me that they each executed the same.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State of New York, the day and year above written.



                                  /s/ David E. Miller
                                  ---------------------------------------------
                                  Notary Public in and for the State
                                  of New York

                                  My Commission Expires:
                                                        ------------------------

                                                   David E. Miller
                                           Notary Public, State of New York
                                                   No. 4989963
                                             Qualified in New York County
                                           Commission Expires Aug. 2, 1996

STATE OF FLORIDA            )
                            ) ss.:
COUNTY OF PALM BEACH        )

         On this 29th day of November, 1995, before me, the undersigned Notary Public in and for the County and State of Palm Beach FL., duly commissioned and sworn, personally appeared MICHAEL E. SMITH, known to me to be the person whose name is subscribed to the foregoing written instrument, and acknowledged to me that he executed the same.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State of Palm Beach FL., the day and year above written.


                                     /s/ James Moriarty
                                     ----------------------------------------
                                     Notary Public in and for the State of

                                     James Moriarty
                                     ----------------------------------------

                                     My Commission Expires: 11/15/99
                                                            -----------------

STATE OF TENNESSEE        )
                          ) ss.:
COUNTY OF DAVIDSON        )

         On this 29th day of November, 1995, before me, the undersigned Notary Public in and for the County and State of Tennessee, duly commissioned and sworn, personally appeared WILLIE K. DAVIS, known to me to be the person whose name is subscribed to the foregoing written instrument, and acknowledged to me that he executed the same.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State of Tennessee, the day and year above written.


                                     /s/ Carrie Moss
                                     ----------------------------------------
                                     Notary Public in and for the State of

                                     Tennessee
                                     ----------------------------------------

                                     My Commission Expires:
                                                          -------------------

                                   APPENDIX F

                         RESTATED TRUSTEES' REGULATIONS
                           OF VINLAND PROPERTY TRUST
                (formerly Consolidated Capital Realty Investors)


                                   ARTICLE I

                                    Officers


         Section 1. Enumeration. The officers of the Trust shall be a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers as are elected by the Trustees, including in their discretion a Chairman of the Board. Officers shall be elected by, and shall hold office at the pleasure of, the Trustees. When the duties do not conflict, any two or more offices, except those of President and Secretary, or President and Assistant Secretary, may be held by the same person.

         Section 2. Powers and Duties of the Chairman of the Board. The Chairman of the Board, if there shall be such an officer, shall, if present, preside at all meetings of the Trustees and exercise and perform such other powers and duties as may be from time to time assigned to him by the Trustees.

         Section 3. Powers and Duties of the President. Subject to such supervisory powers, if any, as may be given by the Trustees to the Chairman of the Board, if there be such an officer, the President shall be the chief executive officer of the Trust, and, subject to the control of the Trustees, shall have general supervision, direction and control of the business of the Trust and its employees and shall exercise such general powers of management as are usually vested in the office of president of a corporation. He shall preside at all meetings of the Shareholders and in the absence of the Chairman of the Board, or if there be none, at all meetings of the Trustees. He shall be, ex officio, a member of all standing committees.

         Section 4. Powers and Duties of the Vice President. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Trustees or, if not ranked, the Vice President designated by the Trustees, shall perform all of the duties of the President and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall have such other powers and perform such other duties as are prescribed for them from time to time by the Trustees.

         Section 5.  Duties of the Secretary.  The Secretary shall:

                 (a) Minutes. Keep full and complete minutes of the meetings of the Trustees and of the meetings of the Shareholders and give notice, as required, of all such meetings;

                 (b) Trust Seal. Keep the seal of the Trust, and affix the same to all instruments executed by the Trust which requires it;

                 (c) Books and Other Records. Maintain custody of and keep the books of account and other records of the Trust except such as are in the custody of the Treasurer;

                 (d) Share Register. Keep at the principal office of the Trust a share register, or duplicate share register if a transfer agent is employed to keep the original share register, showing the ownership and transfers of ownership of all Shares;

                 (e) Receipt, Deposit, and Disbursement of Funds. Receive, deposit, and disburse funds belonging to the Trust; and

                 (f) General Duties. Generally, perform all duties which pertain to his office and which are required by the Trustees.

         Section 6. Duties of the Treasurer. The Treasurer shall perform all duties which pertain to his office and which are required by the Trustees.

                                   ARTICLE II

                                    Trustees

         Section 1. Number. Until changed by amendment of this Section 1 adopted by the Trustees or the Shareholders, the authorized number of Trustees shall be five (5).

         Section 2. Qualifying Shares Not Required. Trustees need not be Shareholders of the Trust.

         Section 3. Quorum. A majority of the Trustees shall constitute a quorum.

         Section 4. Election. Trustees shall be elected at each Annual Meeting of Shareholders and shall continue in office until the election of their successors. If Trustees are not elected at an annual meeting or if such meeting is not held, Trustees may be elected at a special meeting of Shareholders.

         Section 5. Vacancies. Vacancies occurring among the Trustees (except in case of the removal of one or more Trustees under provisions of Section 2.3 of the Declaration) shall be filled by a majority of the remaining Trustees, though less than a quorum, or by a sole remaining Trustee, and the person so appointed shall hold office until his successor is elected at an annual, regular, or special meeting of the Shareholders.

         Section 6. Place of Meeting. Meetings of the Trustees shall be held at the principal office of the Trust or at such place within or without the State of California as is fixed from time to time by resolution of the Trustees or by written consent of all Trustees. Whenever a place other than the principal office is fixed by resolution as the place at which future meetings are to be held, written notice thereof shall be sent not later than the following business day to all Trustees who are absent from the meeting at which the resolution was adopted.

         Section 7. Organized Meeting. Immediately following each Annual Meeting of Shareholders, a regular meeting of the Trustees shall be held for the purposes of organizing, electing officers, and transacting other business. Notice of such meetings need not be given.

         Section 8. Regular Meetings. Regular meetings of the Trustees shall be held at the principal office of the Trust or at any other place within the State of California which has been designated by the Trustees' Regulations or from time to time by resolution of the Trustees or by written consent of all of the Trustees on the third Monday of each calendar month at 6:00 pm., and notice of such regular meetings of the Trustees is hereby dispensed with.

         Section 9. Special Meetings. Special meetings of the Trustees may be called at any time by the President and the President shall call a special meeting at any time upon the written request of two (2) Trustees. A copy of written notice of the time and place of a special meeting shall be given to each Trustee, either personally or by sending a copy thereof by mail or by telegraph, charges prepaid, to his address appearing on the books of the Trust or theretofore given by him to the Trust for the purpose of notice. In case of personal service, such notice shall be so delivered at least twenty-four (24) hours prior to the time fixed for the meeting. If telegraphed, it shall be delivered to the telegraph company at least forty-eight (48) hours prior to the time fixed for the holding of the meeting. If notice is not so given by the Secretary, it may be given by the President, or the Trustees requesting the meeting may issue the call and give the notice.

         Section 10. Adjourned Meetings. A quorum of the Trustees may adjourn any Trustees' meeting to meet again at a stated day and hour. In the absence of a quorum, a majority of the Trustees present may adjourn from time to time to meet again at a stated day and hour prior to the time fixed for the next regular meeting of the Trustees. The motion for adjournment shall be lodged with the records of the Trust. Notice of the time and place of an adjourned meeting need not be given to any Trustee if the time and place is fixed at the meeting adjourned.

         Section 11. Waiver of Notice. The transactions of any meeting of the Trustees, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice if a quorum is present, and if either before or after the meeting each of the Trustees not present signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. All such waivers, consents, or approvals shall be lodged with the Trust records or made a part of the minutes of the meetings.

         Section 12. Action Without Meeting. Any action required or permitted to be taken by the Trustees may be taken by the Trustees without a meeting, if a majority of the Trustees shall individually or collectively consent in writing to such action. Such written consent or consents shall be lodged with the records of the Trust. Such action by written consent shall have the same force and effect as a unanimous vote of such Trustees.

         Section 13. Powers and Duties. The powers and duties of the Trustees, in addition to the powers and duties set forth in the Declaration, are:

                 (a) Selection and Removal of Officers, Agents, and Employees. To select all other officers, agents, and employees of the Trust, to remove them at pleasure, either with or without cause, to prescribe for them duties consistent with the Declaration and the Trustees' Regulations, and to fix their compensation.

                 (b) Authorization of Signatures. From time to time to designate the person or persons authorized to sign or endorse checks, drafts, or other orders for the payment of money, issued in the name of or payable to the Trust.

                 (c) Fixing Principal Office and Place of Meetings. From time to time to change the location of the principal office of the Trust and from time to time to designate any place within or without the State of California as the place at which meetings of the Trustees or of the Shareholders shall be held.

                 (d) Committees. To appoint an executive committee and other committees, and to delegate to the executive committee any of the powers and authority of the trustees over the business and affairs of the Trustees, except the power to declare dividends and to adopt, amend, or repeal Trustees' Regulations. The Trustees shall have the power to prescribe the manner in which proceedings of the executive committee and other committees shall be conducted. The executive committee and the audit committee shall be composed of three (3) or more Trustees.

                 (e) General Powers. Generally to exercise such other powers as are usually vested in directors of corporations organized under the laws of the State of California.

         Section 14. Trustees' Compensation. Trustees who are not officers of the Trust shall receive compensation for their services as determined by the Trustees from time to time, subject to the limitation that the amount of such compensation for each meeting shall not exceed the sum of $250 for each Trustee. Trustees who are not officers of the Trust shall, in addition, be reimbursed for expenses incurred in attending meetings of the Trustees.

                                  ARTICLE III

                               Advisory Trustees

         Section 1. Appointment. The Trustees may at their option appoint not more than fifteen (15) individuals to serve as Advisory Trustees for the Trust whose duties will be to review the Trust's operations, investments, and policies and make recommendations in connection therewith to the Trustees. The Trustees, however, shall not be bound by the recommendations of the Advisory Trustees, and the Advisory Trustees shall have no power or authority to, and no action taken by them shall, bind or restrict the Trustees of the Trust.

         Section 2. Election and Term of Office. The Advisory Trustees shall be elected annually by the Trustees at their organization meeting. Each Advisory Trustee shall hold office until his death, resignation, removal, or until his successor shall be elected and qualified.

         Section 3. Compensation to Advisory Trustees. The amount of compensation to be paid to Advisory Trustees shall be fixed from time to time by the Trustees provided that such compensation shall not exceed the sum of $250 for each meeting attended by an Advisory Trustee. In addition to the foregoing, the Trustees may authorize the payment of expenses incurred by any Advisory Trustee to attend any meeting and may also authorize the payment of additional compensation to an Advisory Trustee for services actually rendered the Trust in addition to attending meetings.

         Section 4. Limitation of Liability. No Advisory Trustee shall be liable to the Trust, the Trustees hereunder, or the Shareholders in any amount except for disclosure or use of confidential information obtained by such Advisory Trustee in connection with his duties as an Advisory Trustee.

                                   ARTICLE IV

                                  Shareholders

         Section 1. Quorum. The presence in person or by proxy of persons entitled to vote a majority of the voting shares at any meeting of Shareholders shall constitute a quorum. The Shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment notwithstanding the withdrawal of enough Shareholders to leave less than a quorum.

         Section 2. Place of Meeting. Meetings of the Shareholders shall be held at the principal office of the Trust or at such place within or without the State of California as is designated by the Trustees or by the written consent of all Shareholders entitled to vote thereat, given either before or after the meeting and filed with the Secretary of the Trust.

         Section 3. Annual Meeting. A regular annual meeting of the Shareholders shall be held on the first Tuesday of June in each calendar year commencing with end of the 1975 fiscal year at the hour of 10:30 a.m. If the day so designated is a legal holiday the meeting shall be held at the same hour on the next succeeding business day.

         Section 4. Special Meetings. Special meetings of the Shareholders may be held at any time for any purpose or purposes. Such special meetings may be called at any time by the President or by the Trustees or by any two or more Trustees, or by one or more Shareholders holding not less than 66-2/3% of the outstanding Shares of the Trust.

         Section 5. Adjourned Meetings. Any meetings of Shareholders, whether or not a quorum is present, may be adjourned from day to day or from time to time by the vote of a majority of the Shares, the holders of which are either present at the meeting or represented by proxy. The motion for adjournment shall be lodged with the records of the Trust.

         Section 6. Notice of Regular or Special Meetings. Written notice specifying the place, day, and hour of any regular or special meeting, the general nature of the business to be transacted thereat, and all other matters required by law, shall be given to each Shareholder of record entitled to vote, either personally or by sending a copy thereof by mail or telegraph, charges prepaid, to his address appearing on the books of the Trust or theretofore given by him to the Trust for the purpose of notice or, if no address appears or has been given, addressed to the place where the principal office of the Trust is situated. It shall be the duty of the Secretary to give notice of each Annual Meeting of the Shareholders at least ten (10) days and not more than sixty (60) days before the date on which it is to be held. If notice is not so given by the Secretary, it may be given not less than seven (7) days before such date by another officer. Whenever an officer has been duly requested to call a special meeting of Shareholders, it shall be his duty to fix the date and the hour thereof, which date shall be not less than ten (10) days and not more than sixty (60) days after the receipt of such request, if the request has been delivered in person, or after the date of mailing the request, as the case may be, and to give notice of such special meeting not less than seven (7) days before the date on which the meeting is to be held.
If the date of such special meeting is not so fixed and notice thereof given within seven (7) days after the date of delivery or the date of mailing the request, the date and hour of such meeting may be fixed by the person or persons calling or requesting the meeting and notice thereof shall be given by such person or persons not less than seven (7) days nor more than sixty (60) days before the date on which the meeting is to be held.

         Section 7. Notice of Adjourned Meetings. It shall not be necessary to give any notice of the time and place of any adjourned meeting or of the business to be transacted thereat other than by announcement at the meeting at which such adjournment is taken, except that when a meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.

         Section 8. Proxies. The appointment of a proxy or proxies shall be made by an instrument in writing executed by the Shareholder or his duly authorized agent and filed with Secretary of the Trust. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless the Shareholder executing it specified therein the length of time for which it was to continue in force, which in no case shall exceed seven (7) years from the date of its execution. At a meeting of Shareholders all questions concerning the qualification of voters, the validity of proxies, and the acceptance or rejection of votes shall be decided by the Secretary of the meeting unless inspectors of election are appointed pursuant to Section 11 of this Article IV, in which event such inspectors shall pass upon all questions and shall have all other duties specified in said section.

         Section 9. Consents of Absentees. The transactions of any meeting of Shareholders, either annual, special, or adjourned, however called and noticed, shall be as valid as though conducted at a meeting duly held after the regular call and notice if a quorum is present and, if either before or after the meeting each Shareholder entitled to vote, not present in person or by proxy, signs a written waiver of notice of a consent to the holding of such meeting or an approval of the minutes thereof. All such waivers, consents, or approvals shall be lodged with the Trust records or made a part of the minutes of the meeting.

         Section 10. Voting Rights. If no future date is fixed for the determination of the Shareholders entitled to vote at any meeting of Shareholders, only persons in whose names Shares entitled to vote stand on the stock records of the Trust on the day of any meeting of Shareholders shall be entitled to vote at such meeting.

         Section 11. Inspectors of Election. In advance of any meeting of Shareholders the Trustees may appoint inspectors of election to act at the meeting or any adjournment thereof. If inspectors of election are not so appointed, the Chairman of any meeting of Shareholders may and, on the request of any Shareholder or his proxy, shall appoint inspectors of election at the meeting. The number of inspectors shall be either one or three. If appointed at the meeting on the request of one or more Shareholders or proxies, a majority of Shares present shall determine whether one or three inspectors are to be appointed. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Trustees in advance of convening the meeting or at the meeting by the Person acting as Chairman. The inspectors of election shall determine the number of Shares outstanding, the Shares represented at the meeting, the existence of a quorum, the authenticity, validity, and effect of proxies, receive votes, ballots, or consents, hear and determine all challenges and questions in any way arising in connection with the right to vote, count, and tabulate all votes or consents, determine the results, and do such acts as may be proper to conduct the election or vote with fairness to all Shareholders. If there are three inspectors of election, the decision, act, or certificate of a majority is effective in all respects as the decision, act, or certificate of all. On request of the Chairman of the meeting or of any Shareholder or his proxy, the inspector shall make a report in writing of any challenge or question or matter determined by them and execute a certificate of any facts found by them.

         Section 12. Excess Shares. No person shall at any time be or become the owner of more than 9.8% of the outstanding shares of the Trust. Any shares held in excess of this limit shall be "Excess Shares" which shall not be entitled to voting rights or dividends (until they cease to become Excess Shares) and are subject to redemption by the Trustees. This provision can be waived or suspended at any time by the formal action of the Trustees acting in accordance with these Regulations.

         Section 13.  Action Without Meeting.

                 (a) Action by Written Consent. Any action which is required to be or may be taken at any annual or special meeting of Shareholders of the Trust may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall have been signed by the holders of outstanding Shares having not less than the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all Shares entitled to vote thereon were present and voted; provided, however, that prompt notice of the taking of the action without a meeting and by less than unanimous written consent shall be given to those Shareholders who have not consented in writing.

                 (b) Record Date. The record date for determining Shareholders entitled to express consent to action in writing without a meeting shall be fixed by the Board of Trustees of the Trust (the "Board"). Any Shareholder seeking to have the Shareholders authorize or take action by written consent without a meeting shall, by written notice, request the Board to fix a record date. The Board shall, upon receipt of such a request, fix the record date as the fifteenth day following receipt of the request or such later date as may be specified by such Shareholder. If the record date falls on a Saturday, Sunday or legal holiday, the record date shall be the day next following which is not a Saturday, Sunday or legal holiday.

                 (c) Date of Consent. The date for determining if an action has been consented to by the holder or holders of Shares having the requisite voting power to authorize or take the action specified therein (the "Consent Date") shall be the close of business on the thirty-first day after the later of (x) the record date pursuant to paragraph (b) of this Section 13 and (y) the date on which materials soliciting consents are mailed to Shareholders if such materials are required to be mailed under applicable law. If the Consent Date falls on a Saturday, Sunday or legal holiday, the Consent Date shall be the day next following which is not a Saturday, Sunday or legal holiday. On or prior to the Consent Date, consents may be revoked by written notice (i) to the Trust, (ii) to the Shareholder or Shareholders soliciting consents or soliciting revocations in opposition to action by consent proposed by the Trust (the "Soliciting Shareholders"), or
         (iii) to a proxy solicitor or other agent designated by the Trust or the Soliciting Shareholder(s).

                 (d) Procedures. In the event of delivery to the Trust of a written consent or consents purporting to authorize or take action and/or related revocations (each such written consent and related revocation being referred to in this Section 13 as a "Consent"), the Secretary of the Trust shall provide for the safekeeping of such Consent and, as soon as practicable after the Consent Date, shall conduct such reasonable investigation as he deems necessary or appropriate for the purpose of ascertaining the validity of such Consent and all matters incident thereto, including, without limitation, whether the holders of Shares having the requisite voting power to authorize or take the action specified in the Consent have given consent; provided, however, that if the action to which the Consent relates is the removal or replacement of one or more members of the Board, the Secretary of the Trust shall designate two persons, who may not be members of the Board or otherwise affiliated with the Trust, or a firm of nationally recognized independent inspectors of election, to serve as Inspectors with respect to such Consent and such Inspectors shall discharge the functions of the Secretary of the Trust under this paragraph (d). If after such investigation the Secretary or the Inspectors (as the case may be) shall determine that the Consent is valid, that fact shall be certified on the records of the Trust kept for the purpose of recording the proceedings of meeting of Shareholders, and the Consent shall become effective as Shareholder action as of the fifth business day following such certification.

                                   ARTICLE V

         Section 1. Record Dates and Closing of Transfer Books. From time to time the Trustees may fix a future date, not exceeding fifty (50) days preceding the date of any meeting of Shareholders or the date fixed for the payment of any dividend or distribution or for allotment of rights or when any change or conversion or exchange of Shares is to go into effect, as the record date for the determination of the Shareholders entitled to notice of and to vote at any such meeting or to receive any such dividend or distribution or any allotment of rights or to exercise the rights with respect to any such change, conversion or exchange of Shares. If a time is so fixed, only Shareholders of record on the date so fixed shall be entitled to notice of and to vote at such meeting or to receive such dividend or distribution or allotment of rights or to exercise such rights, as the case may be, notwithstanding any transfer of Shares on the books of the Trust after the record date so fixed. The Trustees may close the books of the Trust against transfers of Shares during the whole or any part of the period between the record date and the date so fixed for the meeting, payment, distribution, allotment, change, or exercise of rights.

         Section 2. Inspection of Trust Records. The share register or duplicate share register, the books of account, and the minutes of the proceedings of the Shareholders and Trustees shall be open to inspection upon the written demand of any Shareholder at any reasonable time and for a purpose reasonably related to his interests as a Shareholder and shall be exhibited at any time when required by the demand of ten percent (10%) or more of the Shares represented at any Shareholders' meeting. Such inspection may be made in person or by an agent or attorney and shall include the right to make extracts. Demand of inspection other than at a Shareholders' meeting shall be made in writing to the President, Secretary, or Assistant Secretary of the Trust.

         Section 3. Inspection of Trustees' Regulations. The Trustees shall keep at the principal office for the transaction of business of the Trust the original or a copy of the Trustees' Regulations as amended or otherwise altered to date, certified by the Secretary, which Regulations shall be open to inspection by the Shareholders at all reasonable times during office hours.

         Section 4. Representation of Shares of Corporations. The President or any Vice President and the Secretary or Assistant Secretary of the Trust, acting either in person or by a proxy or proxies designated in a written instrument duly executed by said officers, are authorized to vote, represent, and exercise on behalf of the Trust all rights incident to any shares of any corporation standing in the name of the Trust.

                                   ARTICLE VI

                                      Seal

         The Trust may elect to have a seal containing the words: "VINLAND PROPERTY TRUST, A CALIFORNIA REAL ESTATE INVESTMENT TRUST, ORGANIZED JULY 10, 1973, CALIFORNIA."

                                  ARTICLE VII

                                   Amendments

         Section 1. By Shareholders. Except for any change for which a larger number is required, these Trustees' Regulations may be amended or repealed, or new or additional Trustees' Regulations may be adopted by the vote or written consent of Shareholders entitled to exercise a majority of the voting power of the Trust.

         Section 2. By Trustees. These Trustees' Regulations may be amended or repealed, or new or additional Trustees' Regulations may be adopted by the vote or written consent of the Trustees, but the Trustees may not decrease the authorized number of Trustees below three or increase the authorized number of Trustees above fifteen without the vote or written consent of Shareholders entitled to exercise a majority of the voting power of the Trust. The power hereby delegated may be revoked by the vote or written consent of Shareholders entitled to exercise a majority of the voting power of the Trust.

                                  ARTICLE VIII

                                  Definitions

         All terms defined in the Declaration of Trust dated July 18, 1973, as amended to date, shall have the same meaning when used in these Trustees' Regulations.

================================================================================

        No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus constitutes neither an offer to sell, nor a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, nor the solicitation of a proxy, in any jurisdiction to or from any person to or from whom it is unlawful to make such offer or solicitation of an offer or proxy solicitation in such jurisdiction.

                          -------------------------

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
GENERAL SHAREHOLDER INFORMATION . . . . . . . . . . . . . . . . . . . . . 1
PRINCIPAL SHAREHOLDERS AND MANAGEMENT . . . . . . . . . . . . . . . . . . 3
PROPOSAL ONE-ELECTION OF TRUSTEES . . . . . . . . . . . . . . . . . . . . 4
PROPOSAL TWO-APPROVAL OF THE CURRENT
 ADVISORY AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . .  18
PROPOSAL THREE-PROPOSED INCORPORATION
 PROCEDURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SHAREHOLDERS OF THE TRUST WILL NOT
 HAVE ANY DISSENTERS' RIGHTS OF APPRAISAL
 WITH RESPECT TO THE INCORPORATION
 PROCEDURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
MARKET PRICES OF THE SHARES;
 DISTRIBUTIONS AND RELATED SHAREHOLDER
 MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
BUSINESS AND PROPERTIES OF TRII NEVADA  . . . . . . . . . . . . . . . .  54
BUSINESS AND PROPERTIES OF THE TRUST  . . . . . . . . . . . . . . . . .  55
SELECTED HISTORICAL CONSOLIDATED
 FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . .  62
MANAGEMENT'S DISCUSSION AND ANALYSIS
 OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .  68
INCORPORATION OF CERTAIN DOCUMENTS
 BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
SELECTION OF AUDITORS . . . . . . . . . . . . . . . . . . . . . . . . .  69
OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
INTEREST OF CERTAIN PERSONS IN MATTERS
 TO BE ACTED UPON . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
SOLICITATION OF PROXIES . . . . . . . . . . . . . . . . . . . . . . . .  70
INDEX OF DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . .  71
INDEX TO FINANCIAL STATEMENTS AND
 SCHEDULES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
APPENDICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

        During the 25-day period following the effective time of the Merger, all dealers effecting transactions in the shares of Common Stock of TRII Nevada, whether or not participating in this distribution, may be required to deliver a copy of this Proxy Statement/Prospectus.

================================================================================

================================================================================

                             VINLAND PROPERTY TRUST



                          -------------------------

                               PROXY STATEMENT

                          -------------------------



                                TARRAGON REALTY
                                INVESTORS, INC.




                          -------------------------

                                   PROSPECTUS

                          -------------------------



                              [          ] SHARES
                                OF COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)





                              [            ], 1997





================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Trust's Restated Declaration of Trust provides that Trustees shall not be personally liable for any obligation or liability incurred by or on behalf of the Trust or by the Trustees for the benefit and on behalf of the Trust. Under the Restated Declaration of Trust and California law respecting real estate investment trusts, Trustees are not liable to the Trust or the shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance, gross negligence or reckless disregard of duties to the Trust and the shareholders.

         The "Incorporation Procedure" will enable TRII Nevada to define the liability of corporate officers and directors with greater precision. Under the Management Liability Provision (Article NINTH of the Articles of Incorporation), the directors will not have personal liability to TRII Nevada or its stockholders for monetary damages for any breach of their fiduciary duties as directors (including, without limitation, any liability for gross negligence in the performance of their duties), except (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of dividends in violation of NRS 78.300. By precluding personal liability for certain breaches of fiduciary duty, including grossly negligent business decisions in evaluating takeover proposals to acquire TRII Nevada, the Management Liability Provision supplements indemnification rights afforded under TRII Nevada's Articles of Incorporation and Bylaws which provide, in substance, that TRII Nevada shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the NRS and other applicable laws.

         The Articles of Incorporation provide that "TRII Nevada shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) . . . to any person made or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal otherwise) by reason of the fact that such person is or was a director, officer, employee or agent of TRII Nevada . . . ."  Further, the Bylaws provide that "[e]ach officer, director or employee . . . shall be indemnified . . . to the full extent permitted under Chapter 78 of the Nevada Revised Statutes . . . and other applicable law." Pursuant to the NRS, a corporation may indemnify persons for expenses related to an action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. The expenses indemnified against in this provision include attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding. The NRS further provides that a corporation may indemnify persons for attorneys' fees related to an action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. The corporation may also indemnify directors for amounts paid in judgments and settlements in such a suit, but only if ordered by a court after determining that the person is "fairly and reasonably" entitled to indemnity.

         The Management Liability Provision contained in the Articles of Incorporation is analogous to Article VII of the Declaration of Trust. Article VII, however, explicitly exculpates Trustees, officers, employees and agents of the Trust while the Management Liability Provision explicitly exculpates only directors. Further, under the Declaration of Trust, a Trustee would not be indemnified for liability arising from gross negligence or reckless disregard of duty, whereas a director of TRII Nevada may be indemnified for such liability under the Articles of Incorporation.

         See also "Liability of Certain Persons" in the Prospectus to which incorporation by reference is hereby made.

         See also "Liability of Certain Persons" in the Prospectus to which incorporation by reference is hereby made.

ITEM 21.         EXHIBITS.

                 (i) The following exhibits are filed as a part of this Registration Statement:

         Exhibit
           No.                        Description
           ---                        -----------
           3.1            Declaration of Trust (amended and restated)
                          (incorporated by reference to the Registrant's
                          Current Report on Form 8-K dated August 14, 1987)

           3.2 Amendment No. 2 to Amended and Restated Declaration of Trust recorded December 1, 1995 as Instrument No.
                          95-280172 in the Alameda County Records (incorporated by reference to Registrant's Current Report on Form
                          8-K dated November 20, 1995)
           3.3 Restated Trustees' Regulations (incorporated by reference to the Registrant's Current Report on Form
                          8-K dated April 21, 1989)

           3.4            Restated Trustees' Regulations dated as of September
                          12, 1990 (incorporated by reference to Exhibit No.
                          3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended August 31, 1990)

           3.5            Articles of Incorporation of Tarragon Realty
                          Investors, Inc. (included as Appendix C to the Proxy
                          Statement/Prospectus)

           3.6 Bylaws of Tarragon Realty Investors, Inc. (included as Appendix D to the Proxy Statement/Prospectus)

           3.7 Agreement and Plan of Merger dated as of ________________, 1997, between Tarragon Realty
                          Corporation, a California corporation, and Tarragon
                          Realty Investors, Inc., a Nevada corporation
                          (included as Appendix B to the Proxy
                          Statement/Prospectus

           4.1            Rights Agreement dated March 10, 1989 between Vinland
                          Property Trust and American Stock Transfer and Trust
                          Company (incorporated by reference to the Registrant's Registration Statement on Form 8-A dated
                          March 10, 1989)

           4.2            Amendment No. 1 to Rights Agreement dated March 10,
                          1989 between Vinland Property Trust and American
                          Stock Transfer and Trust Company (incorporated by
                          reference to Exhibit No. 2 of Form 8 Amendment to the
                          Registration Statement on Form 8-A dated August 2,
                          1991)





-------------------------

         *    Filed herewith

         **   Amended Exhibit

         +    Previously filed

         ++   To be filed by Amendment

         Exhibit
           No.                             Description
           ---                             -----------
           4.3            Amendment No. 2 to Rights Agreement dated March 10,
                          1989 between Vinland Property Trust and American
                          Stock Transfer and Trust Company (incorporated by
                          reference to Exhibit No. 3 of Amendment No. 2 to the
                          Registrant's Registration Statement on Form 8-A dated
                          January 31, 1994)

           4.4            Amendment No. 3 to Rights Agreement dated March 10,
                          1989 between Vinland Property Trust and American
                          Stock Transfer and Trust Company (incorporated by reference to Exhibit 4.4 to the Registrant's Form
                          10-K for the fiscal year ended November 30, 1994)
           4.5            Indenture Agreement dated September 15, 1993 between
                          Vinland Property Trust and American Stock Transfer and Trust Company (incorporated by referenced to Exhibit No. 4.7 to the Registrant's Registration
                          Statement No. 33-66294 on Form S-11)

          *5.1 Form of opinion of Hill & Metzger, L.L.P. as to the legality of the securities

          *5.2 Form of opinion of Kummer, Kaempfer, Bonner & Renshaw as to the legality of the securities.

          *8.1 Form of opinion of Hill & Metzger, L.L.P. as to tax matters 10.1 Advisory Agreement dated April 1, 1995 between Vinland Property Trust and Tarragon Realty
                          Advisors, Inc. (incorporated by referenced to Exhibit
                          10.1 to the Registrant's Current Report on Form 8-K dated April 1, 1995; also included as Appendix A to the Proxy Statement/Prospectus)

          20.1            Notice Letter dated December 1, 1995 addressed to the
                          Shareholders of Vinland Property Trust advising of one-for-five reverse share split and related matters
                          (incorporated by reference to the Registrant's
                          Current Report on Form 8-K dated November 20, 1995)

          20.2 Form Letter of Transmittal for use in surrender of Old Shares for replacement by certificates representing Post-Split Shares and payment of fractional interests (incorporated by reference to the Registrant's Current Report on Form 8-K dated
                          November 20, 1995)

          20.3 Offer by Vinland Property Trust to purchase its shares of beneficial interest, no par value
                          (Post-Split) made only to Shareholders with 99 or fewer Shares (incorporated by reference to the Registrant's Current Report on Form 8-K dated
                          November 20, 1995)

          20.4            Form Letter of Transmittal for use in "Odd Lot" Offer
                          (incorporated by reference to the Registrant's
                          Current Report on Form 8-K dated November 20, 1995)



-------------------------

         *   Filed herewith
         **  Amended Exhibit
         +   Previously filed
         ++  To be filed by Amendment

         Exhibit
           No.                                              Description
           ---                                              -----------
          20.5            Notice of Extension of and Supplement to Offer by
                          Vinland Property Trust to purchase shares of its
                          beneficial interest, no par value (Post-Split), made
                          only to shareholders with 99 or fewer Shares
                          (incorporated by reference to the Registrant's
                          Current Report on Form 8-K dated January 11, 1996)

          *23.1           Consent of Hill & Metzger, L.L.P. (included in
                          Exhibit 5.1) *23.2 Consent of Kummer, Kaempfer,
                          Bonner & Renshaw (included in Exhibit 5.2)

          *23.3           Consent of Arthur Andersen LLP

          24.1            Power of Attorney (set forth on page II-5)

          *27.0           Financial Data Schedule

          *99.1           Form of Proxy Card


ITEM 22.         UNDERTAKINGS.

         The undersigned Registrant hereby undertakes: to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 239.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

ITEM 23.         FINANCIAL STATEMENTS.

         Financial statements, including an index thereto, are included in the Proxy Statement/Prospectus.






-------------------------

         *   Filed herewith
         **  Amended Exhibit
         +   Previously filed
         ++  To be filed by Amendment

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 23, 1997.



                                       TARRAGON REALTY INVESTORS, INC.


                                       By /s/ WILLIAM S. FRIEDMAN
                                         --------------------------------------
                                         William S. Friedman
                                         President, Chief Executive Officer
                                         and Director



                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below on this registration statement constitutes and appoints each of William S. Friedman and Robert C. Irvine his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Form S-4 Registration Statement of Tarragon Realty Investors, Inc. and to file same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto each said attorney- in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

             Signature                              Title                               Date
             ---------                              -----                               ----
                                      President, Chief Executive Officer               April 23, 1997
 /s/ WILLIAM S. FRIEDMAN              and Director (Principal Executive
 ---------------------------------                 Officer)
 William S. Friedman

                                       Executive Vice President, Chief                 April 23, 1997
 /s/ ROBERT C. IRVINE                    Financial Officer (Principal
 ---------------------------------            Financial Officer)
 Robert C. Irvine
                                     Vice President and Chief Accounting               April 23, 1997
 /s/ ERIN D. DAVIS                      Officer (Principal Accounting
 ---------------------------------                 Officer)
 Erin D. Davis

 /s/ WILLIE K. DAVIS                               Director                            April 23, 1997
 ---------------------------------
 Willie K. Davis

 /s/ CHESTER BECK                                  Director                            April 10, 1997
 ---------------------------------
 Chester Beck

 /s/ MICHAEL E. SMITH                              Director                            April 14, 1997
 ---------------------------------
 Michael E. Smith

                                 EXHIBIT INDEX


         Exhibit
           No.                        Description
           ---                        -----------
           3.1            Declaration of Trust (amended and restated)
                          (incorporated by reference to the Registrant's
                          Current Report on Form 8-K dated August 14, 1987)

           3.2 Amendment No. 2 to Amended and Restated Declaration of Trust recorded December 1, 1995 as Instrument No.
                          95-280172 in the Alameda County Records (incorporated by reference to Registrant's Current Report on Form
                          8-K dated November 20, 1995)
           3.3 Restated Trustees' Regulations (incorporated by reference to the Registrant's Current Report on Form
                          8-K dated April 21, 1989)

           3.4            Restated Trustees' Regulations dated as of September
                          12, 1990 (incorporated by reference to Exhibit No.
                          3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended August 31, 1990)

           3.5            Articles of Incorporation of Tarragon Realty
                          Investors, Inc. (included as Appendix C to the Proxy
                          Statement/Prospectus)

           3.6 Bylaws of Tarragon Realty Investors, Inc. (included as Appendix D to the Proxy Statement/Prospectus)

           3.7 Agreement and Plan of Merger dated as of ________________, 1997, between Tarragon Realty
                          Corporation, a California corporation, and Tarragon
                          Realty Investors, Inc., a Nevada corporation
                          (included as Appendix B to the Proxy
                          Statement/Prospectus

           4.1            Rights Agreement dated March 10, 1989 between Vinland
                          Property Trust and American Stock Transfer and Trust
                          Company (incorporated by reference to the Registrant's Registration Statement on Form 8-A dated
                          March 10, 1989)

           4.2            Amendment No. 1 to Rights Agreement dated March 10,
                          1989 between Vinland Property Trust and American
                          Stock Transfer and Trust Company (incorporated by
                          reference to Exhibit No. 2 of Form 8 Amendment to the
                          Registration Statement on Form 8-A dated August 2,
                          1991)





-------------------------

         *    Filed herewith

         **   Amended Exhibit

         +    Previously filed

         ++   To be filed by Amendment

         Exhibit
           No.                             Description
           ---                             -----------
           4.3            Amendment No. 2 to Rights Agreement dated March 10,
                          1989 between Vinland Property Trust and American
                          Stock Transfer and Trust Company (incorporated by
                          reference to Exhibit No. 3 of Amendment No. 2 to the
                          Registrant's Registration Statement on Form 8-A dated
                          January 31, 1994)

           4.4            Amendment No. 3 to Rights Agreement dated March 10,
                          1989 between Vinland Property Trust and American
                          Stock Transfer and Trust Company (incorporated by reference to Exhibit 4.4 to the Registrant's Form
                          10-K for the fiscal year ended November 30, 1994)
           4.5            Indenture Agreement dated September 15, 1993 between
                          Vinland Property Trust and American Stock Transfer and Trust Company (incorporated by referenced to Exhibit No. 4.7 to the Registrant's Registration
                          Statement No. 33-66294 on Form S-11)

          *5.1 Form of opinion of Hill & Metzger, L.L.P. as to the legality of the securities

          *5.2 Form of opinion of Kummer, Kaempfer, Bonner & Renshaw as to the legality of the securities.

          *8.1 Form of opinion of Hill & Metzger, L.L.P. as to tax matters 10.1 Advisory Agreement dated April 1, 1995 between Vinland Property Trust and Tarragon Realty
                          Advisors, Inc. (incorporated by referenced to Exhibit
                          10.1 to the Registrant's Current Report on Form 8-K dated April 1, 1995; also included as Appendix A to the Proxy Statement/Prospectus)

          20.1            Notice Letter dated December 1, 1995 addressed to the
                          Shareholders of Vinland Property Trust advising of one-for-five reverse share split and related matters
                          (incorporated by reference to the Registrant's
                          Current Report on Form 8-K dated November 20, 1995)

          20.2 Form Letter of Transmittal for use in surrender of Old Shares for replacement by certificates representing Post-Split Shares and payment of fractional interests (incorporated by reference to the Registrant's Current Report on Form 8-K dated
                          November 20, 1995)

          20.3 Offer by Vinland Property Trust to purchase its shares of beneficial interest, no par value
                          (Post-Split) made only to Shareholders with 99 or fewer Shares (incorporated by reference to the Registrant's Current Report on Form 8-K dated
                          November 20, 1995)

          20.4            Form Letter of Transmittal for use in "Odd Lot" Offer
                          (incorporated by reference to the Registrant's
                          Current Report on Form 8-K dated November 20, 1995)

          20.5 Notice of Extension of and Supplement to Offer by Vinland Property Trust to purchase shares of its beneficial interest, no par value (Post-Split), made only to shareholders with 99 or fewer Shares
                          (incorporated by reference to the Registrant's
                          Current Report on Form 8-K dated January 11, 1996)

          *23.1           Consent of Hill & Metzger, L.L.P. (included in
                          Exhibit 5.1) *23.2 Consent of Kummer, Kaempfer,
                          Bonner & Renshaw (included in Exhibit 5.2)

          *23.3           Consent of Arthur Andersen LLP

          24.1            Power of Attorney (set forth on page II-5)

          *27.0           Financial Data Schedule

          *99.1           Form of Proxy Card

-------------------------

         *   Filed herewith
         **  Amended Exhibit
         +   Previously filed
         ++  To be filed by Amendment